   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 2001

                                    REGISTRATION NOS. 333-68694 AND 333-68694-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            DEVON ENERGY CORPORATION
      (Exact Name of Registrant as Specified in Its Governing Instrument)

             DELAWARE                               1311                               73-1567067
   (State or Other Jurisdiction         (Primary Standard Industrial                (I.R.S. Employer
 of Incorporation or Organization)       Classification Code Number)             Identification Number)

                             ---------------------

                                      AND

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            DEVON HOLDCO CORPORATION
      (Exact Name of Registrant as Specified in Its Governing Instrument)

             DELAWARE                               1311                               73-1620718
   (State or Other Jurisdiction         (Primary Standard Industrial                (I.R.S. Employer
 of Incorporation or Organization)       Classification Code Number)             Identification Number)

                             ---------------------

                         20 NORTH BROADWAY, SUITE 1500
                       OKLAHOMA CITY, OKLAHOMA 73102-8260
                                 (405) 235-3611
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Each
                   Registrant's Principal Executive Offices)

                                J. LARRY NICHOLS
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            DEVON ENERGY CORPORATION
                         20 NORTH BROADWAY, SUITE 1500
                       OKLAHOMA CITY, OKLAHOMA 73102-8260
                                 (405) 235-3611
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                             ---------------------

                                   Copies to

           SCOTT J. DAVIS                       DUKE R. LIGON                    C. MICHAEL HARRINGTON
          JAMES T. LIDBURY                  SENIOR VICE PRESIDENT                VINSON & ELKINS L.L.P.
        MAYER, BROWN & PLATT                 AND GENERAL COUNSEL                 2300 FIRST CITY TOWER
      190 SOUTH LASALLE STREET             DEVON ENERGY CORPORATION                   1001 FANNIN
    CHICAGO, ILLINOIS 60603-3441        20 NORTH BROADWAY, SUITE 1500          HOUSTON, TEXAS 77002-6760
           (312) 782-0600             OKLAHOMA CITY, OKLAHOMA 73102-8260             (713) 758-2148
                                                (405) 235-3611

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement relates to Devon Energy Corporation's acquisition of Mitchell Energy & Development Corp. Under the terms of the merger agreement described in this registration statement, Mitchell will be merged with and into a wholly owned subsidiary of Devon. In that merger, the shares of Devon common stock and associated preferred stock purchase rights registered hereby will be issued to Mitchell stockholders. Under certain circumstances, however, the transaction will be effected using an alternate structure in which Devon and Mitchell would become subsidiaries of Devon Holdco Corporation, a newly created holding company, which would change its name to Devon Energy Corporation. The shares of Devon Holdco common stock and associated preferred stock purchase rights registered hereby will be issued to Devon and Mitchell stockholders if this alternate structure must be used. In no event will securities be issued by both Devon and Devon Holdco under this registration statement.
                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                              PROPOSED          PROPOSED
                                                              MAXIMUM            MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO         OFFERING PRICE       AGGREGATE       REGISTRATION
        TO BE REGISTERED               BE REGISTERED          PER UNIT       OFFERING PRICE        FEE(8)
------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per
  share, of Devon Energy
  Corporation.................      31,762,199 shares(1)   Not applicable   $1,410,506,220(6)    $  352,627
------------------------------------------------------------------------------------------------------------
Rights to purchase shares of
  Series A Junior Participating
  Preferred Stock, par value
  $1.00 per share, of Devon                                                               Not           Not
  Energy Corporation..........      31,762,199 rights(2)   Not applicable          applicable    applicable
------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per                                                         Not           Not
  share, of Devon                   31,762,199 shares(3)   Not applicable          applicable    applicable
  Holdco Corporation..........     134,120,478 shares(4)   Not applicable   $4,885,338,411(7)    $1,221,335
------------------------------------------------------------------------------------------------------------
Rights to purchase shares of
  Series A Junior Participating
  Preferred Stock, par value
  $1.00 per share, of DevonHoldco                                                         Not           Not
  Corporation.................     165,882,677 rights(5)   Not applicable          applicable    applicable
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------


(1) Consists of up to 31,762,199 shares of Devon Energy Corporation common stock that may be issued in the merger described herein upon the conversion of (a) 49,911,612 shares of Mitchell Energy & Development Corp. common stock outstanding on August 10, 2001 and (b) up to 2,136,588 shares of Mitchell Energy & Development Corp. common stock that may be issued pursuant to outstanding options between August 10, 2001 and the effective time of the merger.

(2) Devon Energy Corporation's preferred stock purchase rights will not be exercisable or evidenced separately from Devon Energy Corporation common stock prior to the occurrence of certain events. No additional registration fee is payable with respect to the preferred stock purchase rights.

(3) Consists of up to 31,762,199 shares of Devon Holdco Corporation common stock that may be issued in the alternate merger described herein involving Mitchell Energy & Development Corp. upon the conversion of (a) 49,911,612 shares of Mitchell Energy & Development Corp. common stock outstanding on August 10, 2001 and (b) up to 2,136,588 shares of Mitchell Energy & Development Corp. common stock that may be issued pursuant to outstanding options between August 10, 2001 and the effective time of such alternate merger.

(4) Consists of up to 134,120,478 shares of Devon Holdco Corporation common stock that may be issued in the alternate merger described herein involving Devon Energy Corporation upon the conversion of (a) 125,983,553 shares of Devon Energy Corporation common stock outstanding on August 10, 2001, (b) up to 6,008,677 shares of Devon Energy Corporation common stock that may be issued pursuant to outstanding options and stock awards between August 10, 2001 and the effective time of such alternate merger and (c) up to 2,128,248 shares of Devon Energy Corporation common stock that may be issued upon exchange of outstanding exchangeable shares of Northstar Energy Corporation between August 10, 2001 and the effective time of such alternate merger.

(5) Preferred stock purchase rights will be issued by Devon Holdco Corporation pursuant to a shareholder rights agreement to be adopted by Devon Holdco Corporation's board of directors prior to the consummation of the alternate mergers described herein (if such alternate mergers are consummated). Devon Holdco Corporation's preferred stock purchase rights will not be exercisable or evidenced separately from Devon Holdco Corporation common stock prior to the occurrence of certain events. No additional registration fee is payable with respect to the preferred stock purchase rights.

(6)This amount was estimated solely for purposes of calculating the registration fee paid in connection with the original filing of this registration statement on August 30, 2001. The amount was calculated pursuant to Rule 457(f) under the Securities Act of 1933 based on the product of $58.10 (the average of the high and low prices of Mitchell Energy & Development Corp. common stock on August 29, 2001 on the New York Stock Exchange composite tape) and 52,048,200 (the number of shares of Mitchell Energy & Development Corp. common stock outstanding, plus the number of shares reserved for issuance upon the exercise of outstanding options) less $1,613,494,200 (the maximum aggregate cash to be paid by Devon Energy Corporation in the merger to holders of shares of Mitchell Energy & Development Corp. common stock).



(7)This amount was estimated solely for purposes of calculating the registration fee paid in connection with the amended filing of this registration statement on October 31, 2001. The amount was calculated pursuant to Rule 457(f) under the Securities Act of 1933 based on the product of $36.425 (the average of the high and low prices of Devon Energy Corporation common stock on October 24, 2001 on the American Stock Exchange composite tape) and 134,120,478 (the number of shares of Devon Energy Corporation common stock outstanding, plus the number of shares reserved for issuance upon the exercise of outstanding options and stock awards or upon exchange of outstanding exchangeable shares of Northstar Energy Corporation).



(8) Previously paid.

(MITCHELL ENERGY     MITCHELL ENERGY &  (DEVON ENERGY LOGO)
LOGO)                DEVELOPMENT CORP.

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

     On August 13, 2001, Devon Energy Corporation agreed to acquire Mitchell Energy & Development Corp. by merging Mitchell into a wholly owned subsidiary of Devon. In the merger, each Mitchell stockholder, other than those exercising dissenters' rights, will receive $31.00 in cash and 0.585 of a share of Devon common stock for each share of Mitchell common stock that the stockholder owns. We expect that Mitchell stockholders will recognize gain for U.S. federal income tax purposes as a result of the merger to the extent of the cash received but otherwise will not recognize gain or loss for such purposes.

     Mitchell and Devon amended their merger agreement on October 5, 2001 to provide that, if the merger would not qualify for the desired tax treatment, they will use an alternate structure to complete the transaction that has been designed to ensure that the transaction will be taxable only to the extent that Mitchell stockholders receive cash, but otherwise will be tax-free. In this alternate structure, both Mitchell and Devon would become subsidiaries of a newly created holding company that would change its name to Devon Energy Corporation. The alternate structure will only be used if the transaction otherwise cannot be consummated because the merger would not qualify for the desired tax treatment.

     The merger agreement requires the approval of Mitchell and Devon stockholders. A vote to approve the merger agreement is a vote in favor of both the merger and the alternate structure. Devon and Mitchell have each scheduled
special meetings of their stockholders on           , 2002, to vote on the
approval of the merger agreement. Regardless of the number of shares that you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are inside.

     MITCHELL'S BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS THAT IT CONTEMPLATES ARE ADVISABLE AND IN THE BEST INTERESTS OF MITCHELL AND ITS STOCKHOLDERS. ACCORDINGLY, MITCHELL'S BOARD OF DIRECTORS RECOMMENDS THAT MITCHELL STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

     SIMILARLY, DEVON'S BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS THAT IT CONTEMPLATES ARE ADVISABLE AND IN THE BEST INTERESTS OF DEVON AND ITS STOCKHOLDERS. ACCORDINGLY, DEVON'S BOARD OF DIRECTORS RECOMMENDS THAT DEVON STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     This document provides you with detailed information about the proposed transaction. We encourage you to read the entire document carefully.

     Mitchell's common stock is traded on the New York Stock Exchange under the symbol "MND."

     Devon's common stock is traded on the American Stock Exchange under the symbol "DVN." Each share of Devon common stock is accompanied by one right, issued pursuant to Devon's stockholder rights plan, that trades with the Devon common stock. In addition, a class of exchangeable shares issued by Devon's subsidiary, Northstar Energy Corporation, is traded on The Toronto Stock Exchange under the symbol "NSX." The Northstar exchangeable shares are exchangeable at any time, on a one-for-one basis, for Devon common stock. Holders of Devon common stock and Northstar exchangeable shares will vote as a single class at the Devon meeting.


     SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS RELEVANT TO THE TRANSACTION.


               George P. Mitchell                                J. Larry Nichols
      Chairman and Chief Executive Officer        Chairman, President and Chief Executive Officer
      MITCHELL ENERGY & DEVELOPMENT CORP.                    DEVON ENERGY CORPORATION

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This document is dated           , 2001, and was first mailed to stockholders on
                           or about           , 2001.

     This document incorporates by reference important business and financial information about both Devon and Mitchell that is not included in or delivered with this document. See "Additional Information -- Where You Can Find More Information."

     You can obtain any of the documents incorporated by reference into this document through Devon or Mitchell, as the case may be, or from the Securities and Exchange Commission's website at http://www.sec.gov. Documents incorporated by reference are available from Devon and Mitchell without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

     Mitchell Energy & Development Corp.                  Devon Energy Corporation
    2001 Timberloch Place -- P.O. Box 4000             20 North Broadway, Suite 1500
        Attention: Investor Relations                  Attention: Investor Relations
       The Woodlands, Texas 77387-4000               Oklahoma City, Oklahoma 73102-8260
          Telephone: (713) 377-6625                      Telephone: (405) 552-4570


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS INCORPORATED BY REFERENCE, PLEASE DO
SO BY           , 2002, TO RECEIVE THEM BEFORE THE MEETING. PLEASE BE SURE TO
INCLUDE YOUR COMPLETE NAME AND ADDRESS IN YOUR REQUEST. IF YOU REQUEST ANY DOCUMENTS, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.


                             ---------------------

     All information in this document concerning Devon and Devon Holdco Corporation has been furnished by Devon. All information in this document concerning Mitchell has been furnished by Mitchell, except as otherwise noted. Devon has represented to Mitchell, and Mitchell has represented to Devon, that the information furnished by and concerning it is true and complete.

     For an explanation of oil and gas terms used in this document, see the section titled "Commonly Used Oil and Gas Terms."

     All references to "U.S.$," "$" or "dollars" in this document are references to United States dollars unless stated as "C$," "Canadian $" or "Canadian dollars," which are references to Canadian dollars.

                                            (MITCHELL ENERGY LOGO)  MITCHELL ENERGY &
(DEVON ENERGY LOGO)                                                 DEVELOPMENT CORP.

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

     On August 13, 2001, Devon Energy Corporation agreed to acquire Mitchell Energy & Development Corp. by merging Mitchell into a wholly owned subsidiary of Devon. In the merger, each Mitchell stockholder, other than those exercising dissenters' rights, will receive $31.00 in cash and 0.585 of a share of Devon common stock for each share of Mitchell common stock that the stockholder owns. We expect that Mitchell stockholders will recognize gain for U.S. federal income tax purposes as a result of the merger to the extent of the cash received but otherwise will not recognize gain or loss for such purposes.

     Mitchell and Devon amended their merger agreement on October 5, 2001 to provide that, if the merger would not qualify for the desired tax treatment, they will use an alternate structure to complete the transaction that has been designed to ensure that the transaction will be taxable only to the extent that Mitchell stockholders receive cash, but otherwise will be tax-free. In this alternate structure, both Mitchell and Devon would become subsidiaries of a newly created holding company that would change its name to Devon Energy Corporation. The alternate structure will only be used if the transaction otherwise cannot be consummated because the merger would not qualify for the desired tax treatment.

     The merger agreement requires the approval of Mitchell and Devon stockholders. A vote to approve the merger agreement is a vote in favor of both the merger and the alternate structure. Devon and Mitchell have each scheduled
special meetings of their stockholders on           , 2002, to vote on the
approval of the merger agreement. Regardless of the number of shares that you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are inside.

     DEVON'S BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS THAT IT CONTEMPLATES ARE ADVISABLE AND IN THE BEST INTERESTS OF DEVON AND ITS STOCKHOLDERS. ACCORDINGLY, DEVON'S BOARD OF DIRECTORS RECOMMENDS THAT DEVON STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     SIMILARLY, MITCHELL'S BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS THAT IT CONTEMPLATES ARE ADVISABLE AND IN THE BEST INTERESTS OF MITCHELL AND ITS STOCKHOLDERS. ACCORDINGLY, MITCHELL'S BOARD OF DIRECTORS RECOMMENDS THAT MITCHELL STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

     This document provides you with detailed information about the proposed transaction. We encourage you to read the entire document carefully.

     Devon's common stock is traded on the American Stock Exchange under the symbol "DVN." Each share of Devon common stock is accompanied by one right, issued pursuant to Devon's stockholder rights plan, that trades with the Devon common stock. In addition, a class of exchangeable shares issued by Devon's subsidiary, Northstar Energy Corporation, is traded on The Toronto Stock Exchange under the symbol "NSX." The Northstar exchangeable shares are exchangeable at any time, on a one-for-one basis, for Devon common stock. Holders of Devon common stock and Northstar exchangeable shares will vote as a single class at the Devon meeting.

     Mitchell's common stock is traded on the New York Stock Exchange under the symbol "MND."


     SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS RELEVANT TO THE TRANSACTION.


             J. Larry Nichols                        George P. Mitchell
  Chairman, President and Chief Executive       Chairman and Chief Executive
                   Officer                                 Officer
         DEVON ENERGY CORPORATION            MITCHELL ENERGY & DEVELOPMENT CORP.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This document is dated           , 2001, and was first mailed to stockholders on
                           or about           , 2001.

     This document incorporates by reference important business and financial information about both Devon and Mitchell that is not included in or delivered with this document. See "Additional Information -- Where You Can Find More Information."

     You can obtain any of the documents incorporated by reference into this document through Devon or Mitchell, as the case may be, or from the Securities and Exchange Commission's website at http://www.sec.gov. Documents incorporated by reference are available from Devon and Mitchell without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

           Devon Energy Corporation                 Mitchell Energy & Development Corp.
        20 North Broadway, Suite 1500              2001 Timberloch Place -- P.O. Box 4000
        Attention: Investor Relations                  Attention: Investor Relations
      Oklahoma City, Oklahoma 73102-8260              The Woodlands, Texas 77387-4000
          Telephone: (405) 552-4570                      Telephone: (713) 377-6625


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS INCORPORATED BY REFERENCE, PLEASE DO
SO BY           , 2002, TO RECEIVE THEM BEFORE THE MEETING. PLEASE BE SURE TO
INCLUDE YOUR COMPLETE NAME AND ADDRESS IN YOUR REQUEST. IF YOU REQUEST ANY DOCUMENTS, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.


                             ---------------------

     All information in this document concerning Devon and Devon Holdco Corporation has been furnished by Devon. All information in this document concerning Mitchell has been furnished by Mitchell, except as otherwise noted. Devon has represented to Mitchell, and Mitchell has represented to Devon, that the information furnished by and concerning it is true and complete.

     For an explanation of oil and gas terms used in this document, see the section titled "Commonly Used Oil and Gas Terms."

     All references to "U.S.$," "$" or "dollars" in this document are references to United States dollars unless stated as "C$," "Canadian $" or "Canadian dollars," which are references to Canadian dollars.

                      MITCHELL ENERGY & DEVELOPMENT CORP.
                     2001 TIMBERLOCH PLACE -- P.O. BOX 4000
                        THE WOODLANDS, TEXAS 77387-4000
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2002
                             ---------------------

To Mitchell Energy & Development Corp. Stockholders:

     We will hold a special meeting of stockholders of Mitchell Energy & Development Corp. for the following purposes:

     - To consider and vote on the approval of the Amended and Restated Agreement and Plan of Merger, dated as of August 13, 2001, by and among Devon Energy Corporation, Devon NewCo Corporation, Devon Holdco Corporation, Devon Merger Corporation, Mitchell Merger Corporation and Mitchell Energy & Development Corp.; and

     - To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

     A vote to approve the merger agreement will constitute a vote in favor of both (1) the merger described in the accompanying proxy statement of Mitchell Energy & Development Corp. with and into a wholly owned subsidiary of Devon Energy Corporation and (2) implementing, if it is necessary to do so, the alternate structure described in the accompanying proxy statement, including the merger of Mitchell Merger Corporation with and into Mitchell Energy & Development Corp., with Mitchell Energy & Development Corp. being the surviving corporation of that merger and a wholly owned subsidiary of Devon Holdco Corporation.

     The date, time and place of the meeting are as follows:

                                          , 2002
                                  a.m., local time
                              MND Learning Center
                             2002 Timberloch Place
                              The Woodlands, Texas


     Only stockholders of record at the close of business on December 10, 2001, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. Mitchell will keep at its offices in The Woodlands, Texas, a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.


     YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors,

                                            THOMAS P. BATTLE
                                            Secretary

The Woodlands, Texas
          , 2001

                            DEVON ENERGY CORPORATION

                         20 NORTH BROADWAY, SUITE 1500
                       OKLAHOMA CITY, OKLAHOMA 73102-8260

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2002

                             ---------------------

To Devon Energy Corporation Stockholders:

     We will hold a special meeting of stockholders of Devon Energy Corporation for the following purposes:

     - To consider and vote on the approval and adoption of the Amended and Restated Agreement and Plan of Merger, dated as of August 13, 2001, by and among Devon Energy Corporation, Devon NewCo Corporation, Devon Holdco Corporation, Devon Merger Corporation, Mitchell Merger Corporation and Mitchell Energy & Development Corp. and the transactions that it contemplates; and

     - To transact other business as may properly be presented at the meeting or any adjournments of the meeting.

     A vote to approve and adopt the merger agreement will constitute a vote in favor of both (1) the issuance of up to 31,762,199 shares of Devon Energy Corporation common stock in the merger described in the accompanying proxy statement of Mitchell Energy & Development Corp. with and into a wholly owned subsidiary of Devon Energy Corporation and (2) implementing, if it is necessary to do so, the alternate structure described in the accompanying proxy statement, including the merger of Devon Merger Corporation with and into Devon Energy Corporation, with Devon Energy Corporation being the surviving corporation of that merger and a wholly owned subsidiary of Devon Holdco Corporation.

     The date, time and place of the meeting are as follows:

                                          , 2002
                                  a.m., local time
                        Renaissance Oklahoma City Hotel
                               Ten North Broadway
                            Oklahoma City, Oklahoma


     Only stockholders of record at the close of business on December 10, 2001, are entitled to notice of and to vote at the meeting and any adjournments of the meeting. Devon will keep at its offices in Oklahoma City, Oklahoma, a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.


     YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE IN ANY ONE OF THE FOLLOWING WAYS:

     - USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

     - USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

     - MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors,

                                            JANICE A. DOBBS
                                            Corporate Secretary

Oklahoma City, Oklahoma
          , 2001

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:   Why am I receiving these materials?

A: Devon and Mitchell have agreed to combine their businesses by merging Mitchell into a wholly owned subsidiary of Devon or, if that merger would not achieve the desired tax treatment described in this document, by using an alternate structure in which both Mitchell and Devon would become subsidiaries of a newly created holding company. The transaction cannot be completed without the approval of the stockholders of both Devon and Mitchell.

Q:   What will happen to Mitchell as a result of the merger?

A: Mitchell will merge with and into a Devon subsidiary, and the Devon subsidiary will be the surviving company of the merger and a wholly owned subsidiary of Devon.

Q:   What will Mitchell stockholders receive in the merger?


A: Each Mitchell stockholder, other than those exercising dissenters' rights, will receive $31.00 in cash and 0.585 of a share of Devon common stock (or the common stock of a new holding company if the alternate structure described in this document must be used to complete the transaction) for each share of Mitchell common stock that the stockholder owns at the effective time of the merger. Instead of issuing fractional shares, Devon will pay cash, without interest, for any fractional shares based on the average closing price for a share of Devon common stock on the American Stock Exchange on the five trading days immediately prior to the last business day before the date of the merger. If the market value of Devon common stock is less than about $53 per share at the time the merger is completed, as it was as of the date of this document, the cash portion of the merger consideration will represent a greater portion of the market value received by Mitchell stockholders than the stock portion.


Q: What is the purpose of the alternate structure of the transaction described in this document?

A: The alternate structure eliminates the risk that Devon's stock price would prevent the issuance of tax opinions, the receipt of which are a condition to the transaction. One of the conditions to the merger is that Devon and Mitchell each must receive a satisfactory tax opinion from its own legal counsel regarding the U.S. federal income tax treatment of the merger. A decline in Devon's stock price could make it impossible for Devon or Mitchell to obtain those tax opinions under the original structure. Under those circumstances, the transaction would be completed using the alternate structure. The alternate structure ensures that the transaction can be completed even if tax opinions are unavailable under the original structure and that the transaction will be taxable to the extent that Mitchell stockholders receive cash for their shares of Mitchell common stock, but will otherwise be tax-free.

Q:   Should stockholders send in their stock certificates now?

A: No. After the transaction is completed, stockholders will receive written instructions for exchanging their stock certificates. Please do not send in your stock certificates with your proxy.

Q:   When do you expect the transaction to be completed?

A: We are working to complete the transaction as soon as possible. A number of conditions must be satisfied before we can complete the transaction, including approval of the stockholders of both Devon and Mitchell. Although we cannot be sure when all of the conditions to the transaction will be satisfied, we hope to complete the transaction in early 2002.

Q:   What do I need to do now?

A: You should carefully read this document. Then, if you choose to vote by proxy, you should do so as soon as possible by completing, signing and mailing your proxy card. Devon stockholders can also vote by proxy by either (1) using the toll-free telephone number listed on their proxy cards and following the recorded instructions or (2) going to the Internet website listed on their proxy cards and following the instructions provided.

Q: If I am planning on attending a meeting in person, should I still grant my proxy?

A: Yes. Whether or not you plan to attend a meeting, you should grant your proxy as described above. Your shares will not be voted if you neither attend a meeting and vote in person nor grant your proxy. This would have the same effect as a vote against approval of the merger agreement. Assuming a quorum is present, the failure of a Devon stockholder to vote in person or by proxy will not affect the outcome of the Devon vote with respect to the issuance of Devon common stock in the merger but will have the same effect as a vote against approval of the alternate merger structure.

Q:   Can I change my vote after I have granted my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the meeting by following the procedures set forth in this document under "The Special Meetings -- Voting Procedures -- Revocation."

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will NOT vote your shares unless you tell the broker how to vote. To do so, you should follow the directions that your broker provides you.

Q:   Am I entitled to dissenters' rights of appraisal?

A: Yes, but only if you are a Mitchell stockholder and you comply with the procedures described in this document under "The Merger -- Dissenters' Rights of Appraisal." Devon common stockholders are not entitled to dissenters' rights of appraisal in connection with the transaction.

Q: Whom do I call if I have further questions about voting, the meetings or the transaction?

A:   Mitchell stockholders may call Mitchell's Investor Relations at (713)
     377-6625.

     Devon stockholders may call Devon's Investor Relations at (405) 552-4570.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
  The Companies.............................................     1
  The Special Meetings......................................     1
  What Mitchell Stockholders Will Receive in the Merger.....     2
  U.S. Federal Income Tax Consequences......................     3
  The Alternate Structure...................................     3
  Directors and Senior Management of the Combined Company
     Following the Transaction..............................     4
  Market Prices of Devon and Mitchell Common Stock on
     Important Dates........................................     4
  Our Recommendations to Stockholders.......................     5
  Mitchell's Reasons for the Merger.........................     5
  Devon's Reasons for the Merger............................     5
  Interests of Mitchell's Executive Officers and Directors
     in the Transaction.....................................     5
  Opinions of Financial Advisors............................     6
  The Merger Agreement......................................     7
  Agreements among Devon, George P. Mitchell and Cynthia
     Woods Mitchell.........................................     8
  Comparative Rights of Mitchell and Devon Stockholders.....     8
  Devon's Acquisition of Anderson...........................     8
  Other Information.........................................     9
  Selected Historical Financial Data of Devon...............    10
  Selected Historical Financial Data of Mitchell............    11
  Selected Unaudited Pro Forma Combined Condensed Financial
     and Other Data.........................................    12
RISK FACTORS................................................    17
  We may not be able to integrate the operations of Devon,
     Mitchell and Anderson successfully.....................    17
  The market value of the aggregate consideration to
     Mitchell stockholders in the transaction has decreased
       % between the date on which the merger agreement was
     signed and the date of this document; the market value
     will decrease further if the market value of Devon
     common stock continues to decrease.....................    17
  We expect to incur significant costs in connection with
     the merger and in connection with Devon's acquisition
     of Anderson............................................    17
  Mitchell's significant investment in the Barnett Shale in
     North Texas may not generate the benefits expected by
     Devon..................................................    18
  The combined company may not realize the accretion to
     various financial measurements that Devon expects to
     result from the merger and Devon's acquisition of
     Anderson...............................................    18
  The combined company will have significant assets located
     in North Texas, which could heighten its exposure to
     regulatory and environmental issues....................    18
  The combined company's debt level may limit its financial
     flexibility............................................    18
  The combined company may not achieve the benefits that
     Devon expects from Anderson's properties located in
     Canada's Northern Frontier area if a sufficient gas
     pipeline is not built to serve that area...............    19
  Devon's offshore operations are exposed to the risk of
     tropical weather disturbances..........................    19
  Devon is subject to uncertainties of foreign operations...    20
  Devon may incur a tax liability as a result of its 1999
     merger with PennzEnergy................................    20
  Reported natural gas, oil and plant NGL reserve data and
     future net revenue estimates are uncertain.............    20
  Product prices are volatile, and low prices can adversely
     impact results.........................................    21
  Devon has, and Devon Holdco will have, charter and other
     provisions that may make it difficult for stockholders
     to replace incumbent directors and implement management
     changes................................................    21
  Devon may not succeed at divesting assets or may fail to
     do so on favorable terms...............................    21
THE COMPANIES...............................................    22
  Mitchell Energy & Development Corp........................    22
  Devon Energy Corporation..................................    22
  Devon Holdco Corporation..................................    23

                                                              PAGE
                                                              ----
  Anderson Exploration Ltd. ................................    23
  Recent Development........................................    24
PROPERTIES OF THE COMBINED COMPANY..........................    25
  Standardized Measure of Discounted Future Net Cash
     Flows..................................................    26
  Primary Operating Areas...................................    26
  Developed and Undeveloped Acreage.........................    30
COMPARATIVE PER SHARE DATA..................................    31
MARKET PRICES AND DIVIDEND INFORMATION......................    33
THE SPECIAL MEETINGS........................................    35
  Time, Place and Date......................................    35
  Purposes..................................................    35
  Quorum....................................................    35
  Record Date...............................................    35
  Shares Entitled to Vote...................................    35
  Recommendations of the Board of Directors.................    36
  Votes Required............................................    36
  Shares Outstanding........................................    37
  Voting Procedures.........................................    37
  Solicitation of Proxies...................................    39
  Shares Held in Street Name................................    40
  Auditors..................................................    40
THE MERGER..................................................    41
  Background of the Merger..................................    41
  Recommendation of Mitchell's Board of Directors and
     Reasons for the Merger.................................    44
  Recommendation of Devon's Board of Directors and Reasons
     for the Merger.........................................    46
  Certain Prospective Production Data and Financial
     Information (Unaudited)................................    48
  Opinions of Financial Advisors............................    50
  Interests of Mitchell's Executive Officers and Directors
     in the Transaction.....................................    71
  Devon's Financing of the Merger...........................    73
  Dissenters' Rights of Appraisal...........................    74
  Regulatory Requirements...................................    76
THE MERGER AGREEMENT........................................    78
  Structure of the Merger...................................    78
  When the Merger Becomes Effective.........................    78
  Conversion of Stock, Stock Options and Other Awards.......    78
  Exchange of Shares; Fractional Shares.....................    79
  Conditions to the Merger..................................    81
  Representations and Warranties............................    81
  Covenants and Other Agreements............................    83
  Termination...............................................    87
  Termination Fees and Expenses.............................    87
  Amendment; Extension and Waiver...........................    88
  The Alternate Structure...................................    88
AGREEMENTS AMONG DEVON, GEORGE P. MITCHELL AND CYNTHIA WOODS
  MITCHELL..................................................    92
  Principal Shareholders Agreement Containing a Voting
     Agreement and an Irrevocable Proxy.....................    92
  Investor Rights Agreement.................................    93
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY....    94
  Directors.................................................    94
  Executive Officers........................................    96

                                                              PAGE
                                                              ----
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..................    98
  Tax Treatment of the Companies, Mitchell Stockholders and
     Devon Stockholders.....................................    99
  Treatment of Cash Received by Mitchell Stockholders if the
     Merger is Consummated..................................    99
  Treatment of Cash Received by Mitchell Stockholders if the
     Alternate Structure Mergers are Consummated............   100
  Exercise of Dissenters' Rights of Appraisal by Mitchell
     Stockholders...........................................   100
  Backup Withholding; Information Reporting.................   100
OWNERSHIP OF MITCHELL COMMON STOCK..........................   101
COMPARISON OF THE RIGHTS OF MITCHELL AND DEVON
  STOCKHOLDERS..............................................   102
  Authorized Capital Stock..................................   103
  Size of Board of Directors................................   103
  Cumulative Voting.........................................   103
  Classes of Directors......................................   103
  Removal of Directors......................................   103
  Vacancies on the Board of Directors.......................   104
  Action by Written Consent.................................   104
  Amendments to Charter.....................................   104
  Amendments to Bylaws......................................   105
  Special Meetings of Stockholders..........................   105
  Vote on Extraordinary Corporate Transactions..............   106
  Inspection of Documents...................................   106
  Dissenters' Rights of Appraisal...........................   107
  State Anti-Takeover Statutes..............................   108
  Constituency Statute......................................   108
  Stockholder Rights Plan...................................   109
  Special Voting Stock......................................   109
  Notice of Stockholder Proposals and Director
     Nominations............................................   110
ADDITIONAL INFORMATION......................................   111
  Deadline for Future Stockholder Proposals.................   111
  Legal Matters.............................................   111
  Experts...................................................   111
  Where You Can Find More Information.......................   112
  Transfer Agents and Registrars............................   114
  Forward-Looking Statements................................   114
COMMONLY USED OIL AND GAS TERMS.............................   116
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   118
INDEX TO HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF
  ANDERSON EXPLORATION LTD..................................  FS-1
INDEX TO HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF
  DEVON HOLDCO CORPORATION..................................  FS-1
ANNEXES
Annex A:  Amended and Restated Agreement and Plan of
  Merger....................................................   A-1
Annex B:  Principal Shareholders Agreement Containing a
          Voting Agreement and Irrevocable Proxy (as Amended
          and Restated).....................................   B-1
Annex C:  Amended and Restated Investor Rights Agreement....   C-1
Annex D:  Opinion of Goldman, Sachs & Co. to Mitchell's
          Board of Directors................................   D-1
Annex E:  Opinion of J.P. Morgan Securities Inc. to
          Mitchell's Board of Directors.....................   E-1
Annex F:  Opinion of UBS Warburg LLC to Devon's Board of
          Directors.........................................   F-1
Annex G:  Articles 5.11, 5.12 and 5.13 of the Texas Business
          Corporation Act (Dissenters' Rights of
          Appraisal)........................................   G-1

                                    SUMMARY

     This summary highlights some of the information in this document. It may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should carefully read this document and the other documents to which we have referred you. See "Additional Information -- Where You Can Find More Information" for more details.

THE COMPANIES

Mitchell Energy & Development Corp.
2001 Timberloch Place -- P.O. Box 4000
The Woodlands, Texas 77387-4000
Telephone: (713) 377-5500

     Mitchell produces natural gas and natural gas liquids, or NGLs, in the United States. The company finds, develops and produces natural gas and oil, primarily in North Texas, East Texas and along the Texas Gulf Coast. Mitchell enhances the value of those assets through its gas-gathering, processing and marketing operations.

Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260
Telephone: (405) 235-3611

     Devon is an independent energy company engaged primarily in oil and natural gas exploration, development and production and in the acquisition of producing properties. Devon currently owns oil and natural gas properties concentrated in five operating divisions:

- the Permian/Mid-Continent, Rocky Mountain and Gulf Divisions, which include onshore properties in the continental United States and offshore properties primarily in the Gulf of Mexico;

- the Canadian Division, which includes properties in the Western Canadian Sedimentary Basin in Alberta and British Columbia and northern Canada; and

- the International Division, which includes properties in Azerbaijan, South America, Southeast Asia, Egypt and West Africa.

Devon Holdco Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260
Telephone: (405) 235-3611

     Devon formed Devon Holdco Corporation on October 4, 2001 for the purpose of effecting the alternate structure that will be used to complete the transaction in the event that the tax opinions that are a condition to the original structure are not available. Devon Holdco is wholly owned by Devon and has not engaged in any activity since its formation other than activities related to the transaction. Devon Holdco will not undertake any operation except as may be necessary to complete the transaction under the alternate structure. If the alternate structure must be used to complete the transaction, Devon Holdco common stock will be issued in the transaction instead of Devon common stock and Devon Holdco will change its name to Devon Energy Corporation and become a publicly traded holding company, with Mitchell and Devon being two of its subsidiaries.


     In this document, we sometimes refer to the combined businesses of Devon, Mitchell and their respective subsidiaries as "we" or the "combined company." Unless the context otherwise indicates, when we refer to the "combined company" in this document we are including Anderson Exploration Ltd., which was acquired by Devon in October 2001.


THE SPECIAL MEETINGS

 MITCHELL SPECIAL MEETING

Where and when:  The Mitchell meeting will take place at MND Learning Center,
2002 Timberloch Place, The Woodlands, Texas, on           , 2002, at   a.m.,
local time.

What you are being asked to vote on: At the Mitchell meeting, Mitchell stockholders will vote on the approval of the merger agreement. A vote to approve the merger agreement will constitute a vote in favor of both the merger and the merger involving Mitchell that is part of the alternate structure. Mitchell stockholders also may be asked to consider other matters as may properly come before the meeting. At the present time, Mitchell knows of no other matters that will be presented for consideration at the meeting.

Who may vote: You may vote at the Mitchell meeting if you owned Mitchell common stock at the close of business on the record date, December 10, 2001. On that date, there were 50,239,586 shares of Mitchell common stock outstanding and entitled to vote. You may cast one vote for each share of Mitchell common stock that you owned on that date.


What vote is needed: The affirmative vote, cast in person or by proxy, of the holders of at least two-thirds of the shares of Mitchell common stock outstanding on the record date is required for approval of the merger agreement.

 DEVON SPECIAL MEETING

Where and when:  The Devon meeting will take place at the Renaissance Oklahoma
City Hotel, Ten North Broadway, Oklahoma City, Oklahoma, on           , 2002, at
     a.m., local time.

What you are being asked to vote on: At the Devon meeting, Devon stockholders will vote on the approval and adoption of the merger agreement and the transactions that it contemplates. A vote to approve and adopt the merger agreement will constitute a vote in favor of both (1) the issuance of Devon common stock in the merger and (2) the alternate structure, including the merger involving Devon that would be effected under the alternate structure. Devon stockholders also may be asked to consider other matters as may properly come before the meeting. At the present time, Devon knows of no other matters that will be presented for consideration at the meeting.


Who may vote: You may vote at the Devon meeting if you owned Devon common stock or exchangeable shares issued by Devon's subsidiary, Northstar Energy Corporation, at the close of business on December 10, 2001. On that date, there were 126,092,673 shares of Devon voting stock outstanding and entitled to vote, consisting of 124,022,835 shares of Devon common stock and 2,069,838 Northstar exchangeable shares. Holders of Devon common stock and Northstar exchangeable shares will vote as a single class. You may cast one vote for each share of Devon common stock and one vote for each Northstar exchangeable share that you owned on that date.


Voting Northstar Exchangeable Shares: Each exchangeable share issued by Northstar is entitled to one vote at the Devon meeting through a voting agreement. Under the voting agreement, the trustee exercises voting rights on behalf of holders of the exchangeable shares. The trustee holds one share of special voting stock of Devon. The special voting share is entitled to one vote for each outstanding exchangeable share held by persons other than Devon. The trustee will vote only as instructed by the holders of exchangeable shares.

What vote is needed: The affirmative vote of the holders of at least a majority of the votes cast in person or by proxy by holders of Devon voting stock is required to approve the issuance of Devon common stock in the merger. The affirmative vote, cast in person or by proxy, of the holders of at least a majority of the shares of Devon common stock and Northstar exchangeable shares outstanding, voting as a single class, is required to approve the merger involving Devon under the alternate structure.

     If the required vote to approve the issuance of Devon common stock in the merger is received but the required vote to approve the merger involving Devon under the alternate structure is not received, the transaction will still be completed using the original structure -- that is, the merger of Mitchell with and into a wholly owned subsidiary of Devon -- if all of the other conditions to the transaction are satisfied or waived, including delivery of the required tax opinions. Failure to receive the higher vote required to complete the transaction under the alternate structure would only mean that the parties could not complete the transaction under the alternate structure.

WHAT MITCHELL STOCKHOLDERS WILL RECEIVE IN THE MERGER

     Each Mitchell stockholder, other than those exercising dissenters' rights, will receive $31 in cash and 0.585 of a share of Devon's common stock (or the common stock of Devon Holdco, if the alternate structure described elsewhere in this document must be used to complete the transaction) for each share of Mitchell common stock that the stockholder owns at the effective time of the merger. Instead of issuing fractional shares, Devon will pay cash, without interest, for any fractional shares based on the average closing price for a share of Devon common stock on the American Stock Exchange on the five trading days immediately prior to the last business day before the date of the merger. On a pro forma basis, assuming that the merger had occurred on September 30, 2001, this would have resulted in Devon paying approximately $1.6 billion in cash and issuing approximately 29.4 million shares of its common stock to Mitchell stockholders. If the market value of Devon common stock is less than about $53 per share at the time the merger is completed, as it was as of the date of this document, the cash portion of the merger consideration will represent a greater portion of the market value received by Mitchell stockholders than the stock portion.

     The market value of the aggregate consideration that Mitchell stockholders will receive in the transaction depends on the trading price of Devon common stock. If the transaction had been completed on August 13, 2001 (the last full trading day before Devon and Mitchell announced the transaction), the market value of the aggregate consideration would have been $60.40 per share. If the
transaction had been completed on           , 2001 (the last full trading day
before the date of this document), the market value of the aggregate
consideration would have been $     per share. The   % decrease between the
August 13, 2001 and           , 2001 per share market value of the aggregate
consideration is due to the decrease in Devon's stock price during that period. If Devon's stock price decreases further, the market value of the aggregate consideration will also decrease further. Similarly, if Devon's stock price increases, the market value of the aggregate consideration will also increase.

U.S. FEDERAL INCOME TAX CONSEQUENCES


     The transaction has been structured so that, in general, Mitchell stockholders will recognize gain for U.S. federal income tax purposes as a result of the transaction only to the extent of the cash received for shares of Mitchell common stock, but otherwise will not recognize gain or loss. As a condition to the transaction, Mitchell and Devon must each receive a satisfactory opinion from its own legal counsel regarding the U.S. federal income tax treatment of the transaction.


     Tax matters are very complicated. The tax consequences of the transaction to you will depend on your own situation. We urge that you consult your tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the transaction to you.

THE ALTERNATE STRUCTURE

     If the tax opinions that are required to complete the transaction are not available under the original structure -- that is, the merger of Mitchell into a wholly owned subsidiary of Devon -- then an alternate structure will be used to complete the transaction. Under this alternate structure, wholly owned subsidiaries of Devon Holdco Corporation, a wholly owned subsidiary of Devon, would be merged with and into Mitchell and Devon. As a result of those mergers, both Mitchell and Devon would become wholly owned subsidiaries of Devon Holdco, which would change its name to Devon Energy Corporation.

     Each Mitchell stockholder, other than those exercising dissenters' rights, would receive $31.00 in cash and 0.585 of a share of Devon Holdco common stock for each share of Mitchell common stock that the stockholder owns at the effective time of merger involving Mitchell under the alternate structure. Each Devon common stockholder would receive one share of Devon Holdco common stock for each share of Devon common stock that the stockholder owns at the effective time of the merger involving Devon under the alternate structure. The merger agreement also requires the parties to take other actions, such as causing Devon Holdco's board of directors to be identical to Devon's board of directors, designed to ensure that the only material difference between the original structure and the alternate structure would be the corporate structure of the combined company.

     The following diagrams illustrate the differences between the original structure and the alternate structure:

                              [ORIGINAL STRUCTURE]

                             [ALTERNATE STRUCTURE]


     The tax opinions that are a condition to the merger under the original structure will not be available if Devon's stock price declines below $35.33 per share, the point at which the market value of the Devon common stock issuable in the merger would constitute less than 40% of the market value of the total consideration paid to the Mitchell stockholders (0.585 X $35.33 = $20.67 = 40% X ($20.67+$31.00)). The closing price per share of Devon common stock has ranged
from $     to $     during the last five trading days before the date of this
document. The necessary tax opinions will be available under the alternate structure regardless of Devon's stock price.


     Devon and Mitchell are required to complete the transaction under the original structure, assuming that all of the other conditions to the transaction are satisfied or waived, unless the tax opinions required to complete the transaction are not available under the original structure.

DIRECTORS AND SENIOR MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE
TRANSACTION

     The board of directors of the combined company will consist of 10 directors: the nine members of Devon's current board of directors will retain their positions and one new member designated by Mitchell, J. Todd Mitchell, who is currently a member of Mitchell's board of directors, will be added to the board.

     J. Larry Nichols, the Chairman, President and Chief Executive Officer of Devon, will be the Chairman, President and Chief Executive Officer of the combined company. The other members of Devon's executive staff will continue in their current capacities with the combined company. The combined company may select members of Mitchell's executive staff to augment its management team.

MARKET PRICES OF DEVON AND MITCHELL COMMON STOCK ON IMPORTANT DATES

     Shares of Devon common stock are traded on the American Stock Exchange under the symbol "DVN" and shares of Mitchell common stock are traded on the New York Stock Exchange under the symbol "MND." The following table shows the closing per share sales prices of Devon and Mitchell common stock on:

- August 13, 2001 -- the last full trading day before Devon and Mitchell announced the proposed transaction; and

- , 2001 -- the last full trading day before the date of this document.

                          DEVON         MITCHELL
DATE                   COMMON STOCK   COMMON STOCK
----                   ------------   ------------
August 13, 2001......     $50.26         $45.65
           , 2001....

OUR RECOMMENDATIONS TO STOCKHOLDERS

 TO MITCHELL STOCKHOLDERS:

     Mitchell's board of directors has unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions that it contemplates are advisable and in the best interests of Mitchell and its stockholders. Accordingly, the board recommends that Mitchell stockholders vote to approve the merger agreement.

     Approximately 46% of the outstanding shares of Mitchell common stock currently are held by Mitchell's directors, executive officers and their respective affiliates, all of whom Mitchell expects will vote their shares for approval of the merger agreement. George P. Mitchell, the Chairman and Chief Executive Officer of Mitchell, and his wife, Cynthia Woods Mitchell, have granted Devon an irrevocable proxy to vote their shares for approval of the merger agreement. Mr. and Mrs. Mitchell collectively beneficially own approximately 45% of the outstanding shares of Mitchell common stock, including 404,666 shares covered by outstanding options. Mr. Mitchell does not intend to exercise these options prior to the effective date of the transaction. Please refer to the section of this document entitled "Ownership of Mitchell Common Stock" for information as to the beneficial ownership of Mitchell's common stock by its management.

 TO DEVON STOCKHOLDERS:

     Devon's board of directors has unanimously approved and adopted the merger agreement and determined that the merger agreement and the transactions that it contemplates are advisable and in the best interests of Devon and its stockholders. Accordingly, the board recommends that Devon stockholders vote to approve and adopt the merger agreement and the transactions that it contemplates.

     Less than 1% of Devon's outstanding voting shares currently are held by Devon's directors, executive officers and their affiliates, all of whom Devon expects will vote their shares for approval and adoption of the merger agreement.

MITCHELL'S REASONS FOR THE MERGER

     Mitchell's board of directors considered various factors in approving and adopting the merger agreement and the transactions that it contemplates, including the merger consideration, the opinions of Mitchell's financial advisors, the tax consequences of the transaction and the other matters referred to under "The Merger -- Recommendation of Mitchell's Board of Directors and Reasons for the Merger."

DEVON'S REASONS FOR THE MERGER

     Devon's board of directors considered various factors in approving and adopting the merger agreement and the transactions that it contemplates, including expected per share accretion in various financial measures on a pro forma basis, opportunities for increased production, marketing and transportation opportunities, the addition of significant midstream assets (which are facilities that transport oil and gas, and process gas for the removal of natural gas liquids, carbon dioxide or hydrogen sulfide and/or compress gas between producing properties and major oil or gas pipelines), expected benefits from improved technologies, increased size and the other matters referred to under "The Merger -- Recommendation of Devon's Board of Directors and Reasons for the Merger."

INTERESTS OF MITCHELL'S EXECUTIVE OFFICERS AND DIRECTORS IN THE TRANSACTION

     Some of Mitchell's executive officers and directors have interests in the transaction that are different from yours:

- at the effective time of the transaction, J. Todd Mitchell, who is currently a member of Mitchell's board of directors, or an alternate Mitchell designee, will be appointed to the combined company's board of directors to serve until his successor is elected and qualified or until his earlier resignation or removal;

- George P. Mitchell, who is currently the Chairman and Chief Executive Officer of Mitchell, and his wife, Cynthia Woods Mitchell, have entered into an agreement with Devon and

  Devon Holdco that, subject to a number of conditions, will provide them with rights to require Devon or Devon Holdco, as the case may be, to use its reasonable best efforts to register the resale of the shares of Devon or Devon Holdco common stock that they receive in the transaction. Also, Mr. and Mrs. Mitchell will be subject to legal and contractual restrictions on the resale of the shares of Devon or Devon Holdco common stock that they receive in the transaction not generally applicable to other Mitchell stockholders;

- all outstanding stock options and bonus units, including those held by Mitchell's executive officers, will fully vest at the effective time of the transaction and, if not exercised at that time, will be converted into fully vested options to purchase shares of Devon or Devon Holdco common stock and bonus units redeemable for cash based on the appreciation of Devon or Devon Holdco common stock, respectively, in each case subject to adjustment to reflect the value of the consideration paid by Devon or Devon Holdco in the transaction;

- after the transaction, some Mitchell executive officers may remain executive officers of the surviving corporation of the merger or may become officers of the combined company;

- Mitchell executive officers will be entitled to severance payments and enhanced pension benefits in the event that their employment ceases after the transaction;

- benefits of Mitchell's executive officers under their individual severance agreements cannot be reduced for 24 months following the transaction;

- benefits under Mitchell's non-qualified retirement plans held by some of Mitchell's executive officers will automatically be distributed as a lump sum into the Mitchell Energy & Development Corp. 1998 Mutual Fund Option Plan upon their retirement; and

- the merger agreement generally requires Devon or Devon Holdco, as the case may be, to honor Mitchell's existing employee benefit plans and commitments in accordance with their terms after the transaction.


     Mitchell's directors and executive officers beneficially owned approximately 47% of the outstanding shares of Mitchell common stock as of December 10, 2001, including shares covered by outstanding options. Devon's directors and executive officers did not beneficially own any shares of Mitchell common stock as of that date.


     The boards of directors of both companies were aware of these interests and considered them in approving the merger agreement and the transactions that it contemplates.

OPINIONS OF FINANCIAL ADVISORS

     The opinions of Mitchell's and Devon's financial advisors are attached as Annexes D, E and F. We encourage you to read those opinions carefully, as well as the descriptions of the analyses and assumptions on which the opinions were based in the "The Merger -- Opinions of Financial Advisors" section of this document. Each opinion is directed to the applicable company's board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the transaction.

 OPINIONS OF MITCHELL'S FINANCIAL ADVISORS

     On August 13, 2001, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., Mitchell's financial advisors, each delivered its opinion to Mitchell's board of directors to the effect that, as of the date of its opinion and subject to the matters and assumptions set forth in the opinion, the consideration to be received by the holders of Mitchell common stock in the merger was fair from a financial point of view to the holders.

     At the request of Mitchell's board of directors, JPMorgan delivered its updated opinion dated as of September 7, 2001, to the effect that, as of the date of its opinion and subject to the matters and assumptions set forth in the opinion, the consideration to be received by the holders of Mitchell common stock in the merger was fair from a financial point of view to the holders. JPMorgan's updated opinion took into account Devon's acquisition of Anderson. Mitchell's board of directors did not request, however, that Goldman Sachs update its analysis or opinion to take into account Devon's acquisition of Anderson because of the board's view that one updated opinion would suffice.

 OPINION OF DEVON'S FINANCIAL ADVISOR

     UBS Warburg LLC, Devon's financial advisor, delivered its opinion to Devon's board of directors on August 13, 2001 to the effect that, as of the date of its opinion and subject to the matters and assumptions set forth in the opinion, the consideration to be paid by Devon in connection with the merger was fair from a financial point of view to Devon. This opinion did not take into account Devon's subsequent acquisition of Anderson.

THE MERGER AGREEMENT

     The merger agreement is attached as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the transaction.

 WHAT WE NEED TO DO TO COMPLETE THE MERGER

     Devon and Mitchell will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions are:

- approval by Mitchell's stockholders of the merger agreement;

- approval by Devon's stockholders of the issuance of Devon common stock in the merger;

- the expiration of applicable antitrust waiting periods or the receipt of necessary antitrust approvals;

- the absence of legal prohibitions to the merger;

- the continued effectiveness of the registration statement of which this document is a part;

- the approval for listing on the American Stock Exchange of the shares of Devon common stock to be issued in the merger;

- the continued accuracy of each company's representations and warranties;

- the performance by each company of its obligations under the merger agreement; and

- the receipt of legal opinions from counsel for each company as to the treatment of the merger for U.S. federal income tax purposes.

     Either Devon or Mitchell may choose to complete the merger even though a condition to that company's obligation has not been satisfied if the necessary stockholder approvals have been obtained and the law allows the company to do so.

 TERMINATION OF THE MERGER AGREEMENT

     Devon and Mitchell can agree to terminate the merger agreement at any time without completing the transaction, even after stockholder approval. In addition, either company can terminate the merger agreement on its own without completing the transaction if:

- the transaction is not completed by March 13, 2002, other than due to a breach of the merger agreement by the terminating party;

- the necessary approval of the stockholders of the other company is not obtained at their meeting and 20 days have passed since that meeting;

- any legal prohibition to completing the transaction has become final and non-appealable; or

- the other company materially breaches the merger agreement and cannot or does not correct the breach within a 30-day cure period.

     Devon can terminate the merger agreement if Mitchell's board of directors:

- withdraws, modifies or changes, in a manner adverse to Devon, its approval or recommendation of the merger; or

- recommends approval of a proposed business transaction with a third party that conflicts with the merger.

     Mitchell can terminate the merger agreement if Devon's board of directors withdraws, modifies or changes, in a manner adverse to Mitchell, its approval or recommendation of the merger.

 TERMINATION FEES AND EXPENSES

     If the merger agreement is terminated under circumstances involving a proposed business transaction between either Mitchell or Devon and a third party that conflicts with the merger and certain other conditions are satisfied, either Mitchell will be required to pay Devon (if Mitchell received the proposal from the third party) or Devon will be required to pay Mitchell (if Devon received the proposal from the third party) a $100 million termination fee and, in addition, reimburse the other party for all ex-penses incurred by the other party in connection with the merger agreement up to $10 million.

 NO SOLICITATION BY MITCHELL

     Mitchell has generally agreed not to initiate or continue any discussions with another party regarding a business combination while the merger is pending or to engage in any such discussions unless required by fiduciary obligations under applicable law.

AGREEMENTS AMONG DEVON, GEORGE P. MITCHELL AND CYNTHIA WOODS MITCHELL

     George P. Mitchell and Cynthia Woods Mitchell entered into two agreements, discussed in the following paragraphs, with Devon and Devon Holdco in connection with the transaction. They collectively beneficially own approximately 45% of the outstanding shares of Mitchell common stock, including 404,666 shares covered by outstanding options. George P. Mitchell is the Chairman and Chief Executive Officer of Mitchell. Cynthia Woods Mitchell is his wife.

 PRINCIPAL SHAREHOLDERS AGREEMENT CONTAINING A VOTING AGREEMENT AND AN IRREVOCABLE PROXY

     The principal shareholders agreement was entered into as an inducement to Devon to enter into the merger agreement and as a condition to Devon's willingness to do so. Under that agreement, Mr. and Mrs. Mitchell, as well as a family partnership to which Mr. Mitchell recently contributed 600,000 shares of Mitchell common stock, have:

- agreed for two years to vote all of the shares of Mitchell common stock beneficially owned by them in favor of the approval of the merger agreement and, generally, against any proposal inconsistent with the merger, including a competing transaction; and

- granted Devon an irrevocable proxy to vote their shares of Mitchell common stock in accordance with the agreement.

     The principal shareholders agreement cannot be terminated by Mr. and Mrs. Mitchell unless the merger agreement is (1) terminated by Devon or (2) terminated by Mitchell because any of the conditions to its obligation to complete the merger is not and cannot be satisfied, other than the condition that the merger agreement be approved by the required vote of Mitchell stockholders. Together with the termination fees provided for in the merger agreement, the principal shareholders agreement may have the effect of discouraging a third party from proposing a competing transaction, including one that might be more favorable than the merger to Mitchell stockholders.

 INVESTOR RIGHTS AGREEMENT

     The investor rights agreement contains restrictions on Mr. and Mrs. Mitchell's ability to sell or otherwise dispose of the Devon common stock that they will receive in the merger or the Devon Holdco common stock that they will receive if the alternate structure is used. It also requires Devon to use reasonable best efforts to register the resale of those shares at the request of Mr. and Mrs. Mitchell, subject to some limitations.

COMPARATIVE RIGHTS OF MITCHELL AND DEVON STOCKHOLDERS

     Some of the rights of a Mitchell stockholder are different from the rights of a Devon stockholder. One of the most important differences is that Devon has a stockholder rights plan that may discourage unwelcome or hostile takeover attempts. Mitchell has no such plan. Another difference is that Devon's board of directors is divided into three classes, with only one class elected each year. In contrast, Mitchell's entire board of directors stands for election every year. If the alternate structure is used to complete the transaction, the rights of a stockholder of Devon Holdco will be substantially identical to the rights of a Devon stockholder. See "Comparison of the Rights of Mitchell and Devon Stockholders" for more information concerning the comparative rights of Mitchell and Devon stockholders.

DEVON'S ACQUISITION OF ANDERSON

     On August 31, 2001, Devon entered into an agreement to acquire Anderson Exploration Ltd., a Canadian-based independent oil and natural gas producer engaged in oil and natural gas exploration, acquisition, development and production in western and northern Canada. On October 17, 2001, Devon completed its acquisition of Anderson. The cost to Devon of acquiring Anderson's outstanding common shares and paying for the intrinsic value of Anderson's outstanding options and appreciation rights was about U.S.$3.5 billion.

     Devon financed the Anderson acquisition with (1) $0.5 billion of borrowings under a $3.0 billion senior unsecured credit facility that Devon entered into on October 12, 2001 and (2) the proceeds from the issuance on October 3, 2001 of $3.0 billion of debt securities of Devon Financing Corporation, U.L.C., an indirect wholly owned subsidiary of Devon. Devon fully and unconditionally guaranteed the obligations of Devon Financing Corporation, U.L.C. under those debt securities. See "The Merger -- Devon's Financing of the Merger" for more information regarding the terms of that credit facility and those debt securities.

OTHER INFORMATION

 ANTITRUST CLEARANCE REQUIRED TO COMPLETE THE TRANSACTION

     The transaction is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission relating to the original structure and the alternate structure. On September 24, 2001, the Federal Trade Commission granted early termination of the waiting period in connection with the filings related to the original structure. On November 26, 2001, the Federal Trade Commission granted early termination of the waiting period in connection with the filings related to the alternate structure. Although we do not expect the federal or any state government to attempt to stop the transaction, we cannot assure you that they will not try to do so.

 DEVON'S FINANCING OF THE MERGER

     Devon intends to finance the cash portion of the merger consideration with borrowings under its $3.0 billion senior unsecured credit facility entered into on October 12, 2001. See "The Merger -- Devon's Financing of the Merger." Devon's obligation to complete the transaction is not subject to any financing contingency.

 LISTING OF COMMON STOCK TO BE ISSUED IN THE TRANSACTION

     Devon expects to obtain approval to list on the American Stock Exchange the additional shares of Devon common stock to be issued in the merger. Devon also expects to obtain approval to list on the American Stock Exchange the shares of Devon Holdco common stock that will be issued if the alternate structure must be used to complete the transaction.

 DISSENTERS' RIGHTS OF APPRAISAL


     Mitchell stockholders are entitled to exercise dissenters' rights of appraisal in connection with the transaction in accordance with Texas law. Devon common stockholders are not entitled to dissenters' rights of appraisal in connection with the transaction. Holders of Devon's 6.49% cumulative preferred stock, Series A, will be entitled to dissenters' rights of appraisal if the alternate structure must be used to complete the transaction. See "The
Merger -- Dissenters' Rights of Appraisal" for more information regarding the dissenters' rights of Mitchell and Devon stockholders.


 ACCOUNTING TREATMENT

     Devon will account for the transaction using the purchase method of accounting. Under that method of accounting, the aggregate consideration that Devon or Devon Holdco, as the case may be, pays to Mitchell stockholders will be allocated to Mitchell's assets and liabilities based on their fair values, with any excess being treated as goodwill.

SELECTED HISTORICAL FINANCIAL DATA OF DEVON

     Devon is providing the following information to aid in your analysis of the financial aspects of the merger. Devon derived this information from audited financial statements for the years 1996 through 2000 and from unaudited financial statements for the nine months ended September 30, 2000 and 2001. In the opinion of Devon's management, the unaudited interim information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of Devon's results of operations and financial condition for the nine months ended September 30, 2000 and 2001. Results for interim periods should not be considered indicative of results for any other periods or for the year.
     This information is only a summary. You should read it along with Devon's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Devon's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See "Additional Information -- Where You Can Find More Information."

                                                                                  DEVON
                                          -------------------------------------------------------------------------------------
                                                                                                           NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                          -----------------------------------------------------------   -----------------------
                                            1996        1997        1998         1999         2000         2000         2001
                                          --------   ----------   ---------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
SELECTED HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Oil, gas and NGL revenue................  $833,787   $  966,268   $ 681,978   $1,256,872   $2,718,445   $1,879,603   $2,292,404
Other revenue...........................    36,470       48,255      24,248       20,596       65,658       54,438       43,060
                                          --------   ----------   ---------   ----------   ----------   ----------   ----------
        Total revenue...................  $870,257   $1,014,523   $ 706,226   $1,277,468   $2,784,103   $1,934,041   $2,335,464
                                          ========   ==========   =========   ==========   ==========   ==========   ==========
Earnings (loss) before extraordinary
  item and cumulative effect of change
  in accounting principle...............  $157,003   $ (218,191)  $(235,885)  $ (149,944)  $  730,342   $  423,433   $  571,937
Extraordinary item......................    (6,000)          --          --       (4,200)          --           --           --
Cumulative effect of change in
  accounting principle..................        --           --          --           --           --           --       49,452
                                          --------   ----------   ---------   ----------   ----------   ----------   ----------
Net earnings (loss).....................  $151,003   $ (218,191)  $(235,885)  $ (154,144)  $  730,342   $  423,433   $  621,389
                                          ========   ==========   =========   ==========   ==========   ==========   ==========
Net earnings (loss) per share -- basic:
Earnings (loss) before extraordinary
  item and cumulative effect of change
  in accounting principle...............  $   2.08   $    (3.35)  $   (3.32)  $    (1.64)  $     5.66   $     3.27   $     4.40
Extraordinary item......................     (0.11)          --          --        (0.04)          --           --           --
Cumulative effect of change in
  accounting principle..................        --           --          --           --           --           --         0.39
                                          --------   ----------   ---------   ----------   ----------   ----------   ----------
Net earnings (loss).....................  $   1.97   $    (3.35)  $   (3.32)  $    (1.68)  $     5.66   $     3.27   $     4.79
                                          ========   ==========   =========   ==========   ==========   ==========   ==========
Net earnings (loss) per share --diluted:
Earnings (loss) before extraordinary
  item and cumulative effect of change
  in accounting principle...............  $   2.03   $    (3.35)  $   (3.32)  $    (1.64)  $     5.50   $     3.20   $     4.26
Extraordinary item......................     (0.11)          --          --        (0.04)          --           --           --
Cumulative effect of change in
  accounting principle..................        --           --          --           --           --           --         0.37
                                          --------   ----------   ---------   ----------   ----------   ----------   ----------
Net earnings (loss).....................  $   1.92   $    (3.35)  $   (3.32)  $    (1.68)  $     5.50   $     3.20   $     4.63
                                          ========   ==========   =========   ==========   ==========   ==========   ==========
Cash dividends per share................  $   0.09   $     0.09   $    0.10   $     0.14   $     0.17   $     0.12   $     0.15
                                          ========   ==========   =========   ==========   ==========   ==========   ==========

                                                                  AS OF DECEMBER 31,
                                            --------------------------------------------------------------         AS OF
                                               1996         1997         1998         1999         2000      SEPTEMBER 30, 2001
                                            ----------   ----------   ----------   ----------   ----------   ------------------
                                                                              (IN THOUSANDS)
SELECTED HISTORICAL CONSOLIDATED
  BALANCE SHEET DATA:
Investment in common stock of
  ChevronTexaco Corporation...............  $       --   $       --   $       --   $  614,382   $  598,867       $  601,083
Total assets..............................   2,241,890    1,965,386    1,930,537    6,096,360    6,860,478        7,732,490
Debentures exchangeable into shares of
  ChevronTexaco Corporation common
  stock...................................          --           --           --      760,313      760,313          645,461
Other long-term debt......................     361,500      427,037      735,871    1,656,208    1,288,523        1,339,316
Convertible preferred securities of
  subsidiary trust........................     149,500      149,500      149,500           --           --               --
Stockholders' equity......................   1,159,772    1,006,546      749,763    2,521,320    3,277,604        3,769,005

SELECTED HISTORICAL FINANCIAL DATA OF MITCHELL

     Mitchell is providing the following information to aid in your analysis of the financial aspects of the merger. Mitchell derived this information from audited financial statements for the periods 1996 through 2000 and from unaudited financial statements for the nine months ended September 30, 2000 and 2001. In the opinion of Mitchell's management, the unaudited interim information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of Mitchell's results of operations and financial condition for the nine months ended September 30, 2000 and 2001. Results for interim periods should not be considered indicative of results for any other periods or for the year.
     This information is only a summary. You should read it along with Mitchell's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Mitchell's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. See "Additional
Information -- Where You Can Find More Information."

                                                                        MITCHELL
                                  -------------------------------------------------------------------------------------
                                  ELEVEN MONTHS                                                    NINE MONTHS ENDED
                                      ENDED                 YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                  DECEMBER 31,    -------------------------------------------   -----------------------
                                     1996(1)        1997       1998       1999        2000         2000         2001
                                  -------------   --------   --------   --------   ----------   ----------   ----------
                                                        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
SELECTED HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS DATA:
Exploration and production
  revenue.......................    $236,177      $273,953   $227,440   $265,888   $  531,228   $  343,119   $  548,960
Gas services revenue............     570,050       536,791    492,820    628,468    1,140,906      778,242      948,517
                                    --------      --------   --------   --------   ----------   ----------   ----------
        Total revenue...........    $806,227      $810,744   $720,260   $894,356   $1,672,134   $1,121,361   $1,497,477
                                    ========      ========   ========   ========   ==========   ==========   ==========
Earnings (loss) from continuing
  operations....................    $ 76,219      $ 44,291   $(32,854)  $ 67,334   $  257,146   $  161,843   $  211,431
Discontinued operations.........      15,757       (58,515)     3,250         --           --           --           --
Extraordinary item..............          --       (13,250)        --         --           --           --           --
                                    --------      --------   --------   --------   ----------   ----------   ----------
Net earnings (loss).............    $ 91,976      $(27,474)  $(29,604)  $ 67,334   $  257,146   $  161,843   $  211,431
                                    ========      ========   ========   ========   ==========   ==========   ==========
Net earnings (loss) per share --
  basic:
From continuing operations......    $   1.47      $   0.87   $  (0.67)  $   1.37   $     5.22   $     3.29   $     4.24
Discontinued operations.........        0.30         (1.15)      0.07         --           --           --           --
Extraordinary item..............          --         (0.26)        --         --           --           --           --
                                    --------      --------   --------   --------   ----------   ----------   ----------
Net earnings (loss).............    $   1.77      $  (0.54)  $  (0.60)  $   1.37   $     5.22   $     3.29   $     4.24
                                    ========      ========   ========   ========   ==========   ==========   ==========
Net earnings (loss) per share --
  diluted:
From continuing operations......    $   1.47      $   0.87   $  (0.67)  $   1.37   $     5.13   $     3.25   $     4.15
Discontinued operations.........        0.30         (1.15)      0.07         --           --           --           --
Extraordinary item..............          --         (0.26)        --         --           --           --           --
                                    --------      --------   --------   --------   ----------   ----------   ----------
Net earnings (loss).............    $   1.77      $  (0.54)  $  (0.60)  $   1.37   $     5.13   $     3.25   $     4.15
                                    ========      ========   ========   ========   ==========   ==========   ==========
Cash dividends per share:
  Combined......................    $    N/A      $    N/A   $    N/A   $    N/A   $   0.2650   $   0.1325   $   0.3975
  Class A.......................      0.4800        0.7200     0.4800     0.4800       0.5025       0.5025          N/A
  Class B.......................      0.5300        0.7950     0.5300     0.5300       0.5150       0.5150          N/A

                                                              AS OF DECEMBER 31,
                                        --------------------------------------------------------------         AS OF
                                           1996         1997         1998         1999         2000      SEPTEMBER 30, 2001
                                        ----------   ----------   ----------   ----------   ----------   ------------------
                                                                          (IN THOUSANDS)
SELECTED HISTORICAL CONSOLIDATED
  BALANCE SHEET DATA:
Total assets..........................  $1,691,271   $1,273,959   $1,163,415   $1,163,679   $1,519,765       $1,781,706
Long-term debt, including current
  maturities..........................     730,000      414,267      472,767      379,267      300,342          333,775
Stockholders' equity..................     543,812      412,005      341,282      385,174      620,186          824,724

---------------

(1) In 2000, Mitchell changed its fiscal year end from January 31 to December
    31. Operating results related to the calendar years ended December 31, 1997, 1998 and 1999 were recast from the previously reported results ending on January 31. To make this transition, it was necessary to have an eleven-month transition reporting period ended December 31, 1996.

SELECTED UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL AND OTHER DATA

     The following describes the pro forma effect of the transaction and the Anderson acquisition on (1) the statements of operations data of Devon, Anderson and Mitchell for the year ended December 31, 2000 and the nine months ended September 30, 2001 and (2) the balance sheet data of Devon, Anderson and Mitchell as of September 30, 2001. The following data assumes that Devon's merger with Mitchell and its acquisition of Anderson had both occurred as of the dates indicated. If the alternate structure must be used to complete the transaction, the combined company's pro forma data would be substantially identical to the following data.

     This information is only a summary. You should read the unaudited pro forma combined financial information and the accompanying notes that are included in this document. You should also read the historical information and related notes of Devon and Mitchell that are incorporated by reference into this document. You should also read the historical consolidated financial statements and related notes of Anderson that are included elsewhere in this document.

     We are providing the unaudited pro forma combined condensed financial and other information for informational purposes only. It does not purport to represent what the financial position and results of operations of the combined company would actually have been had the merger, the Anderson acquisition and other pro forma adjustments in fact occurred at the dates indicated. It also does not purport to represent the future results that the combined company will achieve after the merger and the Anderson acquisition.

     The unaudited pro forma combined condensed balance sheet data and the unaudited pro forma combined condensed statements of operations data show the estimated effects of the merger and the Anderson acquisition as if they had occurred on September 30, 2001 and January 1, 2000, respectively.

     Anderson's historical financial information is prepared in accordance with accounting standards generally accepted in Canada, and is presented in Canadian dollars. Anderson's historical volumetric production data is prepared in accordance with the Canadian convention whereby such production data is shown before applicable royalty deductions. Also, Anderson's fiscal year ends on September 30, as opposed to Devon's year-end of December 31. For purposes of providing the pro forma effect of the Anderson acquisition on Devon's financial condition and results of operations, the following adjustments were made to Anderson's historical financial data:

- Anderson's historical results for the year ended September 30, 2000 were converted to results for the year ended December 31, 2000. This conversion was done by subtracting Anderson's historical interim results for the three months ended December 31, 1999 and adding its historical interim results for the three months ended December 31, 2000. Anderson's historical results for the year ended September 30, 2001 were converted to results for the nine months ended September 30, 2001. This conversion was done by subtracting Anderson's historical interim results for the three months ended December 31, 2000.

- Anderson's balance sheet data as of September 30, 2001, and its results of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001, were converted to accounting principles generally accepted in the United States, including the full cost method of accounting for oil and gas properties. Such information was also converted to U.S. dollars using the appropriate exchange rates.

- Anderson's historical volumetric production data was converted to the U.S. convention whereby such production data is shown after applicable royalty deductions.

     We prepared the pro forma information based on the following:

- Devon uses the full cost method of accounting for its oil and gas activities, while Mitchell uses the successful efforts method. Pro forma adjustments have been made to estimate the effect of converting Mitchell's successful efforts method to Devon's full cost method.

- Devon will account for the merger and accounted for the Anderson acquisition using the purchase method of accounting.

- In the nine-month period ended September 30, 2001, Devon recognized a $49.5 million after-tax gain from the cumulative effect of a change in accounting principle. This related to Devon's adoption, as of January 1, 2001, of a new accounting principle related to accounting for derivative financial instruments. The $49.5 million gain is not included in the summary unaudited pro forma combined statements of operations for the nine months ended September 30, 2001.

- We have not reflected as an adjustment to the historical data annual cost savings of approximately $20 million and $25 million that Devon expects to result from the elimination of duplicate expenses after the merger and the Anderson acquisition, respectively.

- In June 2000, Anderson sold its 50% interest in a pipeline transportation company. For the year ended December 31, 2000, Anderson recognized earnings from discontinued operations, net of tax, of $44.2 million. This gain is not included in the summary unaudited pro forma combined statements of operations for the year ended December 31, 2000.

     No pro forma adjustments have been made with respect to the following unusual items. These items are reflected in the historical results of Devon, Anderson or Mitchell, as applicable, and should be considered when making period-to-period comparisons:

- In 2000, Devon recognized $60.4 million of expenses related to its merger with Santa Fe Snyder Corporation. Devon accounted for the Santa Fe Snyder merger using the pooling-of-interests method of accounting and, therefore, the expenses incurred related to the merger were expensed. The after-tax effect of these expenses in 2000 was $37.2 million.

- In 2000, Mitchell realized income tax savings of $12.8 million related to prior years' Section 29 tax credits and $6.3 million related to the reversal of prior years' deferred income taxes.

- In 2000, Mitchell recognized a $4.9 million gain from the exchange of certain gas services assets. Also in 2000, Mitchell recognized a $10.8 million impairment expense related to other gas services assets. Net of tax, these two events reduced Mitchell's 2000 net earnings by $3.8 million.
- On May 17, 2000, Anderson acquired all of the outstanding shares of Ulster Petroleums Ltd. The summary unaudited pro forma combined statements of operations do not include any results from Ulster's operations prior to May 17, 2000.

- On February 12, 2001, Anderson acquired all of the outstanding shares of Numac Energy Inc. The summary unaudited pro forma combined statements of operations do not include any results from Numac's operations prior to February 12, 2001.

- During the first nine months of 2001, Devon elected to discontinue operations in Malaysia, Qatar, Thailand and on certain properties in Brazil. Accordingly, during the first nine months of 2001, Devon recorded an $87.9 million charge associated with the impairment of those properties. The after-tax effect of this reduction was $68.8 million.


- Anderson had a compensation plan pursuant to which it periodically issued awards referred to as "share appreciation rights" under which employees could earn compensation based on increases in the market price of Anderson's stock. Anderson awarded these rights in lieu of stock option grants. Pro forma general and administrative expenses reported in the accompanying unaudited pro forma statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 include $4.6 million and $5.6 million, respectively, of expenses related to these plans. After taxes, these plans had the effect of decreasing unaudited pro forma net earnings in the 2000 and 2001 periods by $2.6 million and $3.2 million, respectively. Devon acquired all outstanding rights as part of the Anderson acquisition. Accordingly, these rights will not affect the combined company's net earnings subsequent to the closing of the Anderson acquisition.


- Mitchell has incentive compensation plans pursuant to which it has periodically issued awards referred to as "bonus units" under which employees can earn compensation based on increases in the market price of Mitchell common stock. Mitchell generally awards these bonus units in lieu of stock option grants. Pro forma general and administrative expenses reported in the accompanying unaudited pro forma statements of operations for the year 2000 and the nine months ended September 30, 2001, include $21.3 million and $0.2 million, respectively, of expense related to these plans. After taxes, these plans had the effect of decreasing unaudited pro forma net earnings in the 2000 and 2001 periods by $13.8 million and $0.1 million, respectively. Devon will not issue bonus units after the merger.

- Devon's historical results of operations for the year 2000 and the first nine months of 2001 include $41.3 million and $25.4 million, respectively, of amortization expense for goodwill related to previous mergers. As of January 1, 2002, in accordance with new accounting pronouncements recently issued, this goodwill will cease to be amortized and, instead, will be tested for impairment at least annually. No goodwill amortization expense has been recognized in the pro forma statements of operations for the goodwill related to the merger and the Anderson acquisition.

                                                                      COMBINED COMPANY PRO FORMA
                                                              ------------------------------------------
                                                                  YEAR ENDED         NINE MONTHS ENDED
                                                               DECEMBER 31, 2000     SEPTEMBER 30, 2001
                                                              -------------------   --------------------
                                                              (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating Results:
  Oil, gas and NGL sales....................................      $ 4,247,880            $ 3,862,073
  Gas services revenue......................................        1,201,866              1,000,618
  Other revenue.............................................           47,451                 23,754
                                                                  -----------            -----------
         Total revenue......................................        5,497,197              4,886,445
                                                                  -----------            -----------
  Lease operating expenses..................................          639,954                576,315
  Transportation costs......................................          118,835                113,141
  Production taxes..........................................          128,420                122,081
  Gas services costs and expenses...........................          984,092                880,295
  Depreciation, depletion and amortization of property and
    equipment...............................................        1,191,453              1,010,799
  Amortization of goodwill..................................           41,332                 25,384
  General and administrative expenses.......................          205,291                150,763
  Expenses related to previous mergers......................           60,373                     --
  Interest expense..........................................          501,102                368,936
  Deferred effect of changes in foreign currency exchange
    rate on subsidiary's long-term debt.....................            3,168                 14,719
  Change in fair value of derivative instruments............               --                 17,496
  Reduction of carrying value of oil and gas properties.....               --                 87,853
                                                                  -----------            -----------
         Total costs and expenses...........................        3,874,020              3,367,782
                                                                  -----------            -----------
  Earnings before income taxes..............................        1,623,177              1,518,663
  Income tax expense:
    Current.................................................          171,152                155,689
    Deferred................................................          412,121                432,014
                                                                  -----------            -----------
         Total income tax expense...........................          583,273                587,703
                                                                  -----------            -----------
  Net earnings before cumulative effect of change in
    accounting principle....................................        1,039,904                930,960
  Preferred stock dividends.................................            9,735                  7,301
                                                                  -----------            -----------
  Net earnings applicable to common stockholders............      $ 1,030,169            $   923,659
                                                                  ===========            ===========
Net earnings per share:
  Basic.....................................................      $      6.59            $      5.87
  Diluted...................................................             6.42                   5.68
Cash dividends per share....................................             0.18                   0.15
Weighted average common shares outstanding:
  Basic.....................................................          156,256                157,468
  Diluted...................................................          161,029                163,754

                                                                      COMBINED COMPANY PRO FORMA
                                                              ------------------------------------------
                                                                  YEAR ENDED         NINE MONTHS ENDED
                                                               DECEMBER 31, 2000     SEPTEMBER 30, 2001
                                                              -------------------   --------------------
                                                              (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
CASH FLOW DATA:
Net cash provided by operating activities...................      $ 2,461,267            $ 2,626,702
Net cash used in investing activities.......................       (7,764,317)            (2,771,609)
Net cash provided by financing activities...................        4,707,137                 (6,790)
OTHER DATA:
Modified EBITDA(1)(3).......................................      $ 3,360,232            $ 3,043,850
Cash margin(2)(3)...........................................        2,687,978              2,519,225
PRODUCTION, PRICE AND OTHER DATA:
Production:
  Oil (MBbls)...............................................           53,907                 42,956
  Gas (MMcf)................................................          708,112                599,193
  NGLs (MBbls)..............................................           16,168                 12,581
  MBoe......................................................          188,094                155,402
Average prices:
  Oil (per Bbl).............................................      $     25.68            $     22.82
  Gas (per Mcf).............................................             3.56                   4.40
  NGLs (per Bbl)............................................            21.15                  19.67
  Per Boe...................................................            22.58                  24.85
Costs per Boe:
  Operating costs...........................................      $      4.72            $      5.22
  Depreciation, depletion and amortization of full-cost oil
    and gas properties......................................             5.74                   5.94
  General and administrative expenses.......................             1.09                   0.97


                                                                  COMBINED COMPANY
                                                                     PRO FORMA
                                                              AS OF SEPTEMBER 30, 2001
                                                             --------------------------
                                                               (IN THOUSANDS, EXCEPT
                                                                FOR PER SHARE DATA)
BALANCE SHEET DATA:
Investment in common stock of ChevronTexaco Corporation.....        $   601,083
Total assets................................................         18,610,183
Debentures exchangeable into shares of ChevronTexaco
  Corporation common stock..................................            645,461
Other long-term debt, including current maturities..........          7,681,605
Stockholders' equity........................................          5,298,109
Book value per share........................................              34.10


---------------

(1) Modified EBITDA represents earnings before interest (including the deferred effect of changes in foreign currency exchange rate on a subsidiary's long-term debt), taxes, depreciation, depletion and amortization, reduction of carrying value of oil and gas properties and change in fair value of derivative instruments.

(2) Cash margin represents total revenue less cash expenses. Cash expenses are all expenses other than the non-cash expenses of depreciation, depletion and amortization, deferred effect of changes in foreign currency exchange rate on a subsidiary's long-term debt, reduction of carrying value of oil and gas properties, deferred income tax expense and change in fair value of derivative instruments. We use cash margin to measure the net cash that is generated by our operations during a given period, without regard to the period in which the cash is actually physically received or spent by us. Cash margin ignores the non-operational effect on our "net cash provided by operating activities," as measured by accounting principles generally accepted in the United States of America, from our activities as an operator of oil and gas wells and gas services facilities. Those activities produce net increases or decreases in temporary cash funds held by us that have no effect on our net earnings.

(3) Modified EBITDA is presented because it is a commonly used measurement in the oil and gas industry as a financial indicator of a company's ability to service or incur debt. Cash margin is presented because it is a commonly used measurement in the oil and gas industry as a financial indicator of a company's ability to fund capital expenditures or service debt. Modified EBITDA and cash margin are also presented because investors routinely request this information. Managements of Devon and Mitchell use modified EBITDA and cash margin as supplemental financial measurements in the evaluation of their businesses and interpret the trends of modified EBITDA and cash margin in a similar manner as trends in net earnings.

    Neither modified EBITDA nor cash margin is a measurement of financial performance under generally accepted accounting principles. Accordingly, neither should be considered as an alternative to net cash provided by operating activities, as a measure of liquidity or as an alternative to net income as indicators of operating performance or any other measure of performance derived in accordance with accounting principles generally accepted in the United States of America. There may be operational or financial demands and requirements that reduce management's discretion over the use of modified EBITDA and cash margin. Modified EBITDA and cash margin may not be comparable to similarly titled measures used by other companies.

                                  RISK FACTORS

     You should consider carefully the following risk factors before deciding how to vote.

WE MAY NOT BE ABLE TO INTEGRATE THE OPERATIONS OF DEVON, MITCHELL AND ANDERSON SUCCESSFULLY

     The merger will present challenges to management, including the integration of the operations, technologies and personnel of Devon and Mitchell. For example, the addition of Mitchell will substantially increase the midstream (i.e., gas processing and similar activities) business of Devon. Devon's acquisition of Anderson presents similar integration challenges, significantly increasing Devon's Canadian operations. Moreover, the simultaneous integration of Devon, Mitchell and Anderson into one combined company will necessarily involve more risk than if only two companies were being integrated. The merger and Devon's acquisition of Anderson will also include other risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management's attention. Any difficulties that we encounter in the transition and integration processes could have an adverse effect on the revenue, level of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers. As a result, we may not realize any of the anticipated benefits of the merger and Devon's acquisition of Anderson.

THE MARKET VALUE OF THE AGGREGATE CONSIDERATION TO MITCHELL STOCKHOLDERS IN THE
TRANSACTION HAS DECREASED      % BETWEEN THE DATE ON WHICH THE MERGER AGREEMENT
WAS SIGNED AND THE DATE OF THIS DOCUMENT; THE MARKET VALUE WILL DECREASE FURTHER IF THE MARKET VALUE OF DEVON COMMON STOCK CONTINUES TO DECREASE

     The market value of the aggregate consideration that Mitchell stockholders will receive in the transaction depends on the trading price of Devon common stock. The number of shares of Devon common stock that Mitchell stockholders will receive in the merger is fixed. If the alternate structure is used to complete the transaction, the number of shares of Devon Holdco common stock that Mitchell stockholders will receive will be equal to the number of shares of Devon common stock that they would have received had it been possible to complete the transaction using the original structure. This means that there is no "price protection" mechanism contained in the merger agreement that would adjust the number of shares that Mitchell stockholders will receive based on any increases or decreases in the trading price of Devon common stock. Devon's stock
price has decreased from $50.26 per share to $     per share between August 13,
2001 (the last full trading day before Devon and Mitchell announced the
transaction) and           , 2001 (the last full trading day before the date of
this document). Accordingly, the market value of the aggregate consideration as
of           , 2001 is      % less than the market value of the aggregate
consideration as of August 13, 2001. If Devon's stock price decreases further, the market value of the aggregate consideration will also decrease further. For historical and current market prices of Devon common stock and Mitchell common stock, see "Market Prices and Dividend Information."

WE EXPECT TO INCUR SIGNIFICANT COSTS IN CONNECTION WITH THE MERGER AND IN CONNECTION WITH DEVON'S ACQUISITION OF ANDERSON

     We expect to incur costs of approximately $90 million related to the merger and approximately $125 million related to the Anderson acquisition. These costs will include investment banking expenses, severance, legal and accounting fees, printing expenses and other related charges incurred by Devon, Mitchell and Anderson. We may also incur additional unanticipated costs and expenses in connection with the merger and the Anderson acquisition. In addition, Devon expects to incur approximately $50 million of expenses in connection with its financing of the Anderson acquisition and the cash portion of the merger consideration.

MITCHELL'S SIGNIFICANT INVESTMENT IN THE BARNETT SHALE IN NORTH TEXAS MAY NOT GENERATE THE BENEFITS EXPECTED BY DEVON

     Devon believes that a significant portion of Mitchell's value and future potential is tied to its assets in the Barnett Shale in North Texas. To the extent that these assets do not generate the return expected of them, the benefits of the transaction to Devon will be reduced. For more information on Mitchell's investment and operations in the Barnett Shale, see "Properties of the Combined Company -- Primary Operating Areas -- Mitchell's
Properties -- Exploration and Production Operations."

THE COMBINED COMPANY MAY NOT REALIZE THE ACCRETION TO VARIOUS FINANCIAL MEASUREMENTS THAT DEVON EXPECTS TO RESULT FROM THE MERGER AND DEVON'S ACQUISITION OF ANDERSON

     Devon expects the merger to be accretive to its reserves per share, production per share, cash margin (i.e., revenue less cash expenses) per share and earnings per share on a pro forma basis to varying degrees, although the combination of both Anderson and Mitchell with Devon is expected to be dilutive to earnings per share in the near term. However, the merger may not be accretive to Devon's reserves per share, production per share, cash margin per share or earnings per share for any future periods. It is possible that the merger or Devon's acquisition of Anderson may, in fact, prove to be dilutive to Devon's actual per share results in the future and it is possible that Devon's acquisition of Anderson and the merger together will prove to be dilutive to Devon's earnings per share beyond the near term. Future events and conditions which could reduce or eliminate such accretion or cause such dilution include, among other things, adverse changes in:

     - energy market conditions;

     - commodity prices for natural gas, oil and NGLs;

     - maintenance and growth of production levels;

     - anticipated reserve levels;

     - future operating results;

     - competitive conditions;

     - the effectiveness of technologies;

     - the availability of capital resources;

     - laws and regulations affecting the energy business;

     - capital expenditure obligations; and

     - general economic conditions.

THE COMBINED COMPANY WILL HAVE SIGNIFICANT ASSETS LOCATED IN NORTH TEXAS, WHICH COULD HEIGHTEN ITS EXPOSURE TO REGULATORY AND ENVIRONMENTAL ISSUES

     Most of Mitchell's assets are located near large population centers in North Texas. This means that the combined company will be particularly sensitive to regulatory or environmental issues relating to these large population centers that could adversely affect the combined company's operating results.

THE COMBINED COMPANY'S DEBT LEVEL MAY LIMIT ITS FINANCIAL FLEXIBILITY


     As of September 30, 2001, Devon had approximately $2.0 billion of total debt and a total debt to total capital ratio of 26% as calculated under the provisions of Devon's revolving credit facilities and its new $3 billion credit facility. After giving effect to Devon's financing of the Anderson acquisition and the cash portion of the merger consideration, as of September 30, 2001, the combined company would have had approximately $8.3 billion of total debt and a total debt to total capital ratio of 59%. The combined company may also incur additional debt in the future, including in connection with other acquisitions. The level of the combined company's debt could have several important effects on the combined company's future operations, including, among others:

     - a significant portion of the combined company's cash flow from operations will be dedicated to the payment of principal and interest on the debt and will not be available for other purposes;

     - rating agencies may view the combined company's debt level negatively;

     - covenants contained in Devon's existing debt arrangements, including those contained in Devon's new $3.0 billion senior unsecured credit facility that was used to finance a portion of the Anderson acquisition and will be used to finance the cash portion of the merger consideration, will require the combined company to meet financial tests that may affect the combined company's flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

     - the combined company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

     - the combined company may be at a competitive disadvantage to similar companies that have less debt; and

     - the combined company's vulnerability to adverse economic and industry conditions may increase.

THE COMBINED COMPANY MAY NOT ACHIEVE THE BENEFITS THAT DEVON EXPECTS FROM ANDERSON'S PROPERTIES LOCATED IN CANADA'S NORTHERN FRONTIER AREA IF A SUFFICIENT GAS PIPELINE IS NOT BUILT TO SERVE THAT AREA


     There currently is no gas pipeline to deliver to market the amount of natural gas that Devon expects from Anderson's properties located in Canada's Northern Frontier area, sometimes referred to as "North of 60." Plans to build a gas pipeline that would enable the combined company to deliver natural gas from North of 60 to southern markets have been under consideration for nearly 30 years, but no construction has begun to date. In 1977, Canada and the United States executed a Transit Pipeline Agreement that provided specific requirements for the Alaska Natural Gas Transmission System, a proposed natural gas pipeline which would extend from Alaska through Canada to the United States. The Transit Pipeline Agreement was documented in the Alaskan Natural Gas Transportation Act which was ratified by the U.S. Congress in the late 1970's. Approvals to build the pipeline were obtained by Foothills Pipe Lines, Ltd., which was owned 50% by Westcoast Energy Inc. and 50% by TransCanada Pipelines, Ltd. However, the pipeline has not been built and there is considerable discussion occurring within the United States and Canada about what requirements will be necessary for a pipeline to transport gas from Alaska and/or the MacKenzie Delta/Beaufort Sea area through Canada to the United States. Whether such a gas pipeline will be built and, if built, the timing of its construction and the gas pipeline's location are uncertain and depend on a number of factors that are beyond our control, including:


     - the overall economic environment;

     - political concerns, including relations between Canada and the United States and relations among Canadian provinces and territories;

     - possible legislative and regulatory changes in both Canada and the United States; and

     - related environmental risks and issues.

If a gas pipeline with sufficient capacity to deliver natural gas from North of 60 to southern markets is not built, the combined company will not achieve the benefits that Devon expects from its North of 60 properties.

DEVON'S OFFSHORE OPERATIONS ARE EXPOSED TO THE RISK OF TROPICAL WEATHER DISTURBANCES

     Some of Devon's production and reserves are located offshore in the Gulf of Mexico. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. Losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Devon may not be able to maintain adequate insurance in the future at rates that it considers to be reasonable, and particular types of coverage may be unavailable. An event that is not fully covered by insurance could have a material adverse effect on the combined company's financial position and results of operations.


DEVON IS SUBJECT TO UNCERTAINTIES OF FOREIGN OPERATIONS

     Devon has significant international operations in Azerbaijan, South America, Southeast Asia and West Africa. Local political, economic and other uncertainties may adversely affect these operations. These uncertainties include:

     - general strikes and civil unrest, such as those that occurred in Argentina and Indonesia;

     - the risk of war, acts of terrorism, expropriation, forced renegotiation or modification of existing contracts;

     - import and export regulations in China, Brazil, Egypt and other countries;

     - taxation policies, including royalty and tax increases and retroactive tax claims, and investment;

     - transportation regulations and tariffs;

     - exchange controls, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds, such as in Brazil and Argentina;

     - laws and policies of the United States affecting foreign trade including trade sanctions applicable to Azerbaijan;


     - the possibility of being subject to exclusive jurisdiction of foreign courts in connection with legal disputes relating to licenses to operate and concession rights in countries where Devon currently operates;


     - the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

     - difficulties in enforcing Devon's rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations in China and elsewhere.

DEVON MAY INCUR A TAX LIABILITY AS A RESULT OF ITS 1999 MERGER WITH PENNZENERGY

     On August 17, 1999, Devon completed a merger with PennzEnergy Company. If PennzEnergy's distribution to its stockholders of the stock of Pennzoil-Quaker State Company in December 1998 were to be considered part of a plan or series of related transactions that includes the merger of Devon with PennzEnergy, Devon would recognize gain under section 355(e) of the Internal Revenue Code. Any transaction within a four-year period beginning two years before the distribution is presumed to be a part of such a plan. Devon may not be able to overcome this presumption. Devon currently estimates its potential tax liability if it cannot overcome this presumption to be $16 million in additional tax for 1998 and the elimination of approximately $183 million in net operating loss carryovers.

REPORTED NATURAL GAS, OIL AND PLANT NGL RESERVE DATA AND FUTURE NET REVENUE ESTIMATES ARE UNCERTAIN

     Estimates of reserves are projections based on engineering data, projected future rates of production and the timing of future expenditures. Mitchell's estimates of its proved natural gas, oil and plant NGL reserves and projected future net revenue are based on reserve reports that Mitchell prepares. Devon's and Anderson's estimates of their respective proved natural gas, oil and plant NGL reserves and projected future net revenue are based on reserve reports that Devon or Anderson, as the case may be, prepares and on the reports of independent consulting petroleum engineers that they hire for that purpose. The process of estimating natural gas, oil and plant NGL reserves requires substantial judgment, resulting in imprecise determinations, particularly for new discoveries. Different reserve engineers may make different estimates of reserve quantities and related revenue based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on the combined company's financial position and results of operations.

PRODUCT PRICES ARE VOLATILE, AND LOW PRICES CAN ADVERSELY IMPACT RESULTS

     The results of operations of Devon, Mitchell and Anderson are highly dependent on the prices of and demand for natural gas, oil and NGLs. Historically, the markets for natural gas, oil and NGLs have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received by Devon, Mitchell and Anderson for their natural gas, oil and NGL production depend on numerous factors beyond their control. These factors include, among other things:

     - the level of ultimate consumer product demand;

     - governmental regulations and taxes;

     - the price and availability of alternative fuels;

     - the level of imports and exports of natural gas, oil and NGLs; and

     - the overall economic environment.

Any significant decline in prices for natural gas, oil and NGLs, as has occurred from time to time in the past, could have a material adverse effect on the combined company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the oil and gas industry experience significant price declines or other adverse market conditions, the combined company may not be able to generate sufficient cash flows from operations to meet its obligations and to make planned capital expenditures.


DEVON HAS, AND DEVON HOLDCO WILL HAVE, CHARTER AND OTHER PROVISIONS THAT MAY MAKE IT DIFFICULT FOR STOCKHOLDERS TO REPLACE INCUMBENT DIRECTORS AND IMPLEMENT MANAGEMENT CHANGES


     Some provisions of Devon's charter and bylaws and of the Delaware General Corporation Law, as well as Devon's stockholder rights plan, may make it difficult for stockholders to replace incumbent directors with new directors who are willing to entertain changes that stockholders believe will lead to improvements in Devon's business or facilitate a business combination transaction that stockholders believe is desirable. These provisions include:

     - a classified board, the members of which serve staggered three-year terms and may be removed by stockholders only for cause;

     - a prohibition on stockholders calling special meetings or acting by written consent; and

     - rights issued under Devon's rights plan that would be triggered if a person acquired 15% or more of Devon's common stock.

     If the alternate structure is used to complete the transaction, Devon Holdco's charter and bylaws would be substantially identical to Devon's charter and bylaws, and Devon Holdco will have a stockholder rights plan substantially identical to Devon's stockholder rights plan. Devon Holdco is also subject to the same provisions of the Delaware General Corporation Law to which Devon is subject.

DEVON MAY NOT SUCCEED AT DIVESTING ASSETS OR MAY FAIL TO DO SO ON FAVORABLE
TERMS

     Devon intends to divest certain assets and use the proceeds from those divestitures to repay indebtedness. Devon may be unable to effect those divestitures or may be able to make those divestitures only on unfavorable terms. This may result in Devon being unable to reduce its indebtedness to the extent desired, which may result in higher than expected financing costs and limit Devon's financial flexibility in the future.

                                 THE COMPANIES

MITCHELL ENERGY & DEVELOPMENT CORP.

     Mitchell produces natural gas and NGLs in the United States. Mitchell's two primary businesses are: (1) the exploration, development and production of natural gas and NGLs and (2) the gathering, processing and marketing of natural gas and NGLs. In 2000, Mitchell produced 101 Bcf of natural gas and 6.5 MMBbls of liquid hydrocarbons (NGLs, oil and condensate). Additionally, Mitchell sold
13.7 MMBbls of NGLs through its midstream operations. (The volumes in this paragraph are calculated on a "dry" gas basis which Devon uses to report its production. Mitchell reports its production on a "wet" basis. When reported on a wet basis, natural gas production volumes are reported based on the Mcfs produced, without taking into account the effect of processing the natural gas to extract NGLs produced with the natural gas. When reported on a "dry" basis, production volumes of natural gas are reported based on the residual volumes of natural gas remaining after shrinkage resulting from processing the natural gas to extract NGLs. On a dry basis, the volumes of NGLs extracted from the natural gas are also reported as production. Therefore, compared with the wet basis of reporting, the dry basis will report reduced volumes of natural gas, but increased volumes of NGLs.)

     Exploration, Development and Production. As of December 31, 2000, Mitchell had interests in approximately 3,400 gross wells and approximately 1.1 million gross acres. Mitchell operates over 90% of its net wells and its proved reserve base reached almost 2.1 Tcfe as of June 30, 2001 determined on a "wet" gas basis. (On a "dry" gas basis, Devon estimates that Mitchell's June 30, 2001 proved reserves would have been 2.5 Tcfe.) These reserves are predominantly natural gas with an average reserve life of 14 years.

     Mitchell produced 101 Bcf of natural gas in 2000, a 25% increase from the prior year, and is on pace to exceed the 25% growth target that it previously set for 2001. With its large backlog of undrilled well locations, Mitchell expects its gas production to increase at a compounded rate of more than 20% over the three-year period ending December 31, 2003. Mitchell's intent and belief is that such growth targets will be achieved from currently booked proved reserves, although productive growth could also be achieved by other means.

     Gas Services. Mitchell owns and operates all of its major midstream assets, including six natural gas processing plants and approximately 9,100 miles of natural gas gathering pipelines, virtually all of which are located in Texas. Natural gas processing plants extract NGLs such as ethane, propane and butanes from streams of natural gas. Mitchell increased NGL production by 13% in 2000 to 18.2 MMBbls and, at year-end, its proved plant NGL reserves (NGL reserves committed to Mitchell-owned natural gas processing plants) totaled 175 MMBbls. (On a "dry" gas basis, Mitchell's 2000 midstream NGL sales volumes were 13.7 MMBbls. Also, on a "dry" gas basis, Devon estimates that Mitchell's plant NGL reserves totaled 105 MMBbls at December 31, 2000 and 143 MMBbls at June 30, 2001.)

     Mitchell's pipelines intersect with both interstate and intrastate pipelines enhancing its natural gas marketing flexibility. In North Texas, Mitchell benefits from the integration of its pipeline operations with its natural gas production and processing operations. Mitchell also owns interests in two significant downstream assets located in the Texas Gulf Coast area. Specifically, the company has a one-third interest in an MTBE gasoline additive plant and a 38.75% interest in an NGL fractionator.

DEVON ENERGY CORPORATION

     Devon is an independent energy company engaged primarily in oil and natural gas exploration, development and production and in the acquisition of producing properties. Devon currently ranks among the five largest U.S.-based independent oil and natural gas companies in terms of North American oil and natural gas reserves, oil and natural gas production, equity market capitalization and enterprise value (meaning total equity market capitalization plus long-term debt). As of December 31, 2000, the company owned proved oil and natural gas reserves of 1.1 billion Boe. Approximately 53% of these reserves were natural gas and 47% were oil and NGLs. North American proved reserves accounted for 75% of the company's total reserves and were weighted 62% to natural gas. Devon's North American reserves are concentrated in four operating divisions:

     - the Gulf Division, which includes oil and natural gas properties located primarily onshore in South Texas and South Louisiana and offshore in the Gulf of Mexico;

     - the Rocky Mountain Division, which includes oil and natural gas properties located in the Rocky Mountains area of the United States ranging from the Canadian border south into northern New Mexico;

     - the Permian/Mid-Continent Division, which includes oil and natural gas properties located in the United States other than those included in the Gulf Division and Rocky Mountain Division; and

     - the Canadian Division, which includes properties in the Western Canadian Sedimentary Basin predominantly in Alberta and British Columbia.

     Devon's proved reserves outside of North America totaled approximately 278 MMBoe as of December 31, 2000. The company's international activities are concentrated in four core areas:

     - Azerbaijan;

     - South America, which includes Argentina and Brazil;

     - Southeast Asia, which includes Indonesia and China; and

     - West Africa and North Africa, which include Ghana, Gabon, Congo and
       Egypt.

     In addition to proved oil and natural gas properties, Devon has an inventory of exploration acreage of approximately 17.6 million net acres as of December 31, 2000. This includes 5.4 million net acres in North America.

DEVON HOLDCO CORPORATION

     Devon formed Devon Holdco Corporation on October 4, 2001 for the purpose of effecting the alternate structure that will be used to complete the transaction in the event that the tax opinions that are a condition to the original structure are not available. Devon Holdco is wholly owned by Devon and has not engaged in any activity since its formation other than activities related to the transaction. Devon Holdco will not undertake any operation except as may be necessary to complete the transaction under the alternate structure. If the alternate structure must be used to complete the transaction, Devon Holdco common stock will be issued in the transaction instead of Devon common stock and Devon Holdco will change its name to Devon Energy Corporation and become a publicly traded holding company, with Mitchell and Devon being two of its subsidiaries.

ANDERSON EXPLORATION LTD.

     The reserve and production statistics in the following paragraphs are before applicable royalty deductions.

     Devon completed its acquisition of Anderson Exploration Ltd. on October 17, 2001. Anderson is a Canadian-based independent oil and natural gas producer engaged in oil and natural gas exploration, acquisition, development and production in western and northern Canada. As of December 31, 2000, adjusted for the February 2001 Numac acquisition, approximately 62% of the company's proved reserves and approximately 66% of the company's current production were natural gas. Anderson has a large oil and natural gas reserve base, operates over 75% of its production and internally initiates new oil and natural gas prospects.

     The company operates exclusively in western and northern Canada with production concentrated in the Western Canadian Sedimentary Basin. Exploration efforts are concentrated in the "west of 5" and "west of 6" areas of Alberta and British Columbia, encompassing the Peace River Arch, Deep Basin,

Foothills and Northeast British Columbia. The company also holds exploration acreage north of the 60th parallel in both the Mackenzie Delta/Beaufort Sea and the Yukon.

     Anderson's operations are divided into seven main regions of exploration and development activity. This diversity enables Anderson to participate in a broad arena of geological plays and to produce all types of hydrocarbons. Devon believes that Anderson's portfolio of properties in western Canada provides substantial exploration and development opportunities over the near and intermediate term.

     The company is the largest holder of exploration acreage in the Mackenzie Delta region of the Northwest Territories and the shallow water Beaufort Sea area. Anderson's diverse portfolio of northern properties exposes the company to additional long-term exploration and development opportunities.

     In fiscal 2000, Anderson achieved record cash flow from operations, earnings and earnings per share, as well as the highest production levels in the company's history. Also in fiscal 2000, Anderson replaced 283% of its natural gas production, 325% of its crude oil production and 602% of its NGL production with proved reserve additions. The company added 648 Bcf of proved natural gas reserves, 34.5 MMbls of proved crude oil reserves and 25.0 MMBbls of proved NGL reserves during fiscal 2000. On a Boe basis, Anderson replaced 316% of its production with proved reserves in fiscal 2000.


RECENT DEVELOPMENT



     On December 2, 2001, Enron Corp. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Enron, or a subsidiary of Enron, was the counterparty in a small number of Devon's natural gas hedging instruments and was also the purchaser of a small portion of Devon's natural gas production. As a result of Enron's bankruptcy petition, Devon estimates that its exposure as of November 30, 2001, is approximately $6.5 million relating to the hedging instruments. Also, Devon sold approximately $11.3 million of natural gas production to Enron and certain subsidiaries of Enron during November 2001 for which Devon has not received payment. These amounts include the effect of Devon's acquisition of Anderson in October 2001. Mitchell does not believe that it has any exposure to Enron.

                       PROPERTIES OF THE COMBINED COMPANY

     The following table shows the total proved reserves, net of royalties, of Devon, Anderson and Mitchell as of December 31, 2000, July 31, 2001 and June 30, 2001, respectively, and on a combined basis:

                                       DEVON AS        ANDERSON         MITCHELL
                                          OF            AS OF            AS OF
                                     DECEMBER 31,      JULY 31,         JUNE 30,
BY OPERATING AREA                        2000          2001(1)          2001(2)       COMBINED    MBoe%
-----------------                    ------------   --------------   --------------   ---------   -----
NORTH AMERICA -- MBoe:
United States -- Onshore...........     587,634              --          415,342      1,002,976    49%
United States -- Offshore..........     103,639              --               --        103,639     5%
                                      ---------       ---------        ---------      ---------   ----
          Total United States......     691,273              --          415,342      1,106,615    54%
Canada.............................     127,948         531,451               --        659,399    32%
                                      ---------       ---------        ---------      ---------   ----
          Total North America......     819,221         531,451          415,342      1,766,014    86%
                                      ---------       ---------        ---------      ---------   ----
INTERNATIONAL -- MBoe:
Azerbaijan.........................     104,222              --               --        104,222     5%
Southeast Asia.....................      94,521              --               --         94,521     5%
South America......................      70,395              --               --         70,395     3%
Other..............................       9,007              --               --          9,007     1%
                                      ---------       ---------        ---------      ---------   ----
          Total International......     278,145              --               --        278,145    14%
                                      ---------       ---------        ---------      ---------   ----
          Total Company............   1,097,366         531,451          415,342      2,044,159   100%
                                      =========       =========        =========      =========   ====
BY PRODUCT
-----------------------------------
OIL -- MBbls:
United States......................     225,537              --           19,770        245,307    12%
Canada.............................      36,492         128,688               --        165,180     8%
International......................     197,215              --               --        197,215    10%
                                      ---------       ---------        ---------      ---------   ----
          Total Company -- Oil.....     459,244         128,688           19,770        607,702    30%
                                      =========       =========        =========      =========   ====
NATURAL GAS -- MMcf:
United States......................   2,521,307              --        1,761,771      4,283,078    35%
Canada.............................     523,509       2,117,789               --      2,641,298    22%
International......................     413,368              --               --        413,368     3%
                                      ---------       ---------        ---------      ---------   ----
          Total Company -- Natural
            Gas....................   3,458,184       2,117,789        1,761,771      7,337,744    60%
                                      =========       =========        =========      =========   ====
NGLS -- MBbls:
United States......................      45,518              --          101,943        147,461     7%
Canada.............................       4,204          49,798               --         54,002     2%
International......................      12,035              --               --         12,035     1%
                                      ---------       ---------        ---------      ---------   ----
          Total Company -- NGLs....      61,757          49,798          101,943        213,498    10%
                                      =========       =========        =========      =========   ====
          Total Company -- MBoe....   1,097,366         531,451          415,342      2,044,159   100%
                                      =========       =========        =========      =========   ====

---------------

(1) These volumes represent Devon's estimates of Anderson's reserves as of July 31, 2001.

(2) These volumes represent Devon's estimates of Mitchell's reserves on a "dry" gas basis, which Devon uses to report its reserves.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The following table shows the standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves of Devon, Anderson, Mitchell and the combined company on a pro forma basis as of December 31, 2000:

                                                  DEVON    ANDERSON   MITCHELL   COMBINED
                                                 -------   --------   --------   --------
                                                              (IN MILLIONS)
United States..................................  $ 9,629    $   --     $3,956    $13,585
Canada.........................................    1,777     4,643         --      6,420
International..................................    1,066        --         --      1,066
                                                 -------    ------     ------    -------
          Total................................  $12,472    $4,643     $3,956    $21,071
                                                 =======    ======     ======    =======


     Future cash inflows, which are a component of the standardized measure of discounted future net cash flows, are computed by applying year-end prices to the year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements in existence at year-end. These year-end prices are adjusted for transportation and other charges, and for geographic differentials. The December 31, 2000 NYMEX oil price and Henry Hub gas price, upon which the combined company's actual net prices were based before relevant adjustments, were $26.80 per barrel and $9.23 per Mcf, respectively. Recent prices for oil and gas are substantially less than these December 31, 2000 prices. As of December 10, 2001, the NYMEX oil price was $18.37 per barrel, and the Henry Hub gas price was $2.32 per Mcf.


PRIMARY OPERATING AREAS

     Based upon the distribution of proved reserves, 86% of the combined company's oil and gas operations will be within North America. The remainder is in several other regions. Devon has organized its operations geographically into five separate divisions. Each division controls an underlying base of producing oil and gas wells and an inventory of undeveloped lands on which to explore for new oil and gas reserves. Anderson's operations are located entirely in Canada. Mitchell's operations are located entirely in the United States and primarily within the state of Texas.

  DEVON'S PROPERTIES

  ROCKY MOUNTAIN DIVISION

     The Rocky Mountain Division extends north from New Mexico and includes the states of Colorado, Utah and Wyoming. Over a dozen oil and gas producing basins are located in the Rocky Mountains. As of December 31, 2000, this area comprised 24% of Devon's proved oil and gas reserves.

     Devon's Rocky Mountain assets include interests in conventional oil and gas properties as well as three significant coalbed methane projects. The most significant conventional properties in the division lie in the gas-prone Washakie, Wind River, Big Horn and Green River basins in Wyoming and the oil prone Uinta basin in Utah. Significant coalbed methane properties are located in the San Juan Basin in northwest New Mexico and southern Colorado, the Powder River Basin in Wyoming and the Raton Basin of northeast New Mexico.

     Devon was a pioneer in the production of natural gas from underground coal deposits, or coalbed methane. In the mid-1980s, Devon advanced one of the first and most successful coalbed methane projects in the world -- the Northeast Blanco Unit in the San Juan Basin. More than 15 years after its initial development this property is still producing significant quantities of natural gas.


     Using the expertise gained in the San Juan Basin, Devon has established significant positions in two additional coalbed methane plays in the Rocky Mountains. In the Powder River Basin of Wyoming, Devon has drilled over 700 coalbed methane wells since 1998. Devon plans to drill an additional 344 wells, which are currently classified as proved, in the area in the next three years. In addition to the proved locations, there are more than 650 locations available that are not proven at this time. Devon has a 75% interest in the Thunder Creek Pipeline, which is a 24" transmission pipeline that transports gas out of the Powder River Basin. The current capacity of this pipeline is 450 MMcf of gas per day, and Devon has contracted for 160 MMcf of gas per day. This volume exceeds Devon's estimated peak production rate of 150 MMcf of gas per day in 2002 and 2003, which is based on Devon's December 31, 2000 reserve report. The Thunder Creek system has access to multiple interstate pipelines. Devon is also aggressively developing coalbed methane production in the Raton Basin of northeast New Mexico and southeast Colorado. With an interest in approximately 280,000 prospective acres, Devon has one of the largest land positions in the play and expects to drill about 100 Raton Basin wells in each of the next few years.


  PERMIAN BASIN/MID-CONTINENT DIVISION

     Permian Basin. The Permian Basin encompasses approximately 66,000 square miles in southeastern New Mexico and west Texas and contains more than 500 major oil and gas fields. The area is characterized by prolific, long-lived oil and gas production from numerous formations found at a wide variety of depths. The Permian Basin represented 18% of Devon's proved reserves at December 31, 2000.

     In the first half of 2001, Devon acquired an additional 140,000 net acres in the Permian Basin. The acquired acreage included 90,000 net acres in Lea and Eddy counties in New Mexico. This increased Devon's holdings in these counties to 330,000 net acres and provides an estimated 400 additional potential drilling locations. Devon is now one of the largest exploration and production companies in the area.

     Mid-Continent. The majority of Devon's mid-continent assets are located in the states of Kansas, Oklahoma, Texas, Louisiana and Mississippi. The mid-continent covers a wide spectrum of geologic formations producing both oil and natural gas. Advanced technologies such as 3-D seismic enable Devon to study complex geologic environments and identify new exploratory prospects on its extensive undeveloped acreage base. Application of nuclear magnetic resonance logging and advanced fracture stimulation technology have enabled exploitation of previously bypassed gas reserves in the Carthage-Bethany and Sligo fields of east Texas and north Louisiana. At December 31, 2000, the mid-continent area represented about 10% of Devon's proved reserves.

     In the first half of 2001, Devon established a significant acreage position in a coalbed methane project in the mid-continent. It acquired an average working interest of almost 100% in over 370,000 acres in the Cherokee and Arkoma Basins of southeast Kansas and northeast Oklahoma. Devon expects to drill up to 400 wells per year with a target of 2,500 wells over the life of the play.

  GULF DIVISION

     Offshore. At December 31, 2000, 9% of Devon's proved reserves were attributable to the offshore Gulf of Mexico. The Gulf of Mexico is comprised of two major operating areas, as defined by water depth. In the "shelf" area, in water depths up to 600 feet, Devon is among the largest oil and gas producers. The shelf is a relatively mature producing region that is a vital source of U.S. natural gas supply. Devon holds approximately 650,000 net acres on the shelf, about one-half of which are developed.

     The deepwater Gulf (600 feet to 5,000 feet in water depth) is a promising frontier area. Devon holds 400,000 net acres in the deepwater Gulf of Mexico of which about 90% are unexplored. Because deepwater exploration is capital intensive, the company's strategy is to move cautiously. Devon generally avoids ultra-deep water (greater than 5,000 feet) and focuses drilling efforts on prospects at water depths for which production technology is well-established. The company also shares projects with industry partners to further mitigate risk.

     Onshore. Devon's Gulf Division includes operations onshore in south Texas and south Louisiana. This area accounted for 2% of proved reserves at year-end 2000. This area has a well-established infrastructure of pipelines and production facilities. In south Texas, where exploration for oil and gas is accelerating, Devon has 3-D seismic data covering its major acreage positions. Much of this acreage is prospective for production from the Vicksburg, Frio and Wilcox formations. The company's exploration efforts in south Louisiana are focused on natural gas prospects in the lower, mid and upper Miocene age formations.

  CANADIAN DIVISION

     Devon's Canadian operations are conducted through Devon Canada Corporation, its subsidiary headquartered in Calgary, Alberta. Canada accounted for 12% of Devon's proved reserves at year-end 2000. Devon's October 2001 acquisition of Anderson Exploration Ltd. significantly increased the relative importance of Devon's Canadian operations. The acquisition of Anderson increased the company's Canadian proved reserves by over 400 percent.

     Devon's oil and gas operations in Canada are located almost entirely in western and northern Canada. Devon's current oil and gas production is primarily from conventional reservoirs. In addition, Devon has interests in both cold flow and thermal heavy oil properties.

     Devon's Canadian properties provide a variety of opportunities for production and reserve growth through exploration. Devon has an extensive inventory of undeveloped acreage on which to explore for new oil and gas reserves. Devon is exploring for conventional oil and gas production and is conducting pilot projects on lands that are prospective for coalbed methane development.

     Devon holds approximately eight million net undeveloped acres in western Canada and approximately two million net undeveloped acres in northern Canada. The western Canadian acreage is distributed throughout many established producing regions. The northern Canadian acreage is located in the Northwest Territories and the Yukon Territory. Within northern Canada, Devon's onshore acreage is primarily located in the Mackenzie Delta region. Its offshore acreage is primarily in the shallow waters of the Beaufort Sea.

  INTERNATIONAL DIVISION

     Approximately 25% of Devon's proved oil and gas reserves at December 31, 2000 were in countries outside North America. Most of these reserves are concentrated in three countries: Azerbaijan, Indonesia and Argentina. As one of the five largest U.S.-based independents, Devon has the technical capabilities and financial strength necessary to support an international exploration and production effort. Devon's international focus is on selected oil and gas provinces outside North America that can provide reserve growth opportunities, access to markets and favorable fiscal regimes.


     Devon's international production is predominantly oil from operations in Indonesia, Argentina, Gabon, Egypt, and Azerbaijan. Devon operates oil fields in Indonesia and Egypt, and one field in Argentina. Devon has a 5.6% interest in the Azeri-Chirag-Gunashli (ACG) oil field. Ryder Scott and Devon estimate that the ACG field contains over 4 billion barrels of proved reserves, making it one of the largest oil fields in the world. Devon produces natural gas from its properties in the Neuquen Basin of Argentina. Additionally, Devon signed agreements to supply Indonesian natural gas to Singapore in February 2001. These reserves are located on the island of Sumatra, and we forecast this production to commence from proved reserves in 2003. Devon holds substantial land positions offshore Brazil, Ghana, Gabon and Congo where it has active exploration programs underway. Devon will be conducting seismic surveys and drilling exploratory wells on these blocks over the next few years. Devon is currently drilling an exploration prospect offshore Brazil.


  MITCHELL'S PROPERTIES

     Mitchell's operations are located almost entirely within the state of Texas. The operations include exploration and production activities in North Texas, East Texas and the Texas Gulf Coast as well as significant gas transportation, processing and marketing operations.

  EXPLORATION AND PRODUCTION OPERATIONS

     In North Texas, Mitchell has held acreage in the Fort Worth Basin since the 1950s and originally focused most of its drilling activities on the shallow conventional reservoirs above the Barnett Shale. Beginning in the early 1980s Mitchell directed its efforts towards unlocking the gas producing potential of the Barnett Shale. By the early 1990s, Mitchell was completing wells in the Barnett Shale using traditional heavy gel fracturing techniques. In 1998, Mitchell implemented the use of a new fracture completion technology in the Barnett Shale referred to as light sand fracturing, or LSF. LSF injects large volumes of water into the formation to create fissures within the rock that are propped open with a small amount of sand. This contrasts with gel fracturing where a smaller amount of water and a heavy gel are used to create fissures that are propped open with large amounts of sand. In October 1998, when LSF was adopted field wide, the cost of a standard LSF treatment was approximately $140,000 (60%) less than for a heavy gel fracture treatment. In addition to materially reducing total well costs, this also allowed completions in another section of the formation that were not economic with the more expensive gel fracs. As a result, well production rates and reserves were both increased.

     Mitchell estimates that drilling on the current 55-acre spacing will recover only about 8% of the Barnett Shale gas originally in place. Mitchell is conducting pilot projects to determine how much additional gas can be recovered from infill drilling at 27-acre spacing. While per well recovery from the 27-acre wells could be somewhat less than for 55-acre wells due to well interference on the closer spacing, depending on the results of the pilot program the potential number of economically viable well locations on existing acreage could essentially be doubled, which would result in a doubling of the well costs.

     Mitchell has also used LSF to rework and refrac more than 130 existing Barnett Shale wells that were originally completed with a conventional gel frac. This has resulted in an average eight-fold increase in individual well production rates with some wells actually producing at rates higher than when they were originally completed. Mitchell plans to rework and refrac over 200 additional existing wells that were originally completed with gel fracturing.

     In addition, Mitchell expects to refrac LSF wells one or more times over their lives. Although none have been refraced to date because sufficient time has not elapsed from the original drilling date, refracs of LSF wells are expected to perform similarly to a refrac and rework of a conventional gel frac well. Mitchell believes that 27-acre well spacing, multiple refrac and reworks or some combination of the two will meaningfully raise recovery rates above the current 8% level.

  MIDSTREAM OPERATIONS

     Mitchell's midstream operations are the largest among independent producers in the United States. Mitchell owns 9,100 miles of natural gas transportation pipelines, six natural gas processing plants, a one-third interest in an MTBE plant and a 38.75% interest in an NGL fractionating plant. Concentration of these facilities near Mitchell's core operating areas in Texas enables it to gather approximately 87% of its own gas. About 46% of the NGLs produced at the six plants is from Mitchell operated gas. The remaining 54% is from third party operated gas. Mitchell markets its natural gas and NGL products primarily in the Dallas-Fort Worth and Texas Gulf Coast areas and also has interconnects with multiple interstate pipeline systems.

DEVELOPED AND UNDEVELOPED ACREAGE

     The following tables set forth Devon's, Anderson's and Mitchell's combined developed and undeveloped oil and gas lease and mineral acreage on a pro forma basis. The information for Devon and Mitchell is as of December 31, 2000. The information for Anderson is as of June 30, 2001.

                                      DEVELOPED -- GROSS                         DEVELOPED -- NET
                            --------------------------------------    --------------------------------------
                            DEVON   ANDERSON   MITCHELL   COMBINED    DEVON   ANDERSON   MITCHELL   COMBINED
                            -----   --------   --------   --------    -----   --------   --------   --------
                                                        (IN THOUSANDS OF ACRES)
United
  States -- Onshore.......  2,545       --       682       3,227      1,342       --       521       1,863
United
  States -- Offshore......   756        --        --         756       383        --        --         383
Canada....................   879     3,194        --       4,073       540     1,983        --       2,523
International.............   387        --        --         387       102        --        --         102
                            -----    -----       ---       -----      -----    -----       ---       -----
         Total............  4,567    3,194       682       8,443      2,367    1,983       521       4,871
                            =====    =====       ===       =====      =====    =====       ===       =====

                                   UNDEVELOPED -- GROSS                        UNDEVELOPED -- NET
                          ---------------------------------------    ---------------------------------------
                          DEVON    ANDERSON   MITCHELL   COMBINED    DEVON    ANDERSON   MITCHELL   COMBINED
                          ------   --------   --------   --------    ------   --------   --------   --------
                                                       (IN THOUSANDS OF ACRES)
United
  States -- Onshore.....   4,518        --      388        4,906      2,549       --       284        2,833
United
  States -- Offshore....     919        --       --          919        653       --        --          653
Canada..................   3,117    12,095       --       15,212      2,228    7,962        --       10,190
International...........  19,419        --       --       19,419     12,195       --        --       12,195
                          ------    ------      ---       ------     ------    -----       ---       ------
         Total..........  27,973    12,095      388       40,456     17,625    7,962       284       25,871
                          ======    ======      ===       ======     ======    =====       ===       ======

                           COMPARATIVE PER SHARE DATA

     The following table presents: (1) historical per share data for Devon; (2) pro forma per share data for Devon after giving effect to the Anderson acquisition; (3) pro forma per share data of the combined company after giving effect to the merger and the Anderson acquisition; and (4) historical and equivalent pro forma per share data for Mitchell. The combined company pro forma per share data was derived by combining information from the historical consolidated financial statements of Devon, Anderson and Mitchell using the purchase method of accounting for the merger and the Anderson acquisition. If the alternate structure must be used to complete the transaction, the combined company's pro forma data would be substantially identical to the pro forma data presented in this table. You should read this table in conjunction with the historical consolidated financial statements of Devon and Mitchell that are filed with the Securities and Exchange Commission and incorporated by reference into this document. See "Additional Information -- Where You Can Find More Information." You should also read this table in conjunction with the historical consolidated financial statements of Anderson included elsewhere in this document. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger and the Anderson acquisition occurred prior to the relevant dates, or of future results.

                                              DEVON                               MITCHELL
                                            PRO FORMA                     ------------------------
                                              AFTER          COMBINED                  EQUIVALENT
                               DEVON         ANDERSON        COMPANY                       PRO
                             HISTORICAL   ACQUISITION(1)   PRO FORMA(2)   HISTORICAL    FORMA(6)
                             ----------   --------------   ------------   ----------   -----------
Net earnings per share --
  basic:
  Year ended December 31,
     2000..................    $ 5.66         $ 6.42          $ 6.59        $ 5.22       $ 3.86
  Nine months ended
     September 30,
     2001(3)...............      4.40           5.63            5.87          4.24         3.43
Net earnings per share --
  diluted:
  Year ended December 31,
     2000..................      5.50           6.24            6.42          5.13         3.76
  Nine months ended
     September 30,
     2001(3)...............      4.26           5.43            5.68          4.15         3.32
Cash dividends per share:
  Year ended December 31,
     2000(4)(5)............      0.17           0.17            0.18          0.78         0.11
  Nine months ended
     September 30, 2001....      0.15           0.15            0.15          0.40         0.09
Book value per share as of
  September 30, 2001.......     29.91          29.91           34.10         16.43        19.95

---------------

(1) Devon's pro forma data after the Anderson acquisition includes the effect of the Anderson acquisition on the basis described in the notes to the unaudited pro forma combined financial information included elsewhere in this document.

(2) The combined company's pro forma data includes the effect of the merger and the Anderson acquisition on the basis described in the notes to the unaudited pro forma combined financial information included elsewhere in this document.

(3) Devon's historical basic and diluted earnings per share for the nine months ended September 30, 2001 do not include the effect of a $49.5 million gain related to the cumulative effect of a change in accounting principle. The gain related to Devon's adoption as of January 1, 2001, of a new accounting principle related to accounting for derivative financial instruments. The $49.5 million gain represented

    $0.39 and $0.37 of basic and diluted earnings per share, respectively, for the nine months ended September 30, 2001.

(4) For the year ended December 31, 2000, Devon's annual dividends were paid at the rate of $0.20 per share. However, the table above presents Devon's 2000 historical dividends at the rate of $0.17 per share. The difference is caused by the merger with Santa Fe Snyder Corporation, which was completed on August 29, 2000. Devon accounted for the Santa Fe Snyder merger using the pooling-of-interests method of accounting and, accordingly, historical results for the year ended December 31, 2000 are presented as though Devon and Santa Fe Snyder had been combined for the entire year. Since Santa Fe Snyder did not pay dividends on its common stock prior to the merger, the combined 2000 dividends per share of the two companies totaled $0.17, as opposed to Devon's stand-alone dividend rate of $0.20 per share. The payment of dividends by Devon in the future will depend on business conditions, Devon's financial condition, earnings and other factors.

(5) Prior to June 29, 2000, Mitchell had two classes of common stock. On June 29, 2000, following stockholder approval, Mitchell combined the two classes of common stock into a single class. Mitchell's historical 2000 dividends per share of $0.78 are presented as though the single class of stock had existed for the entire year. The $0.78 per share of historical dividends in 2000 includes a special dividend of $0.25 per share.

(6) Mitchell's equivalent pro forma amounts have been calculated by multiplying the combined company's pro forma net earnings, cash dividends and book value per share amounts by the exchange ratio of 0.585 shares of Devon common stock for each share of Mitchell common stock. The Mitchell equivalent pro forma amounts do not reflect the $31 per share that will be received in addition to the 0.585 shares of Devon common stock.

                     MARKET PRICES AND DIVIDEND INFORMATION

     Shares of Devon common stock are traded on the American Stock Exchange under the symbol "DVN" and shares of Mitchell common stock are traded on the New York Stock Exchange under the symbol "MND." The following table sets forth, for the periods indicated, the range of high and low sales prices per share for Devon common stock, on the American Stock Exchange, and Mitchell common stock, on the New York Stock Exchange composite tape, as well as information concerning quarterly cash dividends paid on such shares. The sales prices are as reported in published financial sources.


                             SHARES OF DEVON COMMON STOCK            SHARES OF MITCHELL COMMON STOCK
                            ------------------------------    ---------------------------------------------
                             HIGH     LOW     DIVIDENDS(1)        HIGH            LOW           DIVIDENDS
                            ------   ------   ------------    ------------    ------------    -------------
1999
  First Quarter...........  $31.75   $20.13      $    0.05    Mitchell had two classes of common stock
  Second Quarter..........   37.44    25.94           0.05    until June 29, 2000. See the table below for
  Third Quarter...........   44.94    33.00           0.05    market price and dividend information on the
  Fourth Quarter..........   42.00    29.50           0.05    two classes prior to their combination into
2000                                                          one class of Mitchell common stock.
  First Quarter...........   48.56    31.38           0.05
  Second Quarter..........   60.94    43.75           0.05
  Third Quarter...........   62.56    42.56       0.05           $50.50          $28.81          $0.3825
  Fourth Quarter..........   64.74    48.00       0.05            64.00           43.25           0.1325
2001
  First Quarter...........   66.30    53.78       0.05            62.50           44.50           0.1325
  Second Quarter..........   62.42    49.15       0.05            59.45           46.20           0.1325
  Third Quarter...........   54.50    30.55       0.05            60.99           42.51           0.1325
  Fourth Quarter (through
               , 2001)....                                                                        0.1325


---------------

(1) Devon paid dividends on its common stock in 1999, 2000 and 2001 at a per share rate of $0.05 per quarter. No dividends were paid during 1999 or 2000 on shares of Santa Fe Snyder common stock prior to the August 2000 merger pursuant to which Santa Fe Snyder became a part of Devon. As adjusted for the Santa Fe Snyder merger, which Devon accounted for using the pooling-of-interests method of accounting, Devon's dividends per share reported for accounting purposes are lower than the historical per share rate of $0.05 per quarter. See "Summary -- Selected Historical Financial Data of Devon."

     Until June 29, 2000, Mitchell had two classes of common stock, Class A shares and Class B shares. The two classes of Mitchell common stock were combined on June 29, 2000 when each Class B share was changed and converted into one Class A share. The following table sets forth, for the periods indicated, the range of high and low sales prices per share for Class A and Class B shares of Mitchell common stock on the New York Stock Exchange composite tape, as well as information concerning quarterly cash dividends paid on such shares.

                                              SHARES OF MITCHELL COMMON STOCK
                                 ----------------------------------------------------------
                                           CLASS A                       CLASS B
                                 ---------------------------   ----------------------------
                                  HIGH     LOW     DIVIDENDS    HIGH      LOW     DIVIDENDS
                                 ------   ------   ---------   -------   ------   ---------
1999
  First Quarter................  $14.38   $10.50    $  0.12    $15.00    $11.00    $0.1325
  Second Quarter...............   19.31    12.63       0.12     18.75     12.81     0.1325
  Third Quarter................   24.44    17.56       0.12     23.50     17.19     0.1325
  Fourth Quarter...............   25.25    21.25       0.12     24.81     21.00     0.1325
2000
  First Quarter................   24.50    20.25       0.12     24.44     20.13     0.1325
  Second Quarter (through June
     29, 2000).................   32.00    20.50     0.1325     31.75     21.00     0.1325

     Devon is currently paying a regular quarterly cash dividend of $0.05 per share. The payment of dividends by Devon in the future will depend on business conditions, Devon's financial condition, earnings and other factors.

     Mitchell has paid regular quarterly cash dividends for more than 20 years and, if the merger is not completed as expected, Mitchell currently intends to continue to pay regular quarterly cash dividends. The cash dividends of $0.3825 per share paid by Mitchell in the third quarter of 2000 included a special cash dividend of $0.25 and, in making that payment, Mitchell emphasized that the special cash dividend did not signal any future departure in the level of regular quarterly cash dividends. If the merger is not completed as expected, determination of the amount of future cash dividends to be declared and paid will depend on, among other things, Mitchell's results of operations, cash flows, anticipated capital requirements and restrictions contained in its debt instruments.

                              THE SPECIAL MEETINGS


--------------------------------------------------------------------------------------------
                                   DEVON                              MITCHELL
--------------------------------------------------------------------------------------------
 TIME, PLACE AND    , 2002                               , 2002
 DATE               a.m., local time                     a.m., local time
                    Renaissance Oklahoma City Hotel      MND Learning Center
                    Ten North Broadway                   2002 Timberloch Place
                    Oklahoma City, Oklahoma              The Woodlands, Texas
                    The meeting may be adjourned or      The meeting may be adjourned or
                    postponed to another date or place   postponed to another date or place
                    for proper purposes, including for   for proper purposes, including for
                    the purpose of soliciting            the purpose of soliciting
                    additional proxies.                  additional proxies.
--------------------------------------------------------------------------------------------
 PURPOSES           - To consider and vote on the        - To consider and vote on the
                    approval and adoption of the         approval of the Amended and
                      Amended and Restated Agreement       Restated Agreement and Plan of
                      and Plan of Merger, dated as of      Merger, dated as of August 13,
                      August 13, 2001, by and among        2001, by and among Devon Energy
                      Devon Energy Corporation, Devon      Corporation, Devon NewCo
                      NewCo Corporation, Devon Holdco      Corporation, Devon Holdco
                      Corporation, Devon Merger            Corporation, Devon Merger
                      Corporation, Mitchell Merger         Corporation, Mitchell Merger
                      Corporation and Mitchell Energy &    Corporation and Mitchell Energy &
                      Development Corp., and the           Development Corp.; and
                      transactions that it
                      contemplates; and                  - To transact other business as may
                                                           properly be presented at the
                    - To transact other business as may    meeting or any adjournments of
                      properly be presented at the         the meeting.
                      meeting or any adjournments of
                      the meeting.                       At the present time, Mitchell knows
                                                         of no other matters that will be
                    At the present time, Devon knows of  presented for consideration at the
                    no other matters that will be        meeting.
                    presented for consideration at the
                    meeting.
--------------------------------------------------------------------------------------------
 QUORUM             Presence, in person or by proxy, of  Presence, in person or by proxy, of
                    stockholders holding a majority of   stockholders holding a majority of
                    the shares entitled to vote at the   the shares entitled to vote at the
                    meeting.                             meeting.
--------------------------------------------------------------------------------------------
 RECORD DATE        Close of business on December 10,    Close of business on December 10,
                    2001.                                2001.
--------------------------------------------------------------------------------------------
 SHARES ENTITLED    - You may vote at the Devon meeting  - You may vote at the Mitchell
 TO                   if you owned Devon common stock      meeting if you owned Mitchell
 VOTE                 or exchangeable shares issued by     common stock as of the record
                      Devon's subsidiary, Northstar        date.
                      Energy Corporation, as of the
                      record date. Holders of Devon      - You may cast one vote for each
                      common stock and Northstar         share of Mitchell common stock that
                      exchangeable shares will vote as     you owned on the record date.
                      a single class.
                    - You may cast one vote for each
                    share of Devon common stock and one
                      vote for each Northstar
                      exchangeable share that you owned
                      on the record date.
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                   DEVON                              MITCHELL
--------------------------------------------------------------------------------------------
 RECOMMENDATIONS    Devon's board of directors has       Mitchell's board of directors has
 OF THE BOARD       approved and adopted the merger      approved and adopted the merger
 OF DIRECTORS       agreement and determined that the    agreement and determined that the
                    merger agreement and the             merger agreement is advisable and
                    transactions that it contemplates    in the best interests of Mitchell
                    are advisable and in the best        and its stockholders. Accordingly,
                    interests of Devon and its           the board recommends that Mitchell
                    stockholders. Accordingly, the       stockholders vote to approve the
                    board recommends that Devon          merger agreement.
                    stockholders vote to approve and
                    adopt the merger agreement and the
                    transactions that it contemplates.
--------------------------------------------------------------------------------------------
 VOTES REQUIRED     - The affirmative vote of the        - The affirmative vote, cast in
                    holders of at least a majority of    person or by proxy, of the holders
                      the votes cast in person or by       of at least two-thirds of the
                      proxy by holders of Devon voting     shares of Mitchell common stock
                      stock is required to approve the     outstanding on the record date is
                      issuance of Devon common stock in    required for approval of the
                      the merger.                          merger agreement.
                    - The affirmative vote, cast in      - A vote to approve the merger
                    person or by proxy, of the holders     agreement will constitute a vote
                      of at least a majority of the        in favor of both the merger and
                      shares of Devon common stock and     the alternate structure,
                      Northstar exchangeable shares        including the merger involving
                      outstanding, voting as a single      Mitchell that would be effected
                      class, is required to approve the    under the alternate structure.
                      merger involving Devon under the
                      alternate structure.               - Abstentions will have the same
                                                         effect as votes against approval of
                    - A vote to approve and adopt the      the merger agreement.
                      merger agreement will constitute
                      a vote in favor of both (1) the    - The failure of a stockholder to
                      issuance of Devon common stock in  vote in person or by proxy will
                      the merger and (2) the alternate     also have the effect of a vote
                      structure, including the merger      against approval of the merger
                      involving Devon that would be        agreement.
                      effected under the alternate
                      structure.
                    - If the required vote to approve
                    the issuance of Devon common stock
                      in the merger is received but the
                      required vote to approve the
                      merger involving Devon under the
                      alternate structure is not
                      received, the transaction will
                      still be completed using the
                      original structure -- that is,
                      the merger of Mitchell with and
                      into a wholly owned subsidiary of
                      Devon -- if all of the other
                      conditions to the transaction are
                      satisfied or waived, including
                      delivery of the required tax
                      opinions. Failure to receive the
                      higher vote required to complete
                      the transaction under the
                      alternate structure would only
                      mean
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                   DEVON                              MITCHELL
--------------------------------------------------------------------------------------------
                      that the parties could not
                      complete the transaction under
                      the alternate structure.
                    - Abstentions will not affect the
                      outcome of the vote with respect
                      to the issuance of Devon common
                      stock in the merger, but will
                      have the same effect as votes
                      against the merger involving
                      Devon under the alternate
                      structure.
                    - Assuming a quorum is present, the
                      failure of a stockholder to vote
                      in person or by proxy also will
                      not affect the outcome of the
                      vote with respect to the issuance
                      of Devon common stock in the
                      merger. However, the failure of a
                      stockholder to vote in person or
                      by proxy will have the effect of
                      a vote against the merger
                      involving Devon under the
                      alternate structure.
--------------------------------------------------------------------------------------------
 SHARES             As of the record date, there were    As of the record date, there were
 OUTSTANDING        126,092,673 shares of Devon voting   50,239,586 shares of Mitchell
                    stock outstanding and entitled to    common stock outstanding and
                    vote, consisting of 124,022,835      entitled to vote.
                    shares of Devon common stock and
                    2,069,838 Northstar exchangeable
                    shares.
--------------------------------------------------------------------------------------------
                    A proxy card will be sent to each Devon and Mitchell stockholder of record.
 VOTING PROCEDURES  If you have timely and properly submitted your proxy, clearly indicated
                    your vote and have not revoked your proxy, your shares will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your shares will be voted FOR the proposal to approve the merger agreement.
                    If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposals related to the merger will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.

                    Voting by Holders of Devon Common    Voting by Holders of Mitchell
                    Stock                                Common Stock
                    Each share of Devon common stock is  Each share of Mitchell common stock
                    entitled to one vote at the          is entitled to one vote at the
                    meeting. You may vote using any of   meeting. You may vote using either
                    the following methods:               of the following methods:
                    ------------------------------------------------------------------------
                    - phone the toll-free number listed  - complete, sign and mail your
                    on your proxy card and follow the    proxy card in the postage-paid
                      recorded instructions;               envelope; or
                                                         - attend the meeting and vote in
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                   DEVON                              MITCHELL
--------------------------------------------------------------------------------------------
                                                           person.
                    - go to the Internet website listed
                    on your proxy card and follow the
                      instructions provided;
                    - complete, sign and mail your
                    proxy card in the postage-paid
                      envelope; or
                    - attend the meeting and vote in
                      person.
--------------------------------------------------------------------------------------------
                    Voting by Holders of Northstar
                    Exchangeable Shares
                    Each Northstar exchangeable share
                    is also entitled to one vote at the
                    meeting through a voting and
                    exchange trust agreement. Under
                    that agreement, CIBC Mellon Trust
                    Company, the trustee, is entitled
                    to exercise voting rights on behalf
                    of holders of Northstar
                    exchangeable shares. The trustee
                    holds one share of special voting
                    stock of Devon. The share of
                    special voting stock is entitled to
                    a number of votes equal to the
                    number of Northstar exchangeable
                    shares outstanding that are held by
                    persons other than Devon. Each
                    holder of Northstar exchangeable
                    shares, other than Devon, is
                    entitled to give the trustee voting
                    instructions for a number of votes
                    equal to the number of that
                    holder's Northstar exchangeable
                    shares. A voting direction card is
                    a means by which a holder of
                    Northstar exchangeable shares may
                    authorize the voting of his or her
                    voting rights at the meeting. The
                    trustee will exercise each vote
                    only as directed by the relevant
                    holders on the voting direction
                    card. In the absence of
                    instructions from a holder as to
                    voting, the trustee will not
                    exercise those votes. A holder of
                    Northstar exchangeable shares may
                    also instruct the trustee to give
                    him or her a proxy entitling him or
                    her to vote personally the relevant
                    number of votes or to grant to
                    Devon's management a proxy to vote
                    those votes.

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                    Revocation                           Revocation
                    You may revoke your proxy at any     You may revoke your proxy at any
                    time prior to its exercise by:       time prior to its exercise by:
                    - giving written notice of           - giving written notice of
                    revocation to the Corporate          revocation to the Secretary of
                      Secretary of Devon;                  Mitchell;
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                   DEVON                              MITCHELL
--------------------------------------------------------------------------------------------
                    - appearing and voting in person at  - appearing and voting in person at
                    the Devon meeting; or                the Mitchell meeting; or
                    - properly completing and executing  - properly completing and executing
                    a later dated proxy and delivering   a later dated proxy and delivering
                      it to the Corporate Secretary of     it to the Secretary of Mitchell
                      Devon at or before the Devon         at or before the Mitchell
                      meeting.                             meeting.
                    Your presence without voting at the  Your presence without voting at the
                    meeting will not automatically       meeting will not automatically
                    revoke your proxy, and any           revoke your proxy, and any
                    revocation during the meeting will   revocation during the meeting will
                    not affect votes previously taken.   not affect votes previously taken.
--------------------------------------------------------------------------------------------
                    Validity                             Validity
                    The inspectors of election will      The inspectors of election will
                    determine all questions as to the    determine all questions as to the
                    validity, form, eligibility          validity, form, eligibility
                    (including time of receipt) and      (including time of receipt) and
                    acceptance of proxies. Their         acceptance of proxies. Their
                    determination will be final and      determination will be final and
                    binding. Devon's board of directors  binding. Mitchell's board of
                    has the right to waive any           directors has the right to waive
                    irregularities or conditions as to   any irregularities or conditions as
                    the manner of voting. Devon may      to the manner of voting. Mitchell
                    accept your proxy by any form of     may accept your proxy by any form
                    communication permitted by Delaware  of communication permitted by Texas
                    law so long as Devon is reasonably   law so long as Mitchell is
                    assured that the communication is    reasonably assured that the
                    authorized by you.                   communication is authorized by you.
--------------------------------------------------------------------------------------------
 SOLICITATION OF    The accompanying proxy is being      The accompanying proxy is being
 PROXIES            solicited on behalf of Devon's       solicited on behalf of Mitchell's
                    board of directors. The expenses of  board of directors. The expenses of preparing, printing and mailing the  preparing, printing and mailing the
                    proxy and materials used in the      proxy and materials used in the
                    solicitation will be borne by        solicitation will be borne by
                    Devon.                               Mitchell.
                    Georgeson Shareholder                Georgeson Shareholder
                    Communications, Inc., New York, New  Communications, Inc., New York, New
                    York, has been retained by Devon to  York, has been retained by Mitchell
                    aid in the solicitation of proxies   to aid in the solicitation of
                    for a fee of $10,000 and the         proxies for a fee of $10,000 and
                    reimbursement of out-of-pocket       the reimbursement of out-of-pocket
                    expenses. Proxies may also be        expenses. Proxies may also be
                    solicited from Devon's stockholders  solicited from Mitchell
                    by personal interview, telephone     stockholders by personal interview,
                    and telegram by Devon's directors,   telephone and telegram by
                    officers and employees, who will     Mitchell's directors, officers and
                    not receive additional compensation  employees, who will not receive
                    for performing that service.         additional compensation for
                    Arrangements also will be made with  performing that service.
                    brokerage houses and other           Arrangements also will be made with
                    custodians, nominees and             brokerage houses and other
                    fiduciaries for the forwarding of    custodians, nominees and
                    proxy materials to the beneficial    fiduciaries for the forwarding of
                    owners of Devon shares held          proxy materials to the beneficial
                                                         owners of Mitchell shares
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                   DEVON                              MITCHELL
--------------------------------------------------------------------------------------------
                    by those persons, and Devon will     held by those persons, and Mitchell
                    reimburse them for any reasonable    will reimburse them for any
                    expenses that they incur.            reasonable expenses that they
                                                         incur.
 SHARES HELD        General
 IN STREET NAME
                    If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares or when granting or revoking a proxy.
                    Absent specific instructions from you, your broker is NOT empowered to vote your shares, also known as "broker non-votes."
--------------------------------------------------------------------------------------------
                    Effect of Broker Non-Votes           Effect of Broker Non-Votes
                    Broker non-votes will be counted as  Broker non-votes will be counted as
                    present and represented at the       present and represented at the
                    Devon meeting and (1) will not       Mitchell meeting and will have the
                    effect the outcome of the vote with  same effect as a vote against
                    respect to the issuance of Devon     approval of the merger agreement.
                    common stock in the merger, but (2)
                    will have the same effect as a vote
                    against the merger involving Devon
                    under the alternate structure.
--------------------------------------------------------------------------------------------
 AUDITORS           KPMG LLP serves as Devon's           Arthur Andersen LLP serves as
                    independent auditors.                Mitchell's independent auditors.
                    Representatives of KPMG LLP plan to  Representatives of Arthur Andersen
                    attend the Devon meeting and will    LLP plan to attend the Mitchell
                    be available to answer appropriate   meeting and will be available to
                    questions. Its representatives will  answer appropriate questions. Its
                    also have an opportunity to make a   representatives will also have an
                    statement at the meeting if they so  opportunity to make a statement at desire, although it is not expected  the meeting if they so desire,
                    that any statement will be made.     although it is not expected that
                                                         any statement will be made.
--------------------------------------------------------------------------------------------

                                   THE MERGER

BACKGROUND OF THE MERGER

     For Mitchell, the proposed merger with Devon represents the culmination of a lengthy and deliberate process.

     In the late summer of 1999, Mitchell's board of directors determined to explore strategic alternatives for the company in order to increase stockholder returns. On October 6, 1999, Mitchell announced its engagement of Goldman, Sachs & Co. and a predecessor firm of J.P. Morgan Securities Inc. to advise Mitchell regarding strategic alternatives, including possible transactions that might result in a sale or merger. Mitchell engaged both Goldman Sachs and JPMorgan as financial advisors because both firms (including their affiliates or predecessors) had long-term relationships with Mitchell as investment or commercial bankers and financial advisors.

     Over the next six months, Goldman Sachs and JPMorgan contacted on behalf of Mitchell numerous parties, including Devon, as to their interest in participating in an auction process leading to a possible business combination with Mitchell. Conditions within the energy industry and the stock market during the auction process were not, however, generally supportive of a business combination at a price acceptable to Mitchell. At that point, Mitchell's board of directors decided to terminate sales efforts.

     In April 2000, Mitchell announced that, as a result of its review of strategic alternatives, the company planned to continue operating as an independent oil and gas company and to take several steps to improve its stock price performance. These steps included (1) accelerating its development drilling program, (2) expanding its North Texas gas processing facilities, (3) reducing long-term debt and (4) combining its Class A and Class B common stock into a single voting class. Mitchell believes that these efforts, combined with a 50% increase in reserves at mid-year 2000, rapidly growing gas production volumes, increasing gas prices and record earnings, contributed to a doubling of Mitchell's stock price by the early fall of 2000 and the realization of a stock trading multiple comparable to the leaders in the independent oil and natural gas sector. By mid-fall of 2000, Mitchell's management felt that its future outlook was promising enough to consider again a possible merger or sale of the company. Discussions ensued with Mitchell's financial advisors about the strategy and timing of such initiatives. Meanwhile, Mitchell's stock price continued to increase throughout the remainder of 2000, reaching an all time high of $64 per share in late December.

     Beginning in late November and continuing into mid-December 2000, contacts occurred between Mitchell's senior management and another independent oil and gas company regarding that company's possible interest in pursuing a business combination with Mitchell. Although no transaction resulted from these contacts, in the course of discussions, several verbal merger proposals were made to Mitchell. A final offer was made in early March 2001 that valued Mitchell at or near the then current market price for Mitchell's stock. George P. Mitchell and W.D. Stevens, Mitchell's Chief Executive Officer and Chief Operating Officer, respectively, responded that the offer did not represent fair value for the company's assets and, consequently, Mitchell was not interested in pursuing the proposal. All negotiations were then terminated. Throughout this process, Mitchell management kept Mitchell's board of directors informed.

     In the spring of 2001, George P. Mitchell, who was then the majority stockholder of the company, decided to sell a significant block of his Mitchell shares to meet certain personal estate planning, financial and philanthropic goals. Specifically, in early May 2001, Mr. Mitchell sold 4.7 million shares of Mitchell common stock in an underwritten public offering at a price to the public of $53 per share, reducing his beneficial ownership of the outstanding shares of Mitchell common stock to approximately 47%. Mr. Mitchell retained Bracewell & Patterson, L.L.P. to represent his personal interests in this offering.

     Later in May 2001, Mitchell asked its two financial advisors, during the course of their routine contacts with a select group of energy companies, to make these companies aware of Mitchell's openness to a possible sale or merger. Some of these contacts expressed a possible interest, but no meaningful follow-up by them resulted. Subsequently, however, a representative of Goldman Sachs informally inquired of J. Larry Nichols, Chairman, President and Chief Executive Officer of Devon, whether or not Devon might be interested in assessing a possible business combination with Mitchell. This inquiry met with a positive response from Devon. Selected publicly available information regarding Mitchell was provided to Devon.

     On June 14, 2001, a meeting among Mr. Nichols, another then executive officer of Devon, Mr. Stevens and Mitchell's Chief Financial Officer occurred in Houston, Texas. At that meeting, Mitchell management confirmed Devon's interest in evaluating a possible business combination in light of Mitchell's transaction expectations in order to ensure that neither company would be wasting time and effort, as had happened with Mitchell earlier in the year. Satisfied that there was a reasonable basis for proceeding, the parties agreed generally on a schedule for beginning the evaluation process. On June 21, 2001, Mitchell entered into a confidentiality agreement with Devon. Shortly thereafter Devon commenced a due diligence investigation of Mitchell. Over the next several weeks, Mitchell furnished Devon with confidential evaluation materials in several meetings which took place between senior operating management of the two companies. Management of both companies informed the boards of directors of their respective companies of these meetings.

     On August 7, 2001, Mr. Nichols submitted a letter to Mitchell's financial advisors proposing that Devon acquire Mitchell for cash of $30 per share and
0.585 of a share of Devon common stock for each share of Mitchell common stock. The letter stated that the proposal would expire on August 17, 2001. The Mitchell board of directors held a meeting the next day, August 8, 2001, at the company's offices in Houston. At that meeting, Mitchell's management, together with representatives of Mitchell's financial advisors and outside counsel, reviewed with Mitchell's board of directors the proposal contained in Mr. Nichols' August 7 letter as well as background information on Devon. Mitchell's board of directors authorized Mitchell's management to negotiate with Devon.

     Later that same day, August 8, a representative of Goldman Sachs telephoned Mr. Nichols on behalf of Mitchell to inform him that Mitchell's board of directors had considered Devon's proposal and to discuss the board's response to that proposal.

     At about this same time, Devon engaged UBS Warburg LLC to act as its financial advisor in connection with its possible acquisition of Mitchell.

     Mr. Nichols, in the course of a telephone conversation on the evening of August 9 with a representative of Goldman Sachs, responded to the following issues raised by Mitchell's board of directors in considering Devon's August 7 proposal: the proposed merger consideration; the possible imposition of a "collar" around the share exchange ratio to protect Mitchell stockholders against future decreases in the price of Devon's stock; and the extent to which Devon might require Mr. and Mrs. George P. Mitchell to support the merger as Mitchell stockholders. Mr. Nichols stated that Devon was prepared to raise the cash portion of its offer to $31 per share. Mr. Nichols made it clear, however, that a "collar" was unacceptable to Devon. He explained that, because the market prices of both Devon's and Mitchell's common stock are sensitive to changes in the price of natural gas, a collar would be unfair to Devon because its probable effect would be to leave only his company's stockholders exposed to the impact of future declines in the price of natural gas on stock market prices. Furthermore, Mr. Nichols insisted that Devon would require Mr. and Mrs. George
P. Mitchell to grant Devon an irrevocable proxy to vote their Mitchell shares in connection with the merger and an option to purchase those shares.

     In telephone conversations on August 10, Mr. Stevens and a representative of Goldman Sachs discussed with Mr. Nichols the proposed terms of the merger and asked Devon to increase its offer again. Mr. Nichols refused to do so. Finally, Messrs. Stevens and Nichols agreed to meet in Houston over the next several days, together with their respective management teams, financial advisors and legal counsel, to complete mutual due diligence and to determine if Devon and Mitchell could agree on merger terms and if Devon could reach agreement with Mr. and Mrs. George P. Mitchell on contractual support for the merger. Later that same day, Devon instructed its outside legal counsel, Mayer, Brown & Platt, to commence documentation of the proposed merger as well as the proposed contractual arrangements between Devon and Mr. and Mrs. Mitchell.

     The Devon and Mitchell groups met as proposed at the Houston offices of Vinson & Elkins L.L.P. beginning on Saturday, August 11, and continuing until the early evening of Monday, August 13. They were joined by Mr. and Mrs. George
P. Mitchell's legal counsel. At his initial meeting with Devon's General Counsel and its outside legal counsel, Mayer, Brown & Platt, on August 11, Mr. and Mrs. Mitchell's legal counsel explained his clients' objection to the proposed grant of an option to Devon to purchase their Mitchell shares. In view of the relatively large number of Devon shares that Mr. and Mrs. Mitchell would receive in the proposed merger, Mr. and Mrs. Mitchell's legal counsel also requested that Devon grant Mr. and Mrs. Mitchell both demand and "piggyback" registration rights. He indicated, however, that Mr. and Mrs. Mitchell were generally agreeable to entering an agreement with Devon to vote in favor of the merger and not to sell their Mitchell shares during the next two years. By the following Monday, August 13, Devon had reached the agreements with Mr. and Mrs. Mitchell that are embodied in the principal shareholders agreement and the investor rights agreement described under "Agreements among Devon, George P. Mitchell and Cynthia Woods Mitchell."

     Mayer, Brown & Platt presented Mitchell and its outside legal counsel, Vinson & Elkins L.L.P., with a draft of the proposed merger agreement early on Saturday evening, August 11. Over the ensuing 48-hour period, Devon and Mitchell negotiated and documented a definitive merger agreement. For a description of the terms of the definitive merger agreement, see "The Merger Agreement."

     During the course of negotiations in Houston on August 11 and 12, Mitchell and Devon and their financial advisors also completed their respective due diligence work.

     During the afternoon of Monday, August 13, 2001, Mitchell's board of directors met at the company's offices in Houston to discuss the proposed transaction. After a management presentation, a member of Vinson & Elkins L.L.P. presented to Mitchell's board of directors an overview of the terms and conditions of the proposed merger agreement and advised the board as to its fiduciary duties. Mr. and Mrs. Mitchell's legal counsel summarized for Mitchell's board of directors the terms and conditions of the proposed principal shareholders agreement and investor rights agreement among Devon and Mr. and Mrs. Mitchell. Representatives of Goldman Sachs and JPMorgan then provided their respective financial analyses with regard to the proposed merger agreement. Goldman Sachs and JPMorgan then delivered their respective opinions to Mitchell's board of directors to the effect that, as of that date and subject to the assumptions and other matters set forth in the opinions, the consideration to be received by the holders of Mitchell common stock pursuant to the merger agreement was fair from a financial point of view to the holders. For a discussion of the opinions of Goldman Sachs and JPMorgan, see "-- Opinions of Financial Advisors -- Opinion of Goldman, Sachs & Co. -- Financial Advisor to Mitchell" and "-- Opinion of J.P. Morgan Securities Inc. -- Financial Advisor to Mitchell." Based on the information presented, Mitchell's board of directors unanimously approved and adopted the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Mitchell and its stockholders. Mitchell's board of directors also adopted a resolution recommending to Mitchell stockholders that they vote FOR approval of the merger agreement.

     On August 13, 2001, Devon's board of directors (with the exception of Michael Kanovsky, who was unable to attend the meeting) also met to discuss the proposed transaction. During that meeting, Devon's General Counsel and a representative of Mayer, Brown & Platt presented to Devon's board of directors and discussed with the board a legal overview of the terms and conditions of the proposed merger agreement and the proposed principal shareholders agreement and investor rights agreement among Devon and Mr. and Mrs. Mitchell. Representatives of Devon's management and UBS Warburg LLC then provided an overview of Mitchell's assets and a description of the combined company to Devon's board of directors. UBS Warburg LLC also discussed with the board a strategic and financial overview of the proposed merger. UBS Warburg LLC then delivered its opinion to Devon's board of directors to the effect that the consideration to be paid by Devon to holders of Mitchell common stock pursuant to the merger agreement was fair to Devon from a financial point of view as of that date. For a discussion of UBS Warburg LLC's opinion, see "-- Opinions of Financial Advisors -- Opinion of UBS Warburg LLC -- Financial Advisor to Devon." Based on the information presented, Devon's board of directors, by a unanimous vote of those directors who attended the meeting, approved and adopted the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Devon and its stockholders. Devon's board of directors also adopted a resolution recommending to Devon stockholders that they vote FOR approval of the issuance of Devon common stock in the merger.

     Devon purchased 100 shares of Mitchell common stock from Mr. Mitchell for $6,212 and the merger agreement, the principal shareholders agreement and the investor rights agreement were signed after the close of trading on August 13, 2001. Devon purchased 100 shares of Mitchell common stock in order to assure the creation of an agreement among shareholders that would be enforceable under Section B, Article 2.30 of the Texas Business Corporation Act and which would help assure the enforceability of the irrevocable proxy granted to Devon in the shareholders agreement. Devon and Mitchell issued a joint press release announcing the merger the following morning before the stock markets opened.

     On October 5, 2001, the parties amended and restated each of the merger agreement, the principal shareholders agreement and the investor rights agreement. The amendments agreed to by the parties provide for the alternate structure described in this document and reflect several other minor changes that do not materially affect the substantive terms of the transaction.

RECOMMENDATION OF MITCHELL'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     Mitchell's board of directors has approved and adopted the merger agreement and determined that the merger agreement and the transactions that it contemplates are advisable and in the best interests of Mitchell and its stockholders. Accordingly, the board recommends that Mitchell stockholders vote to approve the merger agreement.

     Mitchell's board of directors considered various factors, including the following, in unanimously approving the merger agreement and the merger (the order does not reflect the relative significance):


     - Merger Consideration -- The value of the merger consideration, as of August 13, 2001, represented a 32% premium over the closing price of Mitchell's common stock on that date and, in the board's view, was the only offer it had received for the company that appropriately reflected the company's enterprise value. The merger agreement requires Devon to pay approximately $1.6 billion and to issue approximately 29.4 million shares of its common stock to Mitchell stockholders. Accordingly, Mitchell stockholders will obtain in the merger cash for a substantial portion of the value of their shares and will also have the opportunity to participate in any post-merger appreciation in the value of Devon common stock.


     - Increased Liquidity -- The combined company's common stock will be traded on the American Stock Exchange in substantially greater dollar volumes than that of Mitchell on the New York Stock Exchange, providing greater liquidity for Mitchell stockholders and for new institutional investors.

     - Complementary Assets and Diversification -- Mitchell's operations and its reserves are concentrated in North Texas, East Texas and along the Texas Gulf Coast, complementing Devon's core operating areas elsewhere in the United States. Mitchell's largest field, the Newark East Barnett Shale field in North Texas, will also add a new high-growth core area to Devon's domestic natural gas assets and operations. Further, Devon's United States, Canadian and international oil and gas operations will provide Mitchell stockholders with a more diversified exploration and exploitation portfolio. Lastly, Mitchell is one of the nation's largest independent producers of NGLs, and Mitchell's NGL assets will expand considerably Devon's midstream business.

     - Industry Leadership Position -- Devon and Mitchell together produced approximately 1.4 Bcf of natural gas per day in the United States during the second quarter of 2001, and the combined company (without giving effect to Devon's acquisition of Anderson) will be the second largest independent natural gas producer in the United States in terms of total per day natural gas production. Based on year-end 2000 reserve information and on a pro forma basis, Mitchell's merger with Devon will increase Devon's proved reserves by approximately 38% to 1.5 billion Boe.

     - Strong Pro Forma Financial Profile -- Devon has a strong balance sheet and its debt securities carry higher ratings than Mitchell's debt securities. Mitchell's board of directors believes that the pro forma financial profile of the combined company will result in an improved ability to increase reserves and production through expanded exploration and development drilling programs than had Mitchell elected to remain independent.

     - Tax Consequences of the Merger -- The merger is structured to be taxable, for U.S. federal income tax purposes to Mitchell stockholders, only to the extent that Mitchell stockholders receive cash in the merger, but otherwise to be tax-free to all parties.

     - Opinions of Financial Advisors -- Mitchell's board of directors also considered the presentations and opinions of both Goldman Sachs and JPMorgan described elsewhere in this document to the effect that, based on their assumptions and other matters stated in their respective opinions, the consideration to be received by holders of Mitchell's common stock pursuant to the merger agreement was fair from a financial point of view to the holders as of the date of those opinions.

     On September 7, 2001, Mitchell's board of directors met to discuss Devon's proposed acquisition of Anderson and the impact of that transaction on Mitchell's proposed merger with Devon. After a management presentation, representatives of JPMorgan reviewed with Mitchell's board of directors a financial analysis of the potential impact of the Anderson transaction on the proposed merger. JPMorgan then delivered its oral opinion, subsequently confirmed in writing, to Mitchell's board of directors to the effect that, as of that date and subject to the assumptions and other matters set forth in its written opinion dated as of September 7, 2001, the consideration to be received by the holders of common stock of Mitchell in the proposed merger with Devon was fair, from a financial view, to the holders. (Mitchell's board had requested only JPMorgan to update its opinion because of the board's view that one updated opinion would suffice.) Based on the information presented with respect to the Anderson transaction and its impact on the proposed merger, Mitchell's board of directors confirmed, by a unanimous vote of those directors present at the meeting, its earlier determination that the merger agreement and the merger are advisable and in the best interests of Mitchell and its stockholders.

     Mitchell's board of directors requested JPMorgan to update its opinion because of the board's concern about the impact of the Anderson transaction on Devon and, therefore, on Mitchell's proposed merger with Devon. The board, however, does not intend to request either JPMorgan or Goldman Sachs to update its opinion to address the alternate structure because the board believes that the alternate structure involves no change for the Mitchell stockholders in the economics of the transaction. Nor does the board intend to request either of its financial advisors to update its opinion to address the decline in Devon's stock price subsequent to August 13, 2001, inasmuch as the board realized, when it first considered the merger agreement, that, in the absence of a collar for the stock portion of the merger consideration, the market value of such consideration to Mitchell stockholders in the transaction would vary based on the market price of Devon's common stock. Mitchell's board of directors also regarded the cash portion of the merger consideration, which is fixed at $31 per share, as mitigating the absence of a collar for the stock portion. Furthermore, the board believed that, in the absence of the proposed transaction, the market price of Mitchell's common stock would have declined comparably to the market price of Devon's common stock, both Devon and Mitchell being predominantly natural gas producers and their stock prices being sensitive to changes in the prices of the same commodity, natural gas. Although the board does not contemplate requesting an update of either opinion in any other circumstances, the board reserves the right to do so if, in its judgment, future events make it advisable.

     Mitchell's board of directors realized that there are risks associated with the merger and an investment in the combined company, the principal risks being that:

     - the operations of the two companies may not be successfully integrated;

     - the value of the aggregate consideration to Mitchell stockholders in the transaction will decrease if the market value of Devon common stock decreases;

     - the combined company's debt level is significant and may limit its financial flexibility; and

     - the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement.

     The first three of these risks are discussed more fully under "Risk Factors." In regard to the fourth risk, the conditions to the merger are described in detail under "The Merger Agreement -- Conditions to the Merger."

     The preceding discussion of the information and factors considered and given weight by Mitchell's board of directors is not intended to be exhaustive. However, Mitchell's board of directors believes that the discussion includes all of the material factors that it considered. In reaching its decision to approve and to recommend approval to Mitchell stockholders of the merger agreement, Mitchell's board of directors did not assign any relative or specific weights to the factors it considered. Individual directors may have given different weights to different factors.

RECOMMENDATION OF DEVON'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     Devon's board of directors has approved and adopted the merger agreement and determined that the merger agreement and the transactions that it contemplates are advisable and in the best interests of Devon and its stockholders. Accordingly, the board recommends that Devon stockholders vote to approve and adopt the merger agreement and the transactions that it contemplates.

     The merger is part of Devon's overall business strategy for growth through exploration and development of existing properties and through strategic mergers and acquisitions. Following Devon's acquisitions of Anderson and Mitchell, Devon will be the largest independent natural gas producer in North America based on pro forma production for the quarter ended June 30, 2001. In reaching its decision to approve and adopt the merger agreement, Devon's board of directors consulted with Devon's management, as well as its financial and legal advisors. Devon's board of directors believes that Devon and its stockholders will benefit from the merger for the following reasons (the order does not reflect the relative significance):

     - Per Share Accretion -- Devon anticipates that the merger will provide accretion, to varying degrees, in cash margin per share, earnings per share, reserves per share and production per share on a pro forma basis to varying degrees, although the combination of both Anderson and Mitchell with Devon is expected to be dilutive to earnings per share in the near term.

     - Growth Oriented Asset Base -- Devon believes that there are significant development and exploitation projects in each of Mitchell's core areas. Devon expects these exploitation and development projects to provide Devon with relatively low-risk (geological and technical) opportunities to increase production for the next several years. Devon also anticipates that the midstream business will grow significantly during the next two years. Devon expects that this growth will come not only from the expected production growth, but also from additional processing capacity and efficiency to be realized from the investment of over $200 million that Mitchell has made over the last two years to expand and upgrade its midstream facilities.

     - Marketing and Transportation Opportunities -- The pipeline infrastructure that Mitchell owns currently transports gas both from Mitchell's wells and from third parties' wells. These pipelines have multiple direct connections to end users of natural gas and to major interstate pipelines that can take gas to the east, midwest and southeast portions of the United States. Because the Mitchell pipelines have capacity to accept additional gas, Devon expects that these facilities will provide Devon an opportunity to deliver and sell its own gas to the most favorable of the multiple markets that the pipelines serve. In addition, the gas produced from Mitchell's Texas fields, when aggregated with Devon's east Texas and Permian Basin gas production, is expected to provide Devon with increased ability to negotiate the sale of its natural gas production.

     - Midstream Opportunities -- Natural gas production often contains NGLs, which can either be (1) left in the natural gas stream and sold along with the natural gas or (2) extracted from the natural gas at a processing facility and sold separately, depending on the quality of the liquid, as pentane, butane, propane or similar products. The decision of whether to sell the liquids with the gas stream or to extract the liquids and sell them separately is based on a number of factors, including (1) access to a processing facility; (2) fees charged by such facilities; and
       (3) prices for natural gas and the separated liquids. Generally, extracting the liquids and selling them separately results in more value per Mcf produced than selling the natural gas with the liquids. Mitchell's natural gas produced from the Barnett Shale, and natural gas produced from some of Devon's other properties in the area, contain NGLs. Owning Mitchell's processing facilities is expected to give Devon:

      - the ability to increase the value of Devon's own natural gas production;

      - additional revenue from processing third party natural gas; and

      - a significant share of the regional NGL supply, which should enhance Devon's ability to negotiate the sale of NGL production.

     In addition to its tangible cash generating value, Devon believes that there is significant intangible value to Mitchell's midstream business. Although Devon currently has midstream operations associated with existing producing properties, the merger would increase the size of Devon's midstream assets by more than eight-fold. The addition of these assets and the employees specialized in their operation is expected to enable Devon to deepen and broaden its knowledge and experience base in this business. It will also provide Devon a much larger platform on which to build.

     - Knowledge and Experience with a Unique Technology -- In 1998, Mitchell began implementing a new fracture completion technology referred to as light sand fracturing, or LSF. LSF costs materially less than more traditional hydraulic fracturing techniques. This has made it economical to expand development of the Barnett Shale. Devon believes that LSF technology can be used on other Devon assets to enhance recoveries and economics. Devon views the merger as an opportunity to gain Mitchell's experience and expertise with a lower-cost technology that is not yet widely used.

     - Increased Exposure to North American Natural Gas -- Mitchell's reserves are in excess of 70% natural gas. Devon's reserves would increase from 53% natural gas to approximately 58% natural gas on a pro forma basis after giving effect to the merger. Given the current supply/demand balance within the North American natural gas market and the outlook for this market, Devon believes that increasing its exposure to North American natural gas is opportune.

     - Larger Size -- The combined company (without giving effect to Devon's acquisition of Anderson) will be the fourth largest oil and gas company in North America, based on enterprise value. There are several intangible advantages to the larger size:

      - Devon expects to have even greater liquidity in the market for its shares;

      - Based on Devon's prior experience with making acquisitions, the combined company's larger size should allow Devon to consider future transactions that would not otherwise be possible; and

      - The combined company's larger size is expected to give Devon greater marketing, purchasing and operating strengths.

     - Opinion of Financial Advisor -- Devon's board of directors also considered the presentation and opinion of UBS Warburg LLC described elsewhere in this document to the effect that, based on its assumptions and other matters stated in its opinion, the merger consideration to be paid by Devon in the merger was fair from a financial paint of view to Devon as of the date of the opinion. Devon's board of directors does not intend to request UBS Warburg LLC to update its opinion to address the alternate structure because the board believes that the alternate structure involves no change in the economics of the transaction. The board also does not intend to request UBS Warburg LLC to update its opinion to address the decline in Devon's stock price subsequent to August 13, 2001, inasmuch as the board realized, when it first considered the merger agreement, that the value of the stock portion of the consideration would vary based on Devon's stock price.


     Devon's board of directors realized that there are risks associated with the merger and the merger agreement, including the following risks:


     - Integration Risks -- The operations, technologies and personnel of the two companies may not be successfully integrated. The merger will include risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management's attention. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers.

     - Closing Conditions May Not Be Satisfied -- The merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement. Neither Devon nor Mitchell is obligated to complete the transaction unless the conditions in the merger agreement are satisfied or, in some cases, waived.

     - Significant Investment in Barnett Shale -- Mitchell's significant investment in the Barnett Shale in North Texas may not generate the benefits expected by Devon. Devon believes that a significant portion of Mitchell's value and future potential is tied to its assets in the Barnett Shale. To the extent that those assets do not generate the return expected of them, the benefits of the transaction to Devon will be reduced.

     - Uncertainty as to Accretion -- The combined company may not realize the accretion that Devon expects from the merger to its reserves per share, production per share or cash margin per share. It is possible that the merger may, in fact, be dilutive to Devon's actual per share results in the future. Future events and conditions that could reduce or eliminate such accretion or cause such dilution include adverse changes in energy market conditions; commodity prices for natural gas, oil and NGLs; maintenance and growth of production levels; anticipated reserve levels; future operating results; competitive conditions; the effectiveness of technologies; the availability of capital resources; laws and regulations affecting the energy business; capital expenditure obligations; and general economic conditions.

     - Concentration of Assets in North Texas -- Mitchell has significant assets located near large population centers in North Texas. This means that the combined company will be particularly sensitive to regulatory or environmental issues relating to these large population centers.

     The preceding discussion of the information and factors considered and given weight by Devon's board of directors is not intended to be exhaustive. However, Devon's board of directors believes that the discussion includes all of the material factors that it considered. In reaching its decision to approve the merger agreement and the transactions that it contemplates and to recommend approval to Devon stockholders of the issuance of Devon common stock in the merger, Devon's board of directors did not assign any relative or specific weights to the factors it considered. Individual directors may have given different weights to different factors.

CERTAIN PROSPECTIVE PRODUCTION DATA AND FINANCIAL INFORMATION (UNAUDITED)

     Devon does not as a matter of course make public forecasts or projections as to future revenue or results of operations beyond one fiscal year. However, during the course of negotiations, Devon presented certain production data and financial information to Mitchell that included production and financial models prepared by Devon's management relating to Devon's possible future production and financial performance. This Devon prospective production data and financial information was not prepared with a view towards public disclosure or compliance with either the published guidelines of the Securities and Exchange Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The Devon prospective production data and financial information was not prepared in accordance with generally accepted accounting principles and was not audited or reviewed by independent auditors, nor did any independent auditors perform any services with respect thereto. The Devon prospective production data and financial information is summarized in this document solely because it was furnished to Mitchell by Devon and considered by Mitchell and its financial advisors in connection with evaluating the merger.

     The Devon prospective production data and financial information, while presented with numerical specificity, was based on numerous estimates and assumptions regarding energy market conditions, commodity prices for natural gas, oil and NGLs, maintenance and growth of production levels, anticipated reserve levels, future operating results, capital expenditures, obligations and general economic conditions, all of which are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks and are difficult to quantify and many of which are beyond the control of Devon. Further, it does not give effect to Devon's acquisition of Anderson. Accordingly, there can be no assurance that the results suggested by the Devon prospective production data and financial information will be realized, and it is likely that future results will vary from those set forth below, possibly by material amounts.

     The inclusion of the Devon prospective production data and financial information should not be regarded as an indication that Devon, Mitchell or their respective representatives considered or consider the Devon prospective production data and financial information to be a reliable prediction of future events, and the Devon prospective production data and financial information should not be relied on as such. Devon is under no obligation to and has no intention to update the Devon prospective production data and financial information at any future time. The Devon prospective production data and financial information included the information set forth below:

                                                DEVON ENERGY CORPORATION
                            PROSPECTIVE PRODUCTION DATA AND FINANCIAL INFORMATION (UNAUDITED)
                                            FOR THE YEAR ENDING DECEMBER 31,
                           -------------------------------------------------------------------
                              2001          2002          2003          2004          2005
                           -----------   -----------   -----------   -----------   -----------
                                               (ALL AMOUNTS IN THOUSANDS)
Production (Boe).........     126,538       131,242       145,152       162,027       176,410
Total revenue............  $2,549,964    $2,713,905    $2,832,267    $2,935,804    $3,030,415
Earnings before interest,
  taxes, depreciation and
  amortization...........  $1,934,747    $2,065,428    $2,160,202    $2,226,169    $2,311,082
Depreciation, depletion
  and amortization of
  property and
  equipment..............  $  721,965    $  674,356    $  778,507    $  881,688    $  999,836
Net income...............  $  676,540    $  799,468    $  773,470    $  761,682    $  752,029

     Mitchell also provided Devon with certain prospective production data and financial information regarding Mitchell, but Devon did not rely on or use the information due in part to technical difficulties with accessing the data and due also to Devon's decision to independently develop its own financial models for Mitchell's possible future performance. Because the Mitchell prospective production data and financial information was not relied on or used by Devon in its evaluation of the merger, the Mitchell prospective production data and financial information is not summarized in this document.

OPINIONS OF FINANCIAL ADVISORS

     OPINION OF GOLDMAN, SACHS & CO. -- FINANCIAL ADVISOR TO MITCHELL

     On August 13, 2001, Goldman Sachs delivered its opinion to Mitchell's board of directors that as of the date of the opinion and based on and subject to the various qualifications and assumptions described in the opinion, the consideration to be received by the holders of shares of Mitchell common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

     The full text of the written opinion of Goldman Sachs, dated August 13, 2001, is attached as Annex D. You are urged to, and should, read the Goldman Sachs opinion in its entirety. Goldman Sachs conducted its analysis and provided its opinion for the information and assistance of Mitchell's board of directors in connection with its consideration of the transactions contemplated by the merger agreement at the meeting of Mitchell's board of directors on August 13, 2001. Goldman Sachs has not been requested by Mitchell's board of directors to update its analysis or its opinion for events occurring subsequent to August 13, 2001. As a result, neither Goldman Sachs' analysis nor its opinion takes into account any events or circumstances relating to Mitchell or Devon that occurred after the meeting of Mitchell's board of directors on August 13, 2001, including the effects of Devon's acquisition of Anderson on the closing of the merger and on Devon in the future. The Goldman Sachs opinion is not a recommendation as to how any Mitchell stockholder should vote with respect to the approval of the merger agreement.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - annual reports to stockholders and annual reports on Form 10-K of Mitchell for the year ended December 31, 2000 and for the four fiscal years ended January 31, 2000;

     - annual reports to stockholders and annual reports on Form 10-K of Devon for the five years ended December 31, 2000;

     - interim reports to stockholders and quarterly reports on Form 10-Q of Mitchell and Devon, including a draft report on Form 10-Q of Devon for the six-month period ended June 30, 2001;

     - other communications from Mitchell and Devon to their respective stockholders;

     - reports of Mitchell management with respect to the estimated oil and gas reserves of Mitchell;

     - reports of Devon management with respect to the estimated oil and gas reserves of Devon; and

     - internal financial analyses and forecasts for Mitchell and Devon prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of Mitchell and Devon to result from the merger.

     Goldman Sachs also held discussions with the senior management of each of Mitchell and Devon regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for shares of Mitchell common stock and shares of Devon common stock;

     - compared financial and stock market information for Mitchell and Devon with similar information for certain other companies that have publicly traded securities;

     - reviewed the financial terms of certain recent business combinations in the oil and gas industry specifically and in other industries generally; and

     - performed other studies and analyses that Goldman Sachs considered appropriate.

     Goldman Sachs relied on the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of

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

rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of Mitchell's board of directors, that the financial forecasts prepared by the managements of Mitchell and Devon have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Mitchell and Devon. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Mitchell or Devon or any of their subsidiaries and, except for the reserve reports provided by Devon's and Mitchell's management, was not furnished with any such evaluation or appraisal. The financial forecasts and other information provided to Goldman Sachs did not include any effects of Devon's acquisition of Anderson.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Mitchell's board of directors on August 13, 2001. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The following summary of the financial analyses include information presented in tabular form. In order to more fully understand each financial analysis used by Goldman Sachs, each table must be read together with the full text of the related part of the summary.

     Selected Companies Analysis -- Mitchell. Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples relating to Mitchell to corresponding financial information, ratios and public market multiples for the following six publicly traded companies:

     - Burlington Resources Inc.;

     - Cross Timbers Oil Company;

     - EOG Resources, Inc.;

     - Louis Dreyfus Natural Gas Corp.;

     - Newfield Exploration Company; and

     - Noble Affiliates, Inc.

     Although none of these companies was directly comparable to Mitchell, the selected companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Mitchell.

     Goldman Sachs calculated and compared various financial multiples and ratios based on the most recent publicly available information. The multiples and ratios for Mitchell and each of the six selected companies were calculated using closing share prices as of August 10, 2001. Goldman Sachs' analyses of the selected companies compared the following to the results for Mitchell:

     - closing share price on August 10, 2001 as a percentage of the highest share price over the prior 52-week period;

     - closing share price on August 10, 2001 as a multiple of the mean estimated discretionary cash flow ("DCF") per share for 2001 and 2002 as reported by First Call, an electronic service provided by Thompson Financial that aggregates the earnings and cash flow estimates of equity research analysts;

     - total enterprise value, which is the market value of common equity plus preferred stock plus minority interest plus total debt less working capital, as a multiple of estimated debt adjusted cash flow, which is DCF plus after-tax interest expense ("DACF"), for 2001 and 2002; and

     - closing share price on August 10, 2001 as a multiple of First Call mean estimated earnings per share for 2001 and 2002.

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

     The results of these analyses are summarized as follows:

                 SELECTED PUBLICLY TRADED OIL AND GAS COMPANIES

                                                      RANGE      MEAN    MEDIAN   MITCHELL
                                                   -----------   -----   ------   --------
August 10, 2001 closing share price as a
  percentage of 52-week high share price.........  57.3%-75.5%   65.0%   63.4%     70.3%
August 10, 2001 closing share price as a multiple
  of First Call mean estimated 2001 DCF per
  share..........................................   2.9x-4.3x     3.3x    3.2x      4.0x
August 10, 2001 closing share price as a multiple
  of First Call mean estimated 2002 DCF per
  share..........................................   3.3x-5.2x     3.9x    3.7x      4.2x
Total enterprise value as a multiple of estimated
  2001 DACF......................................   3.7x-5.3x     4.4x    4.2x      4.5x
Total enterprise value as a multiple of estimated
  2002 DACF......................................   4.1x-6.2x     5.1x    5.1x      4.8x
August 10, 2001 closing share price as a multiple
  of First Call mean estimated 2001 earnings per
  share..........................................  6.5x-10.9x     8.4x    8.3x      7.5x
August 10, 2001 closing share price as a multiple
  of First Call mean estimated 2002 earnings per
  share..........................................  8.6x-17.6x    13.7x   13.7x      8.9x

     Goldman Sachs also compared the following for the selected companies:

     - total enterprise value per Mcfe of proved reserves;

     - proved reserves as a multiple of production; and

     - percentage of proved gas reserves.

     The results of these analyses are summarized as follows:

                 SELECTED PUBLICLY TRADED OIL AND GAS COMPANIES

                                                                             MITCHELL WITH
                                                                            RESERVES AS OF
                                             RANGE       MEAN     MEDIAN   DECEMBER 31, 2000
                                          ------------   -----    ------   -----------------
Total enterprise value per Mcfe of
  proved reserves.......................  $0.90- $2.09   $1.23    $1.06          $1.73
Proved reserves as a multiple of
  production............................   5.5x- 12.6x    10.4x    11.2x          10.0x
% proved gas reserves...................    62%- 89%        79%      79%            95%

     Selected Companies Analysis -- Devon. Goldman Sachs also reviewed and compared selected financial information, ratios and public market multiples relating to Devon to corresponding financial information, ratios and public market multiples for the following eight publicly traded companies:

     - Anadarko Petroleum Corporation;

     - Apache Corporation;

     - Burlington Resources Inc.;

     - EOG Resources, Inc.;

     - Kerr-McGee Corporation;

     - Murphy Oil Corporation;

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

     - Ocean Energy, Inc.; and

     - Unocal Corporation.

     Although none of these companies was directly comparable to Devon, the selected companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Devon.

     Goldman Sachs calculated and compared the same financial multiples and ratios that were used with respect to Mitchell based also on the most recent publicly available information and closing share prices as of August 10, 2001. The results of these analyses are summarized as follows:

                 SELECTED PUBLICLY TRADED OIL AND GAS COMPANIES

                                                   RANGE      MEAN    MEDIAN   DEVON
                                                -----------   -----   ------   -----
August 10, 2001 closing share price as a
  percentage of 52-week high share price......  57.3%-89.3%    77.4%   78.8%    74.6%
August 10, 2001 closing share price as a
  multiple of First Call mean estimated 2001
  DCF per share...............................   3.3x-4.5x      3.9x    3.9x     3.6x
August 10, 2001 closing share price as a
  multiple of First Call mean estimated 2002
  DCF per share...............................   3.6x-5.4x      4.5x    4.5x     4.3x
Total enterprise value as a multiple of
  estimated 2001 DACF.........................   4.0x-5.9x      5.0x    5.1x     3.7x
Total enterprise value as a multiple of
  estimated 2002 DACF.........................   5.0x-6.7x      5.7x    5.6x     4.5x
August 10, 2001 closing share price as a
  multiple of First Call mean estimated 2001
  earnings per share..........................   7.6x-11.5x     9.8x   10.2x     8.4x
August 10, 2001 closing share price as a
  multiple of First Call mean estimated 2002
  earnings per share..........................   9.8x-17.6x    13.8x   14.3x    12.9x

     Goldman Sachs also calculated and compared the same reserve multiples and ratios used with respect to Mitchell for Devon and the selected companies with operations similar to Devon. The results of these analyses are summarized as follows:

                 SELECTED PUBLICLY TRADED OIL AND GAS COMPANIES

                                                                            DEVON WITH
                                                                          RESERVES AS OF
                                            RANGE       MEAN    MEDIAN   DECEMBER 31, 2000
                                         ------------   -----   ------   -----------------
Total enterprise value per Mcfe of
  proved reserves......................   $1.05-$1.66   $1.34   $1.33          $1.10
Proved reserves as a multiple of
  production...........................    8.7x-12.6x    10.1x    9.8x           8.9x
% proved gas reserves..................     26%-88%        56%     52%            53%

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

     Premium Analysis. Goldman Sachs reviewed the historical trading prices for Mitchell common stock and compared the closing prices to the $60.13 implied per share value of the consideration to be received by the holders of Mitchell common stock in the merger based on the closing price of Devon common stock as of August 10, 2001. The following table presents the premium of such implied per share value to the closing prices of Mitchell common stock for the periods presented.

                                PREMIUM ANALYSIS

                                                              CLOSING PRICE   PREMIUM
                                                              -------------   -------
August 10, 2001.............................................     $44.97          34%
30-day Average..............................................      45.08          33
60-day Average..............................................      47.69          26
5-year High.................................................      64.00          (6)
5-year Low..................................................       9.63         525
52 Week High................................................      64.00          (6)
52 Week Low.................................................      32.17          87

     Selected Transactions Analysis. Goldman Sachs analyzed publicly available information relating to 19 selected transactions in the oil and gas exploration and production industry since 1998. Although none of the selected transactions were directly comparable to the proposed merger, the selected transactions were chosen because they involved companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Mitchell and Devon. Goldman Sachs' analyses of the selected transactions compared the following to the results for Mitchell:

     - the percentage premium of the announced transaction price over the acquired company's undisturbed market price;

     - equity value as a multiple of DCF (one and two years forward); and

     - reserve value, which is enterprise value less the value of nonreserve assets, to proved reserves.

     The following table summarizes the results of the selected transactions analysis:

                         SELECTED TRANSACTIONS ANALYSIS

                                                                         MITCHELL AT DEVON
                                                                        OFFER WITH RESERVES
                                                    RANGE      MEDIAN   AS OF MAY 31, 2001
                                                 -----------   ------   -------------------
Percentage premium over undisturbed price......     6%-61%        31%             34%
Equity value as a multiple of DCF:
  1 year forward...............................   3.1x-10.3x     4.4x            5.4x
  2 years forward..............................   1.5x-9.6x      4.4x            5.7x
Reserve value/proved reserves..................  $0.60-$1.57   $0.91           $1.06


     The following table summarizes the results of those of the selected transactions (five of the 19 selected transactions) in which gas comprised more than 60% of reserves:


                                                                         MITCHELL AT DEVON
                                                                        OFFER WITH RESERVES
                                                    RANGE      MEDIAN   AS OF MAY 31, 2001
                                                 -----------   ------   -------------------
Percentage premium over undisturbed price......    19%-61%        28%             34%
Equity value as a multiple of DCF:
  1 year forward...............................   3.8x-8.6x      4.6x            5.4x
  2 years forward..............................   4.1x-9.6x      4.4x            5.7x
Reserve value/proved reserves..................  $1.08-$1.57   $1.22           $1.06

     Financial Analysis of 3-Year Forecast. Goldman Sachs performed analyses to determine the present values as of August 10, 2001 of hypothetical future stock prices for Mitchell and future Mitchell dividends at Mitchell's current quarterly rate. These analyses were based on Mitchell management's three-year financial forecast, including its oil and gas pricing assumptions, and were calculated on the basis of both price to discretionary cash flow terminal multiples and enterprise value to debt adjusted cash flow terminal multiples.

     The following tables present the ranges of present values indicated by these analyses.

           BASED ON PRICE/DISCRETIONARY CASH FLOW TERMINAL MULTIPLES

                     TERMINAL YEAR 2002E                                               TERMINAL YEAR 2003E
--------------------------------------------------------------    --------------------------------------------------------------
                               EQUITY DISCOUNT RATE                                              EQUITY DISCOUNT RATE
TERMINAL            ------------------------------------------    TERMINAL            ------------------------------------------
MULTIPLES            8.0%     9.0%    10.0%    11.0%    12.0%     MULTIPLES            8.0%     9.0%    10.0%    11.0%    12.0%
---------           ------   ------   ------   ------   ------    ---------           ------   ------   ------   ------   ------
  3.0X............  $36.79   $36.45   $36.12   $35.80   $35.48    3.0X..............  $38.20   $37.51   $36.84   $36.19   $35.55
  3.5X............   42.83    42.44    42.06    41.68    41.31    3.5X..............   44.40    43.60    42.82    42.06    41.32
  4.0X............   48.88    48.43    48.00    47.57    47.14    4.0X..............   50.60    49.69    48.80    47.93    47.09
  4.5X............   54.93    54.43    53.93    53.45    52.97    4.5X..............   56.81    55.78    54.78    53.81    52.86
  5.0X............   60.97    60.42    59.87    59.33    58.80    5.0X..............   63.01    61.87    60.76    59.68    58.62

      BASED ON ENTERPRISE VALUE/DEBT ADJUSTED CASH FLOW TERMINAL MULTIPLES

                     TERMINAL YEAR 2002E                                               TERMINAL YEAR 2003E
--------------------------------------------------------------    --------------------------------------------------------------
                               EQUITY DISCOUNT RATE                                              EQUITY DISCOUNT RATE
TERMINAL            ------------------------------------------    TERMINAL            ------------------------------------------
MULTIPLES            8.0%     9.0%    10.0%    11.0%    12.0%     MULTIPLES            8.0%     9.0%    10.0%    11.0%    12.0%
---------           ------   ------   ------   ------   ------    ---------           ------   ------   ------   ------   ------
  3.5X............  $39.30   $38.94   $38.59   $38.25   $37.91    3.5X..............  $43.58   $42.79   $42.03   $41.28   $40.56
  4.0X............   45.49    45.08    44.67    44.27    43.88    4.0X..............   49.87    48.97    48.09    47.24    46.41
  4.5X............   51.68    51.21    50.75    50.29    49.85    4.5X..............   56.17    55.15    54.16    53.20    52.26
  5.0X............   57.87    57.34    56.82    56.31    55.81    5.0X..............   62.46    61.33    60.23    59.16    58.12
  5.5X............   64.06    63.48    62.90    62.34    61.78    5.5X..............   68.76    67.51    66.30    65.12    63.97

     In addition, Goldman Sachs performed analyses with respect to the present values as of August 10, 2001 of hypothetical future stock prices for Mitchell and Mitchell dividends based on Mitchell management's forecasts as adjusted to reflect alternative assumptions as to future oil and gas pricing. The following table presents the ranges of present values indicated by the analyses using alternative pricing assumptions identified by Mitchell management and assuming the same range of discount rates and terminal multiples.

                                          ALTERNATIVE 1 PRICING         ALTERNATIVE 2 PRICING
                                       ---------------------------   ---------------------------
                                              TERMINAL YEAR                 TERMINAL YEAR
                                       ---------------------------   ---------------------------
                                          2002E          2003E          2002E          2003E
                                       ------------   ------------   ------------   ------------
Based on price/discretionary cash
  flow terminal multiples............  $38.64-66.44   $33.47-59.28   $36.85-63.33   $37.28-66.10
Based on enterprise value/debt
  adjusted cash flow terminal
  multiples..........................  $42.47-70.90   $38.23-64.66   $39.88-67.02   $43.35-72.89

     Mitchell Net Asset Valuation Analysis. Goldman Sachs analyzed the present value of the net assets of Mitchell based on projections provided by Mitchell's management, including estimates with respect to future production for proved, probable and possible reserves based on a reserve summary prepared by Mitchell's management as of May 31, 2001 and financial projections with respect to Mitchell's natural gas gathering, processing and marketing assets, and oil and gas pricing forecasts provided by Mitchell's management. The results of these analyses suggested a range of net asset values of $47.89 to $63.27 per share of Mitchell common stock. Goldman Sachs also performed these analyses on the net asset values using two alternative oil and gas pricing assumptions provided by Mitchell's management. Based on these alternative pricing assumptions, these analyses suggested a range of net asset values of $44.32 to $56.69 per share of Mitchell common stock using Alternative 1 pricing and $52.25 to $68.10 per share of Mitchell common stock using Alternative 2 pricing.

     Pro Forma Merger Analysis. Goldman Sachs prepared a pro forma analysis of the financial impact of the merger on Devon. The analysis was based on First Call mean estimates as of August 10, 2001 and guidance from Mitchell and Devon management, and assumed $10 million and $20 million in pre-tax synergies in 2002 and 2003, respectively.

     This analysis indicated that the merger would be accretive to Devon -- that is, would represent an addition -- to both 2002 and 2003 estimated earnings per share and 2002 and 2003 estimated discretionary cash flow per share.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination on the basis of its experience and professional judgment after considering the results of all of these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Mitchell or Devon or the transaction contemplated by the merger agreement.

     The analyses were prepared as of August 13, 2001 solely for purposes of providing an opinion to Mitchell's board of directors as to the fairness from a financial point of view of the consideration to be received by the holders of shares of Mitchell common stock in the merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of Mitchell, Devon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion was one of many factors taken into consideration by Mitchell's board of directors in making its determination to approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Goldman Sachs is familiar with Mitchell, having provided certain investment banking services to Mitchell from time to time, including having acted as a co-managing underwriter of a public offering in May 2001 of Mitchell common stock, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs received underwriting fees of approximately $2.3 million in connection with the May 2001 public offering and will receive a fee in connection with the merger as described below. Goldman Sachs has also provided certain investment banking services to Devon from time to time and may provide investment banking services to Devon in the future.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Mitchell or Devon for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated August 27, 1999, Mitchell engaged Goldman Sachs to act as its financial advisor in connection with various financial alternatives available to it, including a possible merger or sale of Mitchell. Pursuant to the terms of that agreement, Mitchell has agreed to pay Goldman Sachs a fee in cash upon consummation of the merger equal to 0.5% of the aggregate consideration paid in connection with the merger. Based on the closing per share sales price of Devon common stock on

December  , 2001 and Mitchell's equity and balance sheet as of September 30,
2001, such fee will be approximately $   million. Mitchell has also agreed to
reimburse Goldman Sachs for reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

  OPINION OF J.P. MORGAN SECURITIES INC. -- FINANCIAL ADVISOR TO MITCHELL

     On August 13, 2001 and on September 7, 2001, JPMorgan delivered its oral opinions, subsequently confirmed in writing, to Mitchell's board of directors, to the effect that, as of those dates and based on and subject to certain matters stated in its written opinions, the merger consideration to be received by the holders of Mitchell common stock in the merger was fair, from a financial point of view, to the holders.

     The full text of the JPMorgan's opinion, dated as of September 7, 2001, is attached as Annex E. JPMorgan's written opinions were addressed to Mitchell's board of directors, were directed only to the merger consideration to be received by the holders of Mitchell common stock in the merger and did not constitute a recommendation to any Mitchell stockholder as to how such stockholder should vote on the merger or any other matter. The following summary of the material provisions of JPMorgan's opinion dated as of September 7, 2001 is qualified by reference to the opinion. Mitchell stockholders are urged to read JPMorgan's opinion in its entirety.

     In arriving at its opinion, JPMorgan, among other things:

     - reviewed the merger agreement and the principal shareholders agreement;

     - reviewed the acquisition agreement between Devon and Anderson dated August 31, 2001;

     - compared certain publicly available business and financial information concerning Mitchell, Devon and Anderson and the industries in which they operate;

     - compared the proposed financial terms of the merger and the Anderson acquisition with the publicly available financial terms of certain transactions involving companies deemed relevant and the consideration received for such companies;

     - compared the financial and operating performance of Mitchell, Devon and Anderson with publicly available information concerning certain other companies deemed relevant and the current and historical market prices of Mitchell's, Devon's and Anderson's common stock and certain other publicly traded securities of those other companies;

     - reviewed certain internal financial analyses and forecasts prepared by the managements of Mitchell and Devon relating to their respective businesses and certain financial analyses and forecasts prepared by the management of Devon with respect to Anderson's business;

     - reviewed certain internal financial analyses and forecasts prepared by certain engineering consultants, including each of LaRoche Petroleum Consultants, Ryder Scott Company Petroleum Consultants and Paddock Lindstrom & Associates relating to the oil, gas and natural gas liquids reserves of Devon as of December 31, 2000; and

     - reviewed other financial studies and analyses and other information deemed relevant by JPMorgan.

     JPMorgan held discussions with certain members of the managements of Mitchell and Devon with respect to certain aspects of the merger, and the past and current business operations of Mitchell and Devon, the financial condition and future prospects and operations of Mitchell and Devon, the effects of the merger on the financial condition and future prospects of Mitchell and Devon, and certain other matters believed necessary or appropriate to JPMorgan's inquiry. JPMorgan also held discussions with certain members of Devon with respect to certain aspects of the Anderson acquisition, and the past and current business operations of Anderson, the financial condition and future prospects and operations of Anderson, the effects of the acquisition on the financial condition and future prospects of Devon, and certain other matters JPMorgan believed necessary or appropriate to its inquiry. JPMorgan noted that it relied solely upon its discussions with, and other materials, including financial forecasts, provided to it by,

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

Devon in connection with JPMorgan's review of Anderson, and that JPMorgan did not receive any financial forecasts or other non-public information from Anderson.

     In rendering its opinion, JPMorgan relied on and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Mitchell, Devon and the engineering consultants or otherwise reviewed by it, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals (other than the reserve reports written by the engineering consultants) been provided to it. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Mitchell, Devon and Anderson to which such analyses or forecasts relate. In addition, JPMorgan assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and the parties to the principal shareholders agreement will perform their obligations under that agreement necessary for the merger to be effected. JPMorgan further assumed that the Anderson acquisition and the other transactions contemplated by the acquisition agreement will be consummated as described in the acquisition agreement. JPMorgan further assumed that all material governmental, regulatory or other consents necessary for the consummation of the merger and the Anderson acquisition will be obtained without any adverse effect on Mitchell, Devon or Anderson or on the contemplated benefits of the merger or the Anderson acquisition.

     The projections furnished to JPMorgan for Mitchell and Devon were prepared by the respective managements of each company and the projections furnished to JPMorgan for Anderson were prepared by the management of Devon. Neither Mitchell nor Devon publicly discloses internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the merger consideration, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     JPMorgan's opinions were necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the dates of its opinions. Subsequent developments may affect the written opinion dated as of September 7, 2001, and JPMorgan does not have any obligation to update, revise or reaffirm such opinion. JPMorgan's opinions were limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Mitchell common stock and JPMorgan expressed no opinion as to the underlying decision by Mitchell to engage in the merger. JPMorgan expressed no opinion as to the price at which Mitchell's or Devon's common stock will trade at any future time.

     JPMorgan's opinions noted that, although JPMorgan worked for Mitchell from August 1999 through April 2000, that engagement did not result in the consummation of a transaction. Since that time and in connection with the preparation of its opinions dated as of August 13, 2001 and as of September 7, 2001, JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Mitchell or any other alternative transaction. Therefore, JPMorgan assumed that such terms were the most beneficial terms from Mitchell's perspective that could under the circumstances be negotiated among the parties to those transactions, and JPMorgan expressed no opinion whether any alternative transaction might produce consideration for Mitchell stockholders in an amount in excess of that contemplated in the merger.

     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinions. The following is a summary of the material financial analyses utilized by JPMorgan in connection with delivering its opinion dated as of August 13, 2001.

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

  Analysis of Mitchell

     Net Asset Value Analysis. JPMorgan conducted a net asset value analysis to determine the net asset value per share of Mitchell's common stock. Using financial forecasts provided by Mitchell's management, JPMorgan estimated Mitchell's net asset value by discounting the projected after-tax cash flows from Mitchell's exploration and production business at rates of 8% to 10% and Mitchell's natural gas gathering, processing and marketing business, referred to as its midstream business, at rates of 10% to 12%. JPMorgan used higher discount rates in its net asset valuation of Mitchell's midstream business than in Mitchell's exploration and production business because of the heightened risk inherent in the midstream business's cash flows which stem from the greater uncertainty of natural gas liquid prices and relatively higher fixed costs. These risks and uncertainties lead to a higher estimated cost of capital.

     For the exploration and development business, free cash flows derived from production of existing reserves were discounted to July 31, 2001, based on management's current production forecast. Cash flows were taxed at an effective rate of 35%, with adjustments for certain existing tax assets that were valued at approximately $100 million in the aggregate. Based on the foregoing, this analysis indicated a value range for the exploration and production business of approximately $1,661 million to $1,895 million.

     For the midstream business, free cash flows derived from financial forecasts provided by Mitchell's management for 2001 to 2005 were discounted to July 31, 2001. Cash flows were taxed at an effective rate of 35%. The present value of the 2005 terminal value was derived by applying a 6x to 8x multiple to 2005 projected EBITDA for the business and discounting this estimate at the above stated range of rates. Based on the foregoing, this analysis indicated a value range for the midstream business of approximately $1,038 million to $1,397 million.

     JPMorgan then calculated an implied net asset value by summing the above value ranges and subtracting from this sum the net indebtedness of Mitchell and adding the value of current net working capital, both of which values came from Mitchell's June 30, 2001 unaudited financial statements. Based on the foregoing, this analysis implied a net asset value range of between approximately $52 and $57 per share of Mitchell common stock on a fully diluted basis, compared to the implied value of the consideration to be received in the merger of $60.13 per share of Mitchell common stock, based on the closing price per share of Devon common stock on August 10, 2001 of $49.79. In addition, JPMorgan calculated an implied asset value associated with further development of infill drilling locations and the refracturing of existing wells, which implied an incremental $2 of value per share of Mitchell common stock on a fully diluted basis.

     Comparable Public Companies Analysis. Using publicly available information, JPMorgan compared certain financial and operating information and ratios for Mitchell with corresponding financial and operating information and ratios for the following five exploration and production companies that JPMorgan deemed generally comparable based upon their lines of business and their financial and operating characteristics, including market capitalization, asset composition and geographic location of operations:

     - Cabot Corporation;

     - EOG Resources, Inc.;

     - Louis Dreyfus Natural Gas Corp.;

     - Noble Affiliates, Inc.; and

     - XTO Energy Inc.

     This analysis indicated that:

     - the ratio of the firm value to projected 2002 EBITDAX ranged from 3.8x to 4.6x, with a mean of 4.3x and a median of 4.5x; and

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

     - the ratio of the equity value to projected 2002 cash flow ranged from 3.3x to 4.2x, with a mean and median of 3.7x.

     This analysis indicated a range of implied prices per share of Mitchell's common stock on a fully-diluted basis of approximately $42 to $48 value per share by applying a range of 4.0x to 4.5x for the ratio of equity value to projected 2002 cash flow. JPMorgan also calculated a range of implied prices per share of Mitchell's common stock of approximately $44 to $50 by applying a range of 4.0x to 4.5x for the ratio of firm value to 2002 estimated EBITDAX, compared to the implied value of the consideration to be received in the merger of $60.13 per share of Mitchell common stock, based on the closing price per share of Devon common stock on August 10, 2001 of $49.79.

     Premiums Paid Analysis. JPMorgan reviewed the premiums paid in selected business combinations in the oil and gas exploration and production industry that JPMorgan deemed generally comparable based upon transaction size and the companies' lines of business and their financial and operating characteristics, including asset composition and geographic location of operations. The transactions considered and the month and year in which each transaction was announced were:

     - Westport Resources Corporation's acquisition of Belco Oil & Gas Corp. (June 2001);

     - Conoco Inc.'s acquisition of Gulf Canada Resources Limited (May 2001);

     - Kerr-McGee Corporation's acquisition of HS Resources, Inc. (May 2001);

     - The Williams Companies, Inc. acquisition of Barrett Resources Corporation (March 2001);

     - Calpine Corporation's acquisition of Encal Energy Ltd. (February 2001);

     - Anadarko Petroleum Corporation's acquisition of Berkely Petroleum Corp. (December 2000);

     - Pogo Producing Company's acquisition of NORIC Corporation (the parent of North Central Oil Corporation) (November 2000);

     - Gulf Canada Resources Limited's acquisition of Crestar Energy Inc. (October 2000);

     - Forest Oil Corporation's acquisition of Forcenergy Inc. (July 2000);

     - Devon Energy Corporation's acquisition of Santa Fe Snyder Corporation (May 2000); and

     - Anadarko Petroleum Corporation's acquisition of Union Pacific Resources Group Inc. (April 2000).

     For each transaction listed above, JPMorgan calculated the premium represented by the offer price over the target company's share price for the period one day, one week and one month prior to the date of the transaction's announcement. The analysis indicated that:

     - the premium to the share price one day prior to the announcement ranged from negative 4% to 61%, with a mean of 21.9% and a median of 21.0%, as compared to the implied premium represented by the consideration to be received in the merger to the average share price of Mitchell common stock for the corresponding period of 33.7%;

     - the premium to the average share price one week prior to the announcement ranged from negative 2% to 63%, with a mean of 25.9% and a median of 28.7%, as compared to the implied premium represented by the consideration to be received in the merger to the average share price of Mitchell common stock for the corresponding period of 33.3%; and

     - the premium to the average share price one month prior to the announcement ranged from 4% to 55%, with a mean of 31.2% and a median of 32.0%, as compared to the implied premium represented by the consideration to be received in the merger to the average share price of Mitchell common stock for the corresponding period of 33.4%.

     JPMorgan calculated a range of implied prices per share of Mitchell's common stock by applying the median figures listed above to the corresponding average closing share price of Mitchell's common stock for the periods one day, one week and one month prior to the announcement. This analysis indicated an implied offer price per share of Mitchell's common stock on a fully diluted basis of approximately $54, $58 and $59, respectively, compared to the implied value of the consideration to be received in the merger of $60.13 per share of Mitchell common stock, based on the closing price per share of Devon common stock on August 10, 2001 of $49.79.

     Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected transactions in the oil and gas exploration and production industry to value Mitchell's exploration and production business that JPMorgan deemed generally comparable based upon transaction size and the companies' lines of business and their financial and operating characteristics, including asset composition and geographic location of operations. The transactions selected were the same transactions listed above in the premiums paid analysis. In addition, JPMorgan examined certain transactions involving companies with significant midstream operations in order to value Mitchell's midstream business.

     The analysis of the exploration and production transactions indicated that:

     - the consideration paid in the transaction divided by the most recently disclosed quantity of estimated reserves, on a dollars per millions of cubic feet equivalent, referred to as Mcfe, basis, ranged from $0.84 to $1.40, with a mean of $1.14 and a median of $1.19; and

     - the ratio of transaction value to projected two-year forward EBITDAX ranged from 3.6x to 8.1x, with a mean of 5.2x and a median of 5.0x.

     The analysis of the midstream transactions indicated that:

     - the ratio of transaction value to LTM EBITDA ranged from 6.3x to 13.4x, with a mean of 8.9x and a median of 8.4x.

     Based on the ranges of multiples derived from the above analyses, JPMorgan calculated the implied firm value of Mitchell by selecting a range of +/- 10% around the median value from each of the above metrics and applying these ranges to the relevant Mitchell statistics. JPMorgan combined the exploration and production value derived by applying the range of values paid per Mcfe to the range of values derived for the midstream business to arrive at a value per share of Mitchell common stock on a fully diluted basis of approximately $60 to $70. JPMorgan combined the exploration and production value derived by applying the range of EBITDAX multiples to the range of values derived for the midstream business to arrive at a value per share of Mitchell common stock on a fully diluted basis of approximately $54 to $65, compared to the implied value of the consideration to be received in the merger of $60.13 per share of Mitchell common stock, based on the closing price per share of Devon common stock on August 10, 2001 of $49.79.

  Analysis of Devon

     Comparable Public Company Analysis. Using publicly available information, JPMorgan compared certain financial and operating information and ratios for Devon with corresponding financial and operating information and ratios for the following companies in lines of business believed to be generally comparable to those of Devon based upon their lines of business and their financial and operating characteristics, including market capitalization, asset composition and geographic location of operations:

     - Anadarko Petroleum Corporation;

     - Apache Corporation;

     - Burlington Resources Inc.;

     - EOG Resources, Inc.;

     - Kerr-McGee Corporation;

     - Ocean Energy, Inc.; and

     - Unocal Corporation.

     This analysis indicated that:

     - the ratio of the firm value to projected 2002 EBITDAX ranged from 4.2x to 6.2x, with a mean of 4.9x and a median of 4.8x;

     - the ratio of the equity value to projected 2002 cash flow ranged from 3.6x to 5.4x, with a mean and median of 4.5x; and

     - the ratio of firm value to total reserves on a dollars per Mcfe basis ranged from $0.98 to $1.55, with a mean of $1.24 and a median of $1.20.

     Using First Call consensus estimates of 2002 EBITDAX and cash flow, and Devon's most recently published reserve estimate, and applying a ratio of equity value to projected 2002 cash flow of between 4.0x and 5.0x, a ratio of firm value to projected 2002 EBITDAX of between 4.25x and 5.25x and ratio of firm value to total reserves on a dollars per Mcfe basis of between $1.10 and $1.30, this analysis indicated a range of implied per share values of Devon common stock on a fully diluted basis of approximately $46 to $57, $53 to $67 and $50 to $60, respectively, compared to the closing price per share of Devon common stock on August 10, 2001 of $49.79.

     Net Asset Value Analysis. JPMorgan conducted a net asset value analysis to determine the net asset value per share of Devon's common stock. Using financial forecasts provided by Devon's management, JPMorgan estimated Devon's net asset value by discounting Devon's projected after-tax cash flows from Devon's exploration and development business at rates of 8% to 10%. Cash flows derived from production of existing reserves were discounted to July 31, 2001, based on management's current production forecast. Cash flows were taxed at an effective rate of 38%. Based on the foregoing, this analysis indicated a value range for Devon's exploration and production business of approximately $9,746 million to $10,877 million.

     JPMorgan then calculated an implied net asset value by subtracting from this range the net indebtedness of Devon and adding the value of current net working capital, both of which values came from Devon's June 30, 2001 unaudited financial statements. Based on the foregoing, this analysis implied a net asset value range of between approximately $68 and $76 per share of Devon common stock on a fully diluted basis, compared with the closing price per share of Devon common stock on August 10, 2001 of $49.79.

     Pro Forma Merger Analysis. JPMorgan also analyzed the pro forma effects of the merger on the projected cash flow of Devon for fiscal year 2002 based on projections provided by the managements of Mitchell and Devon. Incorporating assumptions with respect to various structural considerations, transaction and financing costs and estimated annual synergies of $20 million to be realized in 2002, this analysis indicated that the merger would be accretive to cash flow and dilutive to earnings per share of Devon common stock in 2002.

     In connection with its written opinion dated as of September 7, 2001, in addition to the matters set forth in that opinion, JPMorgan reviewed the analysis used to render its August 13, 2001 opinion by performing procedures to update certain analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of an opinion regarding fairness is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions on which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     None of the comparable companies used in the comparable public companies analysis described above is identical to Mitchell or Devon, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not exclusively mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Mitchell with respect to the merger and deliver its opinions to Mitchell's board of directors with respect to the merger on the basis of such experience and JPMorgan's familiarity with Mitchell.

     For services rendered in connection with the merger and the delivery of its opinion, Mitchell has agreed to pay JPMorgan a fee payable in cash upon closing of the merger in the amount of 0.20% of the aggregate merger consideration plus all indebtedness for borrowed money of Mitchell, where the aggregate merger consideration will be determined by the average of the last sales price for Devon common stock on the five trading days ending prior to the consummation of the merger. Based on the closing price per share of Devon common stock on
          , 2001 and Mitchell's equity and balance sheet as of September 30,
2001, this fee would be approximately $          . Mitchell has agreed to pay
JPMorgan an additional fee upon closing of the merger in connection with JPMorgan's analysis of the potential financial impact of Devon's acquisition of Anderson on the proposed merger in the amount of approximately $4.5 million, representing 0.10% of the aggregate consideration paid for Anderson plus all indebtedness of Anderson. In addition, Mitchell has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

     Certain affiliates of JPMorgan have, from time to time, performed certain financial advisory and other commercial and investment banking services for Mitchell and Devon, for which they received customary compensation, and in the future may continue to perform, from time to time, certain financial advisory and other commercial and investment banking services for Mitchell or Devon, for which they would receive customary compensation. Affiliates of JPMorgan have acted as co-lead manager for a secondary offering of shares of Mitchell common stock of George P. Mitchell, have a commitment under Mitchell's revolving credit facility and have a commitment under Devon's revolving credit facility that currently has not been drawn upon. One of these affiliates is also the documentation agent with regard to Devon's revolving credit facility and was selected to be one of Devon's commercial paper dealers. Additionally, one of JPMorgan's affiliates acted as a co-manager to an affiliate of Devon in connection with the issuance on October 3, 2001 of $3.0 billion aggregate principal amount of notes and debentures. In the last two years, JPMorgan received aggregate fees in the amount of approximately $2.7 million from Mitchell (or, in the case of the secondary offering, George P. Mitchell).

     In addition, in the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities and loans of Mitchell, Devon or Anderson for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or loans.

  OPINION OF UBS WARBURG LLC -- FINANCIAL ADVISOR TO DEVON

     On August 13, 2001, UBS Warburg LLC rendered its oral opinion, which was confirmed by its written opinion dated August 13, 2001, to Devon's board of directors to the effect that, as of the date of

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

such opinion and based on and subject to various assumptions, matters considered and limitations described in the opinion and discussed below, the merger consideration to be paid by Devon in the merger was fair, from a financial point of view, to Devon.

     The full text of UBS Warburg LLC's opinion, dated August 13, 2001, which sets forth a description of the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is attached as Annex F. UBS Warburg LLC's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be paid by Devon in the merger and does not constitute a recommendation to any Devon stockholder as to how such stockholder should vote on the approval of the issuance of Devon common stock in the merger. Devon stockholders are urged to read the opinion carefully in its entirety, especially with regard to the assumptions made and matters considered by UBS Warburg LLC. The summary of UBS Warburg LLC's opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, UBS Warburg LLC, among other things:

     - reviewed the August 13, 2001 draft of the merger agreement;

     - reviewed certain publicly available business and historical financial information relating to Devon and Mitchell;

     - reviewed certain information and other data provided to it by Devon that is not publicly available relating to the business and prospects of Devon that was prepared by the management of Devon, including operating estimates and financial forecasts;

     - reviewed certain information and other data provided to it by Devon and Mitchell that is not publicly available relating to the business and prospects of Mitchell that was prepared by the managements of Devon and Mitchell, including operating estimates and financial forecasts;

     - considered estimates, prepared by the management of Devon and not publicly available, of the amounts and timing of the synergies expected to result from the merger;

     - considered the pro forma financial effects of the merger on Devon;

     - reviewed publicly available financial and stock market data with respect to certain other companies in lines of business it believes to be generally comparable to those of Devon and Mitchell;

     - compared the financial terms of the merger with the financial terms of certain other selected transactions that it deemed to be relevant;

     - reviewed the historical market prices and trading volumes of both Devon and Mitchell common stock;

     - conducted discussions regarding Devon with selected members of Devon's senior management;

     - conducted discussions regarding Mitchell with selected members of the senior management of Mitchell and Devon; and

     - conducted such other financial studies, analyses and investigations, and considered such other information, as it deemed necessary or appropriate.

     Devon did not impose any limitations on the scope of UBS Warburg LLC's analysis. In connection with its review, and at Devon's direction, UBS Warburg LLC did not assume any responsibility for independent verification of any of the information reviewed by UBS Warburg LLC for the purposes of its opinion and, at Devon's direction, relied on its being complete and accurate in all material respects. In addition, UBS Warburg LLC did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Devon or Mitchell, nor has UBS Warburg LLC been furnished with any such evaluation or appraisal.

     UBS Warburg LLC's opinion does not address Devon's underlying business decision to effect the merger and does not constitute a recommendation to any Devon stockholder as to how such stockholder should vote with respect to the approval of the issuance of Devon common stock in the merger. UBS Warburg LLC was not asked to, nor did UBS Warburg LLC, offer any opinion as to the material terms of the merger agreement or the form of the merger. UBS Warburg LLC expressed no opinion as to what the value of Mitchell common stock or Devon common stock would be at the time of the merger or the prices at which either would trade at any time in the future. In rendering its opinion, UBS Warburg LLC assumed, with Devon's consent, that Devon and Mitchell would comply with all of the material terms of the merger agreement.

     With respect to the projected operating and financial information, estimates, pro forma effects and calculations of synergies referred to above, UBS Warburg LLC assumed, at Devon's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Moreover, UBS Warburg LLC assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Devon or Mitchell. UBS Warburg LLC's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS Warburg LLC as of, the date of the opinion.

     The following paragraphs summarize the material quantitative analyses performed by UBS Warburg LLC in arriving at the opinion dated August 13, 2001 presented to Devon's board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS Warburg LLC's financial analyses, the tables must be read together with the text of each summary. You should consider the tabular data below together with the full narrative description of the financial analyses described below, including the methodologies and assumptions underlying the analyses.

     Where published equity research estimates were utilized by UBS Warburg LLC as referenced below, UBS Warburg LLC relied on research published by UBS Warburg LLC, where applicable, and where UBS Warburg LLC had not published research with respect to the applicable company, UBS Warburg LLC relied on the latest published third party research.

  Mitchell Valuation Analysis

     Comparable Company Analysis. UBS Warburg LLC reviewed the public stock market trading multiples for selected publicly traded independent exploration and production companies with financial and operating characteristics, such as market capitalization, location of proved reserves and the characterization of those reserves, including a review of the ratio of oil reserves to gas reserves, the ratio of proved developed reserves to proved undeveloped reserves and the reserves to production ratio, that UBS Warburg LLC deemed to be similar to those of Mitchell, including:

     - EOG Resources, Inc.;

     - Evergreen Resources, Inc.;

     - Forest Oil Corporation;

     - Louis Dreyfus Natural Gas Corp.;

     - Newfield Exploration Company;

     - Pioneer Natural Resources Company;

     - Pogo Producing Company;

     - Stone Energy Corporation;

     - Western Gas Resources, Inc.; and

     - XTO Energy, Inc.

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

     Using publicly available information, including certain published equity research estimates from UBS Warburg LLC equity research and elsewhere, UBS Warburg LLC calculated and analyzed indicated reserve value ("IRV"), total enterprise value ("TEV") and equity market value ("EMV") multiples of certain historical and projected financial and operating metrics such as proved reserves, earnings before interest, taxes, exploration expense, depreciation, depletion and amortization ("EBITDA"), and cash flow from operations ("CFFO") for each of these companies. The total enterprise value of each company was obtained by adding its total debt at book value to the sum of the market value of its common equity, the liquidation value of its preferred stock, the book value of its long-term liabilities (excluding deferred taxes) and the book value of any minority interest minus cash and cash equivalents. The indicated reserve value of each company was obtained by subtracting from its total enterprise value the value of its working capital, excluding cash and cash equivalents and short-term debt, and an estimate of the value of its non-reserve tangible assets and undeveloped acreage. The indicated reserve value per proved reserves valuation for these companies ranged from $3.34 per Boe to $12.03 per Boe, with a median of $6.15 per Boe. The total enterprise value to projected 2001 EBITDA multiples ranged from 2.8x to 8.9x, with a median of 4.0x. The total enterprise value to projected 2002 EBITDA multiples ranged from 3.6x to 8.7x, with a median of 4.7x. The equity market value to projected 2001 CFFO multiples ranged from 2.4x to 8.5x, with a median of 3.3x. The equity market value to projected 2002 CFFO multiples ranged from 3.1x to 10.6x, with a median of 3.8x. UBS Warburg LLC then calculated and analyzed the corresponding statistics for Mitchell at the implied value per share of $60.13, based on the Devon closing price of $49.79 on August 10, 2001. Based on this implied value per share, Mitchell's indicated reserve value per proved reserves valuation was $6.23 per Boe. The total enterprise value to projected 2001 EBITDA and 2002 EBITDA multiples were 5.1x and 5.8x, respectively. The equity market value to projected 2001 CFFO and projected 2002 CFFO multiples were 5.4x and 5.7x, respectively.

     Because of the inherent differences between the corporate structure, businesses, operations and prospects of Mitchell and the corporate structure, businesses, operations and prospects of the companies included in the group of selected comparable companies, UBS Warburg LLC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Mitchell and those of the companies in the comparable company group that would affect the public trading values of Mitchell and such comparable companies.

                     SUMMARY OF COMPARABLE COMPANY ANALYSIS

                                                      COMPARABLE COMPANIES
                                                      ---------------------   MITCHELL AT
VALUATION MEASURE                                     LOW    MEDIAN   HIGH      $60.13
-----------------                                     ----   ------   -----   -----------
IRV/Proved Reserves ($/Boe).........................  3.34    6.15    12.03      6.23
TEV/Projected 2001 EBITDA(x)........................   2.8     4.0      8.9       5.1
TEV/Projected 2002 EBITDA(x)........................   3.6     4.7      8.7       5.8
EMV/Projected 2001 CFFO(x)..........................   2.4     3.3      8.5       5.4
EMV/Projected 2002 CFFO(x)..........................   3.1     3.8     10.6       5.7

     Comparable Transactions Analysis. UBS Warburg LLC reviewed certain acquisition multiples for selected independent exploration and production company transactions announced between April 1997 and July 2001. UBS Warburg LLC selected acquisitions of all public, US-based exploration and production companies where total consideration exceeded $1 billion since 1997 and certain other public US-based exploration and production acquisitions based on the characterization of the reserves of the acquired company. The selected transactions UBS Warburg LLC analyzed included:

     - Amerada Hess Corporation/Triton Energy Limited;

     - Westport Resources Corporation/Belco Oil & Gas Corp.;

     - Kerr-McGee Corporation/HS Resources, Inc.;

     - The Williams Companies, Inc./Barrett Resources Corporation;

     - USX Marathon/Pennaco Energy, Inc.;

     - Stone Energy Corporation/Basin Exploration, Inc.;

     - Forest Oil Corporation/Forcenergy, Inc.;

     - Devon Energy Corporation/Santa Fe Snyder Corporation;

     - Anadarko Petroleum Corporation/Union Pacific Resources Group, Inc.;

     - Devon Energy Corporation/PennzEnergy Company;

     - Santa Fe Energy Resources Inc./Snyder Oil Corporation;

     - Seagull Energy Corporation/Ocean Energy, Inc.;

     - Kerr-McGee Corporation/Oryx Energy Company;

     - Atlantic Richfield Co./Union Texas Petroleum Holdings, Inc.;

     - Ocean Energy, Inc./United Meridian Corporation;

     - Texaco, Inc./Monterey Resources Corp.;

     - Burlington Resources Inc./Louisiana Land and Exploration Company; and

     - Mesa Inc./Parker & Parsley Petroleum Co.

     Using publicly available information, including certain published equity research estimates, UBS Warburg LLC calculated and analyzed indicated reserve value, total enterprise value and equity market value multiples of certain historical and projected financial and operating metrics such as proved reserves, EBITDA and CFFO. The indicated reserve value per proved reserves valuation ranged from $4.86 per Boe to $12.87 per Boe, with a median of $7.12 per Boe. The total enterprise value to latest twelve months ("LTM") EBITDA multiples ranged from 4.8x to 38.2x, with a median of 6.9x. The equity market value to LTM CFFO multiples ranged from 2.2x to 33.7x, with a median of 6.1x. The equity market value to one-year forward projected CFFO multiples ranged from 3.7x to 15.8x, with a median of 5.3x. The equity market value to two-year forward projected CFFO multiples ranged from 2.6x to 8.7x, with a median of 4.4x. UBS Warburg LLC noted that commodity prices increased sharply in late-2000 and remained at these increased levels in early-2001. As a result, UBS Warburg LLC deemed the six most recent transactions (the first six listed above) beginning October 2000 to be the most relevant transactions. For this group of six transactions, the median indicated reserve value per Boe was $8.21. The median total enterprise value to LTM EBITDA multiple was 8.3x. The median multiples of equity market value to LTM CFFO, and one-year and two-year forward projected CFFO for this group were 6.9x, 5.4x and 5.2x, respectively. UBS Warburg LLC then calculated and analyzed the corresponding statistics for Mitchell at the implied value per share of $60.13. Based on this implied value per share, Mitchell's indicated reserve value per proved reserves valuation was $6.23 per Boe. The total enterprise value to LTM EBITDA multiple was 4.9x. The multiples of equity market value to LTM CFFO, and one-year and two-year forward CFFO were 5.3x, 5.4x and 5.7x, respectively.

                  SUMMARY OF COMPARABLE TRANSACTIONS ANALYSIS

                                               ALL COMPARABLE
                                                TRANSACTIONS        SIX MOST
                                            ---------------------    RECENT    MITCHELL AT
VALUATION MEASURE                           LOW    MEDIAN   HIGH     MEDIAN      $60.13
-----------------                           ----   ------   -----   --------   -----------
IRV/Proved Reserves ($/Boe)...............  4.86    7.12    12.87     8.21        6.23
TEV/LTM EBITDA(x).........................   4.8     6.9     38.2      8.3         4.9
EMV/LTM CFFO(x)...........................   2.2     6.1     33.7      6.9         5.3
EMV/Projected One-Year
Forward CFFO(x)...........................   3.7     5.3     15.8      5.4         5.4
EMV/Projected Two Years
Forward CFFO(x)...........................   2.6     4.4      8.7      5.2         5.7

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to such transaction and because of the inherent differences between the businesses, operations and prospects of Mitchell and those of the acquired businesses analyzed, UBS Warburg LLC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of each of these transactions and the proposed transaction.

     Net Asset Value Analysis. UBS Warburg LLC estimated the present value of pre-tax cash flows that Devon expected Mitchell to generate from its total proved, probable and possible reserves in each of Mitchell's major operating regions. The present value calculations were performed as of June 1, 2001, used a pre-tax discount rate of 10% and were calculated under four separate price forecasts, set forth below. In addition, UBS Warburg LLC, at Devon's direction, applied a risk adjustment of 47% to the value of Mitchell's probable reserves and applied a risk adjustment of 45% to Mitchell's possible reserves.

     In performing the net asset value analysis, UBS Warburg LLC used four separate commodity price forecasts, hereinafter referred to as the "UBS Warburg forecast", the "Devon price forecast", "the NYMEX strip price forecast" and the "Wall Street consensus forecast". The "UBS Warburg forecast" was based on commodity prices forecasted by UBS Warburg LLC equity research. The "Devon price forecast" was based on commodity prices forecasted by Devon's management. The "NYMEX strip price forecast" was based on the average futures prices listed on the NYMEX as of August 10, 2001. The "Wall Street consensus forecast" was based on the consensus forecasts for natural gas and oil prices as reported by First Call.

     UBS Warburg LLC included in the net asset value analysis an assessment of the fair value of Mitchell's natural gas processing business. This assessment was made by UBS Warburg LLC based on information and assumptions provided by Devon's and Mitchell's managements and on various industry benchmarks. Mitchell's aggregate net asset value was calculated by adding the risk-adjusted present value of Mitchell's proved, probable and possible reserves to its working capital (including cash and cash equivalents), the value of its natural gas processing business and the value of its undeveloped acreage. After subtracting Mitchell's total debt, and other long-term liabilities other than deferred taxes, as of June 30, 2001, UBS Warburg LLC then determined a range of net asset values per share on a diluted basis. A summary of the per share value calculated as part of the net asset value analysis is set forth below:

                      SUMMARY OF NET ASSET VALUE ANALYSIS

                                                        COMMODITY PRICE FORECASTS
                                             -----------------------------------------------
                                                                      NYMEX      WALL STREET
($/SHARE)                                    UBS WARBURG   DEVON   STRIP PRICE    CONSENSUS
---------                                    -----------   -----   -----------   -----------
Net Asset Value per Share..................     59.24      47.28      64.72         63.69

     Premiums Paid Analysis. UBS Warburg LLC, using a sample of 18 selected independent exploration and production company transactions announced between April 1997 and July 2001, reviewed the premiums paid to the price of the target one day, one week and one month prior to the announcement of the transaction. Using this information, UBS Warburg LLC determined the mean and median premiums paid one day prior to the announcement of such transactions to be 22.7% and 21.1%, respectively, the mean and median premiums paid one week prior to the announcement of such transactions to be 27.2% and 30.9%, respectively, and the mean and median premiums paid one month prior to the announcement of such transactions to be 30.2% and 33.4%, respectively. Further, UBS Warburg LLC reviewed 15 selected business combinations with disclosed total enterprise values of $3 billion to $4 billion announced since August 1, 1999. Using this information, UBS Warburg LLC determined the mean and median premiums paid one day prior to the announcement of such transactions to be 26.3% and 22.7%, respectively, the mean and median premiums paid one week prior to the announcement of such transactions to be 29.4% and 32.8%, respectively, and the mean and median premiums paid one month prior to the announcement of such transactions to be 39.6% and 38.4%, respectively. Based on implied consideration of $60.13 per share of Mitchell common stock, the premiums to Mitchell's stock price one day, one week and four weeks prior to announcement were 33.7%, 29.9% and 37.5%, respectively.

                       SUMMARY OF PREMIUMS PAID ANALYSIS

                                                                               MITCHELL AT
                                                LOW    MEAN   MEDIAN   HIGH      $60.13
                                               -----   ----   ------   -----   -----------
Selected US E&P Transactions
  One Day (%)................................   (7.5)  22.7    21.1     60.0      33.7
  One Week (%)...............................  (13.9)  27.2    30.9     65.0      29.9
  One Month (%)..............................  (15.6)  30.2    33.4     74.9      37.5
Selected M&A Transactions
  One Day (%)................................    9.1   26.3    22.7     60.6      33.7
  One Week (%)...............................    7.3   29.4    32.8     56.6      29.9
  One Month (%)..............................   (1.1)  39.6    38.4    110.1      37.5

     Pro Forma Merger Consequences Analysis. UBS Warburg LLC analyzed certain pro forma effects that could result from the merger. In connection with such analyses, UBS Warburg LLC reviewed the estimates of UBS Warburg LLC equity research for Devon and the First Call consensus estimates for Mitchell. Based on these projections, certain financing assumptions and certain cost savings and synergies that Devon's management expected to result from the merger, UBS Warburg LLC examined the impact of the merger on Devon's diluted earnings per share and CFFO per share. The analysis indicated that the merger, assuming that the acquisition occurred at the beginning of each respective fiscal year, would be accretive to both earnings per share and CFFO per share for 2001 and 2002.

  Devon Valuation Analysis

     UBS Warburg LLC performed a valuation of Devon using the following methodologies: comparable company analysis and net asset value analysis.

     Comparable Company Analysis. UBS Warburg LLC reviewed the public stock market trading multiples for selected publicly traded independent exploration and production companies with financial and operating characteristics, such as market capitalization, location of proved reserves and the characterization of those reserves, including a review of the ratio of oil reserves to gas reserves, the ratio of proved developed reserves to proved undeveloped reserves and the reserves to production ratio, that UBS Warburg LLC deemed to be similar to those of Devon, including:

     - Anadarko Petroleum Corporation;

     - Apache Corporation;

     - Burlington Resources, Inc.;

     - EOG Resources, Inc.;

     - Kerr-McGee Corporation;

     - Noble Affiliates, Inc.;

     - Ocean Energy, Inc.; and

     - Unocal Corporation.

     Using publicly available information, including certain published equity research estimates from UBS Warburg LLC equity research and elsewhere, UBS Warburg LLC calculated and analyzed indicated reserve value, total enterprise value and equity market value multiples of certain historical and projected financial and operating metrics such as proved reserves, EBITDA and CFFO for each of these companies. The indicated reserve value per proved reserves valuation for these companies ranged from $5.27 per Boe to $8.93 per Boe, with a median of $6.28 per Boe. The total enterprise value to projected 2001 EBITDA multiples ranged from 3.4x to 5.2x, with a median of 4.4x. The total enterprise value to projected 2002 EBITDA multiples ranged from 4.4x to 6.6x, with a median of 5.0x. The equity market value to projected 2001 CFFO multiples ranged from 3.1x to 4.3x, with a median of 3.6x. The equity market value to projected 2002 CFFO multiples ranged from 3.6x to 5.5x, with a median of 4.0x. UBS Warburg LLC then calculated and analyzed the corresponding statistics for Devon at its closing price as of August 10, 2001 of $49.79. Based on this price per share, Devon's indicated reserve value per proved reserves valuation was $6.24 per Boe. The total enterprise value to projected 2001 EBITDA and 2002 EBITDA multiples were 3.4x and 4.2x, respectively. The equity market value to projected 2001 CFFO and projected 2002 CFFO multiples were 3.5x and 4.3x, respectively.

                     SUMMARY OF COMPARABLE COMPANY ANALYSIS

                                                        COMPARABLE COMPANIES
                                                        --------------------   DEVON AT
VALUATION MEASURE                                       LOW    MEDIAN   HIGH    $49.79
-----------------                                       ----   ------   ----   --------
IRV/Proved Reserves ($/Boe)...........................  5.27    6.28    8.93     6.24
TEV/Projected 2001 EBITDA (x).........................   3.4     4.4     5.2      3.4
TEV/Projected 2002 EBITDA (x).........................   4.4     5.0     6.6      4.2
EMV/Projected 2001 CFFO (x)...........................   3.1     3.6     4.3      3.5
EMV/Projected 2002 CFFO (x)...........................   3.6     4.0     5.5      4.3

     Because of the inherent differences between the corporate structure, businesses, operations and prospects of Devon and the corporate structure, businesses, operations and prospects of the companies included in the group of selected comparable companies, UBS Warburg LLC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Devon and those of the companies in the comparable company group that would affect the public trading values of Devon and such comparable companies.

     Net Asset Value Analysis. UBS Warburg LLC estimated the present value of pre-tax cash flows that Devon expected to generate from its total proved, probable and possible reserves in each of its major operating regions. The present value calculations were performed as of January 1, 2001, used a pre-tax discount rate of 10% and were calculated assuming the same four commodity price forecasts used to perform the net asset value analysis on Mitchell described above. In addition, UBS Warburg LLC, at Devon's direction, applied a risk adjustment of 40% to the value of Devon's probable reserves and applied a risk adjustment of 30% to Devon's possible reserves.

     Devon's aggregate net asset value was calculated by adding the risk-adjusted present value of its proved, probable and possible reserves to its working capital (including cash), the value of its other assets and undeveloped acreage. After subtracting its total debt at book value, preferred stock at liquidation value and other long-term liabilities (excluding certain deferred tax liabilities) at book value, as of March 31, 2001, a range of net asset values per share was then determined on a diluted basis. A summary of the per share value calculated as part of the net asset value analysis is set forth below:

                      SUMMARY OF NET ASSET VALUE ANALYSIS

                                                        COMMODITY PRICE FORECASTS
                                             -----------------------------------------------
                                                                      NYMEX      WALL STREET
($/SHARE)                                    UBS WARBURG   DEVON   STRIP PRICE    CONSENSUS
---------                                    -----------   -----   -----------   -----------
Net Asset Value per Share..................     62.16      61.42      70.86         70.01

     UBS Warburg LLC is an internationally recognized investment banking firm that, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Devon's board of directors selected UBS Warburg LLC on the basis of its experience and independence. Over the past two years, UBS Warburg LLC and its predecessors have provided investment banking services to Devon, including advisory and financing services associated with the acquisition of Anderson, and received compensation for the rendering of such services of approximately $25 million. UBS Warburg LLC may in the future provide investment banking services to Devon and receive compensation for such service. UBS Warburg LLC acted as joint lead manager and book runner with respect to Devon Financing Corporation, U.L.C.'s issuance on October 3, 2001 of $3.0 billion of debt securities and was an initial purchaser of a portion of those securities. UBS Warburg LLC acted as joint lead arranger with respect to Devon's new $3.0 billion senior unsecured credit facility. An affiliate of UBS Warburg LLC is the administrative agent and a lender under that new credit facility. In the ordinary course of business, UBS Warburg LLC, its successors and affiliates may trade securities of Devon or Mitchell for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter, dated as of August 10, 2001, between Devon and UBS Warburg LLC, Devon has agreed to pay UBS Warburg LLC a fee of $3.5 million for services rendered in connection with the merger. Devon also has agreed to reimburse UBS Warburg LLC for the expenses reasonably incurred by it entering into and performing services in connection with its engagement and to indemnify UBS Warburg LLC and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services performed in connection with its engagement.

INTERESTS OF MITCHELL'S EXECUTIVE OFFICERS AND DIRECTORS IN THE TRANSACTION

     In considering the recommendation of Mitchell's board of directors with respect to the transaction, Mitchell stockholders should be aware that some of Mitchell's executive officers and directors have interests in the transaction that are different from the interests of Mitchell stockholders generally. The boards of directors of both companies were aware of these interests and considered them in approving the merger agreement and the transactions that it contemplates.

  Appointment of Mitchell's Designee to the Combined Company's Board of
  Directors

     The merger agreement requires Devon's board of directors to appoint J. Todd Mitchell to the combined company's board of directors immediately prior to the effective time of the transaction. He will hold office until his successor is elected and qualified or until his earlier resignation or removal. If J. Todd Mitchell becomes unavailable or unwilling to serve, a substitute Mitchell designee acceptable to Devon will fill the vacancy on the combined company's board of directors. Accordingly, either J. Todd Mitchell or a substitute Mitchell designee will become a director of the combined company at the effective time of the transaction. Additional information regarding J. Todd Mitchell and his principal occupation and experience during the past five years appears later in this document under "Directors and Executive Officers of the Combined Company -- Directors."

  Investor Rights Agreement among Devon, Devon Holdco, George P. Mitchell and Cynthia Woods Mitchell

     George P. Mitchell, who is currently the Chairman and Chief Executive Officer of Mitchell, and his wife, Cynthia Woods Mitchell, have entered into an agreement with Devon and Devon Holdco that, subject to a number of conditions, will provide them with rights to require Devon or Devon Holdco, as the case may be, to use its reasonable best efforts to register the resale of the shares of Devon or Devon Holdco common stock that they receive in the transaction. This agreement also imposes limitations on Mr. and Mrs. Mitchell's ability to sell or transfer the shares of Devon or Devon Holdco common stock to be received by them that will not apply to other Mitchell stockholders. More details regarding the terms of this agreement can be found under "Agreements among Devon, George P. Mitchell and Cynthia Woods Mitchell -- Investor Rights Agreement."

  Other Interests

     Mitchell's executive officers also have the following interests in the transaction that are different from Mitchell stockholders' interests generally:

     - All outstanding stock options and bonus units, including those held by Mitchell's executive officers, will fully vest at the effective time of the transaction and, if not exercised at that time, will be converted into fully vested options to purchase shares of Devon or Devon Holdco common stock and bonus units redeemable for cash based on the appreciation of Devon or Devon Holdco common stock, respectively, in each case subject to adjustment to reflect the value of the consideration to be paid by Devon or Devon Holdco in the transaction.

     - At the effective time of the transaction, 439,735 bonus units held by Mitchell's executive officers and options held by them relating to 253,334 shares of Mitchell common stock, will vest.

     - After the transaction, some Mitchell executive officers may remain officers of the surviving corporation of the merger or may become officers of the combined company.

     - Mitchell executive officers will be entitled to severance payments and enhanced pension benefits in the event that their employment ceases after the transaction. If qualifying terminations are made after the merger, the estimated amounts of the severance payments, exclusive of any possible gross-ups for income taxes applicable to parachute payments, that would be payable as of September 30, 2001 to Mitchell's executive officers are as follows:

NAME/TITLE                                                   AMOUNT
----------                                                 ----------
George P. Mitchell.......................................  $2,900,000
  Chairman and Chief Executive Officer
W.D. Stevens.............................................   4,000,000
  President and Chief Operating Officer
Philip S. Smith..........................................   2,200,000
  Senior Vice President
Allen J. Tarbutton, Jr. .................................   1,900,000
  Senior Vice President
Thomas P. Battle.........................................     900,000
  Senior Vice President

     - Benefits of Mitchell's executive officers under their individual severance agreements cannot be reduced for 24 months following the transaction.

     - Except for Mr. Mitchell, benefits under Mitchell's non-qualified retirement plans held by Mitchell executive officers will automatically be distributed as a lump sum into the Mitchell Energy & Development Corp. 1998 Mutual Fund Option Plan upon their retirement.

     - The merger agreement generally requires Devon to honor Mitchell's existing employee benefit plans and commitments in accordance with their terms after the transaction. The merger agreement also provides assurances that Mitchell officers and employees who become and remain full-time employees of the combined company after the transaction will receive employee benefits (other than stock-based benefits) no less favorable than those provided to similarly situated Devon employees for a two-year period after the transaction. Details regarding Devon's obligations with respect to Mitchell's existing employee benefit plans and commitments can be found under "The Merger Agreement -- Covenants and Other Agreements -- Employee Benefits."


     Mitchell's directors and executive officers beneficially owned, as of December 10, 2001, approximately 47% of the outstanding shares of Mitchell common stock, including shares covered by outstanding options. They will be entitled to receive the same consideration as all other Mitchell stockholders.



     Devon's directors and executive officers did not beneficially own any shares of Mitchell common stock as of December 10, 2001.


DEVON'S FINANCING OF THE MERGER

     Devon intends to finance the cash portion of the merger consideration with borrowings under a new $3.0 billion senior unsecured credit facility of which approximately $0.5 billion of the credit availability thereof was used to complete Devon's acquisition of Anderson. Devon's obligation to complete the transaction described in this document is not subject to any financing contingency.

  New Credit Facility

     On October 12, 2001, Devon and Devon Financing Corporation, U.L.C. entered into a new $3.0 billion senior unsecured credit facility arranged by UBS Warburg LLC and Banc of America Securities LLC. The new credit facility has a term of five years. Devon and Devon Financing Corporation, U.L.C. may borrow funds under the new credit facility subject to conditions usual in commercial transactions of this nature, including the absence of any default under the new credit facility. Borrowings under the new credit facility may be based, at the applicable borrower's option, at the London Interbank Offered Rate for the relevant period or at UBS Warburg's base rate (which is the higher of UBS Warburg's prime commercial lending rate and the weighted average of rates on overnight Federal funds transactions with members of the Federal Reserve System plus .50%). The interest rates on each such borrowing will be equal to the rate on which such borrowing is based plus a margin determined by Devon's long-term senior, unsecured debt rating as follows:

                                   LEVEL I         LEVEL II      LEVEL III       LEVEL IV        LEVEL V
                                --------------   ------------   ------------   ------------   --------------
                                    A- BY          BBB+ BY         BBB BY        BBB- BY       BB+ BY S&P/
                                    S&P/A3         S&P/Baa1         S&P/         S&P/Baa3         Ba1 BY
                                  BY MOODY'S          BY          Baa2 BY           BY           MOODY'S
                                      OR           MOODY'S        MOODY'S        MOODY'S         OR LOWER
                                    HIGHER
LIBOR Interest Margin (%).....      0.625           0.750          1.000          1.250           1.500
Base Rate Interest Margin
  (%).........................      0.000           0.000          0.000          0.250           0.500
Availability Fee (%)..........      0.100           0.125          0.150          0.200           0.300

Notwithstanding the table above, the margin for borrowings based on the London Interbank Offered Rate will be 1.0% for the six-month period following completion of the syndication of the new credit facility to a broader group of lenders, which is expected to occur in November of 2001. In addition, the lenders under the new credit facility will be charging Devon a per annum availability fee on their daily average unused lending commitments equal to the percentage set forth in the table above. If the ratings established by Moody's and S&P fall within different levels, the rating at the inferior level (e.g., Level II is inferior to Level I) will be disregarded, except that in the event that the ratings differential is (i) two levels (e.g., Levels I and III), the intermediate level will be used, (ii) three levels (e.g., Levels I and IV), the higher of the two intermediate levels will be used (e.g., Level II is higher than Level
III) and (iii) four levels (i.e., Levels I and V), Level III will be used. Currently, S&P and Moody's rate Devon's long-term senior, unsecured debt as "BBB+" and "Baa2," respectively.

     No borrowings under the new credit facility may be made after September 13, 2002. Amounts borrowed under the new credit facility will be required to be repaid on the following dates in the following percentages:

October 15, 2004......................................   7.651715040%
April 15, 2005........................................  19.788918206%
October 15, 2005......................................  19.788918206%
April 15, 2006........................................  26.385224274%
October 15, 2006......................................  26.385224274%

     The new credit facility contains representations and warranties, events of default (including with respect to a change in control of Devon), indemnification provisions and covenants customary for credit facilities for borrowers of comparable creditworthiness, including covenants restricting the ability of the borrowers and their subsidiaries, subject to certain exceptions,
(i) to incur or permit to exist certain types of indebtedness (including a prohibition on Devon maintaining a ratio of consolidated total debt to total capitalization in excess of 70% on or prior to June 30, 2002, or in excess of 65% after June 30, 2002), (ii) to incur or permit to exist certain liens, (iii) to consummate certain mergers, (iv) to issue capital stock of subsidiaries, (v) to engage in transactions with affiliates that are not on arm's-length terms and
(vi) to enter into or maintain contracts that restrict such subsidiaries from making dividends, advances or other distributions or transfers to the relevant borrower.

  Devon Financing Corporation U.L.C. Debt Securities


     On October 3, 2001, Devon Financing Corporation, U.L.C. issued $1.75 billion aggregate principal amount of 6.875% notes due September 30, 2011 and $1.25 billion aggregate principal amount of 7.875% debentures due September 30, 2031. The debt securities are unsecured and unsubordinated obligations of Devon Financing Corporation U.L.C. Devon has fully and unconditionally guaranteed on an unsecured and unsubordinated basis the obligations of Devon Financing Corporation U.L.C. under the debt securities. If the alternate structure is used to complete the transaction, Devon Holdco will guarantee those obligations on the same basis.


     Interest on the debt securities will be payable by Devon Financing Corporation U.L.C. semiannually on March 30 and September 30 of each year, beginning on March 30, 2002. The indenture governing the debt securities limits both Devon Financing Corporation U.L.C.'s and Devon's ability to incur liens or enter into mergers or consolidations, or transfer all or substantially all of their respective assets, unless the successor company assumes Devon Financing Corporation U.L.C.'s or Devon's obligations under the indenture.

DISSENTERS' RIGHTS OF APPRAISAL

  Mitchell Stockholders

     Any stockholder of record of Mitchell may exercise dissenters' rights of appraisal in connection with the transaction by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. If you are a Mitchell stockholder and you want to exercise your dissenters' rights, you must follow the required procedure set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act exactly or you may lose your right to dissent from the transaction. The information that follows is a general summary of dissenters' rights available to Mitchell stockholders. If the alternate structure is used to complete the transaction, references to Devon in this summary of dissenters' rights of appraisal should be interpreted as references to Devon Holdco. This summary is qualified by and not a substitute for the provisions of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act,

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the full text of which is attached as Annex G. Mitchell stockholders should read
Annex G in its entirety for more complete information concerning their right to dissent from the transaction.

     Mitchell stockholders of record who follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act will be entitled to demand that Devon purchase their shares of Mitchell common stock for a purchase price in cash equal to the fair value of their shares. Under Texas law, fair value of shares for purposes of the exercise of dissenters' rights is defined as the value of the shares as of the day immediately preceding the day the vote is taken approving the merger agreement, excluding any appreciation or depreciation in value of the shares in anticipation of the proposed merger.

     In order to be entitled to exercise dissenters' rights, you must file a written objection to the transaction with Mitchell prior to the date of the Mitchell meeting. The written objection must state that you will exercise your right to dissent if the transaction becomes effective and give your address where notice of the effectiveness of the transaction should be delivered or mailed. Mitchell stockholders who desire to exercise their dissenter's rights should send this written objection to Mitchell Energy & Development Corp., P.O. Box 4000, The Woodlands, Texas 77387-4000, Attention: General Counsel. Neither a proxy nor a vote against the transaction is sufficient to constitute a written objection as required under the Texas Business Corporation Act.

     If the transaction is approved by the Mitchell stockholders and subsequently becomes effective, within 10 days of the effectiveness of the transaction, Devon must deliver or mail notice of the effectiveness of the transaction to each dissenting stockholder that did not vote in favor of the transaction. Any dissenting stockholder that did not vote to approve the merger agreement may then make a written demand on Devon for the payment of the fair value of the stockholder's shares within 10 days from the delivery or mailing of the notice by Devon. The failure to vote against approval of the merger agreement will not constitute a waiver of your right to dissent. Such demand must state the number and class of shares of Mitchell stock owned by the dissenting stockholder and the dissenting stockholder's estimate of the fair value of the dissenting stockholder's Mitchell stock. Any dissenting stockholder that fails to make such a demand within the 10-day period will lose the right to dissent and will be bound by the terms of the merger agreement. In order to preserve dissenters' rights, within 20 days of making a demand for payment, a dissenting stockholder must also submit such dissenting stockholder's Mitchell stock certificates to Devon for the appropriate notation of the demand. Devon, at its option, may terminate the dissenting stockholder's rights under Article
5.12 of the Texas Business Corporation Act for failure to submit the Mitchell stock certificates within the 20-day period unless a court of competent jurisdiction directs otherwise upon a showing to the court that there is good and sufficient cause.

     Within 20 days of receipt of a proper demand for payment by a dissenting stockholder, Devon must deliver or mail to the dissenting stockholder written notice that either (1) Devon accepts the amount the dissenting stockholder claimed and agrees to pay the amount of the stockholder's demand within 90 days after the effectiveness of the transaction upon receipt of the dissenting stockholder's duly endorsed Mitchell stock certificates or (2) (A) contains an estimate by Devon of the fair value of the dissenting stockholders' Mitchell stock and (B) includes an offer to pay the amount of Devon's estimate upon receipt of the dissenting stockholder's duly endorsed Mitchell stock certificates within 90 days after the effectiveness of the transaction, provided that Devon receives notice from the stockholder within 60 days after the effective date of the transaction that the dissenting stockholder agrees to accept Devon's estimate. If the dissenting stockholder and Devon agree upon the value of the dissenting stockholder's shares within 60 days after effectiveness of the transaction, Devon must pay the amount of the agreed value to the dissenting stockholder upon receipt of the dissenting stockholder's duly endorsed Mitchell stock certificates within 90 days of the effectiveness of the transaction. Upon payment of the agreed value, the dissenting stockholder will no longer have any interest in such shares of Mitchell or in Devon.

     If the dissenting Mitchell stockholder and Devon do not agree on the value of the dissenting stockholder's shares within 60 days after the effectiveness of the transaction, then either the dissenting stockholder or Devon may, within 60 days after the expiration of that 60-day period, file a petition in a court of competent jurisdiction in the county in Texas where the principal office of Mitchell is located

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(Montgomery County), seeking a determination of the fair value of the dissenting stockholder's shares. Devon must file with the court a list of all stockholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of a petition filed by a dissenting stockholder or upon the filing of such a claim by Devon. The clerk of the court will give notice of the hearing of any such claim to Devon and to all of the dissenting stockholders on the list provided by Devon. All dissenting stockholders notified in this manner and Devon will be bound by the final judgment of the court as to the value of the shares.

     In considering such a petition, the court will determine which of the dissenting Mitchell stockholders have complied with the provisions of the Texas Business Corporation Act and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to determine the fair value of the shares who are directed to make such determination "upon such investigation as to them may seem proper." The appraisers will also allow the dissenting stockholders and Devon to submit to them evidence as to the fair value of the shares.

     Upon receipt of the appraisers' report, the court will determine the fair value of the shares of the dissenting stockholders and will direct the payment to the dissenting stockholders of the amount of the fair value of their Mitchell shares, with interest from the date 91 days after the effectiveness of the transaction to the date of the judgment, by Devon, upon receipt of the dissenting stockholder's Mitchell stock certificates. Upon payment of the judgment, the dissenting stockholders will no longer have any interest in such Mitchell shares or in Devon. The court will allow the appraisers a reasonable fee as court costs and will allocate all court costs between the parties in such manner as it determines to be fair and equitable.

     Any dissenting stockholder may withdraw his or her demand at any time before receiving payment for the shares or before a petition has been filed seeking determination of the fair value of the shares. No dissenting stockholder may withdraw his or her demand after payment has been made or, unless Devon consents to the withdrawal, where a petition has been filed.

     Any dissenting stockholder who has properly demanded payment for his or her shares of Mitchell stock will not have any rights as a stockholder, except the right to receive payment for such shares and the right to claim that the merger and the related transactions were fraudulent.

     For a discussion of the tax consequences of exercising dissenters' rights, please see "Material Federal Income Tax Considerations -- Exercise of Dissenters' Rights of Appraisal by Mitchell Stockholders."

     If you are a Mitchell stockholder who is considering dissenting from the transaction, we urge you to consult with legal counsel.

  Devon Stockholders

     Devon stockholders are not entitled to dissenters' rights of appraisal in connection with the merger. Holders of Devon's 6.49% cumulative preferred stock, Series A, will be entitled to dissenters' rights of appraisal under Delaware law if the alternate structure is used to complete the transaction. Devon's other stockholders will not be entitled to dissenters' rights of appraisal if the alternate structure must be used to complete the transaction.

REGULATORY REQUIREMENTS

     Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the Federal Trade Commission, the transaction cannot be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. We filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on August 30, 2001 relating to the original structure. On September 24, 2001, the Federal Trade Commission granted early termination of the waiting period in connection with those filings. On November 9, 2001, we filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division relating to the alternate structure. On November 26,

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2001, the Federal Trade Commission granted early termination of the waiting period in connection with those filings.

     At any time before or after completion of the transaction, the Antitrust Division or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the transaction, to rescind the transaction or to seek divestiture of particular assets of Devon or Mitchell. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. A challenge to the transaction on antitrust grounds may be made and, if such a challenge is made, it is possible that Devon and Mitchell will not prevail.

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                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. It is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A. You should read the merger agreement because it, and not this document, is the legal document that governs the transaction.

STRUCTURE OF THE MERGER

     At the effective time of the merger, Mitchell will merge with and into Devon NewCo Corporation, a newly formed, nominally capitalized Delaware corporation that is wholly owned by Devon. Devon NewCo Corporation will be the surviving corporation in the merger, and the surviving corporation will be wholly owned by Devon.

     The certificate of incorporation and bylaws of Devon NewCo Corporation immediately before the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation until duly amended. The directors of Devon NewCo Corporation at the effective time of the merger will be the directors of the surviving corporation. In addition, at the effective time of the merger, J. Todd Mitchell, or a substitute designee of Mitchell, will be appointed to fill a vacancy on Devon's board of directors. See "The
Merger -- Interests of Mitchell's Executive Officers and Directors in the Transaction -- Appointment of Mitchell's Designee to the Combined Company's Board of Directors."

WHEN THE MERGER BECOMES EFFECTIVE

     Mitchell and Devon NewCo Corporation will execute and file a certificate of merger with the Delaware Secretary of State and articles of merger with the Texas Secretary of State on the first business day after the day on which the last condition to completing the merger is satisfied or waived or at such other time as Devon and Mitchell may agree. The merger will become effective at the time and on the date on which those documents are filed or such other time and date on which the parties agree and specify in those documents. That time is referred to as the "effective time of the merger."

CONVERSION OF STOCK, STOCK OPTIONS AND OTHER AWARDS

     At the effective time of the merger:

     - each outstanding share of Mitchell common stock, other than (1) shares owned or held by Devon, Devon NewCo Corporation, Mitchell or their respective subsidiaries, including treasury stock, and (2) shares held by Mitchell stockholders who validly exercise their dissenters' rights under Texas law, will be converted into the right to receive $31.00 in cash and
       0.585 of a share of Devon common stock;

     - shares of Mitchell common stock held by Mitchell stockholders who exercise their dissenters' rights under Texas law will be treated as described under "The Merger -- Dissenters' Rights of Appraisal," assuming that those stockholders validly exercise their dissenters' rights; and

     - shares of Mitchell common stock owned or held by Devon, Mitchell or their respective subsidiaries and not held on behalf of third parties, including treasury stock, will be canceled.

     If, before the effective time of the merger, the issued and outstanding shares of Devon or Mitchell common stock are changed into a different number of shares as a result of a reclassification, stock split, reverse stock split, stock dividend, stock distribution or similar event, an appropriate adjustment will be made to the consideration to be received by the Mitchell stockholders.

     Each outstanding option to purchase Mitchell common stock granted under Mitchell's stock plans that is unexercised as of the effective time of the merger will vest and will be converted automatically at the effective time of the merger into, and will become, a fully vested option to purchase 1.20 shares of Devon common stock for each share of Mitchell common stock covered by the option before the merger. After conversion, the exercise price per share of Devon common stock subject to each option will equal

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

the pre-conversion exercise price per share of Mitchell common stock subject to each option, divided by 1.20. Bonus units issued by Mitchell will be similarly converted into Devon bonus units.

     For a description of Devon's or Mitchell's common stock and a description of the comparative rights of holders of Devon common stock and Mitchell common stock, see "Comparison of the Rights of Mitchell and Devon Stockholders."

EXCHANGE OF SHARES; FRACTIONAL SHARES

     Exchange Agent. At or prior to the effective time of the merger, Devon will (1) deposit with the exchange agent, for the benefit of the holders of Mitchell common stock, an amount in cash sufficient to effect the conversion of Mitchell common stock into the cash consideration to be paid in the merger and
(2) authorize the exchange agent to credit a sufficient number of shares of Devon common stock to direct registration (book-entry) accounts maintained by Devon's transfer agent, or to issue certificates representing those shares, to effect the conversion of Mitchell common stock into the stock consideration to be paid in the merger. Devon will also make funds available to the exchange agent from time to time after the effective time of the merger as needed to pay any cash instead of fractional shares or any dividends or other distributions declared by Devon on its common stock with a record date after the effective time of the merger and a payment date on or before the date the relevant Mitchell stock certificate was surrendered.

     At the effective time of the merger, the stock transfer books of Mitchell will be closed and no further issuances or transfers of shares of Mitchell common stock will be made. If, after the effective time, valid Mitchell stock certificates are presented to the surviving corporation for any reason, they will be cancelled and exchanged as described above to the extent allowed by applicable law.

     Exchange of Shares. If you own Mitchell common stock, promptly after the merger, but in no event more than three business days following the effective time of the merger, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your certificates to the exchange agent.

     Mitchell stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter, will receive:

     - the number of shares of Devon common stock to which each holder is entitled in accordance with the 0.585 exchange ratio; and

     - after giving effect to any required tax withholdings, a check in the aggregate amount of:

      - $31.00 per share of Mitchell common stock surrendered to the exchange agent;

      - the amount of cash being paid in lieu of fractional shares of Devon common stock; and

      - any cash dividends and any other dividends or other distributions declared by Devon on its common stock with a record date after the effective time of the merger and a payment date on or before the date the relevant Mitchell stock certificate was surrendered.

     Devon uses a direct registration (book-entry) program with respect to record ownership of Devon common stock. Direct registration is a service that allows shares to be owned, reported and transferred electronically without having a physical stock certificate issued. Ownership of the shares is recorded in the names of the owner electronically on Devon's books and records. Direct registration is intended to alleviate problems relating to stolen, misplaced or lost stock certificates and to reduce the paperwork relating to the transfer of ownership of Devon common stock. Under direct registration, the voting, dividend and other rights and benefits of holders of Devon common stock remain the same as with holders of certificates.

     Mitchell stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter, will be issued the appropriate number of shares of Devon common stock through

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direct registration. As soon as reasonably practicable following the crediting of shares to their respective book-entry account, Mitchell stockholders will receive account statements from Devon's transfer agent evidencing their holdings, as well as general information on the book-entry form of ownership through Devon's direct registration system. You are not required to maintain a book-entry account and you may at any time obtain a physical stock certificate for all or a portion of your shares of Devon common stock received in the merger at no cost to you. Instructions describing how you can obtain stock certificates will be included with the account statement mailed to you and can also be obtained upon request from Devon's transfer agent.

     If you have a Mitchell stock certificate, you should surrender that certificate for exchange after the effective time of the merger. Until you surrender your Mitchell stock certificates, dividends or other distributions declared with a record date after the effective time of the merger will accrue, but will not be paid, on shares of Devon common stock that you are entitled to receive as a result of the conversion of your shares of Mitchell common stock. When you surrender your certificates, any unpaid dividends or other distributions will be paid, less the amount of any withholding taxes that may be required. No interest will be paid or accrued on:

     - the $31.00 in cash being paid per share of Mitchell common stock surrendered to the exchange agent;

     - the amount of cash being paid in lieu of fractional shares of Devon common stock; or

     - any cash dividends and any other dividends or other distributions declared by Devon on its common stock with a record date after the effective time of the merger and a payment date on or before the date the relevant Mitchell stock certificate was surrendered.

     The exchange agent will deliver to Devon any shares of Devon common stock to be issued in the merger or funds set aside by Devon to pay the cash consideration, cash in lieu of fractional shares in connection with the merger or to pay dividends or other distributions on shares of Devon common stock to be issued in the merger that are not claimed by former Mitchell stockholders within 180 days after the effective time of the merger. Thereafter, Devon will act as the exchange agent and former Mitchell stockholders may look only to Devon for payment of their shares of Devon common stock, cash consideration, cash in lieu of fractional shares and unpaid dividends and distributions. None of Devon, the surviving corporation, the exchange agent or any other person will be liable to any former Mitchell stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If any shares of Devon common stock are to be issued in a name other than that in which the Mitchell common stock certificate surrendered in exchange for such shares is registered, the person requesting the exchange must (1) pay any transfer or other taxes required by reason of the issuance of shares of Devon common stock in a name other than that of the registered holder of the certificate surrendered or (2) establish to the satisfaction of Devon or the exchange agent that such tax has been paid or is not applicable.

     MITCHELL STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. A TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS WILL BE PROVIDED TO MITCHELL STOCKHOLDERS FOLLOWING THE MERGER.

     Fractional Shares. No fractional shares of Devon common stock will be issued to Mitchell stockholders. Instead of fractional shares, each Mitchell stockholder otherwise entitled to a fractional share will receive, in cash and without interest, an amount representing the fractional share, rounded to the nearest one-hundredth of a share, multiplied by the average closing price of Devon common stock as reported in The Wall Street Journal, Southwestern edition, on the five trading days immediately prior to the last business day before the effective time of the merger.

     Lost, Stolen or Destroyed Certificates. If a Mitchell stock certificate has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable in accordance with the merger agreement, without interest, upon receipt of (1) an affidavit of that fact by the person claiming the

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certificate is lost, stolen or destroyed and (2) appropriate and customary indemnification or the posting of a bond in the form customarily required by Devon to indemnify against any claim that may be made against it with respect to such certificate.

CONDITIONS TO THE MERGER

     Conditions to Each Company's Obligation to Effect the Merger. The obligations of Devon and Mitchell to complete the merger are subject to the following conditions:

     - approval by Mitchell's stockholders of the merger agreement;

     - approval by Devon's stockholders of the issuance of Devon common stock in the merger;

     - the expiration or early termination of the waiting period under (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (2) any mandatory waiting period or required consent under any applicable material foreign competition or antitrust law or regulation;

     - the absence of any statute, rule, regulation, decree, order or injunction prohibiting the consummation of the merger, provided that the parties have agreed to use their reasonable best efforts to have any applicable decree, order or injunction lifted;

     - the continued effectiveness of the registration statement of which this document is a part, provided that the Securities and Exchange Commission shall not have issued or threatened to issue a stop order suspending the effectiveness of that registration statement; and

     - the approval for listing on the American Stock Exchange of the shares of Devon common stock to be issued in the merger, subject to official notice of issuance.

     Additional Conditions to Each Company's Obligations. The obligations of Devon and Mitchell to complete the merger are subject to the following additional conditions, unless waived by the other:

     - material compliance with its agreements and covenants contained in the merger agreement;

     - the representations and warranties set forth in the merger agreement and the documents delivered in connection with the merger agreement to the extent (1) qualified as to materiality shall be true and correct and (2) not qualified as to materiality shall be true and correct in all material respects; and

     - receipt of a written opinion of Vinson & Elkins L.L.P., in the case of Mitchell, and Mayer, Brown & Platt, in the case of Devon, to the effect that:

      - the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code; and

      - in the case of the Vinson & Elkins L.L.P. opinion, no gain or loss will be recognized by Mitchell or its stockholders to the extent that they receive Devon common stock, and, in the case of the Mayer, Brown & Platt opinion, no gain or loss will be recognized by any corporation that is a party to the merger.

     Waiver of Conditions. Either Devon or Mitchell may choose to complete the merger even though a condition to that company's obligation has not been satisfied if the necessary stockholder approvals have been obtained and the law allows the company to do so.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by Mitchell as to itself and its subsidiaries concerning, among other things:

     - incorporation, standing and authority;

     - corporate authorization to enter into the merger and related transactions;

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     - capital structure;

     - significant subsidiaries;

     - compliance with agreements, court orders and laws;

     - the absence of defaults caused by execution or consummation of the merger agreement;

     - accuracy of financial statements and reports filed with the Securities and Exchange Commission;

     - the absence of material litigation;

     - the absence of certain changes or events;

     - tax matters;

     - employee benefits and labor matters;

     - the absence of violations or liabilities under environmental laws;

     - the ownership and rights to use intellectual property;

     - title to properties;

     - insurance matters;

     - broker's and finder's fees;

     - receipt of financial advisors' opinions;

     - material contracts;

     - required board and stockholder approvals;

     - the inapplicability of Section 13.03 of the Texas Business Corporation Act or any other fair price, moratorium, control share acquisition, interested stockholder or other similar anti-takeover provision; and

     - the absence of non-competition and material asset sale or purchase contracts.

     The merger agreement contains representations and warranties by Devon as to itself and its subsidiaries concerning, among other things:

     - incorporation, standing and authority;

     - corporate authorization to enter into the merger and related transactions;

     - capital structure;

     - significant subsidiaries;

     - compliance with agreements, court orders and laws;

     - the absence of defaults caused by the execution or consummation of the merger agreement;

     - accuracy of financial statements and reports filed with the Securities and Exchange Commission;

     - the absence of certain changes or events;

     - broker's and finder's fees;

     - receipt of financial advisor's opinion;

     - required board and stockholder approvals;

     - ability to finance the merger;

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     - the absence of material litigation; and

     - title to properties.

COVENANTS AND OTHER AGREEMENTS

     Operating Covenants. Prior to the merger and unless Devon has consented in writing, with certain exceptions Mitchell has agreed:

     - to conduct its operations in the ordinary course in substantially the same manner as previously conducted and to use its reasonable best efforts to preserve intact its business organization and goodwill;

     - to keep available the services of its officers and maintain satisfactory relationships with those persons with whom it has business relationships;

     - not to amend its articles of incorporation or bylaws;

     - to promptly notify Devon of any material change in its financial condition or business or any material litigation or material governmental complaints, investigations or hearings or the breach in any material respect of any representation or warranty contained in the merger agreement;

     - to promptly deliver to Devon any filings made with the Securities and Exchange Commission subsequent to the date of the merger agreement;

     - not to issue any shares of its capital stock, effect any change in its capitalization or grant any right to acquire shares of its capital stock, other than to new employees consistent with past practice in an amount not to exceed 100,000 shares of Mitchell common stock or pursuant to existing contractual commitments;

     - not to increase any compensation or benefits, other than in the ordinary course of business consistent with past practice;

     - not to enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice;

     - not to adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect;

     - not to declare, set aside or pay dividends, other than its ordinary quarterly dividend, or redeem, purchase or otherwise acquire any shares of its capital stock;

     - not to dispose of material assets outside the ordinary course of business;

     - not to acquire businesses or entities for aggregate consideration in excess of $3.0 million;

     - not to change any of its accounting principles or practices, except as may be required by a change in law or in generally accepted accounting principles;

     - to use its reasonable best efforts to maintain its insurance;

     - not to make or rescind any tax election, settle or compromise any tax liability, or materially change its method of reporting income or deductions for U.S. federal income tax purposes from those used in the preparation of its federal income tax return for the most recent fiscal year for which a return has been filed, except as may be required by applicable law or where it would not have a material adverse effect on Mitchell;

     - not to incur any indebtedness for borrowed money, except under credit lines existing as of the date of the merger agreement;

     - not to guarantee any indebtedness, issue any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others;

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     - not to enter into any material leases or create any material mortgages, liens, security interests or other encumbrances on its property in connection with any indebtedness, except in the ordinary course of business;

     - not to make or commit to make any capital expenditures in excess of $50 million over its fiscal 2001 capital expenditures budget;

     - not to take any action that is likely to delay materially or adversely affect any party's ability to obtain any consent or approval of any regulatory body or the expiration of any waiting period required to consummate the merger;

     - not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce to the fullest extent permitted under applicable law the provisions of those agreements;

     - not to enter into or amend any agreement with any holder of Mitchell common stock with respect to holding, voting or disposing of shares;

     - not to cause the acceleration of rights, benefits or payments under any of its benefit plans by a resolution of its board of directors; or

     - not to enter into any additional hedging arrangements with respect to its oil production and more than 10% of its budgeted natural gas production for 2001 and, in any event, for a term longer than 12 months.

     Other Agreements Relating to the Period Before the Effective Time. The merger agreement contains additional agreements between Devon and Mitchell relating to, among other things:

     - the preparation, filing and distribution of this document and Devon's and Devon Holdco's filing of the registration statements of which this document is a part;

     - the required recommendations by each company's board of directors to their respective stockholders;

     - convening and holding the Devon and Mitchell stockholders meetings;

     - access to information and cooperation regarding filings with governmental and other agencies and organizations;

     - using their reasonable best efforts to satisfy the conditions to closing;

     - Mitchell refraining from, without Devon's prior written consent, committing to any divestitures, licenses, hold separate agreements or similar matters, and Mitchell using its reasonable best efforts to effect any such divestitures, licenses, hold separate arrangements or similar matters as Devon may request, if such actions are contingent on the consummation of the transaction;

     - Devon's ability to enter into agreements with respect to other business combinations, except where those agreements would not be reasonably likely to prevent or delay the satisfaction of any of the conditions to the merger;

     - public announcements;

     - the listing on the American Stock Exchange of the Devon common stock to be issued in the merger and the Devon Holdco common stock to be issued if the alternate structure must be used to complete the transaction;

     - if requested by either Devon, Devon Holdco or Mitchell, the delivery of "comfort letters" from Devon's and Mitchell's independent accountants;

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

     - actions or omissions that would result in the merger not qualifying as a reorganization under section 368(a) of the Internal Revenue Code; and

     - the coordination of dividend record and payment dates so that Mitchell stockholders do not fail to receive a dividend in any calendar quarter or receive dividends on both Mitchell common stock and Devon common stock received in the merger in any calendar quarter.

     Employee Benefits. The merger agreement provides that Devon will honor Mitchell's employee benefit plans and commitments entered into prior to the date of the merger agreement, provided that Devon may modify any such plan or commitment in accordance with its terms, subject to some exceptions. Specifically, Devon has agreed to, among other things:

     - continue retiree medical benefits for former Mitchell employees receiving such benefits at the effective time of the merger and provide substantially equivalent retiree medical benefits, upon termination, for Mitchell employees that become or remain full-time employees of Devon, referred to as continuing employees, who have attained the age of 55 and have had 10 years of service with Mitchell at the effective time of the merger;

     - for at least one year after the effective time of the merger, provide to continuing employees severance benefits at least as favorable as those provided by Mitchell; and

     - for at least one year after the effective time of the merger, either (1) continue Mitchell's defined benefit pension plan and supplemental retirement plans for continuing employees or (2) provide benefits under another Devon defined benefit pension plan, and for at least 13 months after the effective time of the merger, not amend the form of payment provisions in Mitchell's supplemental retirement plans.

     In addition, if Devon materially modifies the benefits of continuing employees within two years of the effective time of the merger, Devon has agreed to provide those employees for the remainder of such two-year period with benefits, other than stock options and stock appreciation rights, no less favorable than those provided to similarly situated Devon employees. Mitchell employees that become participants in Devon's employee benefit plans will be given credit under the plans for their prior service with Mitchell for purposes of eligibility, vesting and benefit determination.

     Affiliate Agreements. Mitchell has agreed to use its reasonable best efforts to cause its affiliates, as defined by Rule 145 under the Securities Act of 1933, to enter into written agreements prior to the effective time of the merger that restrict their ability to sell, pledge, transfer or otherwise dispose of any shares of Devon common stock issued to them in connection with the merger or any shares of Devon Holdco common stock issued to them if the alternate structure must be used to complete the transaction, except:

     - in compliance with Rule 145 under the Securities Act of 1933;

     - pursuant to an effective registration statement under the Securities Act of 1933; or

     - in reliance upon a written opinion of counsel delivered to Devon or Devon Holdco, as the case may be, in a form and substance reasonably acceptable to Devon or Devon Holdco, as the case may be, to the effect that such sale, pledge, transfer or other disposition is exempt from registration under the Securities Act of 1933.

     Indemnification and Insurance. For a period of six years after the merger, Devon will cause the surviving corporation to indemnify and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the effective time of the merger, an officer or director of Mitchell and each person who served at the request of Mitchell as a director, officer, trustee or fiduciary of another entity. Those persons will be indemnified to the fullest extent permitted by law against all losses, including fees and expenses of counsel, arising out of or pertaining to actions taken by them, or failures to act, while serving in those capacities, whether claimed before or after the effective time of the merger.

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

     The surviving corporation will maintain directors' and officers' liability insurance for six years after the effective time of the merger to cover persons who are or were covered by Mitchell's existing directors' and officers' liability insurance policies at any time before the effective time of the merger. The terms of the insurance will be substantially no less advantageous to such persons than the existing insurance with respect to acts or omissions prior to the effective time of the merger. However, the surviving corporation will not be required to pay annual premiums in excess of 250% of the last annual premium paid by Mitchell, but will be required to purchase as much coverage as reasonably practicable for such amount. Devon has the right to cause Mitchell's directors and officers liability insurance to be extended by obtaining a six-year "tail" policy on terms no less advantageous than Mitchell's existing directors and officers liability insurance.

     Other Acquisition Proposals. In the merger agreement, Mitchell has agreed that it and its subsidiaries:

     - will not, and will not permit any of their officers, directors, employees, agents or representatives to, solicit, initiate or encourage any inquiry, proposal or offer for a third-party tender offer, merger, consolidation, business combination or similar transaction involving 10% or more of Mitchell's assets or capital stock, taken as a whole, or participate in any discussions or negotiations concerning such an acquisition proposal; and

     - will immediately cease any existing negotiations with any third parties with respect to any of the above transactions, except that Mitchell or its board of directors may respond publicly to a third-party tender offer as required by the federal securities laws or provide information prior to the vote of its stockholders on a confidential basis to any person, or have negotiations or discussions with any person, who makes an unsolicited bona fide acquisition proposal, provided that:

      - Mitchell (1) provides notice to Devon within 24 hours that it has received the unsolicited request for information or an acquisition proposal identifying the person requesting the information or making the acquisition proposal and stating the material terms and conditions of the acquisition proposal, and (2) continues to provide updates as to material developments within 24 hours;

      - Mitchell's board of directors in good faith (1) after consultation with its financial advisors and taking into account the likelihood of consummation, determines that the acquisition proposal is reasonably likely to result in a transaction that is more favorable from a financial point of view to Mitchell stockholders than the merger, and
        (2) after consultation with its outside legal counsel, determines that the failure to respond to the information request or to engage in discussions would be inconsistent with its fiduciary obligations under applicable law; and

      - Mitchell may not enter into any agreement with respect to an acquisition proposal prior to the termination of the merger agreement.

     Prior to the effective time of the merger, the board of directors of Devon or Mitchell may withdraw or change its original recommendation to stockholders to vote for the merger, or recommend that stockholders vote instead for a superior acquisition proposal, but only if the board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable law.

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

TERMINATION

     Before the effective time of the merger, the merger agreement may be terminated:

     - by mutual written consent of Devon and Mitchell;

     - by either Devon or Mitchell, in either case upon payment, if applicable, of the termination fee described below, if:

      - the merger is not consummated by March 13, 2002, so long as the party seeking to terminate did not prevent the merger from occurring by failing to perform or observe its obligations under the merger agreement in any material respect;

      - 20 days elapse after the meeting of the Mitchell stockholders at which the stockholders fail to approve the merger agreement; or

      - 20 days elapse after the meeting of the Devon stockholders at which the stockholders fail to approve the issuance of shares of Devon common stock in the merger.

     - by either Devon or Mitchell, if there is a legal prohibition to closing the merger that has become final and non-appealable, so long as the party seeking termination has used its reasonable best efforts to remove the prohibition;

     - by Mitchell, after consultation with its legal advisors, if:

      - Devon breaches any of its representations, warranties or agreements in the merger agreement or if any representation or warranty of Devon becomes untrue resulting in a condition of the merger not being satisfied, and the breach is not cured within 30 days, provided that Mitchell is not also in material breach of the merger agreement; or

      - Devon's board of directors withdraws, modifies or changes, in a manner adverse to Mitchell, its approval or recommendation of the merger, or resolves to do so; or

     - by Devon, after consultation with its legal advisors, if:

      - Mitchell breaches any of its representations, warranties or agreements in the merger agreement or if any representation or warranty of Mitchell becomes untrue resulting in a condition of the merger not being satisfied, and the breach is not cured within 30 days, provided that Devon is not also in material breach of the merger agreement; or

      - Mitchell's board of directors withdraws, modifies or changes, in a manner adverse to Devon, its approval or recommendation of the merger or recommends an acquisition proposal, or resolves to do so.

TERMINATION FEES AND EXPENSES

     Termination Fees and Expenses Potentially Payable by Mitchell. Mitchell has agreed to pay Devon a $100 million termination fee and to reimburse Devon for expenses incurred in connection with the merger agreement up to a maximum of $10 million if either of the following circumstances occurs:

     - Devon terminates the merger agreement after Mitchell's board of directors has (1) withdrawn, modified or changed, in a manner adverse to Devon, its approval or recommendation of the merger or (2) recommended an acquisition proposal, or resolves to do either; or

     - Devon or Mitchell terminates the merger agreement after a person publicly makes, or publicly announces an intention to make, an acquisition proposal for Mitchell prior to or at the time of the Mitchell meeting and, at the time of such termination, (1) the Devon stockholders have approved the issuance of Devon common stock in the merger and (2) the Mitchell stockholders have not approved the merger agreement.

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

     Termination Fees and Expenses Potentially Payable by Devon. Devon has agreed to pay Mitchell a $100 million termination fee and reimburse Mitchell for expenses incurred in connection with the merger agreement up to a maximum of $10 million if either of the following circumstances occurs:

     - Mitchell terminates the merger agreement after Devon's board of directors has withdrawn, modified or changed, in a manner adverse to Mitchell, its approval or recommendation of the merger, or resolves to do so; or

     - Devon or Mitchell terminates the merger agreement after a person publicly makes, or publicly announces an intention to make, an acquisition proposal for Devon prior to or at the time of the Devon meeting and, at the time of such termination, (1) the Mitchell stockholders have approved the merger agreement and (2) the Devon stockholders have not approved the issuance of Devon common stock in the merger.

     If either company fails to promptly pay any termination fee due and, in order to obtain payment, the other party commences a suit that results in a judgment against the party owing the termination fee, the party owing the termination fee must pay to the other party its costs and expenses in connection with the suit, together with interest on the termination fee from the date payment was required until the date such payment is made at the annual prime lending rate of The Chase Manhattan Bank in effect on the date the payment was required to be made, plus 1%.

     Other Expenses. All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring them, except that termination fees and expenses will be paid as described above.

AMENDMENT; EXTENSION AND WAIVER

     Amendment. Subject to the next sentence, the merger agreement may be amended at any time with the consent of Devon's board of directors and Mitchell's board of directors. If the merger agreement has been approved by the Devon stockholders and the Mitchell stockholders, then no amendment can be made that by law requires the further approval of stockholders without obtaining such further stockholder approval.

     Extension and Waiver. At any time prior to the effective time of the merger, each of Devon and Mitchell may, to the extent permitted by law, (1) grant the other party additional time to perform its obligations under the merger agreement, (2) waive any inaccuracies in the representations and warranties of the other party and (3) waive compliance with any agreements or conditions for the benefit of that party.

THE ALTERNATE STRUCTURE

     If the tax opinions that are required to complete the transaction are not available under the original structure -- that is, the merger of Mitchell into a wholly owned subsidiary of Devon -- then an alternate structure will be used to complete the transaction. The parties have included this feature in the merger agreement to ensure that the transaction can be completed even if tax opinions are unavailable under the original structure and that the transaction will be taxable only to the extent that Mitchell stockholders receive cash, and will otherwise be tax-free.

     The alternate structure would not affect the economics of the transaction. The merger agreement contains a number of provisions designed to change the mechanics of the transaction to ensure that the only material difference between the original structure and the alternate structure would be the corporate structure of the combined company. A summary of these provisions follows.

     The Alternate Mergers. Under the alternate structure, two wholly owned subsidiaries of Devon Holdco Corporation, a wholly owned subsidiary of Devon, will be merged with and into Mitchell and Devon. The surviving corporations of those alternate mergers will be wholly owned subsidiaries of Devon Holdco, which will change its name to Devon Energy Corporation. Prior to those alternate mergers, Devon

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

will (1) cause Devon Holdco to amend its certificate of incorporation and bylaws to be substantially identical in form and substance to the certificate of incorporation and bylaws of Devon at that time (except that Devon Holdco will not have a series of preferred stock designated as 6.49% cumulative preferred stock, Series A, because that series of preferred stock will be converted into preferred stock of the surviving corporation of the merger involving Devon under the alternate structure) and (2) cause Devon Holdco's board of directors to adopt a stockholder rights plan substantially identical in form and substance to Devon's stockholder rights plan as it existed on October 1, 2001. In addition, immediately prior to those alternate mergers, J. Todd Mitchell, or a substitute designee of Mitchell, will be appointed to Devon Holdco's board of directors. See "The Merger -- Interests of Mitchell's Executive Officers and Directors in the Transaction -- Appointment of Mitchell's Designee to the Combined Company's Board of Directors."

     At the effective time of the alternate merger involving Mitchell, Mitchell Merger Corporation, a newly formed, nominally capitalized Texas corporation that is wholly owned by Devon Holdco, will merge with and into Mitchell. Mitchell will be the surviving corporation in that merger. The articles of incorporation and bylaws of Mitchell immediately before the effective time of that merger will be the articles of incorporation and bylaws of the surviving corporation until duly amended, except that the authorized capital stock of the surviving corporation will be reduced to a nominal level. The directors of Mitchell Merger Corporation at the effective time of that merger, all of whom are Devon employees, will be the directors of the surviving corporation.

     At the effective time of the alternate merger involving Devon, Devon Merger Corporation, a newly formed, nominally capitalized Delaware corporation that is wholly owned by Devon Holdco, will merge with and into Devon. Devon will be the surviving corporation in that merger. Subject to the next sentence, the certificate of incorporation and bylaws of Devon immediately before the effective time of that merger will be the certificate of incorporation and bylaws of the surviving corporation until duly amended. The certificate of incorporation of the surviving corporation of the alternate merger involving Devon will be amended to (1) authorize only a nominal number of shares of common stock, (2) change the name of the surviving corporation to Devon Intermediate Holding Corporation, and (3) eliminate a number of provisions regarding the election of directors, meetings of stockholders, the prohibition against stockholder action by written consent and amendments to the corporation's certificate of incorporation and bylaws. The directors of Devon Merger Corporation at the effective time of that merger, all of whom are Devon employees, will be the directors of the surviving corporation.

     Conversion of Mitchell Stock, Stock Options and Other Awards. At the effective time of the alternate merger involving Mitchell:

     - each outstanding share of Mitchell common stock, other than (1) shares owned or held by Devon, Mitchell or their respective subsidiaries, including treasury stock, and (2) shares held by Mitchell stockholders who validly exercise their dissenters' rights under Texas law, will be converted into the right to receive $31.00 in cash and 0.585 of a share of Devon Holdco common stock;

     - shares of Mitchell common stock held by Mitchell stockholders who exercise their dissenters' rights under Texas law will be treated as described under "The Merger -- Dissenters' Rights of Appraisal," assuming that those stockholders validly exercise their dissenters' rights; and

     - shares of Mitchell common owned or held by Devon, Mitchell or their respective subsidiaries and not held on behalf of third parties, including treasury stock, will be canceled.

     Each outstanding option to purchase Mitchell common stock granted under Mitchell's stock plans that is unexercised as of the effective time of the alternate merger involving Mitchell will vest and will be converted automatically at the effective time of that merger into, and will become, a fully vested option to purchase 1.20 shares of Devon Holdco common stock for each share of Mitchell common stock covered by the option before that merger. After conversion, the exercise price per share of Devon Holdco common stock subject to each option will equal the pre-conversion exercise price per share of Mitchell common

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

stock subject to each option, divided by 1.20. Bonus units issued by Mitchell will be similarly converted into Devon Holdco bonus units.

     Conversion of Devon Stock and Stock Options. At the effective time of the alternate merger involving Devon:

     - each outstanding share of Devon common stock, other than shares owned or held by Devon, Mitchell or their respective subsidiaries, including treasury stock, will be converted into one share of Devon Holdco common stock;

     - each outstanding share of Devon's 6.49% cumulative preferred stock, Series A, other than (1) shares owned or held by Devon, Mitchell or their respective subsidiaries, including treasury stock, and (2) shares held by holders of 6.49% cumulative preferred stock who validly exercise their dissenters' rights under Delaware law, will remain outstanding as one share of preferred stock of the surviving corporation of the alternate merger involving Devon having the same preferences and rights with respect to the surviving corporation as those that the 6.49% cumulative preferred stock had with respect to Devon;

     - the one share of Devon's special voting stock will be converted into one share of Devon Holdco's special voting stock having the same preferences and rights with respect to Devon Holdco as those that Devon's special voting stock had with respect to Devon; and

     - shares of Devon common stock and 6.49% cumulative preferred stock owned or held by Devon, Mitchell or their respective subsidiaries and not held on behalf of third parties, including treasury stock, will be canceled.

     Each outstanding option to purchase Devon common stock granted under Devon's stock plans that is unexercised as of the effective time of the alternate merger involving Devon will be converted automatically at the effective time of that merger into, and will become, an option to purchase one share of Devon Holdco common stock for each share of Devon common stock covered by the option before that merger. After conversion, the exercise price per share of Devon Holdco common stock subject to each option will be the same as the exercise price per share of Devon common stock subject to each option, and the other terms of each option, including the vesting schedule of each option, will remain unchanged.

     The merger agreement also requires Devon to take all necessary actions to provide for:

     - the succession of Devon Holdco for Devon under the support agreement and voting agreement related to Northstar Energy Corporation's exchangeable shares that vote as a single class with Devon common stock and are convertible at any time, on a one-for-one basis, into shares of Devon common stock;

     - the making of changes to or in the rights of holders of Northstar exchangeable shares as are economically equivalent to the changes to or in the rights of holders of Devon common stock, that are a result of the exchange of Devon Holdco common stock for Devon common stock in the alternate merger involving Devon; and

     - the convertibility of Devon's Zero Coupon Convertible Senior Debentures due 2020, which currently are convertible into shares of Devon common stock, into shares of Devon Holdco common stock, subject to the terms of the indenture governing the Zero Coupon Convertible Senior Debentures.

     Exchange of Shares; Fractional Shares. The exchange procedures that Mitchell stockholders will be required to follow in order to receive their shares of Devon Holdco common stock will be substantially the same as those described under "-- Exchange of Shares; Fractional Shares." Holders of Devon common stock will also need to follow those exchange procedures in order to exchange their shares of Devon common stock for shares of Devon Holdco common stock. Mitchell stockholders otherwise entitled to receive a fractional share of Devon Holdco common stock will receive an amount, in cash and without interest, representing the fractional share, rounded to the nearest one-hundredth of a share, multiplied by

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the average closing price of Devon common stock as reported in The Wall Street
Journal, Southwestern edition, on the five trading days immediately prior to the last business day before the effective time of the alternate merger involving Mitchell.

     Conditions to the Alternate Mergers. Except as described in this section, the obligations of Devon and Mitchell to complete the transaction under the alternate structure are identical to the conditions described under "-- Conditions to the Merger." An additional condition to complete the transaction under the alternate structure is that the shares of Devon Holdco common stock to be issued in the alternate mergers be approved for listing on the American Stock Exchange, subject to official notice of issuance. In addition, the required vote of Devon stockholders needed to complete the transaction under the alternate structure is higher than the required vote to complete the transaction under the original structure.

     The tax opinions required as a condition to completing the transaction under the original structure are not required to complete the transaction under the alternate structure. Instead, Devon's and Mitchell's obligations to complete the transaction under the alternate structure are subject to the receipt of a written opinion of Vinson & Elkins L.L.P., in the case of Mitchell, and Mayer, Brown & Platt, in the case of Devon, to the effect that the alternate structure will qualify for U.S. federal income tax purposes as a nonrecognition transaction described in section 351 of the Internal Revenue Code, except to the extent that Mitchell stockholders receive cash in exchange for their shares of Mitchell common stock in the alternative merger involving Mitchell.

     Other Terms Remain Substantially the Same. The merger agreement provides that all other agreements and obligations under the merger agreement will remain unaffected in the event that the transaction must be completed under the alternate structure, except that Devon Holdco will assume Devon's obligations to be performed or complied with after the transaction is complete. For example, Devon Holdco will be required to comply with obligations substantially identical to those described under "-- Covenants and Other Agreements -- Employee Benefits" and "-- Indemnification and Insurance."

     Additional Actions and Adjustments. The parties to the merger agreement have agreed to use their reasonable best efforts to take any actions that may be required to ensure that, if the alternate structure must be used to complete the transaction, the transaction could nevertheless be completed under the alternate structure at the same time as the transaction could have been completed under the original structure. Devon and Mitchell have also agreed to take any further actions and to make any further adjustments to the terms of the merger agreement as may be necessary to ensure that Mitchell, Devon and their respective stockholders are placed in a position that is as close as possible to the position that they would have been in but for the need to complete the transaction under the alternate structure.

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     AGREEMENTS AMONG DEVON, GEORGE P. MITCHELL AND CYNTHIA WOODS MITCHELL

     The following is a summary of the material terms of the agreements that Devon entered into with George P. Mitchell and Cynthia Woods Mitchell in connection with the merger agreement. This summary is qualified in its entirety by reference to those agreements, copies of which are attached as Annexes B and
C. You should read those agreements because they, and not this document, are the legal documents that govern the matters described in this section. Mr. and Mrs. Mitchell collectively beneficially own approximately 45% of the outstanding shares of Mitchell common stock, including shares covered by outstanding options.

PRINCIPAL SHAREHOLDERS AGREEMENT CONTAINING A VOTING AGREEMENT AND AN IRREVOCABLE PROXY

     Mr. and Mrs. Mitchell have agreed, among other things, to vote, and have granted Devon an irrevocable proxy to vote, the shares of Mitchell common stock beneficially owned by them in favor of the approval of the merger agreement and against any action that would result in a breach of any covenant, representation or warranty or any other obligation of Mitchell in the merger agreement or of Mr. and Mrs. Mitchell in the principal shareholders agreement. Mr. and Mrs. Mitchell have also agreed, except as otherwise agreed to in writing by Devon, to vote, and have granted Devon an irrevocable proxy to vote, against:

     - any extraordinary corporate transactions involving Mitchell, including any merger, consolidation or other business combination;

     - any sale, lease or transfer of a significant part of Mitchell's assets, or any reorganization, recapitalization, dissolution or liquidation of Mitchell;

     - any change in the persons that comprise Mitchell's board of directors, unless approved in advance by at least a majority of Mitchell's directors who were directors on August 13, 2001;

     - any change in Mitchell's capitalization or any amendment to Mitchell's articles of incorporation or bylaws;

     - any other material change in Mitchell's corporate structure or business; and

     - any other action or proposal involving Mitchell that is intended or expected to prevent, impede, interfere with, delay, postpone or adversely affect the merger.

     The voting agreement applies to Mr. and Mrs. Mitchell solely as stockholders and it does not restrict Mr. Mitchell in his capacity as an officer and director of Mitchell. The voting agreement also applies to 600,000 shares of Mitchell common stock that were recently contributed by Mr. Mitchell to a family limited partnership. Mr. and Mrs. Mitchell own no interest in the general partner of this limited partnership and, accordingly, disclaim beneficial ownership of the contributed shares.

     Mr. and Mrs. Mitchell have also agreed that, except for pledges in existence on August 13, 2001 and transfers to any trust, estate, family partnership, foundation or charitable organization that agrees to be bound by the terms of the principal shareholders agreement, not to sell, transfer, tender, pledge, encumber, assign or otherwise dispose of the shares of Mitchell common stock beneficially owned by them.

     The voting agreement and irrevocable proxy granted to Devon by Mr. and Mrs. Mitchell will terminate on the earliest to occur of: (1) August 13, 2003; (2) the termination of the agreement with the mutual consent of Devon and Mr. and Mrs. Mitchell; (3) the effective time of the merger; and (4) the termination of the merger agreement (A) by Devon for any reason or (B) by Mitchell because any of the conditions to Mitchell's obligation to complete the merger is not and cannot be satisfied, other than the condition that the merger agreement be approved by the required vote of Mitchell stockholders.

     The principal shareholders agreement was entered into as an inducement to Devon to enter into the merger agreement and as a condition to Devon's willingness to do so. Together with the termination fees provided for in the merger agreement, the principal shareholders agreement may have the effect of

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

discouraging a third party from proposing a competing transaction, including one that might be more favorable than the merger to Mitchell stockholders.

INVESTOR RIGHTS AGREEMENT

     The investor rights agreement contains restrictions on the ability of Mr. and Mrs. Mitchell and certain transferees to sell or otherwise dispose of the Devon common stock that they will receive in the merger or the Devon Holdco common stock they will receive if the alternate structure is used to complete the transaction. Specifically, Mr. and Mrs. Mitchell have agreed not to dispose, other than pursuant to an underwritten registered offering or to certain permitted transferees, of the Devon common stock that they will receive in the merger or the Devon Holdco common stock they will receive if the alternate structure is used to complete the transaction for nine months after the effective time of the transaction except that Mr. and Mrs. Mitchell may dispose of up to 2,000,000 shares to foundations or other charitable organizations. After that date, Mr. and Mrs. Mitchell have agreed to not dispose, other than pursuant to a registered offering or to certain permitted transferees, of more than 1,000,000 shares of Devon common stock or Devon Holdco common stock, as the case may be, in any calendar quarter. In addition, beginning in the first calendar quarter of 2002, Mr. and Mrs. Mitchell may dispose of up to 500,000 shares per calendar quarter to foundations or other charitable organizations.

     In the investor rights agreement, Devon has granted Mr. and Mrs. Mitchell the right to demand registration on two separate occasions of the shares of Devon common stock that they will receive in the merger or the Devon Holdco common stock they will receive if the alternate structure must be used to complete the transaction and the right to "piggyback" registration of those shares in the event that Devon or Devon Holdco, as the case may be, effects a registration for other reasons. Mr. and Mrs. Mitchell's registration rights are subject to customary restrictions such as blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. All registration expenses, other than underwriting discounts, selling commissions, stock transfer taxes and Mr. and Mrs. Mitchell's legal fees, will be paid by Devon or Devon Holdco, as the case may be.

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            DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

DIRECTORS

     Devon's charter divides Devon's board of directors into three classes. At each annual meeting, Devon stockholders elect the members of one of the three classes to three-year terms. Immediately following the transaction, Devon expects that the board of directors of the combined company will consist of the following 10 members:


                                                                CURRENT BOARD   EXPIRATION
NAME                                                      AGE    MEMBERSHIP      OF TERM
----                                                      ---   -------------   ----------
John A. Hill............................................  59      Devon            2002
William J. Johnson......................................  67      Devon            2002
Michael M. Kanovsky.....................................  53      Devon            2002
Robert A. Mosbacher, Jr. ...............................  50      Devon            2002
J. Larry Nichols(1).....................................  59      Devon            2003
Robert B. Weaver........................................  62      Devon            2003
Thomas F. Ferguson(2)...................................  65      Devon            2004
David M. Gavrin(3)......................................  67      Devon            2004
Michael E. Gellert(4)...................................  70      Devon            2004
J. Todd Mitchell........................................  42     Mitchell          2004


---------------

(1) Chairman of the Board.

(2) Chairman of the Audit Committee.

(3) Chairman of the Compensation and Stock Option Committee.

(4) Chairman of the Nominating Committee.

     Thomas F. Ferguson, 65, has been a Director of Devon since 1982 and is the Chairman of the Audit Committee. He has been the Managing Director of United Gulf Management Ltd., a wholly owned subsidiary of Kuwait Investment Projects Company KSC, since 1974. Mr. Ferguson represents Kuwait Investment Projects Company on the boards of various companies in which it invests, including Baltic Transit Bank in Latvia and Tunis International Bank in Tunisia. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.

     David M. Gavrin, 67, has been a Director of Devon since 1979, and serves as the Chairman of the Compensation and Stock Option Committee. He has been a Director of United American Energy Corp., an independent power producer, since 1992, and MetBank Holding Corporation since 1998. From 1978 to 1988, he was a General Partner of Windcrest Partners and for 14 years prior to that he was an officer of Drexel Burnham Lambert Incorporated.

     Michael E. Gellert, 70, has been a Director of Devon since 1971 and is a member of the Compensation and Stock Option Committee. Mr. Gellert is a General Partner of Windcrest Partners, a private investment partnership in New York City, having held that position since 1967. From January 1958 until his retirement in October 1989, Mr. Gellert served in executive capacities with Drexel Burnham Lambert Incorporated and its predecessors in New York City. In addition to serving as a Director of Devon, Mr. Gellert also serves on the boards of High Speed Access Corporation, Humana Inc., Seacor Smit Inc., Six Flags Inc. and Smith Barney World Funds. Mr. Gellert is also a member of the Putnam Trust Company Advisory Board to The Bank of New York.

     John A. Hill, 59, was elected to the Board of Directors in 2000. Prior to that, he served as a Director of Santa Fe Snyder Corporation. Mr. Hill has been with First Reserve Corporation, an oil and gas investment management company since 1983 and currently serves as the Vice Chairman and Managing

Director. Prior to joining First Reserve, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company and served as the Deputy Administrator of the Federal Energy Administration during the Ford administration. Mr. Hill is Chairman of the Board of Trustees of the Putnam Funds in Boston, a Trustee of Sarah Lawrence College, a Director of TransMontaigne Inc., and various companies controlled by First Reserve Corporation and Continuum Health Partners.

     William J. Johnson, 67, was elected to the Board of Directors in 1999. Mr. Johnson has been a private consultant for the oil and gas industry for more than the past five years. He is President and a Director of JonLoc Inc., an oil and gas company of which he and his family are sole shareholders. Mr. Johnson has served as a Director of Tesoro Petroleum Corp. since 1996. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a Director of Apache Corporation.


     Michael M. Kanovsky, 53, was elected to the Board of Directors in 1998. Mr. Kanovsky has been on the Board of Directors of Northstar Energy Corporation, Devon's Canadian subsidiary, since 1982. Mr. Kanovsky is President of Sky Energy Corporation, a privately held energy corporation. He is a Director of ARC Resources Ltd. and Bonavista Petroleum Corporation. Mr. Kanovsky was Chairman of Taro Industries Ltd., Vice Chairman of Precision Drilling Inc. and a past Director of the Canadian Association of Oilwell Drilling Contractors.


     Robert A. Mosbacher, Jr., 50, was elected to the Board of Directors in 1999. Since 1986, Mr. Mosbacher has served as President and Vice Chairman of Mosbacher Energy Company and Vice Chairman of Mosbacher Power Group. Mr. Mosbacher was previously a Director of PennzEnergy Company and served on the Executive Committee. He currently serves as a Director of JPMorgan Chase and Company and is on the Executive Committee of the U.S. Oil & Gas Association.

     J. Larry Nichols, 59, is a co-founder of Devon. He was named Chairman of the Board of Directors in 2000. He has been a Director since 1971, President since 1976 and Chief Executive Officer since 1980. Mr. Nichols is a Director of the Domestic Petroleum Council, the National Association of Manufacturers, the Independent Petroleum Association of America, the Natural Gas Supply Association, the Independent Petroleum Association of New Mexico, the Oklahoma Independent Petroleum Association and the National Petroleum Council. Mr. Nichols serves on the Board of Governors of the American Stock Exchange. He serves as a Director of BOK Financial Corporation which is listed on the NASDAQ, and also serves as a Director of New York Stock Exchange listed companies Smedvig asa and Baker Hughes Incorporated.

     Robert B. Weaver, 62, was elected to the Board of Directors in 1999. He served as an energy finance specialist of the Chase Manhattan Bank, N.A., where he was in charge of its worldwide energy group from 1981 until his retirement in 1994. Mr. Weaver was previously a Director of PennzEnergy Company beginning in 1998, was Chairman of the Audit Committee and served on the Compensation Committee.

     J. Todd Mitchell, 42, has been a member of Mitchell's board of directors since 1993. Mr. Mitchell has served as president of GPM, Inc., a family-owned investment company, since 1998. He has also served as President of and geologist to Dolomite Resources, Inc., a privately owned mineral exploration and investments company, since 1987 and as Chairman of Rock Solid Images, a privately owned seismic data analysis software company, since 1998. J. Todd Mitchell is the son of George P. Mitchell, the Chairman and Chief Executive Officer of Mitchell.

EXECUTIVE OFFICERS

     The following executive officers of Devon will continue to serve in their respective capacities as executive officers of the combined company until their successors are duly elected and qualified or until their earlier resignation or removal:

                                                                          CURRENT COMPANY
NAME                             AGE   POSITION IN THE COMBINED COMPANY     AFFILIATION
----                             ---   --------------------------------   ---------------
J. Larry Nichols...............  59    Chairman, President and Chief        Devon
                                         Executive Officer
Brian J. Jennings..............  41    Senior Vice President --             Devon
                                       Corporate Development
J. Michael Lacey...............  56    Senior Vice President --             Devon
                                         Exploration and Production
Duke R. Ligon..................  60    Senior Vice President -- General     Devon
                                         Counsel
Marian J. Moon.................  51    Senior Vice President --             Devon
                                         Administration
John Richels...................  50    Senior Vice President --             Devon
                                       Canadian Division
Darryl G. Smette...............  54    Senior Vice                          Devon
                                       President -- Marketing
William T. Vaughn..............  54    Senior Vice President -- Finance     Devon

     Brian J. Jennings, 41, was elected to the position of Senior Vice President -- Corporate Development in July 2001. Mr. Jennings joined Devon in March 2000 as Vice President -- Corporate Finance. Prior to joining Devon, Mr. Jennings was, since 1997, a Managing Director in the Energy Investment Banking Group of PaineWebber, Inc. He began his banking career at Kidder, Peabody in 1989 before moving to Lehman Brothers in 1992 and later to PaineWebber in 1995. Mr. Jennings specialized in providing strategic advisory and corporate finance services to public and private companies in the E&P and oilfield service sectors. He began his energy career with ARCO International Oil Gas, a subsidiary of Atlantic Richfield Company. Mr. Jennings received his Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and his Master of Business Administration from the University of Chicago's Graduate School of Business.

     J. Michael Lacey, 56, was elected to the position of Senior Vice
President -- Exploration and Production in 1999. Mr. Lacey had previously joined Devon as Vice President of Operations and Exploration in 1989. Prior to his employment with Devon Mr. Lacey served as General Manager in Tenneco Oil Company's Mid-Continent and Rocky Mountain Divisions. He is a registered professional engineer, and a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists. Mr. Lacey holds both undergraduate and graduate degrees in petroleum engineering from the Colorado School of Mines.

     Duke R. Ligon, 60, was elected to the position of Senior Vice
President -- General Counsel in 1999. Mr. Ligon had previously joined Devon as Vice President -- General Counsel in 1997. In addition to Mr. Ligon's primary role of managing Devon's corporate legal matters (including litigation), he has direct involvement with Devon's governmental affairs, purchasing and its merger and acquisition activities. Prior to joining Devon, Mr. Ligon practiced energy law for 12 years, most recently as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was a Senior Vice President and Managing Director for investment banking at Bankers Trust Company in New York City for 10 years. Mr. Ligon also served for three years in various positions with the U. S. Departments of the Interior and Treasury, as well as the Department of Energy. Mr. Ligon holds an undergraduate degree in chemistry from Westminister College and a law degree from the University of Texas School of Law.

     Marian J. Moon, 51, was elected to the position of Senior Vice
President -- Administration in 1999. Ms. Moon is responsible for Human Resources, Office Administration, Information Technology and Corporate Governance. Ms. Moon has been with Devon for 17 years, serving in various capacities, including Manager of Corporate Finance. Prior to joining Devon, Ms. Moon was employed for 11 years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the American Society of Corporate Secretaries. She is a graduate of Valparaiso University.

     John Richels, 50, was elected to the position of Senior Vice
President -- Canadian Division in 2001. Prior to his election to Senior Vice President, Mr. Richels was appointed to the position of Chief Executive Officer of Northstar Energy Corporation, Devon's Canadian subsidiary in 1999. Mr. Richels served as Northstar's Executive Vice President and Chief Financial Officer from 1996 to 1998 and was on its Board of Directors from 1993 to 1996. Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the Executive Committee of the Canadian based national law firm, Bennett Jones. Mr. Richels also served, on a secondment from Bennett Jones, as General Counsel of the XV Olympic Winter Games Organizing Committee in Calgary, Alberta. Mr. Richels has previously served as a Director of a number of publicly traded companies and is a member of the Broad of Governors of the Canadian Association of Petroleum Producers. He holds a bachelor's degree in economics from York University and law degree from the University of Windsor.

     Darryl G. Smette, 54, was elected to the position of Senior Vice
President -- Marketing in 1999. Mr. Smette previously held the position of Vice President -- Marketing and Administrative Planning since 1989. He joined Devon in 1986 as Manager of Gas Marketing. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc., most recently as Director of Marketing. He is also an oil and gas industry instructor, approved by the University of Texas Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. He holds an undergraduate degree from Minot State College and a master's degree from Wichita State University.

     William T. Vaughn, 54, was elected to the position of Senior Vice
President -- Finance in 1999. Mr. Vaughn previously served as Devon's Vice President of Finance in charge of commercial banking functions, accounting, tax and information services since 1987. Prior to that, he was Controller of Devon from 1983 to 1987. Mr. Vaughn's previous experience includes serving as Controller of Marion Corporation for two years and employment with Arthur Young & Co. for seven years most recently as Audit Manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. He is a graduate of the University of Arkansas with a Bachelor's of Science degree.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS


     This section discusses the material U.S. federal income tax consequences of the merger and the alternate structure mergers. The legal conclusions stated in the discussion constitute the opinions of Vinson & Elkins L.L.P., with respect to Mitchell and its stockholders, and Mayer, Brown & Platt, with respect to Devon and its stockholders. An opinion of counsel is not binding on either the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed in the tax opinions. Neither Mitchell nor Devon intends to obtain an advance ruling from the Internal Revenue Service with respect to the tax consequences of the merger or the alternate structure mergers.



     The opinions of counsel are based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The opinions of counsel assume that (1) the statements and facts concerning the merger and the alternate structure mergers set forth in the merger agreement and described in this document (other than in this section) are true, correct and complete and
(2) the merger or the alternate structure mergers, as the case may be, will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the merger agreement and described in this document.


     This discussion does not purport to be a complete discussion of all U.S. federal income tax considerations relating to the merger or the alternate structure mergers and does not address the tax consequences of the merger or the alternate structure mergers under state, local or non-U.S. tax laws. In addition, this discussion may not apply, in whole or in part, to particular categories of holders of Mitchell common stock or Devon common stock, such as financial institutions, dealers in securities, insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, domestic stockholders whose "functional currency" is not the U.S. dollar, holders holding Mitchell common stock or Devon common stock as a part of a hedging, conversion or straddle transaction, individuals who acquired Mitchell common stock or Devon common stock pursuant to employee stock options and other special status taxpayers. Moreover, Mitchell stockholders and Devon stockholders should be aware that the Code contains limitations on the extent to which a holder may deduct capital losses from ordinary income, and the federal income tax rate for individual holders on long-term capital gains may be significantly lower than the rate imposed on ordinary income or short-term capital gains. ALL HOLDERS OF MITCHELL COMMON STOCK AND DEVON COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER OR THE ALTERNATE STRUCTURE MERGERS, AS APPLICABLE, INCLUDING ANY ESTATE, GIFT, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.


     In general, the merger or the alternate structure mergers, as applicable, have been structured to qualify as a tax-free transaction (except to the extent cash is received) for U.S. federal income tax purposes. It is a condition to closing of the merger or the alternate structure mergers, as applicable, that each of Devon and Mitchell receive an opinion from their respective counsel (Mayer, Brown & Platt in the case of Devon and Vinson & Elkins L.L.P. in the case of Mitchell) to that effect as of the closing. The tax opinions will be based in part on factual representations made by Devon and Mitchell. If the tax opinions to be delivered as of the closing are materially different from the opinions respecting the federal income tax considerations expressed in this "Material Federal Income Tax Considerations" section, Devon and Mitchell would not effect the merger or the alternate structure mergers without recirculating this document after revising this discussion appropriately and resoliciting the approvals of their stockholders. In general, Mitchell stockholders and Devon stockholders will recognize gain to the extent of cash received in the merger or alternate structure mergers, as applicable; Mitchell stockholders, Devon stockholders and a corporate participant will not otherwise recognize gain or loss for U.S. federal income tax purposes under sections 368(a), 356(a) and 361 of the Code (in the case of the merger) or under sections 351 and 1032(a) of the Code (in the case of the alternate structure mergers).

TAX TREATMENT OF THE COMPANIES, MITCHELL STOCKHOLDERS AND DEVON STOCKHOLDERS

     No gain or loss will be recognized by Devon, Devon Holdco or Mitchell as a result of the merger or the alternate structure mergers, as applicable. Holders of Mitchell common stock who receive a combination of either Devon common stock or Devon Holdco common stock, and cash, in exchange for Mitchell common stock in the merger or the alternate structure mergers, as applicable, will recognize gain, if any, pursuant to section 356(a) of the Code if the merger is consummated or pursuant to section 351(b) of the Code if the alternate structure mergers are consummated, in an amount equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a holder of Mitchell common stock "realizes" will equal the amount by which (1) the cash plus the fair market value at the effective time of the merger or the alternate structure mergers, as applicable, of the common stock received exceeds (2) the holders' basis in the Mitchell common stock to be surrendered in exchange therefor. The tax treatment of recognized gain is described under the next heading below. If the alternate structure mergers are consummated, Devon stockholders, who will receive solely Devon Holdco common stock, will not recognize any gain.

     The Mitchell stockholders (whether the merger or the alternate structure mergers are consummated) and the Devon stockholders (if the alternate structure mergers are consummated) will not recognize any loss for U.S. federal income tax purposes.

     A Mitchell stockholder's U.S. federal income tax consequences on the exchange will also depend on whether his or her shares of Mitchell common stock were purchased at different times at different prices. If they were, the holder of Mitchell common stock could realize gain with respect to some of the shares of Mitchell common stock and loss with respect to other shares. Such Mitchell stockholder would have to recognize gain to the extent that the Mitchell stockholder receives cash with respect to those shares in which the Mitchell stockholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger or the alternate structure merger, as applicable, of the common stock received, but could not recognize loss with respect to those shares in which the Mitchell stockholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger or the alternate structure mergers, as applicable, of the common stock received. Any disallowed loss would be included in the adjusted basis of the common stock received. Such a Mitchell stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger or the alternate structure mergers, as applicable, to that Mitchell stockholder.

     In either the merger or the alternate structure mergers, the tax basis of the shares of Devon common stock or Devon Holdco common stock, as the case may be, received by a Mitchell stockholder will be the same as the basis of the shares of Mitchell common stock surrendered in exchange therefor, increased by the amount of gain recognized in the merger or alternate structure mergers, as applicable, and decreased by the amount of cash received in the merger or alternate structure mergers, as applicable. If the alternate structure mergers are consummated, the tax basis of the shares of Devon Holdco common stock received by a Devon stockholder will be the same as the basis of the Devon common stock surrendered in exchange therefor. The holding period for shares of Devon common stock or Devon Holdco common stock received by the holder will include the holder's holding period for the Mitchell common stock or Devon common stock, as applicable, surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the effective time of the merger or alternate structure mergers, as applicable.

TREATMENT OF CASH RECEIVED BY MITCHELL STOCKHOLDERS IF THE MERGER IS CONSUMMATED

     The character of income of a holder of Mitchell common stock attributable to cash received if the merger is consummated is determined by reference to the rules of sections 356(a)(2) and 302 of the Code and, except in atypical circumstances, it is expected under these rules that Mitchell stockholders would recognize capital gain rather than dividend income. Under section 356(a)(2) of the Code, each holder of Mitchell common stock will be treated for tax purposes as if such holder had received only Devon common stock in the merger and, immediately thereafter, Devon had redeemed an appropriate portion of Devon common stock in exchange for the cash actually distributed to the Mitchell stockholder in the merger. Under section 302 of the Code, all of the cash representing gain recognized by a Mitchell stockholder on the exchange will be taxed as capital gain if the deemed redemption from the Mitchell stockholder (1) is a "substantially disproportionate redemption" of stock with respect to the Mitchell stockholder or (2) is "not essentially equivalent to a dividend" taking into account, in either case, certain constructive ownership rules described below and all other deemed redemptions. Under section 318 of the Code, a Mitchell stockholder may be considered to constructively own, after the merger, Devon common stock owned (and in some cases constructively owned) by certain members of the Mitchell stockholder's family or certain entities in which the Mitchell stockholder has an ownership or beneficial interest and Devon common stock that the Mitchell stockholder (or such individuals or entities) has the right to acquire upon the exercise of options. This gain or loss will be a long-term capital gain or loss if the Mitchell stockholder's holding period is more than twelve months at the effective time of the merger. Under current law, the maximum tax rate on long-term capital gains realized by an individual is 20%.

     The deemed redemption of a Mitchell stockholder's Devon common stock will be a "substantially disproportionate redemption" if, as a result of the deemed redemption, there is a greater than 20% reduction in (1) the percentage of all then-outstanding shares of Devon common stock then owned by the Mitchell stockholder and (2) the percentage of the voting power of all then-outstanding shares of Devon common stock represented by all Devon common stock then owned by the Mitchell stockholder.

     The deemed redemption of a Mitchell stockholder's Devon common stock will be "not essentially equivalent to a dividend" if the Mitchell stockholder experiences a "meaningful reduction" in his or her proportionate equity interest in Devon by reason of the deemed redemption. In general, there are no fixed rules for determining when a "meaningful reduction" has occurred. However, based on a published ruling of the Internal Revenue Service, the receipt of cash in the merger would not be characterized as a dividend if the Mitchell stockholder's percentage stock ownership interest in Devon and Mitchell prior to the merger is minimal, the Mitchell stockholder exercises no control over the affairs of Devon or Mitchell, and the Mitchell stockholder's percentage equity interest in Devon is reduced in the deemed redemption to any extent.

     If neither of the redemption tests described above is satisfied, a Mitchell stockholder will be treated as having received a dividend equal to the amount of the Mitchell stockholder's recognized gain (as described in the preceding heading), assuming that the Mitchell stockholder's ratable share of the accumulated earnings and profits of Mitchell (or possibly the total earnings and profits of Mitchell and Devon) equals or exceeds such recognized gain.

TREATMENT OF CASH RECEIVED BY MITCHELL STOCKHOLDERS IF THE ALTERNATE STRUCTURE MERGERS ARE CONSUMMATED

     The character of income of a Mitchell stockholder attributable to cash received if the alternate structure mergers are consummated is expected to be capital gain. The gain will be long-term capital gain if the Mitchell stockholder's holding period is more than twelve months at the effective time of the alternate structure mergers. Under current law, the maximum tax rate on long-term capital gains realized by an individual is 20%.

EXERCISE OF DISSENTERS' RIGHTS OF APPRAISAL BY MITCHELL STOCKHOLDERS

     The transaction will be a taxable event for a Mitchell stockholder who perfects his or her dissenters' rights of appraisal under Texas law, and receives solely cash in exchange for his or her shares. Such a holder should generally recognize capital gain or loss, provided that the holder's shares were held by the holder as capital assets at the effective time of the merger or alternate structure mergers, as applicable, equal to the difference between the amount of cash received and the holder's tax basis in the shares surrendered.

BACKUP WITHHOLDING; INFORMATION REPORTING

     The cash payments due to a holder on the exchange of Mitchell common stock or Devon common stock, as applicable, in the merger or alternate structure mergers, other than certain exempt persons or entities, will be subject to "backup withholding" for U.S. federal income tax purposes unless certain requirements are met. Devon or Devon Holdco or a third-party paying agent, as the case may be, must withhold approximately 30% of the cash payments to a holder, unless the holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides Devon, Devon Holdco or a third-party paying agent, as the case may be, with his or her taxpayer identification number and completes a form in which he or she certifies that he or she has not been notified by the IRS that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the holder's U.S. federal income tax liability. In the case of the merger, holders must also comply with the information reporting requirements of the Treasury regulations under the tax-free reorganization provisions of the Code. Appropriate documentation for the foregoing purposes will be provided to holders by the exchange agent.

                       OWNERSHIP OF MITCHELL COMMON STOCK


     To Mitchell's knowledge, George P. Mitchell is the only person who owns more than 5% of the outstanding shares of Mitchell common stock. The following table sets forth the number of shares of Mitchell common stock owned beneficially by each of Mitchell's directors, by its five most highly compensated executive officers during 2000 and by all its directors and executive officers as a group, in each case as of December 10, 2001. There were 50,239,586 shares of Mitchell common stock outstanding on such date.



                                                                           TOTAL AMOUNT
                                                                          OF COMMON STOCK        PERCENTAGE
NAME                                           OFFICE                  BENEFICIALLY OWNED(A)      OF CLASS
----                                           ------                  ---------------------     ----------
Robert Baldwin.................  Director                                          500                 *
Thomas P. Battle...............  Senior Vice President, General                  4,010                 *
                                 Counsel and Secretary
Bernard F. Clark...............  Vice Chairman                                  34,547(b)              *
Charles J. DiBona..............  Director                                           --                --
William D. Eberle..............  Director                                        1,198                 *
Shaker A. Khayatt..............  Director                                          532(c)              *
George P. Mitchell.............  Chairman and Chief Executive               22,780,711(d)(e)        45.0%
                                 Officer
J. Todd Mitchell...............  Director                                      600,000(f)            1.2%
M. Kent Mitchell...............  Director                                       42,696(g)              *
Philip S. Smith................  Senior Vice President and Chief                    --                --
                                   Financial Officer
W. D. Stevens..................  Director, President and Chief                 249,230(e)              *
                                 Operating Officer
Allen J. Tarbutton, Jr. .......  Senior Vice President                          81,435(e)              *
All directors and executive                                                 23,794,859(b-f)         46.7%
  officers as a group (12
  persons).....................


---------------

 *    Less than 1%.

(a) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between Mitchell's directors and officers and their respective spouses, if any.

(b) Includes 16,194 shares held by Mr. Clark's wife, as to which Mr. Clark disclaims beneficial ownership.

(c) Includes 532 shares held by Mr. Khayatt's wife, as to which Mr. Khayatt disclaims beneficial ownership.

(d) Includes 1,022,506 shares held by George P. Mitchell's wife, as to which Mr. Mitchell disclaims beneficial ownership. Excludes all shares referred to in note (f) of this table as to which Mr. and Mrs. Mitchell disclaim beneficial ownership.

(e) Includes shares which certain executive officers have a right to acquire within 60 days following October 19, 2001 by exercising stock options. The following shares underlying such unexercised options were added to the holdings of each of the following executive officers: Mr. George
      Mitchell -- 404,666 shares; Mr. Stevens -- 235,400 shares; and Mr. Tarbutton -- 53,317 shares.


(f) Represents 600,000 shares of Mitchell common stock held by a family limited partnership, the general partner of which is a limited liability company that is owned in equal shares by the ten adult children of Mr. and Mrs. Mitchell and for which J. Todd Mitchell acts as the sole manager. The limited liability company owns a 0.1% general partnership interest in the partnership, Mr. and Mrs. Mitchell own a 5% limited partnership interest in the partnership, and the trusts for the ten adult children of Mr. and Mrs. Mitchell (including J. Todd Mitchell and M. Kent Mitchell) each own a 9.49% limited partnership interest in the partnership. Thus, each of the ten adult children of Mr. and Mrs. Mitchell (including J. Todd Mitchell and M. Kent Mitchell) has an indirect pecuniary interest in 9.5% of these shares. Without the prior approval of limited partners holding at least 51% of the partnership interests, the general partner may not authorize certain significant actions outside the ordinary course of the limited partnership's business, including the sale in any one calendar year of more than 25% of the Mitchell common stock transferred to the limited partnership by the Mitchells or the distribution in kind of partnership assets other than cash. J. Todd Mitchell disclaims beneficial ownership of the shares of Mitchell common stock referred to in this note (f), except to the extent of his pecuniary interest therein.



(g) Excludes all shares referred to in note (f) of this table, of which M. Kent Mitchell disclaims beneficial ownership.


          COMPARISON OF THE RIGHTS OF MITCHELL AND DEVON STOCKHOLDERS

     The rights of Mitchell stockholders are currently governed by Texas law, Mitchell's restated articles of incorporation, as amended, and Mitchell's bylaws. Upon completion of the merger, Mitchell stockholders will become Devon stockholders and their rights as Devon stockholders will be governed by Delaware law, Devon's restated certificate of incorporation, as amended, Devon's amended and restated bylaws and Devon's rights plan, dated as of August 17, 1999, as amended, between Devon and Fleet National Bank (f/k/a BankBoston, N.A.) relating to the rights to purchase shares of Devon common stock.

     If the alternate structure is used to complete the transaction, the rights of a stockholder of Devon Holdco will be substantially identical to the rights of a Devon stockholder as described in this section. Devon Holdco is currently a nominally capitalized Delaware corporation and is wholly owned by Devon. Devon Holdco's certificate of incorporation and bylaws will be amended prior to completing the transaction under the alternate structure to be substantially identical in form and substance to the certificate of incorporation and bylaws of Devon, except that Devon Holdco would not have a series of preferred stock designated as 6.49% cumulative preferred stock, Series A, because that series of preferred stock would be converted into preferred stock of the surviving corporation of the merger involving Devon under the alternate structure. In addition, Devon Holdco's board of directors will adopt a stockholder rights plan prior to completing the transaction under the alternate structure that will be substantially identical in form and substance to Devon's shareholder rights plan as it existed on October 1, 2001.

     The following describes the material differences between the rights of Mitchell stockholders and the rights of Devon stockholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Mitchell stockholders and Devon stockholders. The summary is qualified in its entirety by reference to the Texas Business Corporation Act; the Delaware General Corporation Law; Mitchell's restated articles of incorporation, as amended; Mitchell's bylaws; Devon's restated certificate of incorporation, as amended; Devon's amended and restated bylaws; and Devon's rights plan. We refer to

Devon's restated certificate of incorporation, as amended, as "Devon's charter," and to Mitchell's restated articles of incorporation, as amended, as "Mitchell's charter" in the summary.

---------------------------------------------------------------------------------------------
                                  AUTHORIZED CAPITAL STOCK

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 The authorized capital stock of Mitchell       The authorized capital stock of Devon
 consists of 200,000,000 shares of common       consists of 400,000,000 shares of common
 stock, par value $0.10 per share, and          stock, par value $0.10 per share, 4,500,000
 10,000,000 shares of preferred stock, par      shares of preferred stock, par value $1.00
 value $0.10 per share.                         per share, and one share of special voting
                                                stock, par value $0.10 per share.
---------------------------------------------------------------------------------------------
                                 SIZE OF BOARD OF DIRECTORS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Mitchell's board of directors has nine         Devon's board of directors has nine members.
 members. Mitchell's bylaws provide that the    Devon's charter and bylaws provide that the
 minimum number of directors is three, and      number of directors will not be less than
 that the actual number of directors may be     three nor more than 20, and that the actual
 fixed by the board of directors.               number of directors may be fixed by a
                                                majority of the board of directors.
---------------------------------------------------------------------------------------------
                                      CUMULATIVE VOTING

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Mitchell's charter expressly prohibits         Under Delaware law, stockholders of a
 cumulative voting by Mitchell stockholders.    Delaware corporation do not have the right to
                                                cumulate their votes in the election of
                                                directors, unless that right is granted in
                                                the certificate of incorporation of the
                                                corporation. Devon's charter expressly
                                                prohibits cumulative voting by Devon
                                                stockholders.
---------------------------------------------------------------------------------------------
                                    CLASSES OF DIRECTORS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Mitchell's charter and bylaws do not provide   Devon's charter provides that its board of
 for the classification of its board of         directors is divided into three classes of
 directors.                                     directors, of as equal size as practicable,
                                                with each class being elected to a staggered
                                                three-year term.
---------------------------------------------------------------------------------------------
                                    REMOVAL OF DIRECTORS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Mitchell's bylaws provide that any director    Under Delaware law, unless the certificate of
 may be removed, with or without cause, by      incorporation provides otherwise, a director
 the affirmative vote of a majority of the      of a Delaware corporation with a classified
 votes of the issued and outstanding stock      board may be removed only for cause and only
 entitled to vote for the election of           by the holders of a majority of the shares
 directors given at a special meeting of the    entitled to vote. Devon's charter is silent
 stockholders called and held for that          on this point and, accordingly, Devon's
 purpose, or by the affirmative vote of a       directors may be removed only in the manner
 majority of its board of directors given at    provided by Delaware law.
 a special meeting of the board of directors
 called and held for that purpose.

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

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
                             VACANCIES ON THE BOARD OF DIRECTORS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Mitchell's bylaws provide that a vacancy       Under Delaware law, unless the certificate of
 occurring in the board of directors may be     incorporation or bylaws provide otherwise,
 filled by a majority of the directors,         the board of directors of a corporation may
 though less than a quorum, or by a sole        fill any vacancy on the board, including
 remaining director. A directorship to be       vacancies resulting from an increase in the
 filled by reason of an increase in the         number of directors. Devon's charter provides
 number of directors may be filled either by    that newly created directorships resulting
 election at an annual or special meeting of    from any increase in the authorized number of
 stockholders called for that purpose or by     directors, or resulting from death,
 the board of directors for a term of office    resignation, disqualification, removal or
 continuing only until the next election of     other cause, may be filled only by the
 one or more directors by the stockholders,     affirmative vote of a majority of the
 provided that the board of directors may not   remaining directors.
 fill more than two directorships during the
 period between any two successive annual
 meetings of stockholders.
---------------------------------------------------------------------------------------------
                                  ACTION BY WRITTEN CONSENT

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 As permitted by Texas law, Mitchell's bylaws   As permitted by Delaware law, Devon's charter
 provide that any action required to be taken   provides that any action required or
 at an annual or special meeting of             permitted to be taken by stockholders must be
 stockholders may be taken without a meeting    effected at a duly called annual or special
 only if all stockholders entitled to vote      meeting of stockholders. Devon's charter
 with respect to the action consent in          specifically prohibits stockholders from
 writing to that action.                        taking action by written consent.
---------------------------------------------------------------------------------------------
                                    AMENDMENTS TO CHARTER

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Under Texas law, an amendment to Mitchell's    As permitted by Delaware law, Devon's charter
 charter generally would require the approval   provides that any alteration, amendment,
 of the holders of at least two-thirds of the   repeal or rescission of Devon's charter must
 shares entitled to vote or, if any class is    be approved by a majority of the authorized
 entitled to vote separately, the approval of   number of directors and by a majority of the
 the holders of at least two-thirds of the      combined voting power of the outstanding
 shares of the class entitled to vote and at    shares of voting stock, voting together as a
 least two-thirds of the total shares           single class, provided that any amendment
 entitled to vote.                              related to the election of directors,
                                                meetings of the stockholders, stockholder
                                                consent, director liability, indemnification
                                                or the required vote to amend Devon's charter
                                                or bylaws requires the approval of 66 2/3% of
                                                the combined voting power of the outstanding
                                                shares of voting stock, voting together as a
                                                single class.

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

---------------------------------------------------------------------------------------------
                                    AMENDMENTS TO BYLAWS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Mitchell's bylaws may be amended or            As permitted by Delaware law, Devon's charter
 repealed, or new bylaws may be adopted, at     provides that any alteration, amendment,
 any annual or special meeting of the           repeal or rescission of Devon's bylaws may be
 stockholders by a majority of the total        adopted either by the affirmative vote of at
 votes of the stockholders or when              least a majority of its board of directors or
 stockholders are required to vote by class     by the stockholders by the affirmative vote
 by a majority of the appropriate class.        of at least 66 2/3% of the combined voting
 Mitchell's bylaws may also be amended or       power of the outstanding shares of voting
 repealed, or new bylaws may be adopted, by     stock, voting together as a single class.
 its board of directors at any meeting.         In addition, Devon's charter authorizes
                                                Devon's board of directors, without
                                                additional authorization of the stockholders,
                                                to adopt, amend or repeal Devon's bylaws,
                                                including bylaws relating to (1) regulation
                                                of the procedure for submission by the
                                                stockholders of the nomination of directors,
                                                (2) regulation of the attendance at annual or
                                                special meetings of stockholders by persons
                                                other than holders of record or their proxies
                                                and (3) regulation of the business that may
                                                properly be brought by a stockholder before
                                                an annual or special meeting of stockholders.
---------------------------------------------------------------------------------------------
                              SPECIAL MEETINGS OF STOCKHOLDERS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Mitchell's bylaws provide that special         Devon's charter and bylaws provide that
 meetings of the stockholders may be called     special meetings of the stockholders may be
 by the holders of at least 10% of the          called by a resolution adopted by a majority
 outstanding stock entitled to vote at          of Devon's board of directors or by its
 meeting or by Mitchell's board of directors,   Chairman of the Board or President, in either
 Chairman of the Board or President.            case with the concurrence of a majority of
                                                its directors. Devon stockholders do not have
                                                the ability to call a special meeting of the
                                                stockholders.

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
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

---------------------------------------------------------------------------------------------
                        VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Unless the board of directors requires a       Under Delaware law, a sale or other
 greater vote, Texas law, with limited          disposition of all or substantially all of a
 exceptions, requires the affirmative vote of   corporation's assets, a merger or
 the holders of at least two-thirds of the      consolidation of a corporation with another
 outstanding shares entitled to vote to         corporation or a dissolution of a corporation
 approve a merger agreement, in addition to     requires the affirmative vote of the
 any required class vote. Similar voting        corporation's board of directors (except in
 requirements apply for statutory share         limited circumstances) plus, with limited
 exchanges or conversions.                      exceptions, the affirmative vote of a
 Texas law generally requires the affirmative   majority of the outstanding stock entitled to
 vote of the holders of at least two-thirds     vote on the transaction. Delaware law does
 of the shares entitled to vote to approve      not provide for statutory share exchanges.
 the sale, lease, exchange or other             Also, unlike the Texas corporate statute, the
 disposition of all or substantially all a      Delaware corporate statute does not define
 corporation's assets if other than in the      what constitutes a sale of substantially all
 usual and regular course of business and, if   of a corporation's assets.
 any class of shares is entitled to vote as a
 class on a transaction, the affirmative vote
 of the holders of at least two-thirds of the
 outstanding shares of that class. Texas law
 does not require stockholder approval of a
 sale of assets in the usual and regular
 course of business unless otherwise
 specified in the articles of incorporation.
 Under Texas law, a sale of assets is deemed
 to be in the usual and regular course of
 business if the corporation continues to
 engage in one or more businesses or applies
 a portion of the proceeds to the conduct of
 a business in which it engages following the
 transaction.
---------------------------------------------------------------------------------------------
                                   INSPECTION OF DOCUMENTS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Under Texas law, any person who has been a     Delaware law allows any stockholder the right
 stockholder of a corporation for at least      to inspect for any proper purpose the
 six months immediately preceding the           corporation's stock ledger, a list of its
 stockholder's demand, or is the holder of at   stockholders and its other books and records,
 least 5% of the outstanding shares of a        and to make copies or extracts from those
 corporation, has the right to examine the      documents. A proper purpose means a purpose
 corporation's relevant books and records of    reasonably related to the person's interest
 account, minutes and share transfer records    as a stockholder.
 for any proper purpose.

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

---------------------------------------------------------------------------------------------
                               DISSENTERS' RIGHTS OF APPRAISAL

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Stockholders of a Texas corporation            Delaware law provides for dissenters' rights
 generally have the right to dissent from       of appraisal with respect to mergers or
 significant business transactions requiring    consolidations. However, stockholders of a
 stockholder approval, including mergers.       Delaware corporation generally have no
 However, a stockholder of a Texas              appraisal rights in the event of a merger or
 corporation has no right to dissent from any   consolidation of a corporation if the stock
 plan of merger pursuant to which there is a    of the Delaware corporation is listed on a
 single surviving or new domestic or foreign    national securities exchange or the NASDAQ
 corporation or with respect to any plan of     National Market; is held of record by more
 exchange if:                                   than 2,000 stockholders; or in the case of a
 - the shares held by the stockholder are       merger for which stockholder approval is not
   part of a class of shares listed on a        required by statute, in each such case,
   national securities exchange, listed on      unless stockholders of the Delaware
   the NASDAQ National Market or held of        corporation are required to accept for their
   record by not less than 2,000 holders;       stock anything other than:
 - the stockholder is not required to accept    - shares of stock of the surviving
   for his or her shares any consideration      corporation or depositary receipts in respect
   that is different than the consideration        thereof, or shares of stock or depositary
   to be received by other holders of the          receipts of any other corporation whose
   same class or series of shares held by          share or depositary receipts will satisfy
   such stockholder other than cash in lieu        the listing or ownership requirements
   of fractional shares; and                       described above; and
 - the stockholder is not required to accept    - cash in lieu of fractional shares.
   any consideration other than shares of a     Delaware law does not provide dissenters'
   corporation that satisfy the requirements    rights of appraisal in connection with the
   of the first bullet point above and cash     sale of substantially all the assets of a
   in lieu of fractional shares.                corporation, reclassification of stock or
 The dissenters' rights of appraisal of         other amendments to the certificate of
 Mitchell stockholders in the merger are        incorporation that adversely affect a class
 summarized under "The Merger -- Dissenters'    of stock.
 Rights of Appraisal."

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
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

---------------------------------------------------------------------------------------------
                                STATE ANTI-TAKEOVER STATUTES

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon


 Texas law generally prohibits public           Delaware law generally prohibits public
 corporations from engaging in significant      corporations from engaging in significant
 business transactions, including mergers,      business transactions, including mergers,
 with a beneficial owner of 20% or more of      with a holder of 15% or more of the
 the corporation's stock for a period of        corporation's stock for a period of three
 three years after the holder exceeds that      years after the holder exceeds that ownership
 ownership level, unless:                       level, unless:
 - the board approves either the transaction    - the board approves either the transaction
   in question or the acquisition of shares     in question or the acquisition of shares by
  by the affiliated stockholder prior to the      the interested stockholder prior to the
  interested stockholder's share acquisition      time the stockholder becomes an interested
  date; or                                        stockholder based on its direct or indirect
 - the transaction is approved by the holders     ownership of 15% of the corporation's
   of at least two-thirds of the                   stock; or
   corporation's outstanding voting shares      - when the interested stockholder exceeds the
   not beneficially owned by the affiliated     15% threshold, it acquires at least 85% of
  stockholder or its affiliates or                the outstanding shares not held by certain
  associates, at a meeting of stockholders        affiliates, such as pursuant to a tender
  not less than six months after the              offer; or
  affiliated stockholder's share acquisition    - the transaction is approved by the board of
  date.                                           directors and the holders of at least
                                                  two-thirds of the corporation's shares
                                                  entitled to vote thereon, excluding the
                                                  shares held by the interested stockholder,
                                                  at a meeting of stockholders.
                                                Delaware law does not require that this vote
                                                occur at least six months after the
                                                interested stockholder's share acquisition
                                                date.
---------------------------------------------------------------------------------------------
                                    CONSTITUENCY STATUTE

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 Texas law expressly provides that, in          Delaware law does not have such a provision
 discharging a director's fiduciary duties, a   in its corporate statute.
 director, in considering the best interests
 of the corporation, may consider the
 long-term as well as the short-term
 interests of the corporation and its
 stockholders, including the possibility that
 those interests may be best served by the
 continued independence of the corporation.

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
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

---------------------------------------------------------------------------------------------
                                   STOCKHOLDER RIGHTS PLAN

---------------------------------------------------------------------------------------------
 Mitchell                                       Devon


 Mitchell does not have a rights plan.          Under Devon's rights plan, holders of Devon
                                                common stock have one right with respect to
                                                each share of Devon common stock held. The
                                                certificates representing outstanding shares
                                                of Devon common stock also evidence one right
                                                for each share. Currently, the rights trade
                                                with the shares of Devon common stock. Upon
                                                the occurrence of events generally associated
                                                with an unsolicited takeover attempt of Devon
                                                or transactions involving a change of
                                                control, the rights will be distributed, will
                                                become exercisable and will be tradeable
                                                separately from Devon common stock.
                                                If a person or group becomes the beneficial
                                                owner of, or commences a tender or exchange
                                                offer for, 15% or more of the voting shares
                                                of Devon, then each right would entitle the
                                                holders other than the acquiring person or
                                                group to purchase Devon common stock having a
                                                market value equal to twice the applicable
                                                purchase price.
                                                The rights do not become exercisable as a
                                                result of a stock acquisition by a tender or
                                                exchange offer for all outstanding shares of
                                                Devon common stock that is determined by the
                                                independent directors of Devon to be fair,
                                                not inadequate and otherwise in the best
                                                interest of Devon and its stockholders.
                                                The rights have some anti-takeover effects.
                                                They will cause substantial dilution to a
                                                person or group that attempts to acquire
                                                Devon in a manner that causes the rights to
                                                become exercisable. The rights may be
                                                redeemed by Devon's board of directors for
                                                $0.01 per right. The terms of the rights plan
                                                may be amended by Devon's board of directors
                                                without the consent of the holders of the
                                                Devon common stock or the rights.
                                                Devon's board of directors amended the rights
                                                plan on October 4, 2001 to exempt the merger
                                                agreement and the transactions that it
                                                contemplates from the application of the
                                                rights plan.
---------------------------------------------------------------------------------------------
                                    SPECIAL VOTING STOCK

---------------------------------------------------------------------------------------------
 Mitchell                                       Devon

 Mitchell does not have special voting stock.   Devon's charter provides for one share of
                                                special voting stock that is entitled to the
                                                number of votes equal to the number of
                                                exchangeable shares of Devon's subsidiary,
                                                Northstar Energy Corporation, outstanding
                                                from time to time that are held by persons
                                                other than Devon or its subsidiaries.

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
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

---------------------------------------------------------------------------------------------
                  NOTICE OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

---------------------------------------------------------------------------------------------
                  Mitchell                                          Devon

 A Mitchell stockholder must give notice, in    A Devon stockholder must give notice, in
 proper form, of director nominations and       proper form, of director nominations or
 proposed business to be conducted at an        proposals for each annual meeting to the
 annual meeting of stockholders to the          secretary between 90 and 120 days before the
 secretary between 20 and 60 days prior to      one-year anniversary of the last annual
 the meeting. If less than 30 days' prior       meeting. If the date of the annual meeting is
 notice or prior public disclosure of the       moved more than 30 days before or after the
 date of the meeting is given or made to        anniversary date, a stockholder notice must
 stockholders, the stockholder notice must be   be given to the secretary between 70 and 90
 received within 10 days after the date the     days prior to the date of the meeting, or
 notice of the meeting was mailed or the        within 10 days after the public announcement
 public disclosure was made.                    of the date of the meeting, if later. For a
                                                special meeting called to elect directors, a
                                                stockholder must give notice, in proper form,
                                                of director nominations to the secretary
                                                within 10 days after the public announcement
                                                of the date of the meeting.
---------------------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS

     Whether or not the transaction is completed as expected, Devon or Devon Holdco, as the case may be, will hold an annual stockholders' meeting in 2002. If the transaction is not completed, Mitchell will hold an annual stockholders' meeting in 2002.

  Devon 2002 Annual Meeting


     Any Devon stockholder desiring to present a proposal for inclusion in Devon's proxy statement for the Devon 2002 annual meeting of stockholders must have presented the proposal to the Corporate Secretary of Devon by December 10, 2001. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in Devon's proxy statement for Devon's 2002 annual meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at Devon's 2002 annual meeting, but not included in Devon's proxy statement, must be received by the Corporate Secretary of Devon between January 17, 2002 and February 16, 2002 in order to be considered timely, subject to any provisions of Devon's bylaws. The chairman of the meeting may determine that any proposal for which Devon did not receive timely notice shall not be considered at the meeting. If, in the discretion of the chairman, any such proposal is to be considered at the meeting, the persons designated in Devon's proxy statement shall be granted discretionary authority with respect to the untimely stockholder proposal.


  Mitchell 2002 Annual Meeting


     In order to be included in the proxy materials for Mitchell's 2002 annual meeting of stockholders, stockholder proposals must have been received by Mitchell by December 6, 2001.


LEGAL MATTERS

     The validity of the securities to be issued in the transaction will be passed upon for Devon and Devon Holdco by Mayer, Brown & Platt. We expect that the opinions referred to in the discussion set forth under "Material Federal Income Tax Considerations" will be provided to Devon or Devon Holdco by Mayer, Brown & Platt and to Mitchell by Vinson & Elkins L.L.P. Vinson & Elkins L.L.P. represents Devon from time to time in matters unrelated to the merger.

EXPERTS

     The consolidated financial statements of Mitchell and its subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in Mitchell's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference into this document, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Devon and its subsidiaries as of December 31, 2000, 1999, and 1998 and for each of the years then ended have been incorporated by reference into this document in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference into this document, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP expresses reliance on other auditors for 1999 and 1998.

     The consolidated financial statements of Northstar Energy Corporation as of and for the year ended December 31, 1998, not separately presented in this Registration Statement on Form S-4 have been audited by Deloitte & Touche LLP, Chartered Accountants, whose report thereon appears in Devon's 2000 Annual Report on Form 10-K, incorporated by reference herein. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Devon, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in accounting and auditing.

     The audited consolidated financial statements of Santa Fe Snyder Corporation as of December 31, 1999 and 1998 and for the years then ended, not separately presented in this Devon Energy Corporation and Devon Holdco Corporation Registration Statement on Form S-4, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in Devon Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Devon Energy Corporation, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheet of Devon Holdco Corporation and its subsidiaries as of October 18, 2001 has been included in this document and in the registration statement of which this document is a part in reliance on the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this document and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Anderson Exploration Ltd. as of September 30, 2000 and 2001, and for each of the years in the three-year period ended September 30, 2001 have been included in this document and in the registration statement of which this document is a part in reliance on the report of KPMG LLP, Chartered Accountants, appearing elsewhere in this document and on the authority of said firm as experts in accounting and auditing.

     Certain information with respect to Devon's oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd., Ryder Scott Company, L.P., AMH Group, Ltd. and Paddock Lindstrom & Associates, Ltd., independent consulting petroleum engineers, has been included and incorporated by reference into this document on the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

     Certain information relating to Anderson's oil and gas reserves derived from the reports of Gilbert Laustsen Jung Associates Ltd., independent consulting petroleum engineers, has been included in this document on the authority of said firm as experts with respect to such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

     Devon and Devon Holdco have filed with the Securities and Exchange Commission registration statements under the Securities Act of 1933 that register the distribution of the shares of Devon common stock to be issued to Mitchell stockholders in connection with the merger and the distribution of the shares of Devon Holdco common stock to be issued to Devon and Mitchell stockholders if the alternate structure is used to complete the transaction. Those registration statements, including the attached exhibits and schedules, contain additional relevant information about Devon, Devon common stock, Devon Holdco and Devon Holdco common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information included in the registration statements from this document.

     In addition, Devon and Mitchell file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549
                                 1-800-732-0330

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Devon and Mitchell, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     The Securities and Exchange Commission allows Devon and Mitchell to "incorporate by reference" information into this document. This means that Devon and Mitchell can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that Devon and Mitchell have previously filed with the Securities and Exchange Commission. The documents contain important information about Devon and Mitchell and their respective financial conditions.

MITCHELL'S FILINGS (FILE NO. 1-6959)                                PERIOD
------------------------------------                                ------
Annual Report on Form 10-K.............................  Year ended December 31, 2000
Quarterly Reports on Form 10-Q.........................  Quarters ended:
                                                         -  March 31, 2001
                                                         -  June 30, 2001
                                                         -  September 30, 2001
Current Report on Form 8-K.............................  Filed on August 14, 2001

The description of Mitchell capital stock set forth in the registration statement on
Form S-3 (Registration No. 333-58180) filed by Mitchell with the Securities and
Exchange Commission on April 3, 2001, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description.


DEVON'S FILINGS (FILE NO. 0-30176)                                  PERIOD
----------------------------------                                  ------
Annual Report on Form 10-K.............................  Year ended December 31, 2000
Quarterly Reports on Form 10-Q.........................  Quarters ended:
                                                         - March 31, 2001
                                                         - June 30, 2001
                                                         - September 30, 2001
Current Reports on Form 8-K............................  Filed on:
                                                         - January 30, 2001
                                                         - September 20, 2001
                                                         - September 26, 2001
                                                         - September 27, 2001
                                                         - October 3, 2001
                                                         - October 11, 2001
                                                         - October 12, 2001
                                                         - October 26, 2001
                                                         - October 31, 2001
                                                         - November 1, 2001 (two
                                                           filings)
                                                         - November 28, 2001
                                                         -December 3, 2001
                                                         -December 12, 2001

The description of Devon capital stock set forth in the registration statement on
Form S-3 (Registration No. 333-50034) filed by Devon with the Securities and Exchange
Commission on December 15, 2000, including any amendment or report filed with the
Securities and Exchange Commission for the purpose of updating that description.

     Devon and Mitchell also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the Mitchell and Devon stockholders' meetings. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference into this document through Devon or Mitchell, as the case may be, or from the Securities and Exchange Commission's website at http://www.sec.gov. Documents incorporated by reference are available from Devon and Mitchell without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company as follows:

     Mitchell Energy & Development Corp.                  Devon Energy Corporation
   2001 Timberloch Place -- P.O. Box 4000               20 North Broadway, Suite 1500
        Attention: Investor Relations                   Attention: Investor Relations
       The Woodlands, Texas 77387-4000               Oklahoma City, Oklahoma 73102-8260
          Telephone: (713) 377-6625                       Telephone: (405) 552-4570


     If you would like to request documents incorporated by reference, please do
so by           , 2002, to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.


     Neither Devon nor Mitchell has authorized anyone to give any information or make any representation about the transaction, Devon or Mitchell, that is different from, or in addition to, the information contained in this document or in any of the materials that we have incorporated into this document by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

TRANSFER AGENTS AND REGISTRARS

     EquiServe Trust Company is the transfer agent and registrar for Devon common stock and would be expected to be the transfer agent and registrar for Devon Holdco common stock. CIBC Mellon Trust Company is the Canadian co-registrar for Devon common stock and the transfer agent and registrar for Northstar exchangeable shares. In addition, CIBC Mellon Trust Company is the trustee under the voting and exchange trust agreement. The transfer agent for Mitchell common stock is Mellon Investor Services LLC. You may write to or telephone the appropriate company as follows:

     DEVON COMMON STOCK AND NORTHSTAR EXCHANGEABLE SHARES           MITCHELL COMMON STOCK
     ----------------------------------------------------           ---------------------
EquiServe Trust Company, N.A.   CIBC Mellon Trust Company       Mellon Investor Services LLC
Client Administration           P.O. Box 1036                   85 Challenger Road
P.O. Box 8029                   Adelaide Street Postal Station  Overpeck Centre
Boston, MA 02266-8029           Toronto, Ontario M5C 2K4        Ridgefield Park, New Jersey
(800) 733-5001                  (800) 387-0825                  07660-2104
http://www.equiserve.com        http://www.cibcmellon.ca        (800) 522-6645
                                                                http://www.mellon-investor.com

FORWARD-LOOKING STATEMENTS

     Devon and Mitchell have made forward-looking statements in this document and in the documents incorporated by reference into this document, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our managements and on the information currently available to them.

     Statements and calculations concerning oil and natural gas reserves and their present value also are forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and natural gas reserves may be profitably exploited in the future. When used or referred to in this document or the documents incorporated by reference into this document, these forward-looking statements may be preceded by, followed by or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that certain events or conditions "will" or "may" occur. Forward-looking statements in this document also include:

     - statements regarding Devon's expectation that the merger will be accretive to its reserves per share, production per share, cash margin per share and earnings per share;

     - statements relating to the cost savings that Devon anticipates from the merger and Devon's acquisition of Anderson;

     - statements regarding the number and location of undrilled well locations and planned wells;

     - statements relating to future reserve replacement;

     - statements with respect to various actions to be taken or requirements to be met in connection with completing the transaction and Devon's acquisition of Anderson or integrating Devon, Mitchell and Anderson; and

     - statements relating to revenue, income and operations of the combined company after the transaction is completed and Devon's acquisition of Anderson.

     These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

     - expected cost savings from the merger or Devon's acquisition of Anderson may not be fully realized or realized within the expected time frame;

     - revenue of the combined company following the transaction and Devon's acquisition of Anderson may be lower than expected;

     - assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources and capital expenditure obligations may prove to be incorrect;

     - changes may occur in the supply and demand for oil, natural gas, NGLs and the other products or services provided or consumed by our three companies;

     - changes may occur in the price of oil, natural gas, NGLs and the other products or services provided or consumed by our three companies;

     - costs or difficulties related to obtaining regulatory approvals for completing the transaction and, following the transaction, to the integration of the businesses of Devon, Mitchell and Anderson, may be greater than expected;

     - general economic conditions, either internationally or nationally or in the jurisdictions in which Devon, Mitchell or Anderson is doing business, may be less favorable than expected;

     - legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which Devon, Mitchell and Anderson are engaged;

     - there may be environmental risks and liability under federal, state and foreign environmental laws and regulations; and

     - changes may occur in the securities or capital markets.

     Except for its ongoing obligations to disclose material information as required by the federal securities laws, neither Devon nor Mitchell has any intention or obligation to update these forward-looking statements after it distributes this document.

                        COMMONLY USED OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and in this document:

     "Bbl" means one stock tank barrel, or 42 U.S. gallons liquid volume of oil or NGLs.

     "Bcf" means one billion cubic feet.

     "Boe" means barrel of oil equivalent, determined by using the ratio of one Bbl of oil or NGLs to six Mcf of natural gas.

     "BTUs" means British thermal units, a measure of heating value.

     "gross acres" or "gross wells" means the total acres or number of wells in which a working interest is owned.

     "MBbls" means one thousand Bbls.

     "MBoe" means one thousand Boe.

     "Mcf" means thousand cubic feet.

     "Mcfe" means one thousand cubic feet equivalent of natural gas, determined using the ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

     "MMBbls" means one million Bbls.

     "MMBoe" means one million Boe.

     "MMcf" means one million cubic feet.

     "MTBE" means methyl tertiary butyl ether.

     "net acres" or "net wells" means the sum of the fractional working interests owned in gross acres or gross wells.

     "NGL" or "NGLs" means natural gas liquids.

     "oil" includes crude oil and condensate.


     "proved reserves" are the estimated quantities of crude oil, natural gas and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.


          (1) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

             (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

             (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          (2) Reserves that can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (3) Estimates of proved reserves do not include the following:

             (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves;"

             (B) crude oil, natural gas and NGLs, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors;

             (C) crude oil, natural gas and NGLs, that may occur in undrilled prospects; and

             (D) crude oil, natural and NGLs, that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Tcfe" means one trillion cubic feet equivalent of natural gas, determined by using the ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information relates to the merger between Devon and Mitchell, whereby Devon will acquire all of Mitchell's outstanding common shares with 0.585 shares of Devon common stock plus $31 per Mitchell common share in cash. The unaudited pro forma combined financial information also includes the effects of Devon's October 17, 2001 acquisition of Anderson for approximately $3.5 billion. The unaudited pro forma combined financial information includes a balance sheet as of September 30, 2001, which assumes the acquisitions of Mitchell and Anderson occurred on that date. The unaudited pro forma combined financial information also includes statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001, which assume the acquisitions occurred on January 1, 2000.

     The following unaudited pro forma combined financial information has been prepared to assist in your analysis of the financial effects of the merger. This pro forma information is based on the historical financial statements of Devon and Mitchell and should be read in conjunction with those historical financial statements and related notes, which are incorporated by reference into this document. The pro forma information also includes the effect on Devon of its acquisition of Anderson. You should read the historical consolidated financial statements and related notes of Anderson that are included elsewhere in this document.

     If the alternate structure is used to complete the transaction, the combined company's pro forma data would be substantially identical to the pro forma information presented in this section.

     The pro forma information is based on the estimates and assumptions set forth in the notes to such information. The pro forma information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

     Anderson's historical financial information is prepared in accordance with accounting standards generally accepted in Canada, and is presented in Canadian dollars. Anderson's historical volumetric production data is prepared in accordance with the Canadian convention whereby such production data is shown before applicable royalty deductions. Also, Anderson's fiscal year ends on September 30, as opposed to Devon's year-end of December 31. For purposes of providing the pro forma effect of the Anderson acquisition on Devon's financial condition and results of operations, the following adjustments were made to Anderson's historical financial data:

     - Anderson's historical results for the year ended September 30, 2000 were converted to results for the year ended December 31, 2000. This conversion was done by subtracting Anderson's historical interim results for the three months ended December 31, 1999 and adding its historical interim results for the three months ended December 31, 2000. Anderson's historical results for the year ended September 30, 2001 were converted to results for the nine months ended September 30, 2001. This conversion was done by subtracting Anderson's historical interim results for the three months ended December 31, 2000.

     - Anderson's balance sheet data as of September 30, 2001, and its results of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001, were converted to accounting principles generally accepted in the United States, including the full cost method of accounting for oil and gas properties. Such information was also converted to U.S. dollars using the appropriate exchange rates.

     - Anderson's historical volumetric production data was converted to the U.S. convention whereby such production data is shown after applicable royalty deductions.

     The information was prepared based on the following:

     - Devon uses the full cost method of accounting for its oil and gas activities, while Mitchell uses the successful efforts method. Pro forma adjustments have been made to estimate the effect of converting Mitchell's successful efforts method to Devon's full cost method.

     - Devon will account for the merger and the Anderson acquisition using the purchase method of accounting.

     - The unaudited pro forma balance sheet has been prepared as if the merger and the Anderson acquisition occurred on September 30, 2001. The unaudited pro forma statements of operations have been prepared as if the merger and the Anderson acquisition occurred on January 1, 2000.

     - In the nine-month period ended September 30, 2001, Devon recognized a $49.5 million after-tax gain from the cumulative effect of a change in accounting principle. This related to Devon's adoption, as of January 1, 2001, of a new accounting principle related to accounting for derivative financial instruments. The $49.5 million gain is not included in the unaudited pro forma combined statements of operations for the nine months ended September 30, 2001.

     - We have not reflected as an adjustment to the historical data annual cost savings of approximately $20 million and $25 million that Devon expects to result from the elimination of duplicate expenses after the merger and the Anderson acquisition, respectively.

     - In June 2000, Anderson sold its 50% interest in a pipeline transportation company. For the year ended December 31, 2000, Anderson recognized earnings from discontinued operations, net of tax, of $44.2 million. This gain is not included in the summary unaudited pro forma combined statements of operations for the year ended December 31, 2000.

     No pro forma adjustments have been made with respect to the following unusual items. These items are reflected in the historical results of Devon, Anderson or Mitchell, as applicable, and should be considered when making period-to-period comparisons:

     - In 2000, Devon recognized $60.4 million of expenses related to its merger with Santa Fe Snyder Corporation. Devon accounted for the Santa Fe Snyder merger using the pooling-of-interests method of accounting and, therefore, the expenses incurred related to the merger were expensed. The after-tax effect of these expenses in 2000 was $37.2 million.

     - In 2000, Mitchell realized income tax savings of $12.8 million related to prior years' Section 29 tax credits and $6.3 million related to the reversal of prior years' deferred income taxes.

     - In 2000, Mitchell recognized a $4.9 million gain from the exchange of certain gas services assets. Also in 2000, Mitchell recognized a $10.8 million impairment expense related to other gas services assets. Net of tax, these two events reduced Mitchell's 2000 net earnings by $3.8 million.

     - On May 17, 2000, Anderson acquired all the outstanding shares of Ulster Petroleums Ltd. The summary unaudited pro forma combined statements of operations do not include any results from Ulster's operations prior to May 17, 2000.

     - On February 12, 2001, Anderson acquired all of the outstanding shares of Numac Energy Inc. The summary unaudited pro forma combined statements of operations do not include any results from Numac's operations prior to February 12, 2001.

     - During the first nine months of 2001, Devon elected to discontinue operations in Malaysia, Qatar, Thailand and on certain properties in Brazil. Accordingly, during the first nine months of 2001, Devon recorded an $87.9 million charge associated with the impairment of those properties. The after-tax effect of this reduction was $68.8 million.


     - Anderson had a compensation plan pursuant to which it periodically issued awards referred to as "share appreciation rights" under which employees could earn compensation based on increases in the market price of Anderson's stock. Anderson awarded these rights in lieu of stock option grants.

       Pro forma general and administrative expenses reported in the accompanying unaudited pro forma statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 include $4.6 million and $5.6 million, respectively, of expenses related to these plans. After taxes, these plans had the effect of decreasing unaudited pro forma net earnings in the 2000 and 2001 periods by $2.6 million and $3.2 million, respectively. Devon acquired all outstanding rights as part of the Anderson acquisition. Accordingly, these rights will not affect the combined company's net earnings subsequent to the closing of the Anderson acquisition.

     - Mitchell has incentive compensation plans pursuant to which it has periodically issued awards referred to as "bonus units" under which employees can earn compensation based on increases in the market price of Mitchell common stock. Mitchell generally awards these bonus units in lieu of stock option grants. Pro forma general and administrative expenses reported in the accompanying unaudited pro forma statements of operations for the year 2000 and the nine months ended September 30, 2001, include $21.3 million and $0.2 million, respectively, of expense related to these plans. After taxes, these plans had the effect of decreasing unaudited pro forma net earnings in the 2000 and 2001 periods by $13.8 million and $0.1 million, respectively. Devon will not issue such bonus units after the merger.

     - Devon's historical results of operations for the year 2000 and the first nine months of 2001 include $41.3 million and $25.4 million, respectively, of amortization expense for goodwill related to previous mergers. As of January 1, 2002, in accordance with new accounting pronouncements recently issued, such goodwill will cease to be amortized and, instead, will be tested for impairment at least annually. No goodwill amortization expense has been recognized in the pro forma statements of operations for the goodwill related to the merger and the Anderson acquisition.

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001

                                              DEVON
                                            PRO FORMA                    MITCHELL
                                         AFTER ANDERSON                  PRO FORMA       COMBINED
                                           ACQUISITION      MITCHELL    ADJUSTMENTS       COMPANY
                                         (NOTES 1 AND 8)   HISTORICAL    (NOTE 3)        PRO FORMA
                                         ---------------   ----------   -----------     -----------
                                                               (IN THOUSANDS)
ASSETS:
Current assets.........................    $   965,299     $  187,424   $       --      $ 1,152,723
Property and equipment, net............      9,716,235      1,547,171    1,447,504(a)    12,710,910
Investment in common stock of
  ChevronTexaco Corporation............        601,083             --           --          601,083
Goodwill, net..........................      2,242,062             --    1,419,015(a)     3,661,077
Fair value of derivative instruments...        151,415             --           --          151,415
Other assets...........................        274,639         47,111         (479)(a)      332,975
                                                                            11,704(c)
                                           -----------     ----------   ----------      -----------
          Total assets.................    $13,950,733     $1,781,706   $2,877,744      $18,610,183
                                           ===========     ==========   ==========      ===========
LIABILITIES:
Current liabilities....................    $   885,110     $  327,576   $   87,184(a)   $ 1,299,870
Debentures exchangeable into shares of
  ChevronTexaco Corporation common
  stock................................        645,461             --           --          645,461
Other long-term debt...................      5,780,298        270,855    1,555,828(c)     7,618,685
                                                                            11,704(c)
Other long-term liabilities............        234,723         95,514      (21,614)(a)      308,623
Fair value of derivative instruments...        108,548             --           --          108,548
Deferred income taxes..................      2,527,588        263,037      540,262(a)     3,330,887
STOCKHOLDERS' EQUITY:
Preferred stock........................          1,500             --           --            1,500
Common stock...........................         12,977          5,386        2,936(a)        15,913
                                                                            (5,386)(b)
Additional paid-in capital.............      3,594,814        152,479    1,526,168(a)     5,120,982
                                                                          (152,479)(b)
Retained earnings......................        380,049        756,704     (756,704)(b)      380,049
Accumulated other comprehensive loss...        (29,542)        (8,896)       8,896(b)       (29,542)
Treasury stock.........................       (190,387)       (80,949)      80,949(b)      (190,387)
Other..................................           (406)            --           --             (406)
                                           -----------     ----------   ----------      -----------
          Total stockholders' equity...      3,769,005        824,724      704,380        5,298,109
                                           -----------     ----------   ----------      -----------
          Total liabilities and
            stockholders' equity.......    $13,950,733     $1,781,706   $2,877,744      $18,610,183
                                           ===========     ==========   ==========      ===========

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                DEVON
                                              PRO FORMA        MITCHELL      MITCHELL
                                           AFTER ANDERSON     HISTORICAL     PRO FORMA       COMBINED
                                             ACQUISITION     RECLASSIFIED   ADJUSTMENTS      COMPANY
                                           (NOTES 1 AND 8)     (NOTE 6)      (NOTE 3)       PRO FORMA
                                           ---------------   ------------   -----------     ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
Oil sales................................    $1,326,725       $   57,516     $      --      $1,384,241
Gas sales................................     2,140,726          380,981            --       2,521,707
NGL sales................................       250,344           91,588            --         341,932
Gas services revenue.....................        60,960        1,140,906            --       1,201,866
Other revenue............................        43,357            4,094            --          47,451
                                             ----------       ----------     ---------      ----------
          Total revenue..................     3,822,112        1,675,085            --       5,497,197
                                             ----------       ----------     ---------      ----------
COSTS AND EXPENSES:
Lease operating expenses.................       594,853           45,101            --         639,954
Transportation costs.....................        93,018           25,817            --         118,835
Production taxes.........................       106,433           21,987            --         128,420
Exploration expenses.....................            --           12,028       (12,028)(f)          --
Gas services costs and expenses..........        32,646          951,446            --         984,092
Depreciation, depletion and amortization
  of property and equipment..............       996,574          155,376        39,503(d)    1,191,453
Amortization of goodwill.................        41,332               --            --          41,332
General and administrative expenses......       133,408           79,556        (7,673)(f)     205,291
Expenses related to previous mergers.....        60,373               --            --          60,373
Interest expense.........................       423,624           25,817        51,661(e)      501,102
Deferred effect of changes in foreign
  currency exchange rate on subsidiary's
  long-term debt.........................         3,168               --            --           3,168
                                             ----------       ----------     ---------      ----------
          Total costs and expenses.......     2,485,429        1,317,128        71,463       3,874,020
                                             ----------       ----------     ---------      ----------
Earnings before income tax expense.......     1,336,683          357,957       (71,463)      1,623,177
INCOME TAX EXPENSE:
Current..................................       144,534           46,766       (20,148)(g)     171,152
Deferred.................................       365,007           54,045        (6,931)(g)     412,121
                                             ----------       ----------     ---------      ----------
          Total income tax expense.......       509,541          100,811       (27,079)        583,273
                                             ----------       ----------     ---------      ----------
Net earnings.............................       827,142          257,146       (44,384)      1,039,904
Preferred stock dividends................         9,735               --            --           9,735
                                             ----------       ----------     ---------      ----------
Net earnings applicable to common
  stockholders...........................    $  817,407       $  257,146     $ (44,384)     $1,030,169
                                             ==========       ==========     =========      ==========
Net earnings per average common share
  outstanding:
  Basic..................................    $     6.42       $     5.22                    $     6.59
  Diluted................................          6.24             5.13                          6.42
Weighted average common shares
  outstanding:
  Basic..................................       127,421           49,291                       156,256
  Diluted................................       131,730           50,084                       161,029

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                    DEVON
                                                  PRO FORMA
                                                    AFTER          MITCHELL      MITCHELL
                                                  ANDERSON        HISTORICAL     PRO FORMA      COMBINED
                                                 ACQUISITION     RECLASSIFIED   ADJUSTMENTS     COMPANY
                                               (NOTES 1 AND 8)     (NOTE 6)      (NOTE 3)      PRO FORMA
                                               ---------------   ------------   -----------    ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
Oil sales....................................    $  941,405       $   38,938     $     --      $  980,343
Gas sales....................................     2,195,227          438,991           --       2,634,218
NGL sales....................................       177,500           70,012           --         247,512
Gas services revenue.........................        52,101          948,517           --       1,000,618
Other revenue................................        26,242           (2,488)          --          23,754
                                                 ----------       ----------     --------      ----------
          Total revenue......................     3,392,475        1,493,970           --       4,886,445
                                                 ----------       ----------     --------      ----------
COSTS AND EXPENSES:
Lease operating expenses.....................       532,075           44,240           --         576,315
Transportation costs.........................        89,380           23,761           --         113,141
Production taxes.............................        99,484           22,597           --         122,081
Exploration expenses.........................            --           13,214      (13,214)(f)          --
Gas services costs and expenses..............        33,918          846,377           --         880,295
Depreciation, depletion and amortization of
  property and equipment.....................       845,660          169,290       (4,151)(d)   1,010,799
Amortization of goodwill.....................        25,384               --           --          25,384
General and administrative expenses..........       110,217           46,846       (6,300)(f)     150,763
Interest expense.............................       319,493           10,697       38,746(e)      368,936
Deferred effect of changes in foreign
  currency exchange rate on subsidiary's
  long-term debt.............................        14,719               --           --          14,719
Change in fair value of derivative
  instruments................................        17,496               --           --          17,496
Reduction of carrying value of oil and gas
  properties.................................        87,853               --           --          87,853
                                                 ----------       ----------     --------      ----------
          Total costs and expenses...........     2,175,679        1,177,022       15,081       3,367,782
                                                 ----------       ----------     --------      ----------
Earnings before income tax expense...........     1,216,796          316,948      (15,081)      1,518,663
INCOME TAX EXPENSE:
Current......................................       128,965           41,447      (14,723)(g)     155,689
Deferred.....................................       358,951           64,070        8,993(g)      432,014
                                                 ----------       ----------     --------      ----------
          Total income tax expense...........       487,916          105,517       (5,730)        587,703
                                                 ----------       ----------     --------      ----------
Net earnings before cumulative effect of
  change in accounting principle.............       728,880          211,431       (9,351)        930,960
Preferred stock dividends....................         7,301               --           --           7,301
                                                 ----------       ----------     --------      ----------
Net earnings applicable to common
  stockholders...............................    $  721,579       $  211,431     $ (9,351)     $  923,659
                                                 ==========       ==========     ========      ==========
Net earnings per average common share
  outstanding:
  Basic......................................    $     5.63       $     4.24                   $     5.87
  Diluted....................................          5.43             4.15                         5.68
Weighted average common shares outstanding:
  Basic......................................       128,274           49,904                      157,468
  Diluted....................................       133,982           50,893                      163,754

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                    DECEMBER 31, 2000 AND SEPTEMBER 30, 2001

1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma balance sheet and statements of operations present the pro forma effects of Devon's proposed merger with Mitchell. On October 17, 2001, Devon completed its acquisition of Anderson Exploration Ltd. Devon paid approximately $3.5 billion to acquire all of Anderson's outstanding common shares and to pay for the intrinsic value of Anderson's outstanding options and appreciation rights. The accompanying unaudited pro forma financial statements present the effect of the Mitchell merger on Devon's financial position and results of operations, assuming that the Anderson acquisition had already occurred. See Note 8 for the unaudited pro forma statements that combine, on a pro forma basis, the financial positions and results of operations of Devon and Anderson.

2. METHOD OF ACCOUNTING FOR THE MERGER

     Devon will account for the merger using the purchase method of accounting for business combinations. Accordingly, Mitchell's assets acquired and liabilities assumed by Devon will be revalued and recorded at their estimated "fair values." In the merger, Devon will pay $31.00 in cash and issue 0.585 of a share of Devon common stock for each outstanding share of Mitchell common stock. On a pro forma basis, assuming that the merger had occurred on September 30, 2001, this would have resulted in Devon paying approximately $1.6 billion in cash and issuing approximately 29.4 million shares of its common stock to Mitchell stockholders.

     The purchase price of Mitchell's net assets acquired will be based on the total value of the cash paid and the Devon common stock issued to the Mitchell stockholders. The value of the Devon common stock issued is based on the average closing price of Devon's common stock for a period of three days before and after the public announcement of the merger. This average closing price equaled $50.95 per share.

3. PRO FORMA ADJUSTMENTS RELATED TO THE MERGER

     The unaudited pro forma balance sheet includes the following adjustments:

          (a) This entry adjusts the historical book values of Mitchell's assets and liabilities to their estimated fair values as of September 30, 2001. The calculation of the total purchase price and the preliminary allocation to assets and liabilities are shown below.

                                                                (IN THOUSANDS,
                                                               EXCEPT FOR SHARE
                                                                    PRICE)
Calculation and preliminary allocation of purchase price:
  Shares of Devon common stock to be issued to Mitchell
     stockholders...........................................          29,360
  Average Devon stock price.................................      $    50.95
                                                                  ----------
  Fair value of common stock to be issued...................       1,495,892
  Cash to be paid to Mitchell stockholders, calculated at
     $31 per outstanding common share of Mitchell...........       1,555,828
                                                                  ----------
  Fair value of Devon common stock and cash to be issued to
     Mitchell stockholders..................................       3,051,720
  Plus estimated merger costs to be incurred................          90,000
  Plus fair value of Mitchell employee stock options to be
     assumed by Devon.......................................          33,212
                                                                  ----------
          Total purchase price..............................       3,174,932
Plus fair value of liabilities to be assumed by Devon:
  Current liabilities.......................................         324,760
  Long-term debt............................................         270,855
  Other long-term liabilities...............................          73,900
  Deferred income taxes.....................................         803,299
                                                                  ----------
          Total purchase price plus liabilities assumed.....      $4,647,746
                                                                  ==========
Fair value of assets to be acquired by Devon:
  Current assets............................................      $  187,424
  Proved oil and gas properties.............................       1,455,996
  Unproved oil and gas properties...........................         695,679
  Gas services facilities and equipment.....................         840,000
  Other property and equipment..............................           3,000
  Other assets..............................................          46,632
  Goodwill..................................................       1,419,015
                                                                  ----------
          Total fair value of assets to be acquired.........      $4,647,746
                                                                  ==========

     The total purchase price includes the value of the cash and Devon common stock to be issued to Mitchell stockholders. The total purchase price also includes:

     - $90.0 million of estimated merger costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other merger-related costs. These costs have been added to current liabilities in the unaudited pro forma balance sheet.

     - $33.2 million of Devon employee stock options to be issued in exchange for existing vested Mitchell employee stock options. The value of these options is added to additional paid-in capital in the unaudited pro forma balance sheet.

     The purchase price allocation is preliminary and is subject to change due to several factors, including: (1) changes in the fair values of Mitchell's assets and liabilities as of the effective time of the merger; (2) the actual merger costs incurred; (3) the number of Mitchell shares and stock options outstanding as of the effective time of the merger; and (4) changes in Devon's valuation estimates that may be made between now and the effective time of the merger. These changes will not be known until after the effective time of the merger. However, Devon does not believe that the final purchase price allocation will differ materially from the estimated allocation presented herein.

          (b) This adjustment includes a $5.4 million reduction of common stock, a $152.5 million reduction of additional paid-in capital, a $756.7 million reduction of retained earnings, an $8.9 million reduction of accumulated other comprehensive loss and an $80.9 million reduction of treasury stock. These adjustments eliminate the historical book value of Mitchell's stockholders' equity.

          (c) This adjustment increases long-term debt by $1.6 billion to include the long-term debt that Devon will incur to fund the cash portion of the merger consideration. The debt will be borrowed under Devon's $3 billion, variable interest rate, five year credit facility entered into on October 12, 2001. Debt under this facility matures between 2003 and 2005. The adjustment also includes $11.7 million of costs estimated to be incurred in connection with issuing this debt.

     The unaudited pro forma statements of operations include the following adjustments:

          (d) This adjustment revises historical depreciation, depletion and amortization to reflect the adjustment of Mitchell's assets from historical book value to fair value and a change to the full cost accounting method from the successful efforts method. For Mitchell's midstream assets acquired, pro forma depreciation expense was calculated using estimated useful lives of approximately 15 years. For Mitchell's oil and gas producing properties acquired, pro forma depreciation, depletion and amortization expense was calculated using the equivalent units-of-production method. Mitchell's proved oil and gas reserves, divided by its annualized production for the first nine months of 2001, yields an estimated reserve life of 14 years. The reduction of $4.2 million in the nine months ended September 30, 2001, includes the reversal of an impairment charge of $26.0 million recognized by Mitchell under the successful efforts method. Under the full cost method followed by Devon, no related impairment would have been recognized.

          (e) This adjustment increases interest expense due to the $1.6 billion of long-term debt that Devon will incur to fund the cash portion of the merger consideration. This adjustment has been calculated using an estimated interest rate of 3.17%, plus the amortization of estimated financing costs to be incurred, on the variable rate debt. This assumed interest rate is based on the terms of Devon's $3 billion credit facility. The actual rate will vary with changes in market rates. A change in the interest rate of 0.125% would change the combined company pro forma interest expense by $2.7 million. This change includes the amount related to the debt borrowed under the $3 billion credit facility to fund a portion of the Anderson acquisition as described in Note 8.

          (f) This adjustment eliminates historical amounts recognized by Mitchell under the successful efforts accounting method that are not recognized as expenses under the full cost accounting method. Included in this adjustment are costs incurred by Mitchell related to its property exploration activities such as exploratory dry holes and geological and geophysical costs that are expensed as incurred under the successful efforts method followed by Mitchell, but are capitalized under the full cost method followed by Devon. Also included in this adjustment are general and administrative expenses incurred by Mitchell which were directly identified with its acquisition, exploration and development activities undertaken for its own account. These costs are expensed as incurred under the successful efforts method, but are capitalized under the full cost method.

          (g) This adjustment records the income tax impact of all pro forma adjustments at an effective tax rate of approximately 38%.

4. COMMON SHARES OUTSTANDING

     Net earnings per average share outstanding have been calculated based on the pro forma weighted average number of shares outstanding as follows:

                                                         YEAR ENDED       NINE MONTHS ENDED
                                                      DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                      -----------------   ------------------
                                                                  (IN THOUSANDS)
Basic:
  Devon's weighted average common shares
     outstanding....................................       127,421             128,274
  New Devon shares to be issued to Mitchell
     stockholders...................................        28,835              29,194
                                                           -------             -------
  Pro forma weighted average Devon shares
     outstanding....................................       156,256             157,468
                                                           =======             =======
Diluted:
  Devon's weighted average common shares
     outstanding....................................       131,730             133,982
  New Devon shares to be issued to Mitchell
     stockholders...................................        29,299              29,772
                                                           -------             -------
  Pro forma weighted average Devon shares
     outstanding....................................       161,029             163,754
                                                           =======             =======

     Pro forma shares of Devon common stock outstanding at September 30, 2001, assuming the merger occurred on that date, are as follows:

                                                         (IN THOUSANDS)
Devon's common shares outstanding......................     126,014
New Devon shares to be issued to Mitchell
  stockholders.........................................      29,360
                                                            -------
Pro forma Devon common shares outstanding..............     155,374
                                                            =======

5. GOODWILL

     The preliminary allocation of the purchase price includes approximately $1.4 billion of goodwill. In July 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." As a result of these two recent pronouncements, goodwill recorded in connection with business combinations completed after June 30, 2001 (including the merger) will not be amortized but, instead, will be tested for impairment at least annually. Accordingly, the accompanying unaudited pro forma statements of operations include no amortization of the goodwill to be recorded in the merger.

     Statement No. 142 will be adopted by Devon as of January 1, 2002. Until that date, goodwill recognized from business combinations completed prior to June 30, 2001 must continue to be amortized. Therefore, Devon's historical goodwill amortization related to previous mergers has not been reversed in the accompanying unaudited pro forma statements of operations. As of January 1, 2002, goodwill related to these previous mergers will no longer be amortized but, instead, will be tested for impairment at least annually. The accompanying unaudited pro forma statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 include amortization of goodwill related to previous mergers of $41.3 million and $25.4 million, respectively.

     As indicated in Note 3, the allocation of the purchase price presented is preliminary. At the effective time of the merger, or shortly thereafter, Devon will finalize the purchase price allocation. Prior to that time, Devon may determine that there are intangible assets acquired in the merger separate and apart from goodwill. To the extent that such intangible assets, if any, have definite useful lives, the value assigned to those intangible assets would be amortized over such lives. Although the amount allocated to such intangible assets, if any, will not be known until the effective time of the merger, Devon does not believe that any such value, or the related amortization, would have a material effect on the unaudited pro forma financial information presented herein.

6. DEVON AND MITCHELL HISTORICAL AND RECLASSIFIED BALANCES

     Devon and Mitchell record certain revenue and expenses differently in their respective consolidated financial statements. To make the unaudited pro forma financial information consistent, we have reclassified certain of Devon's and Mitchell's balances to conform presentation.

     Devon's historical balances for other revenue have been reclassified to include separate line items for gas services revenue and gas services costs and expenses to conform to Mitchell's presentation and Devon's expected presentation subsequent to the merger.

     The following tables present Mitchell's balances as presented in its historical financial statements and the reclassified balances that are included in the accompanying unaudited pro forma statements of operations.

                                      YEAR ENDED DECEMBER 31, 2000        NINE MONTHS ENDED SEPTEMBER 30, 2001
                                  -------------------------------------   -------------------------------------
                                                             MITCHELL                                MITCHELL
                                   MITCHELL    RECLASSI-    HISTORICAL     MITCHELL    RECLASSI-    HISTORICAL
                                  HISTORICAL   FICATIONS   RECLASSIFIED   HISTORICAL   FICATIONS   RECLASSIFIED
                                  ----------   ---------   ------------   ----------   ---------   ------------
                                                                 (IN THOUSANDS)
REVENUE:
Exploration and production......  $  531,228   $(531,228)   $       --    $  548,960   $(548,960)   $       --
Oil sales.......................          --      57,516        57,516            --      38,938        38,938
Gas sales.......................          --     380,981       380,981            --     438,991       438,991
NGL sales.......................          --      91,588        91,588            --      70,012        70,012
Gas services revenue............   1,140,906          --     1,140,906       948,517          --       948,517
Other revenue...................          --       4,094         4,094            --      (2,488)       (2,488)
                                  ----------   ---------    ----------    ----------   ---------    ----------
          Total revenue.........   1,672,134       2,951     1,675,085     1,497,477      (3,507)    1,493,970
                                  ----------   ---------    ----------    ----------   ---------    ----------
COSTS AND EXPENSES:
Exploration and production......     239,628    (239,628)           --       256,680    (256,680)           --
Lease operating expenses........          --      45,101        45,101            --      44,240        44,240
Transportation costs............          --      25,817        25,817            --      23,761        23,761
Production taxes................          --      21,987        21,987            --      22,597        22,597
Exploration expenses............          --      12,028        12,028            --      13,214        13,214
Gas services....................   1,007,944     (56,498)      951,446       884,856     (38,479)      846,377
Depreciation, depletion and
  amortization of property and
  equipment.....................          --     155,376       155,376            --     169,290       169,290
General and administrative
  expenses......................      43,739      35,817        79,556        24,789      22,057        46,846
Interest expense................      28,765      (2,948)       25,817        16,544      (5,847)       10,697
Other (income) expense,
  net...........................      (5,899)      5,899            --        (2,340)      2,340            --
                                  ----------   ---------    ----------    ----------   ---------    ----------
          Total costs and
            expenses............   1,314,177       2,951     1,317,128     1,180,529      (3,507)    1,177,022
                                  ----------   ---------    ----------    ----------   ---------    ----------
Earnings before income
  taxes.........................     357,957          --       357,957       316,948          --       316,948
Income tax expense..............     100,811          --       100,811       105,517          --       105,517
                                  ----------   ---------    ----------    ----------   ---------    ----------
          Net earnings..........  $  257,146   $      --    $  257,146    $  211,431   $      --    $  211,431
                                  ==========   =========    ==========    ==========   =========    ==========

7. GAS SERVICES INFORMATION

     The following table provides certain information relating to the unaudited pro forma gas services revenues and costs and expenses for the year ended December 31, 2000 and the nine months ended September 30, 2001.

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  2000            2001
                                                              ------------    -------------
                                                                     (IN THOUSANDS)
GAS SERVICES REVENUE:
  Gas processing operations:
     Percentage of proceeds NGL volumes (MBbls).............        6,391           4,755
     Keep whole NGL volumes (MBbls).........................        8,074           6,238
                                                               ----------      ----------
          Total NGL volumes.................................       14,465          10,993
     Average NGL price per barrel...........................   $    22.36      $    20.04
                                                               ----------      ----------
     NGL revenue............................................      323,462         220,347
     NGL marketing and other revenue........................      388,469         311,891
                                                               ----------      ----------
          Total gas processing revenue......................      711,931         532,238
  Natural gas gathering and marketing revenue...............      468,850         463,022
  Other gas services revenue................................       21,085           5,358
                                                               ----------      ----------
          Total gas services revenue........................   $1,201,866      $1,000,618
                                                               ==========      ==========
GAS SERVICES COSTS AND EXPENSES:
  Gas processing operations:
     Percentage of proceeds payments........................   $   49,494      $   48,532
     Keep whole gas purchased...............................      146,764         107,499
     Other NGL costs........................................       31,908          29,554
                                                               ----------      ----------
          Total NGL costs...................................      228,166         185,585
     NGL marketing and other costs and expenses.............      366,317         290,487
                                                               ----------      ----------
          Total gas processing costs and expenses...........      594,483         476,072
  Natural gas gathering and marketing costs and expenses....      388,965         403,776
  Other gas services costs and expenses.....................          644             447
                                                               ----------      ----------
          Total gas services costs and expenses.............   $  984,092      $  880,295
                                                               ==========      ==========

     Natural gas gathering and marketing margins (natural gas gathering and marketing revenue less natural gas gathering and marketing costs and expenses) were unusually high in the periods presented in the above table. After the merger, Devon expects the combined company's natural gas gathering and marketing margin to approximate between $30 million and $40 million per year.

     The above table contains the terms "percentage of proceeds" and "keep whole." These terms refer to two different types of contracts involving processing natural gas. Under a percentage of proceeds contract, the buyer and seller share in the net proceeds from the sale of all NGLs and residue gas allocated to the seller after reductions for fuel use, line loss and processing shrink. Residue gas refers to that portion of the seller's natural gas that remains after processing.

     A keep whole contract allows the seller to sell 100% of the BTUs it delivers at the wellhead even though the natural gas is being processed to extract NGLs. To do this, the buyer must deliver to the seller an equivalent amount of BTUs as were extracted from the gas at the processing plant or reimburse the seller the value of the gas extracted. This is referred to as "keep whole gas" in the above table. The seller receives its allocation of residue gas plus the keep whole gas from the buyer, so that the seller's total wellhead BTUs are "kept whole". In this type of agreement, the buyer bears the processing risk, in that the total revenues received from the NGLs sold must exceed the cost of the keep whole gas for the buyer to have a positive margin.

8. UNAUDITED PRO FORMA EFFECT OF ANDERSON ACQUISITION

     The following presents the pro forma effect of the Anderson acquisition on Devon's historical balance sheet as of September 30, 2001 and Devon's historical statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001.

     Anderson's historical amounts presented in the following statements have been converted to accounting principles generally accepted in the United States and to U.S. dollars. For information on such conversions, see Note 9.

     Devon will account for the Anderson acquisition using the purchase method of accounting for business combinations. Accordingly, Anderson's assets acquired and liabilities assumed by Devon will be revalued and recorded at their estimated "fair values." In the Anderson acquisition, Devon paid C$40 per share for each outstanding common share, including associated rights, of Anderson. On a pro forma basis, assuming that the Anderson acquisition had occurred on September 30, 2001, this would have resulted in Devon paying approximately $3.3 billion in cash to Anderson stockholders, as well as an additional $0.1 billion of cash which would have been paid to Anderson employees for the intrinsic value of outstanding stock options and appreciation rights. These U.S. dollar amounts are based on the September 30, 2001 exchange rate of C$1.00 to U.S.$0.6333.

                                 DEVON-ANDERSON

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001


                                                            ANDERSON                        DEVON
                                              DEVON        HISTORICAL                     PRO FORMA
                                            HISTORICAL    RECLASSIFIED                      AFTER
                                           RECLASSIFIED    U.S. GAAP      PRO FORMA       ANDERSON
                                             (NOTE 6)       (NOTE 9)     ADJUSTMENTS     ACQUISITION
                                           ------------   ------------   -----------     -----------
                                                                (IN THOUSANDS)
ASSETS:
  Current assets.........................  $    819,902    $  145,397    $        --     $   965,299
  Property and equipment, net............     5,743,523     3,288,683        684,029(a)    9,716,235
  Investment in common stock of
     ChevronTexaco Corporation...........       601,083            --             --         601,083
  Goodwill, net..........................       269,305            --      1,972,757(a)    2,242,062
  Fair value of derivative instruments...       151,415            --             --         151,415
  Other assets...........................       147,262         6,572         89,543(a)      274,639
                                                                              31,262(c)
                                           ------------    ----------    -----------     -----------
          Total assets...................  $  7,732,490    $3,440,652    $ 2,777,591     $13,950,733
                                           ============    ==========    ===========     ===========
LIABILITIES:
  Current liabilities....................  $    561,798    $  323,312    $        --     $   885,110
  Debentures exchangeable into shares of
     ChevronTexaco Corporation common
     stock...............................       645,461            --             --         645,461
  Other long-term debt...................     1,339,316       855,021          6,729(a)    5,780,298
                                                                           3,547,970(c)
                                                                              31,262(c)
  Other long-term liabilities............       227,648        38,936        (31,861)(a)     234,723
  Fair value of derivative instruments...        76,440        32,108             --         108,548
  Deferred income taxes..................     1,112,822     1,063,482        351,284(a)    2,527,588
STOCKHOLDERS' EQUITY:
  Preferred stock........................         1,500            --             --           1,500
  Common stock...........................        12,977       594,380       (594,380)(b)      12,977
  Additional paid-in capital.............     3,594,814        65,878        (65,878)(b)   3,594,814
  Retained earnings......................       380,049       619,189       (619,189)(b)     380,049
  Accumulated other comprehensive loss...       (29,542)     (151,654)       151,654(b)      (29,542)
  Treasury stock.........................      (190,387)           --             --        (190,387)
  Other..................................          (406)           --             --            (406)
                                           ------------    ----------    -----------     -----------
          Total stockholders' equity.....     3,769,005     1,127,793     (1,127,793)      3,769,005
                                           ------------    ----------    -----------     -----------
          Total liabilities and
            stockholders' equity.........  $  7,732,490    $3,440,652    $ 2,777,591     $13,950,733
                                           ============    ==========    ===========     ===========

                                 DEVON-ANDERSON

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000


                                                              ANDERSON                        DEVON
                                                DEVON        HISTORICAL                     PRO FORMA
                                              HISTORICAL    RECLASSIFIED                      AFTER
                                             RECLASSIFIED    U.S. GAAP      PRO FORMA       ANDERSON
                                               (NOTE 6)       (NOTE 9)     ADJUSTMENTS     ACQUISITION
                                             ------------   ------------   -----------     -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
  Oil sales................................   $1,078,759     $  247,966     $      --      $1,326,725
  Gas sales................................    1,485,221        655,505            --       2,140,726
  NGL sales................................      154,465         95,879            --         250,344
  Gas services revenue.....................       53,186          7,774            --          60,960
  Other....................................       41,078          2,665          (386)(g)      43,357
                                              ----------     ----------     ---------      ----------
          Total revenues...................    2,812,709      1,009,789          (386)      3,822,112
                                              ----------     ----------     ---------      ----------
COSTS AND EXPENSES:
  Lease operating expenses.................      440,780        154,073            --         594,853
  Transportation costs.....................       53,309         39,709            --          93,018
  Production taxes.........................      103,244          3,189            --         106,433
  Gas services costs and expenses..........       28,606          4,040            --          32,646
  Depreciation, depletion and amortization
     of property and equipment.............      693,340        216,225        87,009(d)      996,574
  Amortization of goodwill.................       41,332             --            --          41,332
  General and administrative expenses......       93,008         40,400            --         133,408
  Expenses related to previous mergers.....       60,373             --            --          60,373
  Interest expense.........................      154,329         46,830       242,519(e)      423,624
                                                                              (20,054)(f)
  Deferred effect of changes in foreign
     currency exchange rate on subsidiary's
     long-term
     debt..................................        2,408            760            --           3,168
                                              ----------     ----------     ---------      ----------
          Total costs and expenses.........    1,670,729        505,226       309,474       2,485,429
                                              ----------     ----------     ---------      ----------
Earnings before income tax expense.........    1,141,980        504,563      (309,860)      1,336,683
INCOME TAX EXPENSE:
  Current..................................      130,793         14,439          (698)(h)     144,534
  Deferred.................................      280,845        215,481      (131,319)(h)     365,007
                                              ----------     ----------     ---------      ----------
          Total income tax expense.........      411,638        229,920      (132,017)        509,541
                                              ----------     ----------     ---------      ----------
Net earnings...............................      730,342        274,643      (177,843)        827,142
Preferred stock dividends..................        9,735             --            --           9,735
                                              ----------     ----------     ---------      ----------
Net earnings applicable to common
  stockholders.............................   $  720,607     $  274,643     $(177,843)     $  817,407
                                              ==========     ==========     =========      ==========
Net earnings per average common share
  outstanding:
  Basic....................................   $     5.66                                   $     6.42
  Diluted..................................         5.50                                         6.24
Weighted average common shares outstanding:
  Basic....................................      127,421                                      127,421
  Diluted..................................      131,730                                      131,730

                                 DEVON-ANDERSON

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001


                                                                ANDERSON                        DEVON
                                                  DEVON        HISTORICAL                     PRO FORMA
                                                HISTORICAL    RECLASSIFIED                      AFTER
                                               RECLASSIFIED    U.S. GAAP      PRO FORMA       ANDERSON
                                                 (NOTE 6)       (NOTE 9)     ADJUSTMENTS     ACQUISITION
                                               ------------   ------------   -----------     -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
  Oil sales..................................   $  722,672      $218,733      $      --      $  941,405
  Gas sales..................................    1,474,986       720,241             --       2,195,227
  NGL sales..................................       94,746        82,754             --         177,500
  Gas services revenue.......................       46,151         5,950             --          52,101
  Other......................................       27,733        (1,248)          (243)(g)      26,242
                                                ----------      --------      ---------      ----------
          Total revenues.....................    2,366,288     1,026,430           (243)      3,392,475
                                                ----------      --------      ---------      ----------
COSTS AND EXPENSES:
  Lease operating expenses...................      362,884       169,191             --         532,075
  Transportation costs.......................       51,936        37,444             --          89,380
  Production taxes...........................       95,025         4,459             --          99,484
  Gas services costs and expenses............       30,824         3,094             --          33,918
  Depreciation, depletion and amortization of
     property and equipment..................      572,939       257,482         15,239(d)      845,660
  Amortization of goodwill...................       25,384            --             --          25,384
  General and administrative expenses........       73,867        36,350             --         110,217
  Interest expense...........................      104,825        49,780        181,909(e)      319,493
                                                                                (17,021)(f)
  Deferred effect of changes in foreign
     currency exchange rate on subsidiary's
     long-term debt..........................           --        14,719             --          14,719
  Change in fair value of derivative
     instruments.............................        3,844        13,652             --          17,496
  Reduction of carrying value of oil and gas
     properties..............................       87,853            --             --          87,853
                                                ----------      --------      ---------      ----------
          Total costs and expenses...........    1,409,381       586,171        180,127       2,175,679
                                                ----------      --------      ---------      ----------
Earnings before income tax expense...........      956,907       440,259       (180,370)      1,216,796
INCOME TAX EXPENSE:
  Current....................................      117,213        13,201         (1,449)(h)     128,965
  Deferred...................................      267,757       155,932        (64,738)(h)     358,951
                                                ----------      --------      ---------      ----------
          Total income tax expense...........      384,970       169,133        (66,187)        487,916
                                                ----------      --------      ---------      ----------
Net earnings before cumulative effect of
  change in accounting principle.............      571,937       271,126       (114,183)        728,880
Preferred stock dividends....................        7,301            --             --           7,301
                                                ----------      --------      ---------      ----------
Net earnings applicable to common
  stockholders...............................   $  564,636      $271,126      $(114,183)     $  721,579
                                                ==========      ========      =========      ==========
Net earnings per average common share
  outstanding:
  Basic......................................   $     4.40                                   $     5.63
  Diluted....................................         4.26                                         5.43
Weighted average common shares outstanding:
  Basic......................................      128,274                                      128,274
  Diluted....................................      133,982                                      133,982

PRO FORMA ADJUSTMENTS RELATED TO THE ANDERSON ACQUISITION

     The Devon-Anderson unaudited pro forma balance sheet presented in this note includes the following adjustments:

          (a) This entry adjusts the historical book values of Anderson's assets and liabilities to their estimated fair values as of September 30, 2001. The calculation of the total purchase price and the preliminary allocation to assets and liabilities are shown below.

                                                              (IN THOUSANDS,
                                                                EXCEPT FOR
                                                               SHARE PRICE)
                                                              --------------
Calculation and preliminary allocation of purchase price:
  Number of Anderson common shares outstanding..............       131,693
  Acquisition price per share...............................    $    25.33
                                                                ----------
  Cash to be paid to Anderson stockholders..................     3,336,049
  Cash to be paid to settle Anderson employees' stock
     options and appreciation rights........................        86,921
                                                                ----------
                                                                 3,422,970
  Plus estimated acquisition costs to be incurred...........       125,000
                                                                ----------
          Total purchase price..............................     3,547,970
Plus fair value of liabilities to be assumed by Devon:
  Current liabilities.......................................       323,312
  Long-term debt............................................       861,750
  Other long-term liabilities...............................         7,075
  Fair value of financial instruments.......................        32,108
  Deferred income taxes.....................................     1,414,766
                                                                ----------
          Total purchase price plus liabilities assumed.....    $6,186,981
                                                                ==========
Fair value of assets to be acquired by Devon:
  Current assets............................................    $  145,397
  Proved oil and gas properties.............................     2,636,077
  Unproved oil and gas properties...........................     1,317,412
  Other property and equipment..............................        19,223
  Other assets..............................................        96,115
  Goodwill..................................................     1,972,757
                                                                ----------
          Total fair value of assets to be acquired.........    $6,186,981
                                                                ==========

          The total purchase price includes $125 million of estimated acquisition costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other merger-related costs. These costs have been added to long-term debt in the Devon-Anderson unaudited pro forma balance sheet.

          The purchase price allocation is preliminary and is subject to change due to several factors, including: (1) changes in the fair values of Anderson's assets and liabilities as of the effective time of the Anderson acquisition; (2) the actual acquisition costs incurred; (3) the number of Anderson shares and stock options and appreciation rights outstanding as of the effective time of the Anderson acquisition; and (4) changes in Devon's valuation estimates that may be made between now and the effective time of the Anderson acquisition. These changes will not be known until after the effective time of the Anderson acquisition. However, Devon does not believe that the final purchase price allocation will differ materially from the estimated allocation presented herein.

          (b) This adjustment includes a $594.4 million reduction of common stock, a $65.9 million reduction of additional paid-in capital, a $619.2 million reduction of retained earnings and a $151.7 million reduction in accumulated other comprehensive loss. These adjustments eliminate the historical book value of Anderson's stockholders' equity.

          (c) This adjustment increases long-term debt by $3.5 billion to include the long-term debt that Devon would have incurred at September 30, 2001, to fund the Anderson acquisition. Of this increase in debt, $3.0 billion represents borrowings of long-term debt issued on October 3, 2001, with a weighted average fixed rate of 7.4%, including amortization of discounts and related costs. Of this $3.0 billion, $1.75 billion is due in 2011 and $1.25 billion is due in 2031. The remaining $0.5 billion increase in debt represents borrowings under Devon's $3 billion, variable interest rate, five-year credit facility entered into on October 12, 2001. Debt under this facility matures between 2003 and 2005.

          This adjustment also includes $31.3 million of costs estimated to be incurred in connection with issuing this debt.

     The Devon-Anderson unaudited pro forma statements of operations included in this note include the following adjustments:

          (d) This adjustment increases historical depreciation, depletion and amortization expense to reflect the adjustment of Anderson's assets from historical book value to fair value. For Anderson's oil and gas producing properties acquired, pro forma depreciation, depletion and amortization expense was calculated using the equivalent units-of-production method. Anderson's proved oil and gas reserves, divided by its annualized production for the first nine months of 2001, yields an estimated reserve life of ten years.

          (e) This adjustment increases interest expense due to the $3.5 billion of long-term debt that Devon would have incurred at September 30, 2001, to fund the Anderson acquisition. This adjustment has been calculated using an average interest rate of 7.4% on the $3.0 billion of fixed rate debt, and an estimated rate of 3.17%, plus the amortization of estimated financing costs to be incurred, on the $0.5 billion of variable rate debt. The assumed interest rate on the variable rate debt is based on the terms of Devon's $3 billion credit facility. The actual rates on this variable rate debt will vary with changes in market rates. A change in the interest rate of 0.125% would change the pro forma interest expense by $0.8 million.

          (f) This adjustment reduces interest expense to reflect the repayment of Anderson's bank debt with debt borrowed under Devon's $3 billion credit facility that bears a lower interest rate, plus a decrease in interest expense related to the effect of valuing Anderson's fixed-rate debt at the estimated fair value of such debt. The adjustment relating to the repayment of Anderson's bank debt reduced interest expense for the year 2000 and the first nine months of 2001 by $17.6 million and $15.2 million, respectively. The adjustment relating to recording Anderson's fixed-rate debt at fair value decreased interest expense for the year 2000 and the first nine months of 2001 by $2.5 million and $1.8 million, respectively.

          (g) This adjustment reduces the Alberta Royalty Tax Credit as a result of the acquisition of Anderson.

          (h) This adjustment records the income tax impact of all pro forma adjustments at an effective tax rate of approximately 43% for the year 2000 and 37% for the nine months ended September 30, 2001. The rate for the first nine months of 2001 includes the effect of a change in Canadian tax rates enacted during the second quarter of 2001. Excluding the retroactive effect of this rate change, the rate applied to the 2001 pro forma adjustments would have been 40%.

GOODWILL

     The preliminary allocation of the purchase price for the Anderson acquisition includes approximately $2.0 billion of goodwill. In July 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." As a result of these two recent pronouncements, goodwill recorded in connection with business combinations completed after June 30, 2001 (including the Anderson acquisition) will not be amortized but, instead, will be tested for impairment at least annually. Accordingly, the Devon-Anderson unaudited pro forma statements of operations included in this note include no amortization of the goodwill to be recorded in the Anderson acquisition.

     Statement No. 142 will be adopted by Devon as of January 1, 2002. Until that date, goodwill recognized from business combinations completed prior to June 30, 2001 must continue to be amortized. Therefore, Devon's historical goodwill related to previous mergers has not been reversed in the Devon-Anderson unaudited pro forma statements of operations included in this note. As of January 1, 2002, goodwill related to these previous mergers will no longer be amortized but, instead, will be tested for impairment at least annually. The Devon-Anderson unaudited pro forma statements of operations included in this note for the year ended December 31, 2000 and the nine months ended September 30, 2001 include amortization of goodwill related to previous mergers of $41.3 million and $25.4 million, respectively.

     As indicated previously in this note, the allocation of the Anderson acquisition purchase price is preliminary. Devon is in the process of finalizing the purchase price allocation. During this process, Devon may determine that there are intangible assets acquired in the Anderson acquisition separate and apart from goodwill. To the extent that such intangible assets, if any, have definite useful lives, the value assigned to those intangible assets would be amortized over such lives. Although the amount allocated to such intangible assets, if any, will not be known until Devon finalizes the purchase price allocation, Devon does not believe that any such value, or the related amortization, would have a material effect on the Devon-Anderson unaudited pro forma financial information presented in this note.

9. CONVERSION OF ANDERSON'S HISTORICAL FINANCIAL STATEMENTS

     Anderson prepares its historical financial statements based on a fiscal year of September 30. To conform to Devon's year-end of December 31, Anderson's historical results for the year ended September 30, 2000 were converted to results for the year ended December 31, 2000. This conversion was done by subtracting Anderson's historical interim results for the three months ended December 31, 1999 and adding its historical interim results for the three months ended December 31, 2000. Anderson's historical results for the year ended September 30, 2001 were converted to results for the nine months ended September 30, 2001. This conversion was done by subtracting Anderson's historical interim results for the three months ended December 31, 2000.

     Anderson prepares its historical financial statements using accounting principles generally accepted in Canada ("Canadian GAAP") and Canadian dollars. The following tables provide information relating to the conversion of Anderson's historical financial statements to those prepared using accounting principles generally accepted in the United States ("U.S. GAAP") and U.S. dollars.

                   ANDERSON UNAUDITED U.S. GAAP BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001

                                                        U.S. GAAP
                                        ANDERSON        AND OTHER       ANDERSON
                                       HISTORICAL      ADJUSTMENTS      U.S. GAAP    CONVERTED TO
                                           C$              C$              C$           U.S.$
                                       -----------     -----------     -----------   ------------
                                                             (IN THOUSANDS)
ASSETS:
  Current assets.....................  C$  229,586     C$      --      C$  229,586    $  145,397
  Property and equipment, net........    5,574,842       (514,400)(a)    5,192,930     3,288,683
                                                          212,200(c)
                                                          (79,712)(e)
  Other assets.......................       29,377        (19,000)(b)       10,377         6,572
                                       -----------     ----------      -----------    ----------
          Total assets...............  C$5,833,805     C$(400,912)     C$5,432,893    $3,440,652
                                       ===========     ==========      ===========    ==========
LIABILITIES:
  Current liabilities................  C$  510,520     C$      --      C$  510,520    $  323,312
  Long-term debt.....................    1,350,104             --        1,350,104       855,021
  Other long-term liabilities........      141,193        (79,712)(e)       61,481        38,936
  Fair value of derivative
     instruments.....................           --         50,700(d)        50,700        32,108
  Deferred income taxes..............    1,823,851       (225,100)(a)    1,679,271     1,063,482
                                                           (4,780)(b)
                                                          108,000(c)
                                                          (22,700)(d)
STOCKHOLDERS' EQUITY:
  Common stock.......................      800,989             --          800,989       594,380
  Additional paid-in capital.........       88,778             --           88,778        65,878
  Retained earnings..................    1,118,370       (289,300)(a)      905,450       619,189
                                                          (14,220)(b)
                                                          104,200(c)
                                                          (13,600)(d)
  Accumulated other comprehensive
     loss............................           --        (14,400)(d)      (14,400)     (151,654)
                                       -----------     ----------      -----------    ----------
          Total stockholders'
            equity...................    2,008,137       (227,320)       1,780,817     1,127,793
                                       -----------     ----------      -----------    ----------
          Total liabilities and
            stockholders' equity.....  C$5,833,805     C$(400,912)     C$5,432,893    $3,440,652
                                       ===========     ==========      ===========    ==========

              ANDERSON UNAUDITED U.S. GAAP STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                          U.S. GAAP
                                             ANDERSON     AND OTHER       ANDERSON
                                            HISTORICAL   ADJUSTMENTS     U.S. GAAP    CONVERTED TO
                                                C$           C$              C$          U.S.$
                                            ----------   -----------     ----------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
  Oil sales...............................  C$ 444,045    C$(75,760)(f)  C$ 368,285    $  247,966
  Gas sales...............................   1,210,216     (236,646)(f)     973,570       655,505
  NGL sales...............................     149,637       (7,235)(f)     142,402        95,879
  Less royalties..........................    (393,104)     393,104(f)           --            --
  Gas services revenue....................          --       11,546(f)       11,546         7,774
  Other...................................      13,708       (9,750)(f)       3,958         2,665
                                            ----------    ---------      ----------    ----------
          Total revenues..................   1,424,502       75,259       1,499,761     1,009,789
                                            ----------    ---------      ----------    ----------
COSTS AND EXPENSES:
  Lease operating expenses................     223,286        5,546(f)      228,832       154,073
  Transportation costs....................          --       58,977(f)       58,977        39,709
  Production taxes........................          --        4,736(f)        4,736         3,189
  Gas services costs and expenses.........          --        6,000(f)        6,000         4,040
  Depreciation, depletion and amortization
     of property and equipment............     364,642      (63,000)(g)     321,142       216,225
                                                             19,500(i)
  General and administrative expenses.....      60,003           --          60,003        40,400
  Interest expense........................      69,782         (229)(h)      69,553        46,830
  Deferred effect of changes in foreign
     currency exchange rate on long-term
     debt.................................          --        1,129(h)        1,129           760
                                            ----------    ---------      ----------    ----------
          Total costs and expenses........     717,713       32,659         750,372       505,226
                                            ----------    ---------      ----------    ----------
Earnings before income tax expense........     706,789       42,600         749,389       504,563
INCOME TAX EXPENSE:
  Current.................................      21,445           --          21,445        14,439
  Deferred................................     307,137       12,900(k)      320,037       215,481
                                            ----------    ---------      ----------    ----------
          Total income tax expense........     328,582       12,900         341,482       229,920
                                            ----------    ---------      ----------    ----------
Net earnings before discontinued
  operations..............................  C$ 378,207    C$ 29,700      C$ 407,907    $  274,643
                                            ==========    =========      ==========    ==========
Net earnings per average common share
  outstanding:
  Basic...................................  C$    2.94                   C$    3.17    $     2.13
  Diluted.................................        2.87                         3.09          2.08
Weighted average common shares
  outstanding:
  Basic...................................     128,806                      128,806       128,806
  Diluted.................................     131,857                      131,857       131,857

              ANDERSON UNAUDITED U.S. GAAP STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                         U.S. GAAP
                                           ANDERSON      AND OTHER       ANDERSON     CONVERTED
                                          HISTORICAL    ADJUSTMENTS      U.S. GAAP       TO
                                              C$            C$              C$          U.S.$
                                          -----------   -----------     -----------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
  Oil sales.............................  C$  397,832   C$ (61,371)(f)  C$  336,461   $218,733
  Gas sales.............................    1,396,195     (288,302)(f)    1,107,893    720,241
  NGL sales.............................      155,668      (28,373)(f)      127,295     82,754
  Less royalties........................     (448,920)     448,920(f)            --         --
  Gas services revenue..................           --        9,152(f)         9,152      5,950
  Other.................................        4,499       (6,418)(f)       (1,919)    (1,248)
                                          -----------   ----------      -----------   --------
          Total revenues................    1,505,274       73,608        1,578,882   1,026,430
                                          -----------   ----------      -----------   --------
COSTS AND EXPENSES:
  Lease operating expenses..............      255,861        4,393(f)       260,254    169,191
  Transportation costs..................           --       57,597(f)        57,597     37,444
  Production taxes......................           --        6,859(f)         6,859      4,459
  Gas services costs and expenses.......           --        4,759(f)         4,759      3,094
  Depreciation, depletion and
     amortization of property and
     equipment..........................      421,165      (44,200)(g)      396,065    257,482
                                                            19,100(i)
  General and administrative expenses...       55,915           --           55,915     36,350
  Interest expense......................       81,114       (4,541)(h)       76,573     49,780
  Deferred effect of changes in foreign
     currency exchange rate on long-term
     debt...............................           --       22,641(h)        22,641     14,719
  Change in fair value of derivative
     instruments........................           --       21,000(j)        21,000     13,652
                                          -----------   ----------      -----------   --------
          Total costs and expenses......      814,055       87,608          901,663    586,171
                                          -----------   ----------      -----------   --------
Earnings before income tax expense......      691,219      (14,000)         677,219    440,259
INCOME TAX EXPENSE:
  Current...............................       20,306           --           20,306     13,201
  Deferred..............................      242,609       (2,750)(k)      239,859    155,932
                                          -----------   ----------      -----------   --------
          Total income tax expense......      262,915       (2,750)         260,165    169,133
                                          -----------   ----------      -----------   --------
Net earnings............................  C$  428,304   C$ (11,250)     C$  417,054   $271,126
                                          ===========   ==========      ===========   ========
Net earnings per average common share
  outstanding:
  Basic.................................  C$     3.26                   C$     3.18   $   2.07
  Diluted...............................         3.19                          3.11       2.02
Weighted average common shares
  outstanding:
  Basic.................................      131,241                       131,241    131,241
  Diluted...............................      134,187                       134,187    134,187

     The following adjustments convert Anderson's Canadian GAAP balance sheet to a U.S. GAAP balance sheet:

          (a) This adjustment reflects the cumulative effect of reductions to the carrying value of Anderson's oil and gas properties using the full cost ceiling limitations set forth by the Securities and Exchange Commission for the full cost method of accounting for oil and gas operations.

          (b) This adjustment reverses foreign exchange losses deferred under Canadian GAAP but required to be included in the determination of earnings under U.S. GAAP.

          (c) This adjustment reflects the impact of the adoption of the liability method of accounting for income taxes under U.S. GAAP.

          (d) This adjustment records the fair value of derivative financial instruments under U.S. GAAP.

          (e) This adjustment reclassifies accrued site restoration costs from other liabilities to accumulated depreciation, depletion and amortization to conform to Devon's presentation.

     The following adjustments convert Anderson's Canadian GAAP statements of operating results to U.S. GAAP statements of operating results:

          (f) This adjustment (1) allocates oil, gas and NGL royalty payments to oil, gas and NGL revenues in accordance with U.S. GAAP; (2) reclassifies third party processing revenues from lease operating expenses to gas services revenues and expenses, and freehold mineral taxes from royalties to production taxes, to conform to Devon's presentation; and (3) reclassifies transportation costs which are netted against oil, gas and NGL sales in Anderson's historical results as expenses in accordance with U.S. GAAP.

          (g) This adjustment records the impact of a lower depreciation, depletion and amortization rate for U.S. GAAP as a result of a reduction in carrying value of oil and gas properties which Anderson would have recognized in 1998 due to a U.S. full cost ceiling limitation.

          (h) This adjustment recognizes foreign exchange losses on long-term debt in accordance with U.S. GAAP.

          (i) This adjustment reflects additional depreciation, depletion and amortization resulting from the accounting for the initial adoption of the liability method of accounting for income taxes as an adjustment to property and equipment.

          (j) This adjustment records the impact of changes in the fair value of derivative instruments that do not qualify as hedges under U.S. GAAP.

          (k) This adjustment records the income tax impact of all the U.S. GAAP adjustments described above.

     For the September 30, 2001 U.S. GAAP balance sheet, the historical Canadian dollar amounts were converted to U.S. dollars using the September 30, 2001 exchange rate of C$1.00 to U.S.$0.6333. For the U.S. GAAP statements of operations for the year ended December 31, 2000 and nine months ended September 30, 2001, Canadian dollars were converted to U.S. dollars using the exchange rates of $0.6733 and $0.6501, respectively. Such rates are the averages of the month end exchange rates for the year and nine-month periods.

10. REDUCTION OF CARRYING VALUE OF OIL AND GAS PROPERTIES

     Under the full cost method of accounting, the net book value of oil and gas properties less related deferred income taxes (the "cost to be recovered"), may not exceed a calculated "full cost ceiling." The ceiling limitation is the discounted estimated after-tax future net revenues from oil and gas properties. The ceiling is imposed separately by country. In calculating future net revenues, current prices and costs are generally held constant indefinitely. The costs to be recovered are compared to the ceiling on a quarterly basis. If the costs to be recovered exceed the ceiling, the excess is written off as an expense, except as discussed in the following paragraph.

     If, subsequent to the end of the quarter but prior to the applicable financial statements being published, prices increase to levels such that the ceiling would exceed the costs to be recovered, a write down otherwise indicated at the end of the quarter is not required to be recorded. A write down indicated at the end of a quarter is also not required if the value of additional reserves proved up on properties after the end of the quarter but prior to the publishing of the financial statements would result in the ceiling exceeding the costs to be recovered, as long as the properties were owned at the end of the quarter.

     An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

     Based on oil and natural gas cash market prices as of September 30, 2001, the combined company's pro forma domestic and Canadian costs to be recovered exceeded the related ceiling values by $861.9 million, and $659.9 million, respectively. These after-tax amounts would have resulted in pro forma pre-tax reductions of the carrying values of the combined company's domestic and Canadian oil and gas properties of $1.4 billion and $1.1 billion, respectively, in the third quarter of 2001. However, the cash market prices of natural gas increased significantly during the month of October 2001. Based on cash market prices of oil and natural gas as of October 31, 2001, when Devon's consolidated financial statements were published, the combined company's pro forma domestic and Canadian ceilings as of September 30, 2001 exceeded the related costs to be recovered by $661.6 million and $370.5 million, respectively. Accordingly, the combined company's pro forma results for the nine months ended September 30, 2001, do not include a related reduction of the carrying value of oil and gas properties. Due to volatility in oil and gas prices and the effect of the Anderson and Mitchell acquisitions, there is a possibility that the combined company would have to record a reduction in the carrying value of its oil and gas properties as of December 31, 2001 or subsequent periods.

     The combined company pro forma results for the nine months ended September 30, 2001, do include a reduction of the carrying value of oil and gas properties related to Devon's decision to discontinue its operations in Malaysia, Qatar, Thailand and on certain properties in Brazil. After meeting the drilling and capital commitments on these properties, Devon determined that the properties did not meet Devon's internal criteria to justify further investment. Accordingly, during the first nine months of 2001, Devon recorded a pre-tax charge on $87.9 million ($68.8 million after-tax) associated with the impairment of these international properties.

12. SUPPLEMENTAL PRO FORMA INFORMATION ON OIL AND GAS OPERATIONS

     The following pro forma supplemental information regarding oil and gas operations is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

  Pro Forma Costs Incurred

     The following tables reflect the costs incurred in oil and gas property acquisition, exploration and development activities of Devon, Anderson, Mitchell and the combined company on a pro forma basis, for the year ended December 31, 2000.

                                                               COMBINED                                     COMBINED
                              DEVON     ANDERSON   MITCHELL    COMPANY      DEVON     ANDERSON   MITCHELL   COMPANY
                             --------   --------   --------   ----------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
                                                TOTAL                                      DOMESTIC
                             -------------------------------------------   -----------------------------------------
Property acquisition costs:
  Proved...................  $291,355   $664,705   $  1,565   $  957,625   $177,072    $  --     $  1,565   $178,637
  Unproved.................    55,344    111,568     16,916      183,828     34,805       --       16,916     51,721
Exploration costs..........   212,719    198,292     15,309      426,320    117,119       --       15,309    132,428
Development costs..........   636,379    230,345    208,510    1,075,234    466,090       --      208,510    674,600

                                               CANADA                                    INTERNATIONAL
                             -------------------------------------------   -----------------------------------------
Property acquisition costs:
  Proved...................  $ 69,736   $664,705   $     --   $  734,441   $ 44,547    $  --     $     --   $ 44,547
  Unproved.................    16,977    111,568         --      128,545      3,562       --           --      3,562
Exploration costs..........    54,769    198,292         --      253,061     40,831       --           --     40,831
Development costs..........    56,654    230,345         --      286,999    113,635       --           --    113,635

  Pro Forma Quantities of Oil and Gas Reserves

     The following tables set forth the changes in the net quantities of oil, natural gas and NGL reserves of Devon, Anderson, Mitchell and the combined company on a pro forma basis, for the year ended December 31, 2000.

                                                                     COMBINED                                           COMBINED
                              DEVON       ANDERSON     MITCHELL      COMPANY        DEVON      ANDERSON    MITCHELL     COMPANY
                            ----------   ----------   ----------   ------------   ----------   --------   ----------   ----------
                                            TOTAL OIL -- MBBLS                                 DOMESTIC OIL -- MBBLS
                            ---------------------------------------------------   -----------------------------------------------
Proved reserves as of
  December 31, 1999.......     496,717           --           --        496,717      249,424       --             --      249,424
  Acquisition of
    Anderson..............          --       87,064           --         87,064           --       --             --           --
  Acquisition of
    Mitchell..............          --           --       14,032         14,032           --       --         14,032       14,032
  Revisions of
    estimates.............      (4,135)      (8,934)      (1,085)       (14,154)      (3,196)      --         (1,085)      (4,281)
  Extensions and
    discoveries...........      33,939        9,910        1,367         45,216       20,430       --          1,367       21,797
  Purchase of reserves....      24,145       21,882           --         46,027       20,418       --             --       20,418
  Production..............     (42,561)      (9,333)      (2,013)       (53,907)     (28,562)      --         (2,013)     (30,575)
  Sale of reserves........     (48,861)          --         (272)       (49,133)     (32,977)      --           (272)     (33,249)
                            ----------   ----------   ----------   ------------   ----------     ----     ----------   ----------
Proved reserves as of
  December 31, 2000.......     459,244      100,589       12,029        571,862      225,537       --         12,029      237,566
                            ==========   ==========   ==========   ============   ==========     ====     ==========   ==========
Proved developed reserves
  as of:
  December 31, 1999.......     301,149           --           --        301,149      214,267       --             --      214,267
  December 31, 2000.......     261,432       71,625       11,424        344,481      192,190       --         11,424      203,614

                                                                     COMBINED                                           COMBINED
                              DEVON       ANDERSON     MITCHELL      COMPANY        DEVON      ANDERSON    MITCHELL     COMPANY
                            ----------   ----------   ----------   ------------   ----------   --------   ----------   ----------
                                            CANADA OIL -- MBBLS                             INTERNATIONAL OIL -- MBBLS
                            ---------------------------------------------------   -----------------------------------------------
Proved reserves as of
  December 31, 1999.......      32,132           --           --         32,132      215,161       --             --      215,161
  Acquisition of
    Anderson..............          --       87,064           --         87,064           --       --             --           --
  Acquisition of
    Mitchell..............          --           --           --             --           --       --             --           --
  Revisions of
    estimates.............       2,872       (8,934)          --         (6,062)      (3,811)      --             --       (3,811)
  Extensions and
    discoveries...........       2,787        9,910           --         12,697       10,722       --             --       10,722
  Purchase of reserves....       3,597       21,882           --         25,479          130       --             --          130
  Production..............      (4,760)      (9,333)          --        (14,093)      (9,239)      --             --       (9,239)
  Sale of reserves........        (136)          --           --           (136)     (15,748)      --             --      (15,748)
                            ----------   ----------   ----------   ------------   ----------     ----     ----------   ----------
Proved reserves as of
  December 31, 2000.......      36,492      100,589           --        137,081      197,215       --             --      197,215
                            ==========   ==========   ==========   ============   ==========     ====     ==========   ==========
Proved developed reserves
  as of:
  December 31, 1999.......      29,268           --           --         29,268       57,614       --             --       57,614
  December 31, 2000.......      29,721       71,625           --        101,346       39,521       --             --       39,521

                                             TOTAL GAS -- MMCF                                 DOMESTIC GAS -- MMCF
                            ---------------------------------------------------   -----------------------------------------------
Proved reserves as of
  December 31, 1999.......   2,949,627           --           --      2,949,627    2,274,386       --             --    2,274,386
  Acquisition of
    Anderson..............          --    1,481,200           --      1,481,200           --       --             --           --
  Acquisition of
    Mitchell..............          --           --      909,498        909,498           --       --        909,498      909,498
  Revisions of
    estimates.............      99,223     (121,100)     (30,610)       (52,487)     100,844       --        (30,610)      70,234
  Extensions and
    discoveries...........     601,317      222,000      482,795      1,306,112      504,977       --        482,795      987,772
  Purchase of reserves....     301,144      388,800        4,306        694,250       52,929       --          4,306       57,235
  Production..............    (426,146)    (181,100)    (100,866)      (708,112)    (355,087)      --       (100,866)    (455,953)
  Sale of reserves........     (66,981)          --       (2,059)       (69,040)     (56,742)      --         (2,059)     (58,801)
                            ----------   ----------   ----------   ------------   ----------     ----     ----------   ----------
Proved reserves as of
  December 31, 2000.......   3,458,184    1,789,800    1,263,064      6,511,048    2,521,307       --      1,263,064    3,784,371
                            ==========   ==========   ==========   ============   ==========     ====     ==========   ==========
Proved developed reserves
  as of:
  December 31, 1999.......   2,500,985           --           --      2,500,985    1,959,531       --             --    1,959,531
  December 31, 2000.......   2,631,267    1,213,800      658,935      4,504,002    2,087,287       --        658,935    2,746,222

                                            CANADA GAS -- MMCF                               INTERNATIONAL GAS -- MMCF
                            ---------------------------------------------------   -----------------------------------------------
Proved reserves as of
  December 31, 1999.......     506,218           --           --        506,218      169,023       --             --      169,023
  Acquisition of
    Anderson..............          --    1,481,200           --      1,481,200           --       --             --           --
  Acquisition of
    Mitchell..............          --           --           --             --           --       --             --           --
  Revisions of
    estimates.............      (5,854)    (121,100)          --       (126,954)       4,233       --             --        4,233
  Extensions and
    discoveries...........      64,566      222,000           --        286,566       31,774       --             --       31,774
  Purchase of reserves....      27,224      388,800           --        416,024      220,991       --             --      220,991
  Production..............     (62,284)    (181,100)          --       (243,384)      (8,775)      --             --       (8,775)
  Sale of reserves........      (6,361)          --           --         (6,361)      (3,878)      --             --       (3,878)
                            ----------   ----------   ----------   ------------   ----------     ----     ----------   ----------
Proved reserves as of
  December 31, 2000.......     523,509    1,789,800           --      2,313,309      413,368       --             --      413,368
                            ==========   ==========   ==========   ============   ==========     ====     ==========   ==========
Proved developed reserves
  as of:
  December 31, 1999.......     501,376           --           --        501,376       40,078       --             --       40,078
  December 31, 2000.......     507,703    1,213,800           --      1,721,503       36,277       --             --       36,277

                                                                     COMBINED                                           COMBINED
                              DEVON       ANDERSON     MITCHELL      COMPANY        DEVON      ANDERSON    MITCHELL     COMPANY
                            ----------   ----------   ----------   ------------   ----------   --------   ----------   ----------
                                            TOTAL NGLS -- MBBLS                               DOMESTIC NGLS -- MBBLS
                            ---------------------------------------------------   -----------------------------------------------
Proved reserves as of
  December 31, 1999.......      67,817           --           --         67,817       50,804       --             --       50,804
  Acquisition of
    Anderson..............          --       31,868           --         31,868           --       --             --           --
  Acquisition of
    Mitchell..............          --           --       40,544         40,544           --       --         40,544       40,544
  Revisions of
    estimates.............       3,312        1,398        3,663          8,373        4,296       --          3,663        7,959
  Extensions and
    discoveries...........       6,041        3,889       19,199         29,129        5,092       --         19,199       24,291
  Purchase of reserves....          33       14,085           --         14,118            9       --             --            9
  Production..............      (7,400)      (4,316)      (4,452)       (16,168)      (6,702)      --         (4,452)     (11,154)
  Sale of reserves........      (8,046)          --           --         (8,046)      (7,981)      --             --       (7,981)
                            ----------   ----------   ----------   ------------   ----------     ----     ----------   ----------
Proved reserves as of
  December 31, 2000.......      61,757       46,924       58,954        167,635       45,518       --         58,954      104,472
                            ==========   ==========   ==========   ============   ==========     ====     ==========   ==========
Proved developed reserves
  as of:
  December 31, 1999.......      52,102           --           --         52,102       48,237       --             --       48,237
  December 31, 2000.......      46,256       34,146       26,612        107,014       42,155       --         26,612       68,767

                                           CANADA NGLS -- MBBLS                             INTERNATIONAL NGLS -- MBBLS
                            ---------------------------------------------------   -----------------------------------------------
Proved reserves as of
  December 31, 1999.......       4,013           --           --          4,013       13,000       --             --       13,000
  Acquisition of
    Anderson..............          --       31,868           --         31,868           --       --             --           --
  Acquisition of
    Mitchell..............          --           --           --             --           --       --             --           --
  Revisions of
    estimates.............         343        1,398           --          1,741       (1,327)      --             --       (1,327)
  Extensions and
    discoveries...........         571        3,889           --          4,460          378       --             --          378
  Purchase of reserves....          24       14,085           --         14,109           --       --             --           --
  Production..............        (682)      (4,316)          --         (4,998)         (16)      --             --          (16)
  Sale of reserves........         (65)          --           --            (65)          --       --             --           --
                            ----------   ----------   ----------   ------------   ----------     ----     ----------   ----------
Proved reserves as of
  December 31, 2000.......       4,204       46,924           --         51,128       12,035       --             --       12,035
                            ==========   ==========   ==========   ============   ==========     ====     ==========   ==========
Proved developed reserves
  as of:
  December 31, 1999.......       3,865           --           --          3,865           --       --             --           --
  December 31, 2000.......       4,072       34,146           --         38,218           29       --             --           29


     Subsequent to December 31, 2000, two events have occurred that together increased proved reserves by approximately 10%, as compared to the proved reserve quantities of the combined company as of December 31, 2000 that are disclosed in the previous tables. In February 2001, Anderson acquired all of the shares of Numac Energy Inc. This acquisition added 40 MMBbls of proved oil reserves, 190 Bcf of proved natural gas reserves and 6 MMBbls of proved NGL reserves. Also, in June 2001, Mitchell announced additions to its proved reserve quantities. Calculated using the "dry" method followed by Devon, those additions totaled 1.1 MMBbls of proved oil reserves, 496 Bcf of proved natural gas reserves and 27.7 MMBbls of proved NGL reserves.



     The effects of the acquisition of Numac Energy Inc. and the Mitchell additions are included in the proved reserve quantities disclosed in the "Properties of the Combined Company" section of this document.

  Pro Forma Standardized Measure of Discounted Future Net Cash Flows

     The following tables set forth the standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for Devon, Anderson, Mitchell and the combined company on a pro forma basis, as of December 31, 2000.

                                                                   COMBINED                                             COMBINED
                           DEVON       ANDERSON      MITCHELL       COMPANY        DEVON      ANDERSON    MITCHELL       COMPANY
                        -----------   -----------   -----------   -----------   -----------   --------   -----------   -----------
                                                                      (IN THOUSANDS)
                                                TOTAL                                                DOMESTIC
                        -----------------------------------------------------   --------------------------------------------------
Future cash inflows...  $40,594,130   $15,649,818   $12,945,000   $69,188,948   $29,143,762      $--     $12,945,000   $42,088,762
Future costs:
 Development..........   (1,634,888)     (394,769)     (564,000)   (2,593,657)     (915,969)     --         (564,000)   (1,479,969)
 Production...........   (8,198,640)   (1,875,977)   (1,993,000)  (12,067,617)   (5,660,966)     --       (1,993,000)   (7,653,966)
Future income tax
 expense..............   (9,087,923)   (5,447,062)   (3,547,000)  (18,081,985)   (6,345,941)     --       (3,547,000)   (9,892,941)
                        -----------   -----------   -----------   -----------   -----------      --      -----------   -----------
Future net cash
 flows................   21,672,679     7,932,010     6,841,000    36,445,689    16,220,886      --        6,841,000    23,061,886
10% discount to
 reflect timing of
 cash flows...........   (9,200,492)   (3,289,638)   (2,885,000)  (15,375,130)   (6,591,538)     --       (2,885,000)   (9,476,538)
                        -----------   -----------   -----------   -----------   -----------      --      -----------   -----------
Standardized measure
 of discounted future
 net cash flows.......  $12,472,187   $ 4,642,372   $ 3,956,000   $21,070,559   $ 9,629,348      $--     $ 3,956,000   $13,585,348
                        ===========   ===========   ===========   ===========   ===========      ==      ===========   ===========
                                               CANADA                                             INTERNATIONAL
                        -----------------------------------------------------   --------------------------------------------------
Future cash inflows...  $ 5,686,629   $15,649,818   $        --   $21,336,447   $ 5,763,739      $--     $        --   $ 5,763,739
Future costs:
 Development..........      (84,492)     (394,769)           --      (479,261)     (634,427)     --               --      (634,427)
 Production...........     (616,605)   (1,875,977)           --    (2,492,582)   (1,921,069)     --               --    (1,921,069)
Future income tax
 expense..............   (1,967,441)   (5,447,062)           --    (7,414,503)     (774,541)     --               --      (774,541)
                        -----------   -----------   -----------   -----------   -----------      --      -----------   -----------
Future net cash
 flows................    3,018,091     7,932,010            --    10,950,101     2,433,702      --               --     2,433,702
10% discount to
 reflect timing of
 cash flows...........   (1,240,934)   (3,289,638)           --    (4,530,572)   (1,368,020)     --               --    (1,368,020)
                        -----------   -----------   -----------   -----------   -----------      --      -----------   -----------
Standardized measure
 of discounted future
 net cash flows.......  $ 1,777,157   $ 4,642,372   $        --   $ 6,419,529   $ 1,065,682      $--     $        --   $ 1,065,682
                        ===========   ===========   ===========   ===========   ===========      ==      ===========   ===========


     Future cash inflows are computed by applying year-end prices to the year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements in existence at year-end. These year-end prices are adjusted for transportation and other charges, and for geographic differentials. The December 31, 2000 NYMEX oil price and Henry Hub gas price, upon which the combined company's actual net prices were based before relevant adjustments, were $26.80 per barrel and $9.23 per Mcf, respectively. Recent prices for oil and gas are substantially less than these December 31, 2000 prices. As of December 10, 2001, the NYMEX oil price was $18.37 per barrel, and the Henry Hub gas price was $2.32 per Mcf. This recent drop in prices would not have a significant effect on the combined company pro forma quantities of proved reserves reported as of December 31, 2000. Devon estimates that less than 2% of the combined company proved oil, natural gas and NGL reserves as of December 31, 2000, would be removed from the proved reserves total using the December 10, 2001 NYMEX oil price and Henry Hub gas price.

  Pro Forma Changes Relating to the Standardized Measure of Discounted Future Net Cash Flows

     The following table includes the components of the changes in the standardized measure of discounted future net cash flows of Devon, Anderson, Mitchell and the combined company on a pro forma basis, for the year ended December 31, 2000.

                                                                                      COMBINED
                                              DEVON       ANDERSON      MITCHELL       COMPANY
                                           -----------   -----------   -----------   -----------
                                                              (IN THOUSANDS)
Beginning balance........................  $ 4,768,434   $        --   $        --   $ 4,768,434
Acquisition of Anderson..................           --     1,282,335            --     1,282,335
Acquisition of Mitchell..................           --            --       578,000       578,000
Sales of oil, gas and NGLs, net of
  production costs.......................   (2,121,112)     (802,379)     (437,180)   (3,360,671)
Net changes in prices and production
  costs..................................    9,753,295     4,948,285     3,584,000    18,285,580
Extensions, discoveries, and improved
  recovery, net of future development
  costs..................................    2,742,182       964,721     2,105,000     5,811,903
Purchase of reserves, net of future
  development costs......................      618,134       627,581        20,000     1,265,715
Development costs incurred during the
  period which reduced future development
  costs..................................      182,533       230,345        54,000       466,878
Revisions of quantity estimates..........      420,250      (234,267)      (68,000)      117,983
Sales of reserves in place...............     (818,602)           --       (12,000)     (830,602)
Accretion of discount....................      581,172       207,205        74,000       862,377
Net change in income taxes...............   (4,221,575)   (2,398,295)   (1,887,000)   (8,506,870)
Other, primarily changes in timing.......      567,476      (183,159)      (54,820)      329,497
                                           -----------   -----------   -----------   -----------
Ending balance...........................  $12,472,187   $ 4,642,372   $ 3,956,000   $21,070,559
                                           ===========   ===========   ===========   ===========

             INDEX TO HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                           ANDERSON EXPLORATION LTD.


                                                              PAGE
                                                              -----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL
  YEARS ENDED SEPTEMBER 30, 1999, 2000
  AND 2001:
Report of KPMG LLP to the Directors of Anderson Exploration
  Ltd.......................................................   FS-2
Consolidated Balance Sheets as of September 30, 2000 and
  2001......................................................   FS-3
Consolidated Statements of Earnings for the fiscal years
  ended September 30, 1999, 2000
  and 2001..................................................   FS-4
Consolidated Statements of Retained Earnings for the fiscal
  years ended September 30, 1999, 2000 and 2001.............   FS-5
Consolidated Statements of Cash Flows for the fiscal years
  ended September 30, 1999, 2000 and 2001...................   FS-6
Notes to Consolidated Financial Statements for the fiscal
  years ended September 30, 1999, 2000 and 2001.............   FS-7

                     DEVON HOLDCO CORPORATION


Independent Auditors' Report................................  FS-27
Consolidated Balance Sheet as of October 18, 2001...........  FS-28
Notes to Consolidated Balance Sheet.........................  FS-29

                       AUDITORS' REPORT TO THE DIRECTORS

     We have audited the consolidated balance sheets of Anderson Exploration Ltd. as at September 30, 2000 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended September 30, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2000 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2001 in accordance with Canadian generally accepted accounting principles.

     As discussed in Note 6 to the consolidated financial statements, the Company changed its policy for accounting for income taxes and, in accordance with Canadian generally accepted accounting principles, this change has been applied retroactively without restatement of prior years.

     Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three-year period ended September 30, 2001, and shareholder's equity as at September 30, 2000 and 2001, to the extent summarized in Note 13 to the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants
Calgary, Canada
November 9, 2001

                           ANDERSON EXPLORATION LTD.

                          CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
                                                               (STATED IN MILLIONS
                                                              OF CANADIAN DOLLARS)
                                      ASSETS

Current assets
  Accounts receivable.......................................  $  227.7    $  218.3
  Inventories...............................................      17.8        11.3
                                                              --------    --------
                                                                 245.5       229.6
Property, plant and equipment based on the full cost method
  of accounting for oil and gas properties ($375.0 million
  and $693.9 million excluded from amortization in 2000 and
  2001, respectively) (note 3)..............................   3,725.4     5,574.8
Other assets................................................       2.7        29.4
                                                              --------    --------
                                                              $3,973.6    $5,833.8
                                                              ========    ========

                       LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities
  Bank indebtedness.........................................  $   32.4    $    7.2
  Accounts payable and accrued liabilities..................     272.9       459.8
  Taxes payable.............................................       3.2        22.5
  Dividend payable..........................................        --        21.0
                                                              --------    --------
                                                                 308.5       510.5
Long term debt (note 4).....................................   1,126.9     1,350.1
Other credits (note 5)......................................     133.6       141.2
Future income taxes (note 6)................................     841.1     1,823.8
                                                              --------    --------
                                                               2,410.1     3,825.6
                                                              --------    --------

Shareholder's equity
  Share capital (note 7)....................................     905.3       889.8
  Retained earnings.........................................     658.2     1,118.4
                                                              --------    --------
                                                               1,563.5     2,008.2
                                                              --------    --------
                                                              $3,973.6    $5,833.8
                                                              ========    ========

Subsequent events (note 14)

          See accompanying notes to consolidated financial statements.

                           ANDERSON EXPLORATION LTD.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                   YEARS ENDED SEPTEMBER 30
                                                              -----------------------------------
                                                                1999         2000         2001
                                                              ---------   ----------   ----------
                                                                (STATED IN MILLIONS OF CANADIAN
                                                              DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues
  Oil and gas...............................................   $ 770.9     $1,417.1     $2,620.8
  Royalties, net of ARTC (1999 -- $1.5 million; 2000 -- $0.7
     million; 2001 -- $0.5 million).........................    (125.9)      (291.8)      (601.0)
                                                               -------     --------     --------
                                                                 645.0      1,125.3      2,019.8
                                                               -------     --------     --------
Expenses
  Operating.................................................     153.6        209.4        312.8
  Depletion and depreciation................................     260.7        312.0        503.5
  General and administrative................................      40.7         52.9         73.9
  Interest (interest on long term debt; 1999 -- $41.9
     million; 2000 -- $58.3 million; 2001 -- $101.5
     million)...............................................      42.5         58.3        101.5
  Future site restoration...................................      18.5         18.6         22.6
                                                               -------     --------     --------
                                                                 516.0        651.2      1,014.3
                                                               -------     --------     --------
Earnings from continuing operations before taxes............     129.0        474.1      1,005.5
                                                               -------     --------     --------
Taxes (note 6)
  Current...................................................      20.5          7.8         38.2
  Future....................................................      42.1        218.1        365.0
                                                               -------     --------     --------
                                                                  62.6        225.9        403.2
                                                               -------     --------     --------
Earnings from continuing operations.........................      66.4        248.2        602.3
Earnings from discontinued operations (note 2)..............       4.0         65.3           --
                                                               -------     --------     --------
Earnings....................................................   $  70.4     $  313.5     $  602.3
                                                               =======     ========     ========
Basic earnings per common share
  From continuing operations................................   $  0.54     $   1.95     $   4.59
  From discontinued operations..............................      0.03         0.51           --
                                                               -------     --------     --------
                                                               $  0.57     $   2.46     $   4.59
                                                               =======     ========     ========
Diluted earnings per common share (note 8)
  From continuing operations................................   $  0.54     $   1.92     $   4.49
  From discontinued operations..............................      0.03         0.51           --
                                                               -------     --------     --------
                                                               $  0.57     $   2.43     $   4.49
                                                               =======     ========     ========
Weighted average number of common shares outstanding
  (millions)
  Basic.....................................................     124.1        127.4        131.2
  Diluted...................................................     124.5        129.3        134.2

          See accompanying notes to consolidated financial statements.

                           ANDERSON EXPLORATION LTD.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                               YEARS ENDED SEPTEMBER 30
                                                              --------------------------
                                                               1999     2000      2001
                                                              ------   ------   --------
                                                                (STATED IN MILLIONS OF
                                                                  CANADIAN DOLLARS)
Retained earnings, beginning of year........................  $274.3   $344.7   $  658.2
Retroactive adjustment to opening retained earnings (notes 6
  and 10)...................................................      --       --     (121.1)
Earnings....................................................    70.4    313.5      602.3
Dividends...................................................      --       --      (21.0)
                                                              ------   ------   --------
Retained earnings, end of year..............................  $344.7   $658.2   $1,118.4
                                                              ======   ======   ========

          See accompanying notes to consolidated financial statements.

                           ANDERSON EXPLORATION LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED SEPTEMBER 30
                                                              ----------------------------------------
                                                                 1999          2000           2001
                                                              ----------   ------------   ------------
                                                              (STATED IN MILLIONS OF CANADIAN DOLLARS)
Cash provided by (used in):
Operations
  Earnings from continuing operations.......................   $  66.4      $   248.2      $   602.3
  Add (deduct) non-cash items:
     Depletion and depreciation.............................     260.7          312.0          503.5
     Future site restoration................................      18.5           18.6           22.6
     Future taxes...........................................      42.1          218.1          365.0
     Other..................................................      (0.1)            --            7.6
  Cash flow from discontinued operations (note 2)...........       8.0            4.4             --
  Change in deferred revenue................................     (10.6)         (10.4)          (9.3)
  Change in non-cash working capital related to:
     -- continuing operations (note 9)......................      21.1          (17.6)         149.3
     -- discontinued operations (notes 2 and 9).............       1.0            0.9             --
                                                               -------      ---------      ---------
                                                                 407.1          774.2        1,641.0
                                                               -------      ---------      ---------
Investments
  Additions to property, plant and equipment................    (293.4)        (679.8)      (1,078.7)
  Proceeds on disposition of property, plant and
     equipment..............................................       9.6           10.4          156.3
  Acquisitions (note 2).....................................        --         (550.1)        (782.3)
  Proceeds on disposition of Federated Pipe Lines Ltd. (note
     2).....................................................        --          102.5             --
  Site restoration expenditures.............................      (6.3)         (10.1)         (11.3)
  Change in non-cash working capital related to investments
     (note 9)...............................................       4.8           (2.0)          61.9
  Discontinued operations (notes 2 and 9)...................      (8.0)          (0.2)            --
                                                               -------      ---------      ---------
                                                                (293.3)      (1,129.3)      (1,654.1)
                                                               -------      ---------      ---------
Financing
  Increase (decrease) in long term debt.....................    (150.3)         331.7           55.3
  Increase (decrease) in bank indebtedness..................      (6.2)          18.5          (26.7)
  Issue of common shares....................................      42.7           49.4           32.4
  Repurchase of common shares...............................        --          (38.7)         (47.9)
  Dividends.................................................        --             --          (21.0)
  Change in non-cash working capital related to financing
     (note 9)...............................................        --             --           21.0
  Discontinued operations (note 2)..........................        --           (5.8)            --
                                                               -------      ---------      ---------
                                                                (113.8)         355.1           13.1
                                                               -------      ---------      ---------
Increase in cash............................................        --             --             --
Cash position, beginning of year............................        --             --             --
                                                               -------      ---------      ---------
Cash position, end of year..................................   $    --      $      --      $      --
                                                               =======      =========      =========

          See accompanying notes to consolidated financial statements.

     Current bank indebtedness includes outstanding cheques.

                           ANDERSON EXPLORATION LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED SEPTEMBER 30, 1999, 2000 AND 2001
   (TABULAR AMOUNTS IN MILLIONS OF CANADIAN DOLLARS, UNLESS OTHERWISE STATED)


ALL DOLLAR AMOUNTS IN THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS OF ANDERSON EXPLORATION LTD. AND IN THESE NOTES ARE EXPRESSED IN CANADIAN DOLLARS, UNLESS OTHERWISE STATED.


     Anderson Exploration Ltd. ("Anderson Exploration" or "the Company") is engaged in the acquisition, exploration, development and production of oil and gas resources in western and northern Canada. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada.

1. SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of consolidation

     The consolidated financial statements include the accounts of Anderson Exploration Ltd. and subsidiary companies and partnerships, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated.

     A significant portion of the Company's oil and gas exploration, development and production activities are conducted with others. Accordingly, the accounts reflect only the Company's proportionate interest in such activities.

  (b) Inventories

     Inventories are stated at the lower of cost and net realizable value. Cost is determined using the specific item or average cost method.

  (c) Property, plant and equipment

     The Company follows the full cost method of accounting for oil and gas properties. Under this method, all costs relative to the exploration for and development of oil and gas reserves are capitalized into cost centres on a country by country basis. Capitalized costs include lease acquisitions, geological and geophysical costs, lease rentals on non-producing properties, costs of drilling productive and non-productive wells and plant and production equipment costs. General and administrative costs are not capitalized, except to the extent of the Company's working interest in operated capital expenditure programs to which overhead fees have been charged under standard industry operating agreements. Proceeds received from disposals of oil and gas properties and equipment are credited against capitalized costs unless the disposal would alter the rate of depletion and depreciation by more than 20 percent, in which case a gain or loss on disposal is recorded.

     Depletion of oil and gas properties and depreciation of plant and production equipment, including estimated future costs to develop proved reserves, are provided on the unit of production method based on total proven reserves before royalties as estimated by Company engineers. Natural gas sales and reserves are converted to equivalent units of crude oil using their relative energy content. Buildings and other equipment are depreciated over their useful lives using the declining balance and straight line methods at rates varying from five percent to 40 percent per annum.

     The Company applies a ceiling test to capitalized oil and gas property costs to ensure that such costs do not exceed the estimated future net revenues from production of proven reserves, at prices and operating costs in effect at the balance sheet date, plus the cost of unevaluated properties less management's estimate of impairment. The test also provides for estimated future administrative overhead, financing costs and taxes.

                           ANDERSON EXPLORATION LTD.

  (d) Future site restoration costs

     Provisions for future site restoration costs are made using the unit of production method based on established reserves. Costs are based on engineering estimates considering current regulations, costs and industry standards. Actual expenditures incurred are applied against deferred future site restoration costs.

  (e) Stock based compensation plans

     Consideration received from employees or directors on the exercise of stock options under the employee stock option plan and the purchase of stock under the employee stock savings plan is recorded as share capital. The Company matches employee contributions to the stock savings plan and these cash payments are recorded as compensation expense.

     Obligations for cash payments under the share appreciation rights plan are accrued as compensation expense over the vesting period of the rights. Changes in the share price, up or down, will change the compensation expense and are recognized prospectively when they occur.

  (f) Taxes

     Effective October 1, 2000, the Company adopted the liability method of accounting for income taxes (see note 6). Under this method, income tax assets and income tax liabilities are recognized, at current rates, for differences between amounts reported for financial statement purposes and their respective tax bases. The effect of a change in income tax rates on future income tax assets and future income tax liabilities is recognized in income in the period that the change occurs.

  (g) Revenue recognition

     Oil and natural gas revenues are recognized when title passes to the purchaser. Settlement payments received for restructuring or terminating long term natural gas sales contracts are deferred and recognized as revenue over the remaining period of the contracts, or over the life of the reserves associated with the contracts.

  (h) Foreign currency translation

     Monetary assets and liabilities denominated in a foreign currency are translated at the rate of exchange in effect at the balance sheet date while non-monetary assets and liabilities are translated at historical rates of exchange. Revenues and expenses are translated at monthly average rates of exchange. Translation gains and losses are included in earnings except for unrealized gains and losses on long term monetary items which are deferred and amortized to earnings over their remaining term.

  (i) Hedging

     The Company utilizes derivative instruments in its management of exposures to fluctuations in commodity prices, interest rates and foreign currency exchange rates. Hedge accounting is used when there is a high degree of correlation between price movements in the derivative instrument and the item designated as being hedged. Gains and losses on derivative instruments used for hedging purposes are recognized in the same period as the hedged item and are recorded in the consolidated statements of earnings in the same manner as the hedged item. The fair values of derivative instruments are not recorded in the balance sheet. If correlation ceases, hedge accounting is terminated and future changes in the market value of the derivative instruments are recognized as gains or losses in the period of change.

                           ANDERSON EXPLORATION LTD.

  (j) Per share amounts

     Basic earnings per common share are computed by dividing earnings from operations by the weighted average number of common shares outstanding for the period. Diluted per share amounts reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted to common shares. The treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments.

  (k) Use of estimates

     Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

2. CORPORATE ACQUISITIONS AND DISPOSITION

  (a) Acquisition of Numac Energy Inc.

     Effective February 12, 2001, the Company acquired all of the outstanding shares of Numac Energy Inc. ("Numac"), an oil and gas production company, for cash consideration of $8.00 per share. The transaction has been accounted for using the purchase method with the results of operations included in these financial statements from the date of acquisition. Details of the acquisition are as follows:

Net assets acquired, at assigned values:
  Property, plant and equipment.............................   $ 933.5
  Deferred financing costs..................................       3.5
  Working capital deficiency (including bank indebtedness
     assumed of $1.5 million)...............................     (12.4)
  Long term debt assumed....................................    (135.7)
  Pension and lease obligations assumed.....................      (6.6)
  Future income tax adjustment to property, plant and
     equipment..............................................     419.8
  Future income tax liability...............................    (419.8)
                                                               -------
                                                               $ 782.3
                                                               =======
Purchase price:
  Cash......................................................   $ 773.3
  Transaction costs.........................................       9.0
                                                               -------
                                                               $ 782.3
                                                               =======

  (b) Acquisition of Ulster Petroleums Ltd.

     On May 17, 2000, the Company acquired all the outstanding shares of Ulster Petroleums Ltd. ("Ulster"), an oil and gas production company. The consideration given for each Ulster share was $13.10, made up of $11.00 cash and 0.09655 of an Anderson Exploration common share based on Anderson Exploration's closing price of $21.75 per share on the offer date. The transaction has been accounted for

                           ANDERSON EXPLORATION LTD.

using the purchase method with the results of operations included in these financial statements from the date of acquisition. Details of the acquisition are as follows:

Net assets acquired, at assigned values:
  Property, plant and equipment.............................   $1,000.7
  Working capital deficiency (including a cash balance of
     $2.8 million)..........................................      (32.1)
  Long term debt assumed....................................     (312.2)
                                                               --------
                                                               $  656.4
                                                               ========
Purchase price:
  Cash......................................................   $  542.2
  Common shares (4,758,727 shares)..........................      103.5
  Transaction costs.........................................       10.7
                                                               --------
                                                               $  656.4
                                                               ========

  (c) Disposition of Federated Pipe Lines Ltd.

     On June 28, 2000, the Company entered into an agreement to sell its 50 percent interest in Federated Pipe Lines Ltd. ("Federated"), a pipeline transportation company. The Company received net proceeds on the sale of $102.5 million and disposed of $0.8 million of bank indebtedness. Net proceeds from this transaction were used to reduce debt related to the acquisition of Ulster.

     The Company's proportionate interest in the results of operations of Federated are shown as discontinued operations in the consolidated statements of earnings and cash flows.

     For the six months ended March 31, 2000, revenues from discontinued operations were $16.7 million, earnings were $1.8 million (net of taxes of $1.5 million) and net capital expenditures were $0.1 million. Results of discontinued operations subsequent to this date were included in the gain on sale of $63.5 million (net of taxes of $1.6 million), as a plan of arrangement to dispose of the assets existed at March 31, 2000.

3. PROPERTY, PLANT AND EQUIPMENT

                                                            2000                       2001
                                                  ------------------------   ------------------------
                                                              ACCUMULATED                ACCUMULATED
                                                             DEPLETION AND              DEPLETION AND
                                                    COST     DEPRECIATION      COST     DEPRECIATION
                                                  --------   -------------   --------   -------------
Oil and gas properties,
  Subject to depletion and depreciation.........  $6,065.0     $(2,743.1)    $8,088.0     $(3,240.0)
  Not subject to depletion and depreciation.....     375.0            --        693.9            --
Buildings, land and other.......................      81.2         (52.7)        91.8         (58.9)
                                                  --------     ---------     --------     ---------
                                                  $6,521.2     $(2,795.8)    $8,873.7     $(3,298.9)
                                                  ========     =========     ========     =========
Net book value..................................               $ 3,725.4                  $ 5,574.8
                                                               =========                  =========

                           ANDERSON EXPLORATION LTD.

     Oil and gas property costs not subject to depletion and depreciation at September 30, 2001 are as follows:

                                        LAND       GEOLOGICAL AND
                                     ACQUISITION     GEOPHYSICAL     FRONTIER DRILLING AND
                                        COSTS           COSTS          COMPLETION COSTS      TOTAL
                                     -----------   ---------------   ---------------------   ------
Acquired in 2001...................    $203.1          $125.7                $29.2           $358.0
Acquired in 2000...................     172.5            32.9                   --            205.4
Acquired in 1999...................      28.8              --                   --             28.8
Acquired prior to 1999.............     101.7              --                   --            101.7
                                       ------          ------                -----           ------
                                       $506.1          $158.6                $29.2           $693.9
                                       ======          ======                =====           ======

     Future development costs of proven undeveloped reserves of $340.3 million and $858.7 million are included in depletion and depreciation calculations at September 30, 2000 and 2001, respectively.

     Depletion and depreciation per equivalent barrel of production for the years ended September 30, 1999, 2000 and 2001 was $5.57, $5.89 and $7.32,
respectively.

     At the balance sheet dates, the Company had surpluses in its ceiling tests using balance sheet date prices.

4. LONG TERM DEBT

                                                                 2000                     2001
                                                        ----------------------   ----------------------
                                                          BALANCE     INTEREST     BALANCE     INTEREST
                                                        OUTSTANDING    RATE*     OUTSTANDING    RATE*
                                                        -----------   --------   -----------   --------
Bank loans............................................   $  385.9       6.68%     $    4.8       5.26%
Bank loans subject to swaps...........................      253.0       6.94%        244.0       7.01%
Senior unsecured U.S. notes, maturing March 2011
  (U.S $400.0 million)................................         --                    631.6       6.75%
Medium term notes, maturing August 2006...............         --                    200.0       6.55%
Medium term notes, maturing July 2005.................      175.0       7.25%        175.0       7.25%
Senior U.S. dollar notes, maturing October 2005 to
  October 2006 (U.S.$60.0 million)....................      113.0       7.44%         94.7       7.50%
Oil indexed debentures, maturing October 2000.........      200.0       8.26%           --
                                                         --------                 --------
                                                         $1,126.9                 $1,350.1
                                                         ========                 ========

---------------

* As at September 30.

     The Company had a $500 million syndicated revolving credit facility with an extendible 364 day revolving period and a six year term period. Advances under the facility could be drawn in either Canadian or U.S. funds. The facility bears interest at the banks' prime lending rate, bankers' acceptance rates plus applicable margins or U.S. LIBOR rates plus applicable margins. On October 15, 2001, all amounts outstanding under this facility were repaid following the acquisition of the Company by Devon Energy Corporation ("Devon") (note 14). The facility was cancelled on October 19, 2001.

     The Company had a syndicated revolving credit facility that was arranged in May 2000 to finance the acquisition of Ulster (note 2). The facility was made up of three separate components. Tranche A was a committed 364 day $100 million bridge facility available by way of a single draw. Tranche B was a committed 18 month $300 million bridge facility available by way of a single draw. Tranche C is a committed $500 million 364 day revolving credit facility, followed by a committed two year term period. In July 2000, the full amount of Tranche A and $75 million of Tranche B were repaid with proceeds from

                           ANDERSON EXPLORATION LTD.

the issue of medium term notes. In February 2001, the remaining $225 million under Tranche B was transferred to Tranche C. Tranche A and Tranche B are no longer available. Advances under the facility can be drawn in either Canadian or U.S. funds. The facility bears interest at the banks' prime lending rate, bankers' acceptance rates plus applicable margins or U.S. Libor rates plus applicable margins. All amounts outstanding under Tranche C were repaid during 2001 and the facility was cancelled on October 19, 2001.

     The Company has fixed the rate of interest on $244.0 million of its bank loans through swap agreements at an average rate of 7.01 percent. The swap agreements mature at various dates as shown below:

AMOUNT  INTEREST RATE*   MATURITY DATE
------  --------------   -------------
$ 32.5      6.66%         October 2001
   7.5      6.80%         October 2002
  79.0      6.76%             May 2003
  40.0      7.32%        February 2007
  30.0      7.53%           March 2007
  30.0      7.32%            June 2007
  25.0      6.85%            July 2007
------      -----
$244.0      7.01%
======      =====

---------------

* Includes margin.

     The Company arranged a new $1 billion non-revolving bridge credit facility through a group of Canadian chartered banks to finance the acquisition of Numac (note 2). The unsecured facility had a maturity date of October 1, 2002. On March 14, 2001, Anderson Exploration sold U.S. $400 million principal amount of
6.75 percent senior unsecured notes due 2011 to purchasers in the United States. Net proceeds from the issue were used to repay a portion of the bridge facility. In March 2001, existing credit facilities were used to repay the remainder of the outstanding amount under the bridge facility, and the facility was cancelled. At September 30, 2001, the senior unsecured notes were rated "Baaa" by Moody's Investors Service, Inc. and "BBB+" by Standard & Poor's Rating Services.


     On June 29, 2000, the Company filed a short form shelf prospectus in connection with a two year medium term note program in an aggregate principal amount of up to $500 million that are offered at prices and contain such other terms as may be determined at the time of issue. On July 18, 2000, the Company issued $175 million of 7.25 percent unsecured, non-redeemable notes maturing July 2005 pursuant to the program. On August 2, 2001, the Company issued $200 million of 6.55 percent unsecured, non-redeemable notes maturing August 2006 pursuant to the program. At September 30, 2001, the medium term notes were rated "BBB+" by Standard & Poor's Rating Services and "BBB (high)" by Dominion Bond Rating Service Limited. Subsequent to September 30, 2001, Dominion Bond Rating Service Limited lowered its rating of the medium term notes to "BBB (low)".


     The senior U.S. dollar notes were assumed on the acquisition of Ulster (note 2). The senior notes are denominated in U.S. dollars and were issued in October 1995 in three series as follows:

Series A  7.23%, repaid in October 2000...............................   U.S.$15.0
Series B  7.42%, due in October 2005; annual principal repayments of
          U.S.$5.8 million begin in October 2001......................   U.S.$29.0
Series C  7.57%, due in October 2006; annual principal repayments of
          U.S.$10.3 million begin in October 2004.....................   U.S.$31.0

                           ANDERSON EXPLORATION LTD.

     During October 2000, the Series A notes totalling U.S. $15.0 million were repaid. At September 30, 2001, U.S. $60.0 million, representing Series B and Series C of the notes, was outstanding. The Company drew upon existing long-term credit facilities to finance the principal payment made in October 2001. Accordingly, the amount has not been included in current liabilities at September 30, 2001.

     The bank loans, medium term notes and senior U.S. dollar notes are unsecured and rank equally with one another and are subject to the maintenance of certain financial ratios.

     The oil indexed debentures had a fixed interest rate of 5.0 percent per annum plus a variable interest rate of up to 16.8 percent per annum based upon the average price of crude oil. The effective rate of interest on the debentures was fixed to maturity at 8.26 percent by an unsecured interest rate swap agreement. These debentures were repaid in October 2000.

     The Company has a $125 million operating line of credit, of which $35.9 million was unused at September 30, 2001. The operating line is being used to support outstanding letters of credit associated with the Company's work proposals in northern Canada (note 12).

     The Company's revolving credit facilities of $248.8 million were repaid and cancelled in October 2001. The aggregate amount of payments estimated to be required in each of the next five years on the Company's other debt facilities are $9.2 million in 2002, $9.2 million in 2003, $9.2 million in 2004, $200.5 million in 2005 and $225.5 million in 2006.

5. OTHER CREDITS

                                                               2000     2001
                                                              ------   ------
Deferred future site restoration costs......................  $ 68.4   $ 79.7
Deferred revenue............................................    59.7     50.3
Pension obligation (note 10)................................     5.5      7.9
Deferred lease obligations..................................      --      3.3
                                                              ------   ------
                                                              $133.6   $141.2
                                                              ======   ======

     Site restoration involves the surface clean-up and reclamation of well sites and field production facilities to ensure they can be safely returned to appropriate land uses. In addition, certain plant facilities will require decommissioning, which involves dismantlement of facilities as well as the decontamination and reclamation of these lands. Total estimated future costs, given the current inventory of wells and facilities, are approximately $369.6 million, of which $79.7 million has been accrued to date.

6. TAXES

     Effective October 1, 2000, the Company adopted the Canadian Institute of Chartered Accountants accounting recommendations with respect to income taxes. The new recommendations were applied retroactively without restatement of prior year financial statements. The change in policy resulted in an increase in property, plant and equipment of $77.2 million, an increase in future income tax liabilities of $198.0 million and a charge to retained earnings of $120.8 million. The adjustment to retained earnings was primarily a result of the future income tax cost of the Ulster acquisition in which the tax basis acquired was less than the purchase price.

                           ANDERSON EXPLORATION LTD.

     The temporary differences that gave rise to the Company's future income tax assets and liabilities are as follows:

                                                              OCTOBER 1,   SEPTEMBER 30,
                                                                 2000          2001
                                                              ----------   -------------
Future income tax assets
  Alberta royalty tax rebate................................   $   44.7      $   25.4
  Deferred future site restoration costs....................       29.9          28.1
  Deferred revenue..........................................       26.0          21.2
                                                               --------      --------
                                                                  100.6          74.7
                                                               --------      --------
Future income tax liabilities
  Property, plant & equipment in excess of tax basis........    1,136.8       1,894.3
  Other.....................................................        2.9           4.2
                                                               --------      --------
                                                                1,139.7       1,898.5
                                                               --------      --------
Net future income tax liability.............................   $1,039.1      $1,823.8
                                                               ========      ========

     The provision for taxes differs from the result which would have been obtained by applying the combined federal and provincial tax rate to earnings before taxes. The difference results from the following items:

                                                             1999     2000      2001
                                                            ------   ------   --------
Earnings from continuing operations before taxes..........  $129.0   $474.1   $1,005.5
                                                            ======   ======   ========
Combined federal and provincial tax rate..................    44.8%    44.8%      44.0%
                                                            ------   ------   --------
Computed "expected" tax...................................    57.8   $212.4   $  442.4
Increase (decrease) in taxes resulting from:
     Royalties and other payments to provincial
       governments........................................    49.5    116.4      237.6
     Non-deductible depletion.............................     1.2      6.4         --
     Resource allowance...................................   (49.7)  (111.9)    (221.8)
     Income tax rebates and credits.......................    (2.1)    (7.6)     (17.6)
     Capital taxes........................................     7.0     10.3       16.2
     Reduction in provincial tax rate.....................      --       --      (55.8)
     Other................................................    (1.1)    (0.1)       2.2
                                                            ------   ------   --------
Provision for taxes.......................................  $ 62.6   $225.9   $  403.2
                                                            ======   ======   ========

                           ANDERSON EXPLORATION LTD.

7. SHARE CAPITAL

     Authorized:
          Common shares: unlimited
          Preferred shares: unlimited
          Junior preferred shares, redeemable, participating: unlimited

     Issued:

                                        1999                       2000                       2001
                              ------------------------   ------------------------   ------------------------
                               NUMBER OF      AMOUNT      NUMBER OF      AMOUNT      NUMBER OF      AMOUNT
                                SHARES      (MILLIONS)     SHARES      (MILLIONS)     SHARES      (MILLIONS)
                              -----------   ----------   -----------   ----------   -----------   ----------
Common shares
  Balance, beginning of
     year...................  123,260,352     $594.9     126,030,334     $637.6     131,526,926     $778.8
  Issued for cash on
     exercise of stock
     options................    2,553,155       39.2       2,857,210       45.3       1,741,105       28.1
  Issued for cash under
     employee stock savings
     plan...................      216,827        3.5         183,793        4.1         141,856        4.3
  Issued on acquisition of
     Ulster.................           --         --       4,758,727      103.5              --         --
  Repurchase of shares under
     Normal Course Issuer
     Bid....................           --         --      (2,303,138)     (11.7)     (1,716,800)     (10.2)
                              -----------     ------     -----------     ------     -----------     ------
  Balance, end of year......  126,030,334      637.6     131,526,926      778.8     131,693,087      801.0
                              -----------     ------     -----------     ------     -----------     ------
Contributed surplus
  Balance, beginning of
     year...................                   153.5                      153.5                      126.5
  Repurchase of shares under
     Normal Course Issuer
     Bid....................                      --                      (27.0)                     (37.7)
                              -----------     ------     -----------     ------     -----------     ------
  Balance, end of year......                   153.5                      126.5                       88.8
                              -----------     ------     -----------     ------     -----------     ------
                              126,030,334     $791.1     131,526,926     $905.3     131,693,087     $889.8
                              ===========     ======     ===========     ======     ===========     ======

     The Company has an employee stock option plan under which both employees and directors are eligible to receive grants. At September 30, 2001, 11,328,215 common shares were reserved for issuance under the plan. Options granted under the plan generally have a term of five years to expiry and vest equally over a three year period starting on the first anniversary date of the grant. The exercise price of each option equals the market price of the Company's common shares on the date of the grant. At

                           ANDERSON EXPLORATION LTD.

September 30, 2001, 7,062,365 options with exercise prices between $13.15 and $34.05 were outstanding and exercisable at various dates to the year 2006.

                                  1999                          2000                          2001
                       ---------------------------   ---------------------------   ---------------------------
                                      WEIGHTED-                     WEIGHTED-                     WEIGHTED-
                       NUMBER OF       AVERAGE       NUMBER OF       AVERAGE       NUMBER OF       AVERAGE
                        OPTIONS     EXERCISE PRICE    OPTIONS     EXERCISE PRICE    OPTIONS     EXERCISE PRICE
                       ----------   --------------   ----------   --------------   ----------   --------------
Stock options
  outstanding,
  beginning of
  year...............   7,647,502       $15.95        7,423,564       $15.71        6,466,771       $16.81
Granted..............   2,595,800        14.68        2,109,600        19.35        2,563,300        32.44
Exercised............  (2,553,155)       15.35       (2,857,210)       15.87       (1,741,105)       16.13
Cancelled............    (266,583)       15.93         (209,183)       16.16         (226,601)       22.11
                       ----------       ------       ----------       ------       ----------       ------
Stock options
  outstanding, end of
  year...............   7,423,564       $15.71        6,466,771       $16.81        7,062,365       $22.48
                       ==========       ======       ==========       ======       ==========       ======
Exercisable at year
  end................   2,560,734       $15.95        2,000,936       $16.05        2,489,232       $16.59
                       ==========       ======       ==========       ======       ==========       ======

     The range of exercise prices of the Company's outstanding stock options at September 30, 2001 is as follows:

                                                  OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                          -----------------------------------   ------------------------------
                                          WEIGHTED AVERAGE
RANGE OF                      OPTIONS        REMAINING       WEIGHTED AVERAGE     OPTIONS     WEIGHTED AVERAGE
EXERCISE PRICES             OUTSTANDING     TERM (YEARS)      EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------             -----------   ----------------   ----------------   -----------   ----------------
Under $15.00..............   1,443,665          2.5               $14.44           751,665         $14.44
$15.00 to 18.99...........   1,270,500          1.4               $16.57         1,182,500         $16.54
$19.00 to 26.99...........   1,850,600          2.6               $19.36           545,067         $19.38
Over $27.00...............   2,497,600          4.5               $32.43            10,000         $32.72
                             ---------          ---               ------         ---------         ------
                             7,062,365          3.3               $22.48         2,489,232         $16.59
                             =========          ===               ======         =========         ======

     In 1999, the employee stock option plan was amended to give the Board of Directors the discretion to attach share appreciation rights to stock options granted after February 10, 1999. Share appreciation rights give the holder of the options the right to surrender his or her options for cancellation and receive a cash payment from the Company equal to the excess of the then current market price of the common shares over the exercise price of the options. To date, share appreciation rights have not been attached to stock options granted.

     A separate share appreciation rights plan, where employees are granted the right to receive cash payments from the Company, but not common shares, was established in 2000. Under this plan, employees

                           ANDERSON EXPLORATION LTD.

are entitled to cash payments equal to the excess of the then current market price of the common shares over the exercise price of the right. Other terms of the plan are similar to the employee stock option plan.

                                                           2000                         2001
                                                --------------------------   --------------------------
                                                              WEIGHTED-                    WEIGHTED-
                                                NUMBER OF      AVERAGE       NUMBER OF      AVERAGE
                                                 RIGHTS     EXERCISE PRICE    RIGHTS     EXERCISE PRICE
                                                ---------   --------------   ---------   --------------
Share appreciation rights outstanding,
  beginning of year...........................         --       $   --       1,643,061       $21.95
Granted.......................................  1,738,101        22.09         133,200        33.36
Exercised.....................................         --           --        (259,830)       19.85
Cancelled.....................................    (95,040)       24.55        (152,221)       28.22
                                                ---------       ------       ---------       ------
Share appreciation rights outstanding, end of
  year........................................  1,643,061       $21.95       1,364,210       $22.76
                                                =========       ======       =========       ======
Exercisable at year end.......................         --       $   --         261,830       $23.38
                                                =========       ======       =========       ======

     At September 30, 2000 and 2001, the weighted average remaining contractual life of the rights was 4.5 years and 3.6 years, respectively. Compensation expense of $ nil, $4.1 million and $11.4 million has been recorded in respect of this plan for the years ended September 30, 1999, 2000 and 2001, respectively.

     On October 17, 2001, Devon completed its acquisition of the issued and outstanding shares of the Company. Immediately prior to the acquisition, all stock options and share appreciation rights outstanding vested and were subsequently exercised or paid out by the Company (note 14).

     Under the employee stock savings plan, the Company is authorized to issue shares of common stock to all of its permanent employees. Under the terms of the plan, qualifying employees may contribute from four percent to eight percent of basic annual earnings. Employee contributions are invested in the Company's common shares purchased from treasury at market prices. The Company matches the employees' contributions, investing in qualified money market instruments or additional common shares of the Company purchased on the open market. The Company's share of contributions is recorded as compensation expense and amounted to $3.5 million, $4.1 million and $4.3 million in 1999, 2000 and 2001, respectively. At September 30, 2001, 717,709 common shares were reserved for issuance under the plan. As a result of the acquisition of the Company by Devon, the issuance of shares under this plan ceased September 30, 2001.

     On November 14, 2000, the Board of Directors approved a new Notice of Intention to make a Normal Course Issuer Bid, under which the Company could acquire up to five percent of its outstanding common shares through the facilities of The Toronto Stock Exchange. During the year, the Company repurchased 0.7 million shares at an average price of $29.03 per share. Under the program that expired on November 30, 2000, the Company repurchased 1.0 million shares at an average price of $27.16. The repurchased shares under both programs were cancelled and returned to treasury.

     On August 18, 1999, the Board of Directors adopted a Shareholder Rights Plan to replace the Company's previous plan which expired in 1999. The Plan was approved by shareholders on February 16, 2000. If a bid to acquire control of the Company is made, the Plan is designed to give the Board of Directors of the Company time to consider alternatives to allow shareholders to receive full and fair value for their shares. In the event that a bid, other than a permitted bid, is made, shareholders become entitled to exercise rights to acquire common shares of the Company at 50 percent of market value. This would significantly dilute the value of the bidder's holdings. This Plan was not utilized in connection with Devon's acquisition of the Company.

                           ANDERSON EXPLORATION LTD.

8. PER SHARE AMOUNTS

     In computing diluted earnings per share, 0.4 million, 1.9 million and 3.0 million shares were added to the weighted average number of common shares outstanding during the years ended September 30, 1999, 2000 and 2001, respectively, for the dilutive effect of employee stock options. No adjustments were required to reported earnings in computing diluted per share amounts.

9. CHANGE IN NON-CASH WORKING CAPITAL

                                                             1999     2000      2001
                                                            ------   -------   ------
Accounts receivable.......................................  $(23.6)  $(102.7)  $  9.4
Inventories...............................................    (1.4)     (6.7)     6.5
Accounts payable and accrued liabilities..................    35.9     136.7    186.9
Taxes payable.............................................    13.4     (11.1)    19.3
Dividend payable..........................................      --        --     21.0
Acquisition of non-cash working capital deficiency........      --     (34.9)   (10.9)
Disposition of non-cash working capital deficiency........      --      (0.2)      --
                                                            ------   -------   ------
                                                            $ 24.3   $ (18.9)  $232.2
                                                            ======   =======   ======

     The following cash receipts (payments) have been included in the determination of earnings from continuing operations:

                                                             1999     2000     2001
                                                            ------   ------   -------
Dividends received........................................  $  1.1   $  1.0   $    --
Interest paid.............................................   (42.2)   (54.1)   (103.4)
Taxes paid................................................    (7.3)   (19.0)    (19.0)

10. PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS

     Effective October 1, 2000, the Company adopted the Canadian Institute of Chartered Accountants accounting recommendations with respect to pension plans and other post-retirement benefits. Upon adoption of these recommendations, a charge of $0.3 million was recorded against retained earnings, with a corresponding increase in the pension accrual.

     The Company maintains two pension plans, which were acquired in the business combination with Home Oil and in the Numac acquisition, respectively.

  Home Oil Plan

     The Home Oil Plan is a non-contributory registered defined benefit pension plan. In June 1995, the plan was amended to give active employees an opportunity to opt out of the plan in favour of a defined contribution alternative. Most employees opted out of the plan. These employees and all new employees accrue future benefits based on defined contributions. Employees remaining in the plan continue to accrue benefits under the defined benefit plan. The plan is funded based on independent actuarial valuations. Plan assets are invested primarily in treasury bills and/or publicly traded equity and fixed income securities. Retirement benefits are based on the employees' years of credited service and salaries during the last years of employment.

     The retirement benefit under the Home Oil Plan is subject to a maximum pension as determined under the Income Tax Act (Canada). To the extent this limitation applied, supplemental retirement allowances were provided to qualifying employees at the time so that the total retirement benefits were sufficient to provide the annuity that those employees would have been entitled to without the limitation.

                           ANDERSON EXPLORATION LTD.

To support the Company's obligations under the supplemental plan, the Company has issued a letter of credit to the custodian of the supplemental plan.

     In August 1997, the Company purchased annuity contracts in respect of all the then retired and deferred vested members of the Home Oil Plan. Pension assets were used to purchase the annuities. Projected benefit obligations were reduced to reflect this purchase of annuities. On October 6, 2000, a benefit enhancement of approximately $8.3 million was granted to those retired and deferred vested members of the registered plan as of December 31, 2000 for whom annuities were purchased in 1997. Pension plan assets were reduced by this amount.

  The Numac Plan

     The Numac Plan is a registered defined contribution pension plan. Prior to January 1, 1994, the plan existed as a registered defined benefit plan. On that date, employees of Numac were given the option to convert to the defined contribution plan or remain in the defined benefit plan. Most employees opted out of the plan. These employees and all new employees accrue future benefits based on defined contributions. Pension plan assets under the Numac Plan are in excess of future plan obligations. As a result, funding of ongoing contributions to the defined contribution plan are being made from plan assets.

     The retirement benefit under the Numac Plan is subject to a maximum pension as determined under the Income Tax Act (Canada). To the extent this limitation applied, supplemental retirement allowances were provided to qualifying employees at the time so that the total retirement benefits were sufficient to provide the annuity that those employees would have been entitled to without the limitation.

                           ANDERSON EXPLORATION LTD.

     The following table sets forth, for the registered defined benefit pension plans, reconciliations of the beginning and ending balances of the benefit obligation, the fair value of the plan assets, the funded status, and the assumptions used in the determination of the projected benefit obligation and net pension expense:

                                                              AS AT SEPTEMBER 30,
                                                              -------------------
                                                               2000         2001
                                                              -------      ------
Change in benefit obligation
  Benefit obligation -- beginning of year...................  $  2.8       $ 3.0
  Obligation assumed on Numac acquisition...................      --        11.9
  Interest cost.............................................     0.2         0.7
  Actuarial gain............................................      --        (1.0)
  Benefits paid.............................................      --        (0.8)
                                                              ------       -----
  Benefit obligation -- end of year.........................  $  3.0       $13.8
                                                              ======       =====
Change in fair value of plan assets
  Fair value of plan assets -- beginning of year............  $ 20.3       $21.0
  Assets acquired in Numac acquisition......................      --        16.7
  Benefit enhancement.......................................      --        (8.3)
  Actual return on plan assets..............................     1.1        (0.9)
  Benefits paid.............................................    (0.1)       (0.8)
  Other disbursements.......................................    (0.3)       (0.3)
                                                              ------       -----
  Fair value plan assets -- end of year.....................  $ 21.0       $27.4
                                                              ======       =====
Reconciliation of funded status
  Funded status.............................................  $ 18.0       $13.6
  Unamortized net actuarial gain............................   (18.0)       (8.6)
                                                              ------       -----
  Pension asset recognized on balance sheet.................  $   --       $ 5.0
                                                              ======       =====
Assumptions
  Discount rate.............................................     6.5%        7.0%
  Long-term rate of employee compensation increase..........     2.5%        3.5%
  Long-term annual rate of return on plan assets............     6.5%        7.0%

     The following table sets forth, for the supplemental plans, reconciliations of the beginning and ending balances of the benefit obligation, and the funded status of the plans:

                                                              AS AT SEPTEMBER 30,
                                                              -------------------
                                                               2000        2001
                                                              ------      -------
Change in benefit obligation
  Benefit obligation -- beginning of year...................  $ 6.0       $  6.0
  Obligation assumed on Numac acquisition...................     --          7.2
  Interest cost.............................................    0.5          0.6
  Benefits paid.............................................   (0.5)        (0.9)
                                                              -----       ------
  Benefit obligation -- end of year.........................  $ 6.0       $ 12.9
                                                              =====       ======
Reconciliation of funded status
  Funded status.............................................  $(6.0)      $(12.9)
  Unamortized net actuarial (gain) loss.....................    0.5           --
                                                              -----       ------
  Pension obligation recognized on balance sheet............  $(5.5)      $(12.9)
                                                              =====       ======


     The Company recorded pension expense of $0.4 million, $0.4 million and $0.7 million in 1999, 2000 and 2001, respectively, in regard to these plans.

                           ANDERSON EXPLORATION LTD.

11. FINANCIAL INSTRUMENTS

  (a) Commodity price risk


     The Company generally sells its crude oil and natural gas under short-term market-based contracts. As a result of the acquisition of Numac (note 2), the Company acquired crude oil and natural gas sales contracts. The crude oil contracts fixed the price on 12,700 barrels per day of production. After December 31, 2001, 5,700 barrels per day of production will continue to be hedged under these contracts. The natural gas sales contracts were entered into for two purposes. The first series of contracts effectively swapped floating prices for fixed prices. The second series of contracts fixed the basis differential on natural gas sales.


     The Company has also entered into electricity purchase contracts in order to fix the cost of electricity used in operations. The contracts fix the price on up to 42 mega-watt hours per day at various prices through 2005.

  (b) Interest rate risk

     The Company has entered into fixed rate debt agreements and interest rate swap agreements in order to manage its interest rate exposure on debt instruments. These agreements are described in note 4.

  (c) Foreign currency exchange risk

     The Company is exposed to foreign currency fluctuations as crude oil and natural gas prices received are referenced to U.S. dollar denominated prices. As a result of the Numac acquisition, the Company acquired foreign exchange swap contracts which fix the exchange rate on up to U.S. $4.0 million of currency each month. In addition, the Company has borrowed United States dollars on a long-term basis.

  (d) Credit risk

     A substantial portion of the Company's accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. Purchasers of the Company's natural gas, crude oil and natural gas liquids are subject to an internal credit review to minimize the risk of non-payment.


     The Company is also exposed to credit risk associated with possible non-performance by financial instrument counterparties. In an effort to minimize credit risk, it is the Company's practice to only enter into financial arrangements with established counterparties who have an investment grade credit rating as determined by recognized credit rating agencies.


  (e) Fair value of financial instruments

     The carrying amounts of financial instruments included in the consolidated balance sheet, other than long term debt, approximate their fair value due to their short term maturity.

     The estimated fair values of long term debt and derivative instruments have been determined based on discounted cash flow analysis using current market interest rates for financial instruments with similar maturities.

                           ANDERSON EXPLORATION LTD.

     The carrying values and estimated fair values of long term debt and derivative instruments are as follows:

                                                   2000                    2001
                                           ---------------------   ---------------------
                                           CARRYING      FAIR      CARRYING      FAIR
                                             VALUE       VALUE       VALUE       VALUE
                                           ---------   ---------   ---------   ---------
Long-term debt...........................  $(1,126.9)  $(1,128.7)  $(1,350.1)  $(1,360.7)
Interest rate swaps on bank loans........  $      --   $    (2.2)  $    (1.2)  $   (13.9)
Foreign currency swap....................  $      --   $      --   $      --   $    (5.6)
Oil and gas sales contracts..............  $      --   $      --   $      --   $    (6.7)
Electricity purchase contracts...........  $      --   $      --   $      --   $   (25.7)

12. COMMITMENTS

     The Company has acquired interests in northern Canada for total work expenditure proposals of $379.6 million. Work expenditures commenced in fiscal 2000, with an estimated $99.4 million of eligible expenditures incurred to September 30, 2001. Expenditures will continue over the next four years and include obligations to drill at least one well on each licence or permit. The proposals are supported by deposits of $85.8 million in letters of credit. The letters of credit will be reduced proportionately after approval of eligible expenditures incurred.

13. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") that, in most respects, conform to accounting

                           ANDERSON EXPLORATION LTD.

principles generally accepted in the United States ("U.S. GAAP"). Canadian GAAP differs from U.S. GAAP in the following respects:

                                                              YEAR ENDED SEPTEMBER 30
                                                              ------------------------
                                                       NOTE    1999     2000     2001
                                                       ----   ------   ------   ------
Earnings from continuing operations, as reported
Impact of U.S. GAAP..................................         $ 66.4   $248.2   $602.3
  Full cost accounting...............................   A       72.2     64.9     59.5
     Related income taxes............................          (31.5)   (28.2)   (25.7)
  Foreign exchange on long term debt.................   B         --     (1.6)   (17.4)
     Related income taxes............................             --      0.4      3.8
  Accounting for income taxes -- impact on depletion
     and depreciation expense........................   C       (2.6)   (13.9)   (25.3)
     Related income taxes............................            2.3     12.0     10.7
  Derivative financial instruments...................   D         --       --    (25.0)
     Related income taxes............................             --       --     11.4
                                                              ------   ------   ------
Earnings from continuing operations, as adjusted.....          106.8    281.8    594.3
Discontinued operations..............................            4.0     65.3       --
                                                              ------   ------   ------
Earnings, as adjusted................................         $110.8   $347.1   $594.3
                                                              ======   ======   ======

                                                              YEAR ENDED SEPTEMBER 30
                                                              ------------------------
                                                               1999     2000     2001
                                                              ------   ------   ------
Basic earnings per common share
  From continuing operations, as adjusted...................  $0.86    $2.21    $4.53
  From discontinued operations..............................   0.03     0.51       --
                                                              -----    -----    -----
                                                              $0.89    $2.72    $4.53
                                                              =====    =====    =====
Diluted earnings per common share
  From continuing operations, as adjusted...................  $0.86    $2.17    $4.43
  From discontinued operations..............................   0.03     0.51       --
                                                              -----    -----    -----
                                                              $0.89    $2.68    $4.43
                                                              =====    =====    =====

     Under U.S. GAAP, classification of certain revenue and expense items differs from Canadian GAAP. These classification differences do not have an impact on reported earnings.

     Balance sheet items in accordance with U.S. GAAP are as follows:

                                                      2000                  2001
                                               -------------------   -------------------
                                               CANADIAN     U.S.     CANADIAN     U.S.
                                        NOTE     GAAP       GAAP       GAAP       GAAP
                                        ----   --------   --------   --------   --------
Current assets, net of current
  liabilities.........................         $  (63.0)  $  (63.0)  $ (280.9)  $ (280.9)
Property, plant and equipment.........   A,C    3,725.4    3,466.2    5,574.8    5,272.6
Other assets..........................     B        2.7        1.1       29.4       10.4
Long term debt........................          1,126.9    1,126.9    1,350.1    1,350.1
Other credits.........................            133.6      133.6      141.2      191.9
Deferred taxes........................   A,C      841.1      906.3    1,823.8    1,679.2
Capital stock.........................            905.3      905.3      889.8      889.8
Retained earnings.....................   A-D      658.2      332.2    1,118.4      905.5
Accumulated other comprehensive
  loss................................     D         --         --         --      (14.4)

                           ANDERSON EXPLORATION LTD.

     Cash flows by activity on the consolidated statement of cash flows in accordance with U.S. GAAP would be as follows:

                                                           YEAR ENDED SEPTEMBER 30
                                                       -------------------------------
                                                        1999       2000        2001
                                                       -------   ---------   ---------
Cash flows from operating activities.................  $ 400.8   $   764.1   $ 1,629.7
Cash flows from investing activities.................  $(287.0)  $(1,119.2)  $(1,642.8)
Cash flows from financing activities.................  $(113.8)  $   355.1   $    13.1

     On the consolidated statements of cash flows, site restoration expenditures of $6.3 million, $10.1 million and $11.3 million, which are disclosed as investing activities under Canadian GAAP in 1999, 2000 and 2001, respectively, would be disclosed as operating activities under U.S. GAAP.

     Under U.S. GAAP, presentation of certain cash flow items differs from Canadian GAAP. These presentation differences do not have an impact on reported cash flows.

  (a) Full cost accounting

     Under the full cost method of accounting in the United States, a ceiling test is applied to ensure that capitalized oil and gas property costs do not exceed the present value, discounted at 10%, of the unescalated estimated future net revenues from the production of proven reserves, plus the cost of unevaluated properties less management's estimate of impairment, less applicable taxes. The Company applied the U.S. GAAP ceiling test on an annual basis until September 30, 2000 and on a quarterly basis thereafter. Under Canadian GAAP, future net revenues are not discounted but interest and general and administrative expenses are deducted.

     As a result of applying the U.S. GAAP ceiling test rules in prior years, the Company recorded additional depletion of $711.0 million ($400.0 million after tax) that reduced the carrying amount of its property, plant and equipment. This additional depletion was not recorded for Canadian GAAP purposes. As a result, depletion and depreciation expense is lower under U.S. GAAP.

     Based on September 30, 2001 market prices for oil and natural gas, the Company's costs to be recovered exceeded discounted future net revenues by $1.1 billion after-tax. This after-tax amount would have resulted in a pre-tax reduction in the carrying value of property, plant and equipment of $1.9 billion at September 30, 2001. However, market prices for oil and natural gas changed significantly subsequent to the balance sheet date. Based on market prices for oil and natural gas at the date of the auditors' report on the Company's consolidated financial statements, the Company's discounted future net revenues were in excess of related costs to be recovered. Accordingly, the Company did not record a reduction in the carrying value of its property, plant and equipment at September 30, 2001.


  (b) Foreign exchange on long term debt



     U.S. GAAP requires long term debt denominated in foreign currencies be translated at the rates of exchange in effect on the balance sheet date, with inclusion of the resulting gain or loss in earnings for the period. Canadian GAAP requires these gains and losses be amortized over the life of the long term debt.


  (c) Accounting for income taxes -- impact on depletion and depreciation expense

     U.S. GAAP required the adoption of the liability method of accounting for income taxes in 1993, while under Canadian GAAP the Company followed the deferral method until September 30, 2000.

     On October 1, 2001, the Company adopted the liability method for Canadian GAAP purposes. While this eliminated a conceptual difference between Canadian and U.S. GAAP, adoption under Canadian

                           ANDERSON EXPLORATION LTD.

GAAP resulted in a charge of $120.8 million to retained earnings, whereas, under U.S. GAAP, this adjustment would be reflected in property, plant and equipment. As a result of the different implementation methods, differences in depletion and depreciation expense will continue to exist in future years.

  (d) Derivative financial instruments

     The Company has designated, for Canadian GAAP purposes, its derivative financial instruments as hedges of anticipated revenue and expenses. In accordance with Canadian GAAP, payments or receipts on these contracts are recognized in earnings concurrently with the hedged transaction. The fair value of contracts deemed to be hedges are not reflected in the financial statements.

     Effective October 1, 2000, for U.S. GAAP purposes, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137 and 138). The statement, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met, including formal documentation requirements. The standard has been applied prospectively.

  (e) Recent developments in U.S. accounting standards

     The Financial Accounting Standards Board recently issued Statement No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Statement No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. Since the requirement is to recognize the obligation when incurred, approaches that have been used in the past to accrue the asset retirement obligation over the life of the asset are no longer acceptable. Statement No. 143 also requires the enterprise to record an increase to the carrying amount of the related long-lived asset (i.e., the associated asset retirement costs) and to depreciate that cost over the remaining useful life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. Enterprises are required to adopt Statement No. 143 for fiscal years beginning after June 15, 2002. Anderson Exploration is currently assessing the impact that adoption of this standard would have on the consolidated financial position and results of operations of the Company.

     The Financial Accounting Standards Board also recently issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 will replace previous United States generally accepted accounting principles regarding accounting for impairment of long-lived assets and accounting and reporting for discontinued operations. Enterprises utilizing generally accepted accounting principles of the United States will be required to adopt Statement No. 144 for financial statements issued for periods beginning after December 15, 2001. Anderson Exploration is currently assessing the impact that adoption of this standard would have on the consolidated financial position and results of operations of the Company.

14. SUBSEQUENT EVENTS

     On September 6, 2001, Devon Acquisition Corporation, a wholly-owned subsidiary of Devon, submitted an offer to the Company's shareholders to acquire all of the issued and outstanding shares for cash at a price of $40.00 per share. Upon expiry of the offer on October 12, 2001, 97 percent of the shares of the Company were tendered to the offer. Devon Acquisition Corporation took up and paid for the shares

                           ANDERSON EXPLORATION LTD.

tendered to the offer on October 15, 2001. The remaining three percent of the shares outstanding were acquired on October 17, 2001 and Anderson Exploration became a wholly-owned subsidiary of Devon Acquisition Corporation. The cost of acquiring the shares, including payments made for vested stock options and share appreciation rights, and repayment of Anderson Exploration's bank credit facilities was financed by a loan of $5.9 billion from a wholly-owned subsidiary of Devon.



     On October 18, 2001, Anderson Exploration and Devon Acquisition Corporation were amalgamated and, on October 25, 2001, the amalgamated company was continued under the Business Corporations Act (Alberta) and its name was changed to Devon Canada Corporation.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder
Devon Holdco Corporation:

We have audited the accompanying consolidated balance sheet of Devon Holdco Corporation and subsidiaries (the Company) as of October 18, 2001. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Devon Holdco Corporation and subsidiaries as of October 18, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                                   KPMG LLP

Oklahoma City, Oklahoma
October 24, 2001

                   DEVON HOLDCO CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                OCTOBER 18, 2001

                               ASSETS

Cash -- total assets........................................   $1,000
                                                               ======

                        STOCKHOLDER'S EQUITY

Common stock of $0.01 par value:
  Authorized 1,000 shares; issued and outstanding 100
     shares.................................................   $    1
Additional paid-in capital..................................      999
                                                               ------
          Total stockholder's equity........................   $1,000
                                                               ======

           See accompanying notes to the consolidated balance sheet.

                            DEVON HOLDCO CORPORATION

                      NOTES TO CONSOLIDATED BALANCE SHEET

1. THE COMPANY

     Devon Holdco Corporation (the Company) was incorporated under the Delaware General Corporation Law on October 4, 2001. The Company was formed for the purpose of effecting the proposed combination of Devon Energy Corporation and Mitchell Energy & Development Corp. pursuant to an amended and restated agreement and plan of merger, dated as of August 13, 2001. The Company is wholly owned by Devon Energy Corporation and has not engaged in any activity since its formation other than activities related to the proposed combination.

2. PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated balance sheet includes all of the assets attributable to the Company and its wholly-owned subsidiaries, Devon Merger Corporation and Mitchell Merger Corporation. All intercompany accounts and transactions have been eliminated.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           DEVON ENERGY CORPORATION,

                            DEVON NEWCO CORPORATION,

                           DEVON HOLDCO CORPORATION,

                           DEVON MERGER CORPORATION,

                          MITCHELL MERGER CORPORATION

                                      AND

                      MITCHELL ENERGY & DEVELOPMENT CORP.

                          DATED AS OF AUGUST 13, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE 1       THE MERGER..................................................   A-4
  Section 1.1   The Merger..................................................   A-4
  Section 1.2   The Closing.................................................   A-4
  Section 1.3   Effective Time..............................................   A-4
  Section 1.4   Certificate of Incorporation................................   A-4
  Section 1.5   Bylaws......................................................   A-4
  Section 1.6   Board of Directors..........................................   A-4
  Section 1.7   Alternate Structure Event...................................   A-4
ARTICLE 2       DIRECTORS OF PARENT.........................................   A-5
  Section 2.1   Directors of Parent.........................................   A-5
ARTICLE 3       CONVERSION OF COMPANY SHARES................................   A-5
  Section 3.1   Effect on Capital Stock.....................................   A-5
  Section 3.2   Exchange of Certificates for Shares.........................   A-6
  Section 3.3   Dissenters' Rights..........................................   A-8
  Section 3.4   Adjustments to Prevent Dilution.............................   A-8
ARTICLE 4       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-8
  Section 4.1   Existence; Good Standing; Corporate Authority...............   A-8
  Section 4.2   Authorization, Validity and Effect of Agreements............   A-8
  Section 4.3   Capitalization..............................................   A-9
  Section 4.4   Significant Subsidiaries....................................   A-9
  Section 4.5   No Violation................................................   A-9
  Section 4.6   No Conflict.................................................  A-10
  Section 4.7   SEC Documents...............................................  A-10
  Section 4.8   Litigation and Liabilities..................................  A-11
  Section 4.9   Absence of Certain Changes..................................  A-11
  Section 4.10  Taxes.......................................................  A-11
  Section 4.11  Employee Benefit Plans......................................  A-12
  Section 4.12  Labor Matters...............................................  A-13
  Section 4.13  Environmental Matters.......................................  A-13
  Section 4.14  Intellectual Property.......................................  A-14
  Section 4.15  Title to Properties.........................................  A-14
  Section 4.16  Insurance...................................................  A-14
  Section 4.17  No Brokers..................................................  A-15
  Section 4.18  Opinions of Financial Advisors..............................  A-15
  Section 4.19  Contracts; Debt Instruments.................................  A-15
  Section 4.20  Vote Required...............................................  A-15
  Section 4.21  Certain Approvals...........................................  A-15
  Section 4.22  Certain Contracts...........................................  A-16
ARTICLE 5       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....  A-16
  Section 5.1   Existence; Good Standing; Corporate Authority...............  A-16
  Section 5.2   Authorization, Validity and Effect of Agreements............  A-16
  Section 5.3   Capitalization..............................................  A-16
  Section 5.4   Significant Subsidiaries....................................  A-17
  Section 5.5   No Violation................................................  A-17
  Section 5.6   No Conflict.................................................  A-18
  Section 5.7   SEC Documents...............................................  A-18
  Section 5.8   Absence of Certain Changes..................................  A-19

                                                                              PAGE
                                                                              ----
  Section 5.9   No Brokers..................................................  A-19
  Section 5.10  Opinion of Financial Advisor................................  A-19
  Section 5.11  Vote Required...............................................  A-19
  Section 5.12  Financing...................................................  A-20
  Section 5.13  Litigation and Liabilities..................................  A-20
  Section 5.14  Title to Properties.........................................  A-20
ARTICLE 6       COVENANTS...................................................  A-20
  Section 6.1   Conduct of Business.........................................  A-20
  Section 6.2   No Solicitation by the Company..............................  A-22
  Section 6.3   Meetings of Stockholders....................................  A-23
  Section 6.4   Filings; Reasonable Best Efforts............................  A-23
  Section 6.5   Inspection..................................................  A-25
  Section 6.6   Publicity...................................................  A-25
  Section 6.7   Registration Statement......................................  A-25
  Section 6.8   Listing Applications........................................  A-26
  Section 6.9   Letters of Accountants......................................  A-26
  Section 6.10  Agreements of Affiliates....................................  A-26
  Section 6.11  Expenses....................................................  A-27
  Section 6.12  Indemnification and Insurance...............................  A-27
  Section 6.13  Employee Benefits...........................................  A-28
  Section 6.14  Reorganization..............................................  A-30
  Section 6.15  Dividends...................................................  A-30
ARTICLE 7       CONDITIONS..................................................  A-30
  Section 7.1   Conditions to Each Party's Obligation to Effect the
                Merger......................................................  A-30
  Section 7.2   Conditions to Obligation of the Company to Effect the
                Merger......................................................  A-31
  Section 7.3   Conditions to Obligation of Parent to Effect the Merger.....  A-31
ARTICLE 8       TERMINATION.................................................  A-32
  Section 8.1   Termination by Mutual Consent...............................  A-32
  Section 8.2   Termination by Parent or the Company........................  A-32
  Section 8.3   Termination by the Company..................................  A-32
  Section 8.4   Termination by Parent.......................................  A-33
  Section 8.5   Effect of Termination.......................................  A-33
  Section 8.6   Extension; Waiver...........................................  A-34
ARTICLE 9       GENERAL PROVISIONS..........................................  A-34
  Section 9.1   Nonsurvival of Representations, Warranties and Agreements...  A-34
  Section 9.2   Notices.....................................................  A-34
  Section 9.3   Assignment; Binding Effect; Benefit.........................  A-35
  Section 9.4   Entire Agreement............................................  A-35
  Section 9.5   Amendments..................................................  A-35
  Section 9.6   Governing Law; Jurisdiction; Waiver of Jury Trial...........  A-36
  Section 9.7   Counterparts................................................  A-36
  Section 9.8   Headings....................................................  A-36
  Section 9.9   Interpretation..............................................  A-36
  Section 9.10  Waivers.....................................................  A-37
  Section 9.11  Incorporation of Exhibits...................................  A-37
  Section 9.12  Severability................................................  A-37
  Section 9.13  Enforcement of Agreement....................................  A-37
  Section 9.14  Obligation of Merger Sub, Alternate Holdco, Devon Merger Sub
                and Mitchell Merger Sub.....................................  A-37

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 13, 2001, is among Devon Energy Corporation, a Delaware corporation ("Parent"); Devon NewCo Corporation, a Delaware corporation and a direct and wholly owned subsidiary of Parent ("Merger Sub"); Devon Holdco Corporation, a Delaware corporation and a direct and wholly owned subsidiary of Parent ("Alternate Holdco"); Devon Merger Corporation, a Delaware corporation and a direct and wholly owned subsidiary of Alternate Holdco ("Devon Merger Sub"); Mitchell Merger Corporation, a Texas corporation and a direct and wholly owned subsidiary of Alternate Holdco ("Mitchell Merger Sub"); and Mitchell Energy & Development Corp., a Texas corporation (the "Company").

                                    RECITALS

     WHEREAS, this Agreement (entered into as of October 5, 2001) amends and restates in its entirety the Agreement and Plan of Merger, dated as of August 13, 2001 (which shall be deemed to be the date of this Agreement and the date on which all representations and warranties herein shall be deemed to be made), by and among Parent, Merger Sub and the Company;

     WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that the merger of the Company with and into Merger Sub (the "Merger"), in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders and, by resolutions duly adopted, have approved and adopted this Agreement;

     WHEREAS, the respective Boards of Directors of each of Parent, Alternate Holdco, Devon Merger Sub, Mitchell Merger Sub and the Company have determined that, if an Alternate Structure Event (as defined in Section 1.7 (a)) occurs, the Alternate Mergers (as defined in Section 1.7 (b)) are advisable and in the best interests of their respective corporations and stockholders and, by resolutions duly adopted, have approved and adopted this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") or, alternatively, if an Alternate Structure Event occurs, it is intended that the Alternate Mergers qualify as nonrecognition transactions under section 351 of the Code; and

     WHEREAS, as a condition and inducement to the willingness of Parent to enter into this Agreement, certain principal stockholders of the Company have entered into a shareholders agreement with Parent pursuant to which such stockholders have (i) agreed, among other things, to vote their shares of Company common stock in favor of the approval of this Agreement and (ii) granted to Parent an irrevocable proxy to vote their shares of Company common stock upon the terms and conditions set forth therein (the "Principal Shareholders Agreement").

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub in accordance with this Agreement, and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger and shall be a wholly owned subsidiary of Parent (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL") and the Texas Business Corporation Act (the "TBCA"). At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Mayer, Brown & Platt, 700 Louisiana Street, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     SECTION 1.3 Effective Time. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, on the Closing Date, a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 252 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware and articles of merger (the "Articles of Merger") meeting the requirements of Article 5.04 of the TBCA will be filed with the Secretary of State of the State of Texas. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the issuance of a certificate of merger by the Secretary of State of the State of Texas in accordance with the TBCA, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     SECTION 1.4 Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     SECTION 1.5 Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     SECTION 1.6 Board of Directors. The Board of Directors of the Surviving Corporation shall consist of the Board of Directors of Merger Sub, as it existed immediately prior to the Effective Time.

     SECTION 1.7  Alternate Structure Event.

     (a) Alternate Structure Event. An "Alternate Structure Event" shall have occurred if, at any time prior to the Effective Time:

          (i) all conditions to the Closing set forth in Article 7 have been fulfilled or waived other than the conditions set forth in Section 7.2(b)or 7.3(b) and other than those conditions that by their nature are to be satisfied at the Closing; and

          (ii) (A) in the case of the Company, the Company has used its reasonable best efforts to obtain the opinion contemplated by Section 7.2(b) based on the assumption that the Closing Date would be the first business day following the satisfaction of the conditions described in
     Section 1.7(a)(i), but Vinson & Elkins L.L.P. has nonetheless advised the Company that it is unable to deliver such an opinion or (B) in the case of Parent, Parent has used its reasonable best efforts to obtain the opinion contemplated by Section 7.3(b) based on the assumption that the Closing Date would be the first business day following the satisfaction of the conditions described in Section 1.7(a)(i), but Mayer, Brown & Platt has nonetheless advised Parent that it is unable to deliver such an opinion.

     (b) Effect of Alternate Structure Event. Upon the occurrence of an Alternate Structure Event, without any further action on the part of any party to this Agreement, this Agreement shall be deemed to be amended as follows: (1) all references to the term "Merger" in this Agreement shall be deemed to be references to the Alternate Mergers, (2) all references to the term "Parent Common Stock" when used in the context of Parent Common Stock to be issued in the Merger shall be deemed to be references to common stock to be issued by Alternate Holdco in the Mitchell Merger (as defined in Exhibit B), and (3) this Agreement shall be otherwise amended as set forth in Exhibit B. The Company and Parent further agree that, in such event, any other appropriate adjustments shall be made to the other terms and conditions of this Agreement to reflect the transactions contemplated by this Section 1.7 with a view to ensuring that the Company and Parent, and their respective stockholders, are placed in a position that is as close as possible to the position that they would have been in but for such restructuring. The mergers contemplated in this Section 1.7 and in Exhibit B are sometimes referred to as the "Alternate Mergers."

     (c) Other Actions Related to Consummation of Alternate
Mergers. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company and Parent shall cooperate in good faith with one another, and use its reasonable best efforts, to take or cause to be taken all actions, and to do or cause to be done, all things necessary, proper or advisable to ensure that, if an Alternate Structure Event were to occur, the Alternate Mergers could be consummated at the same time as the Merger would have been consummated but for the Alternate Structure Event. For the avoidance of doubt, such actions shall include, without limitation, compliance with the obligations set forth in Sections 6.7(a) and 6.8.

                                   ARTICLE 2

                              DIRECTORS OF PARENT

     SECTION 2.1 Directors of Parent. At the Effective Time, the Board of Directors of Parent shall consist of a number of persons as determined by Parent. One member of the Board of Directors of Parent shall be J. Todd Mitchell (the "Company Designee"). The Company Designee shall be appointed to fill a vacancy on the Board of Directors existing immediately prior to the Effective Time. If, prior to the Effective Time, the Company Designee becomes unavailable or unwilling to serve, the Company shall designate a substitute designee acceptable to Parent. If necessary to comply with this Section 2.1, Parent shall cause to be presented to the meeting of its stockholders contemplated by Section
6.3 of this Agreement a proposal to amend Parent's certificate of incorporation to increase the number of directors that constitutes the entire Board of Directors.

                                   ARTICLE 3

                          CONVERSION OF COMPANY SHARES

     SECTION 3.1 Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

          (a) Conversion of the Company Common Stock. Subject to the provisions of this Section 3.1 and Section 3.3, each share of Class A common stock, $0.10 par value per share, of the Company (each a "Company Share" and collectively the "Company Shares") issued and outstanding immediately prior to the Effective Time (but not including any Dissenting Shares (as defined below) and any Company Shares that are (i) owned (A) by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent or
     (B) by the Company or any direct or indirect Subsidiary of the Company and
     (ii) are not held on behalf of third parties (collectively, the "Excluded Company Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) the right to receive $31.00 in cash (the "Cash Consideration") and (ii) 0.585 of a share (the "Exchange Ratio") of Parent Common Stock (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). "Parent Common Stock" shall mean the common stock, par value $0.10 per share, of Parent.

          (b) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Parent.

     SECTION 3.2  Exchange of Certificates for Shares.

     (a) Exchange Procedures. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of Company Shares, an amount in cash and certificates representing shares of Parent Common Stock required to effect the conversion of the Company Shares into the Merger Consideration pursuant to Section 3.1(a). Parent shall make sufficient funds available to an exchange agent (the "Exchange Agent"), selected by Parent with the Company's prior approval, which shall not be unreasonably withheld, from time to time as needed to pay cash in respect of dividends or other distributions in accordance with Section 3.2(b). Promptly after the Effective Time, but in no event later than three business days following the Closing Date, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate representing Company Shares (each a "Certificate") (other than holders of a Certificate in respect of Excluded Company Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or, in lieu of such Certificates, affidavits of loss together with either a reasonable undertaking to indemnify Parent or the Company, if Parent believes that the person providing the indemnity is sufficiently creditworthy, or, if Parent does not so believe, indemnity bonds) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefore pursuant to Section 3.1(a). Subject to Section 3.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 3.1(a) and (ii) a check in the aggregate amount (after giving effect to any required tax withholdings) of (A) the cash that such holder is entitled to receive pursuant to Section 3.1(a) plus (B) any cash in lieu of fractional shares determined in accordance with Section 3.2(d) plus (C) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 3.2. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of Company Shares that occurred prior to the Effective Time, but is not registered in the transfer records of the Company, the Merger Consideration may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

     (b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions so declared in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 3.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid, less the amount of any withholding taxes that may be required thereon, to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange for such Certificate, without interest,
(i) at the time of such surrender, the dividends or other distributions with a record date that is at or after the Effective Time and a payment date on or prior to the date of surrender of such whole shares of Parent Common Stock and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

     (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

     (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock (after taking into account the aggregate number of shares of Parent Common Stock to be received in exchange for all shares held by such holder) but for this Section 3.2(d) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Parent Common Stock, as reported in The Wall Street Journal, Southwestern edition, on the five trading days immediately prior to the last business day before the Effective Time.

     (e) Termination of Exchange Period; Unclaimed Merger Consideration. Any shares of Parent Common Stock and any portion of the cash, dividends or other distributions with respect to the Parent Common Stock deposited by Parent with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter be entitled to look only to Parent for payment of their Merger Consideration and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to
Section 3.1, Section 3.2(b) and Section 3.2(d) upon due surrender of their Certificates (or, in lieu of such Certificates, affidavits of loss together with either a reasonable undertaking to indemnify Parent or the Company, if Parent believes that the Person providing the indemnity is sufficiently creditworthy, or, if Parent does not so believe, indemnity bonds), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if Parent believes that the Person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify Parent or the Company, or, if Parent does not so believe, the posting by such Person of a bond in the form customarily required by Parent to indemnify against any claim that may be made against it with respect to such Certificate, Parent will issue the shares of Parent Common Stock and the Exchange Agent will distribute such Merger Consideration, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to
Section 3.1, Section 3.2(b) and Section 3.2(d), in each case, without interest.

     (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 6.10) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.10.

     SECTION 3.3 Dissenters' Rights. Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have made written demand for payment of the fair value for such shares in accordance with Section
5.12 of the TBCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the fair value of the Company Shares held by them in accordance with the TBCA, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Shares under the TBCA shall thereupon be deemed to have been converted into and to be exchangeable, as of the Effective Time, for Merger Consideration in the manner provided in Section 3.1(a).

     SECTION 3.4 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, there shall have been declared or effected a reclassification, stock split (including a reverse split), stock dividend, stock distribution or similar event made with respect to the Company Shares or the Parent Common Stock, the Merger Consideration shall be equitably adjusted to reflect such event.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter delivered to Parent concurrently with the execution hereof (the "Company Disclosure Letter") or as disclosed with reasonable specificity in the Company Reports (as defined in Section 4.7), the Company represents and warrants to Parent that:

     SECTION 4.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 9.9). The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company's articles of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof.

     SECTION 4.2 Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to which it is a party. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger or the Mitchell Merger, as the case may be, the approval and adoption of this Agreement by the Company's stockholders. This Agreement constitutes the valid and legally binding obligation of the Company to the extent it is a party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 4.3 Capitalization. The authorized capital stock of the Company consists of 200,000,000 Company Shares, and 10,000,000 shares of the Company preferred stock, par value $0.10 per share ("Company Preferred Stock"). As of August 10, 2001, there were (a) 49,911,612 Company Shares issued and outstanding, (b) no shares of Company Preferred Stock issued and outstanding,
(c) 2,136,588 Company Shares subject to outstanding employee stock options, of which the weighted average exercise price was approximately $27.67 per share and
(d) 1,056,257 Company bonus units outstanding, of which the weighted average Designation Date Price (as defined in the Bonus Unit Plan) was approximately $31.85 per unit. All issued and outstanding Company Shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon the Company and (iii) were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities laws, rules and regulations. Except as set forth in this
Section 4.3 and except for any Company Shares issued pursuant to the plans described in the Company Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, shareholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     SECTION 4.4 Significant Subsidiaries. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act (the "Exchange Act"). Each of the Company's Significant Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances ("Liens"). Schedule 4.4 to the Company Disclosure Letter sets forth for each Significant Subsidiary of the Company, its name and jurisdiction of incorporation or organization.

     SECTION 4.5 No Violation. Neither the Company nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except where it would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Company Permits") and the Company and its Subsidiaries are in compliance with the terms of the Company Permits. No investigation by any governmental authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.6  No Conflict.

     (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Company Permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or
(iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article l and
(ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws and applicable foreign competition or antitrust laws ((i) and (ii) collectively, the "Regulatory Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent the consummation of the Merger or the Mitchell Merger, as the case may be, or otherwise prevent the Company from performing its obligations under this Agreement and would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Other than as contemplated by Section 4.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company's material contracts or leases or for the Company to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) Except as set forth on Schedule 4.6(d) to the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from the Company or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company or any of its Subsidiaries under any Company Plan (as defined in Section 4.11) or otherwise;
(ii) increase any benefits otherwise payable under any Company Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 4.7 SEC Documents. The Company has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by the Company with the Securities and Exchange Commission ("SEC") since January 1, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Company Reports"), and the Company has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Company Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933 ("Securities Act"), the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of earnings, cash flows and stockholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     SECTION 4.8 Litigation and Liabilities. There are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against the Company or any of its Subsidiaries, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any of its affiliates, except for those that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.9 Absence of Certain Changes. Since December 31, 2000, the Company has conducted its business only in the ordinary and usual course of business, and during such period there have not been (i) events, conditions, actions, occurrences or omissions that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any change by the Company or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by generally accepted accounting principles; (iii) any material damage, destruction, or loss to the business or properties of the Company and its Subsidiaries (whether or not covered by insurance) taken as a whole; (iv) any declaration, setting aside or payment of any dividend (other than ordinary quarterly dividends of $0.1325 per share) or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock; (v) any change in the capital stock or in the number of shares or classes of the Company's authorized or outstanding capital stock (other than as a result of issuances under the Company Plans or exercises of options to purchase the Company Shares outstanding or issued as permitted hereunder); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or
(vii) any event, condition, action, occurrence or omission that is prohibited on or after the date of this Agreement under Section 6.1 of this Agreement.

     SECTION 4.10  Taxes.

     (a) Each of the Company, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or, since January 1, 1991, was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to it, except to the extent that any failure to file would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and
(ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by the Company or a Subsidiary of the Company and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) (i) The federal income tax returns of the Company and each of its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of the Company and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Company Reports; (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of the Company or any of its Significant Subsidiaries that will be outstanding as of the Effective Time; (iv) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (v) there are no tax liens on any assets of the Company or its Subsidiaries except for taxes not yet currently due, with respect to matters being contested by the Company in good faith for which adequate reserves are reflected in the financial statements and those which could not reasonably be expected,individually or in the aggregate, to result in a Company Material Adverse Effect; and (vi) neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of section 280G of the Code.

     For purposes of this Agreement, "tax" or "taxes" means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

     SECTION 4.11 Employee Benefit Plans. For purposes of this Section 4.11, the Company Subsidiaries shall include any enterprise which, with the Company, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of section 414(b), (c) or (m) of the Code. All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of the Company and the Company Subsidiaries which provide material benefits to such employees are listed in the Company Disclosure Letter (the "Company Plans"). The Company has made available to Parent true, complete and correct copies of each Company Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and, except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) each Company Plan has been maintained and administered in compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each Company Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) to the extent applicable, the Company Plans comply, in all respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable tax act and other laws, and any Company Plan intended to be qualified under section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (e) no Company Plan is covered by Title IV of ERISA or section 412 of the Code; (f) there are no pending or anticipated claims against or otherwise involving any of the Company Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Plan activities) has been brought against or with respect to any Company Plan;
(g) all contributions, reserves or premium payments required to be made as of the date hereof to the Company Plans have been made or provided for; (h) neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, currently or formerly maintained by the Company, any Company Subsidiary or any entity which is considered one employer with the Company under section 4001 of ERISA; (i) neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur any withdrawal liability under subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of section 4001(a)(3) of ERISA; and (j) neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Plan.

     SECTION 4.12  Labor Matters.

     (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

     (b) Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound that would have or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

     SECTION 4.13  Environmental Matters.

     (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are not any present or, to the knowledge of the Company, past conditions or circumstances that interfere with the conduct of the business of the Company and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

     (b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are not any present or, to the knowledge of the Company, past conditions or circumstances at, or arising out of, any current or, to the knowledge of the Company, former businesses, assets or properties of the Company or any Subsidiary of the Company, including but not limited to, on-site or off-site disposal or release of any chemical substance, product or waste, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources;

     (c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law,

(ii) received any notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Laws or regarding any claims for remedial obligations or contribution under any Environmental Laws or (iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination;

     (d) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder; and

     (e) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of the Company's or its Subsidiaries' assets for their current purposes and uses.

     SECTION 4.14 Intellectual Property. The Company and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of Liens, except where the failure to own or possess such licenses and other rights would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of the Company's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in a way which would have, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries in a way which would have, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.15 Title to Properties. Except for goods and other property sold, used or otherwise disposed of since December 31, 2000 in the ordinary course of business for fair value, the Company has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 2000 financial statements, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of the Company as of December 31, 2000; (b) Liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Liens that would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases and other agreements pursuant to which the Company or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries that would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All operating equipment of the Company and its Subsidiaries is in good operating condition, ordinary wear and tear excepted. The Company has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company is neither underproduced nor overproduced under gas balancing or similar arrangements.

     SECTION 4.16 Insurance. The Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses.

     SECTION 4.17 No Brokers. The company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent, Merger Sub or the Company pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to act as its financial advisors in connection with the Merger and render the opinions referred to in Section 4.18, the terms of which have been disclosed in writing to Parent prior to the date hereof.

     SECTION 4.18 Opinions of Financial Advisors. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Shares (other than Parent); it being understood and acknowledged by Parent that each such opinion has been rendered for the benefit of the Board of Directors of the Company, and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries.

     SECTION 4.19  Contracts; Debt Instruments.

     (a) Except as disclosed on Schedule 4.19 of the Company Disclosure Letter, there are no contracts that are material to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole ("Material Contracts"). Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not and could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by the Company or a Company Subsidiary or, to the knowledge of the Company, any other party thereto under any Material Contract or result in a right of termination of any Material Contract.

     (b) Set forth in Schedule 4.19(b) of the Company Disclosure Letter is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or its Subsidiaries in an aggregate principal amount in excess of $5,000,000 is outstanding or may be incurred, and (ii) the respective principal amounts currently outstanding thereunder.

     (c) Neither the Company nor any of its Subsidiaries has entered into any contract and there is no commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries or any contract that may be terminable as a result of Parent's status as a competitor of any party to such contract or arrangement.

     SECTION 4.20 Vote Required. The affirmative vote of holders of two-thirds of the outstanding Company Shares is the only vote necessary to approve this Agreement and the transactions contemplated hereby (the "Company Requisite Vote").

     SECTION 4.21 Certain Approvals. The Company's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger, the Alternate Mergers and the transactions contemplated by this Agreement and the Principal Shareholders Agreement the provisions of Section
13.03 of the TBCA and any other "fair price," "moratorium," control share acquisition, interested shareholder or other similar antitakeover provision or regulation and any restrictive provision of any antitakeover provision in the articles of incorporation or bylaws of the Company.

     SECTION 4.22 Certain Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for such agreements or obligations that would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure letter delivered to the Company concurrently with the execution hereof (the "Parent Disclosure Letter") or as disclosed with reasonable specificity in the Parent Reports (as defined in Section 5.7), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

     SECTION 5.1 Existence; Good Standing; Corporate Authority. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in Section 9.9). Each of Parent and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. As of the date hereof, the copies of each of Parent's and Merger Sub's certificate of incorporation and bylaws previously made available to the Company are true and correct and contain all amendments.

     SECTION 5.2 Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to which it is a party. The consummation by each of Parent and Merger Sub of the transactions contemplated hereby, including the issuance and delivery by Parent of shares of Parent Common Stock pursuant to the Merger, has been duly authorized by all requisite corporate action, other than, with respect to the Merger or the Devon Merger, as the case may be, the approval and adoption of this Agreement by Parent's stockholders. This Agreement constitutes the valid and legally binding obligation of each of Parent and Merger Sub to the extent it is a party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     SECTION 5.3 Capitalization. The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock, one share of Parent Special Voting Stock, par value $0.10 per share, and 4,500,000 shares of Parent's preferred stock, par value $1.00 per share "Parent Preferred Stock"). As of August 10, 2001, there were (a) 125,983,553 shares of Parent Common Stock issued and outstanding, (b) one share of Parent Special Voting Stock issued and outstanding, (c) 5,842,587 shares of Parent Common Stock reserved for issuance under the stock options plans of Parent described in the Parent Disclosure Letter, (d) 125,444 shares of Parent Common Stock reserved for issuance under the Parent Restricted Stock Award Plan, (e) 40,646 shares of Parent Common Stock reserved for issuance under certain conditional stock awards granted to former employees of PennzEnergy Company, (f) 2,128,248 shares reserved for issuance upon exchange of outstanding exchangeable shares ("Northstar Exchangeable Shares") issued by Northstar Energy Corporation, an Alberta corporation ("Northstar"), (g) 1,500,000 shares of Parent Preferred Stock designated as 6.49% Cumulative Preferred Stock, Series A, issued and outstanding and (h) 1,000,000 unissued shares of Parent Preferred Stock designated as Series A Junior Participating Preferred Stock. All issued and outstanding shares of Parent Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and, except as set forth in the Parent Disclosure Letter, free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Parent and (iii) were issued in compliance with all applicable charter documents of Parent and all applicable federal and state securities laws, rules and regulations. One right to purchase Series A Junior Participating Preferred Stock of Parent (each, a "Parent Right") issued pursuant to a Rights Agreement, dated as of August 17, 1999 (the "Parent Rights Agreement"), between Parent and BankBoston, N.A., is associated with and attached to each outstanding share of Parent Common Stock. The shares of Parent Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth in this Section 5.3 and except for any shares of Parent Common Stock issued pursuant to the plans described in the Parent Disclosure Letter or otherwise issuable as described in the Parent Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Parent or any of its Subsidiaries. As of the date of this Agreement, Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

     SECTION 5.4  Significant Subsidiaries.

     (a) Each of Parent's Significant Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Parent's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent free and clear of all Liens. Schedule 5.4 to the Parent Disclosure Letter sets forth for each Significant Subsidiary of Parent its name and jurisdiction of incorporation or organization.

     (b) Devon Energy Production Company, L.P. ("Devon Production"), a Significant Subsidiary, is a limited partnership (except for tax purposes) duly organized and validly existing under Oklahoma law, the general partner of which is Devon Energy Management Company, L.L.C., an Oklahoma limited liability company which is wholly owned by Devon Energy Corporation (Oklahoma), an Oklahoma corporation, and has elected to be treated as a sole proprietorship for federal income tax purposes. Devon Production has one limited partner. All of the outstanding partnership interests of Devon Production are owned directly or indirectly by Parent.

     (c) All of the outstanding shares of capital stock of Merger Sub are owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

     SECTION 5.5 No Violation. Neither Parent nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits") and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits. No investigation by any governmental authority with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.6  No Conflict.

     (a) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except, in the case of matters described in clause(ii) or (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Neither the execution and delivery by Parent or Merger Sub of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, and (i) in the case of the Merger, listing on the AMEX of the Parent Common Stock to be issued in the Merger and issuable pursuant to the Assumed Options and (ii) in the case of the Alternate Mergers, listing on the AMEX of the Alternate Holdco common stock to be issued in the Alternate Mergers and issuable pursuant to exercise of the Assumed Options and Devon Assumed Options (as defined in Exhibit
B) and exchange of the Northstar Exchange Shares and Zero Coupon Convertible Debentures (as defined in Exhibit B), except, in each case, for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent the consummation of the Merger or the Alternate Mergers, as the case may be, or otherwise prevent Parent from performing its obligations under this Agreement and would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) Other than as contemplated by Section 5.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Parent's material contracts or leases or for Parent to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.7 SEC Documents. Parent has made available to the Company each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Parent with the SEC since January 1, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "Parent Reports"), and Parent has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Parent Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

     SECTION 5.8 Absence of Certain Changes. Since December 31, 2000, Parent has conducted its business only in the ordinary and usual course of business, and during such period there have not been (i) events, conditions, actions, occurrences or omissions that would have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) any change by Parent or any of its Subsidiaries in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by generally accepted accounting principles; or (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent (except for, and provided that, Parent may continue to pay or cause to be paid, dividends upon the shares of Parent Common Stock and the Northstar Exchangeable Shares at a rate not greater than $.05 per share in any quarter and dividends upon its 6.49% cumulative preferred stock).

     SECTION 5.9 No Brokers. Other than UBS Warburg LLC, Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent, Merger Sub or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 5.10 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of UBS Warburg LLC to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to Parent; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board of Directors of Parent, and is not intended to, and may not, be relied upon by the Company, its affiliates or their respective Subsidiaries.

     SECTION 5.11 Vote Required. The affirmative vote of the holders of a majority of the votes cast in person or by proxy by holders of Parent Common Stock and the outstanding Northstar Exchangeable Shares, voting as a single class with the Parent Special Voting Share voting for the Northstar Exchangeable Shares as provided in Parent's charter, represented in person or by proxy at a meeting at which a quorum is present, approving the issuance of shares of Parent Common Stock required to be issued pursuant to Article 3, is the only vote of the holders of any class or series of Parent capital stock necessary to approve this Agreement and the transactions contemplated hereby (the "Parent Requisite Vote"); provided, however, (a) if a proposal to amend Parent's certificate of incorporation is presented at the meeting for approval pursuant to Section 2.1 hereof or (b) if the Devon Merger (as defined in Exhibit B) is presented for shareholder approval, then, in either case, the Parent Requisite Vote will be the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and the outstanding Northstar Exchangeable Shares, voting as a single class with the Parent Special Voting Share voting for the Northstar Exchangeable Shares as provided in Parent's charter.

     SECTION 5.12 Financing. Parent has available to it sources of financing sufficient to satisfy its obligation to make the payment of the aggregate cash consideration when such payment is required pursuant to this Agreement.

     SECTION 5.13 Litigation and Liabilities. There are no actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, other than those that would not have or be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Parent or any of its Subsidiaries, other than those that would not have or be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.14 Title to Properties. Except for goods and other property sold, used or otherwise disposed of since December 31, 2000 in the ordinary course of business for fair value, Parent has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 2000 financial statements, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of Parent as of December 31, 2000; (b) Liens for current taxes not yet due and payable and
(c) such imperfections of title, easements and Liens that would not have or be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                                   ARTICLE 6

                                   COVENANTS

     SECTION 6.1 Conduct of Business. Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as expressly contemplated by any other provision of this Agreement, including Schedule 6.13, unless Parent has consented in writing thereto, the Company:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall not amend its articles of incorporation or bylaws;

          (d) shall promptly notify Parent of any material change in its financial condition or business or any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (e) shall promptly deliver or otherwise make available to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Company Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except the grant of options to new employees consistent with past practice in an amount not to exceed 100,000 Company Shares or pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Company Disclosure Letter; (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (g) shall not, and, in the case of clause (ii) below, shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than the Company's ordinary quarterly dividends payable with respect to the Company Common Stock of $0.1325 per share) or
     (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

          (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material to the Company, individually or in the aggregate, except in the ordinary course of business;

          (i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Company Disclosure Letter and except for amounts that in the aggregate do not exceed $3,000,000, authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger or the Mitchell Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (k) shall, and shall cause any of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

          (l) shall not, and shall not permit any of its Subsidiaries to, except where it would not have and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) make or rescind any express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or (iii) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

          (m) shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of Parent or the Company or any of their Subsidiaries in connection with any indebtedness thereof, or (iii) make or commit to make aggregate capital expenditures in excess of $50 million over the fiscal 2001 capital expenditures budget disclosed in reasonable detail on the Company Disclosure Letter;

          (n) subject to Section 6.4, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

          (o) shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

          (p) shall not enter into or amend any agreement with any holder of Company Shares with respect to holding, voting or disposing of shares;

          (q) shall not by resolution of its Board of Directors cause the acceleration of rights, benefits or payments under any Company Plans;

          (r) shall not enter into any additional forward sales contracts, fixed price purchase or sale contracts, fixed price financial swaps, collars, options or other hedging arrangements with respect to its oil production and more than 10% of its budgeted gas production for the year 2001, and, in any event, for a term longer than 12 months; or

          (s) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

     SECTION 6.2  No Solicitation by the Company.

     (a) The Company agrees that it and its Subsidiaries (i) will not (and it will not permit their officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries to) solicit, initiate or encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of the Company, or any acquisition of 10% or more of the capital stock (other than upon exercise of the options to purchase Company Common Stock that are outstanding as of the date hereof) or 10% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as a "Company Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a Company Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; provided that, subject to Section 6.3(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal or (B) prior to the Cutoff Date (as defined below), providing information (pursuant to a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement, dated June 21, 2001, entered into between the Company and Parent (the "Company/Parent Confidentiality Agreement")) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Company Acquisition Proposal if (x) in the good faith judgment of the Company's Board of Directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Company Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the Company Shares from a financial point of view than the Merger and (y) the Board of Directors of the Company, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law.

     (b) The Company will promptly (but in any event within 24 hours) notify Parent of any requests referred to in Section 6.2(a) for information or the receipt of any Company Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Company Acquisition Proposal, and the material terms and conditions of any Company Acquisition Proposal, and shall keep Parent informed on a timely basis (but in any event within 24 hours) of any material changes with respect thereto. Prior to taking any action referred to in the proviso of Section 6.2(a), if the Company intends to participate in any such discussions or negotiations or provide any such information to any such third party, the Company shall give prompt prior notice to Parent of each such action.

     (c) Nothing in this Section 6.2 shall permit the Company to enter into any agreement with respect to a Company Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Company Acquisition Proposal, other than a confidentiality agreement containing terms identical in all material respects to the terms of the Company/Parent Confidentiality Agreement.

     (d) For purposes hereof, the "Cutoff Date" means the date the Company Requisite Vote has been obtained.

     SECTION 6.3  Meetings of Stockholders.

     (a) The Company will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the Company Requisite Vote to approve those matters under this Agreement (whether or not they are contingent on the occurrence of an Alternate Structure Event) that could require such a vote. Parent will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the Parent Requisite Vote to approve those matters under this Agreement (whether or not they are contingent on the occurrence of an Alternate Structure Event) that could require such a vote.

     (b) The Company and Parent, through their respective Boards of Directors, shall recommend approval of such matters; provided that the Board of Directors of the Company or Parent may at any time prior to the Effective Time withdraw, modify, or change any recommendation regarding this Agreement or the transactions contemplated hereby, or recommend and declare advisable any other offer or proposal, if its Board of Directors determines in good faith after consultation with its outside counsel that the failure to so withdraw, modify, or change its recommendation would be inconsistent with its fiduciary obligations under applicable law. Each of the Company and Parent shall be required to comply with its obligations under Section 6.3(a) whether or not its Board of Directors withdraws, modifies, or changes its recommendation regarding this Agreement or the transactions contemplated hereby or recommends any other offer or proposal.

     (c) In the event that stockholders of the Company or Parent fail to approve this Agreement at a meeting (or any adjournment or postponement thereof) at which such stockholders considered and voted on this Agreement, the parties shall negotiate in good faith for at least 20 days to attempt to revise the structure and terms of the Merger to allow the combination of the respective businesses of Parent and the Company on terms they regard as likely to be approved by such stockholders.

     SECTION 6.4  Filings; Reasonable Best Efforts.

     (a) Subject to the terms and conditions herein provided, the Company and Parent shall:

          (i) promptly (but in not more than 20 business days from the date hereof) make their respective filings under the HSR Act with respect to the Merger (including any submissions required for the Alternate Mergers) and thereafter shall promptly make any other required submissions under the HSR Act;

          (ii) use their reasonable best efforts to satisfy the conditions to closing in Article 7 (including, in the case of the Company, obtaining the opinion described in Section 7.2(b) and, in the case of Parent, obtaining the opinion described in Section 7.3(b)) and to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger or the Alternate Mergers and the transactions contemplated hereby; and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

          (iii) promptly notify each other of any communication concerning this Agreement or the Merger or the Alternate Mergers to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger or the Alternate Mergers to any governmental entity;

          (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger or the Alternate Mergers unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

          (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger or the Alternate Mergers; and

          (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

     (b) Without limiting Section 6.4(a), Parent and the Company shall:

          (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and

          (ii) each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger or the Alternate Mergers so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government, in which case at the conclusion of such litigation).

     (c) Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without Parent's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use reasonable best efforts to effect (and shall cause its Subsidiaries to commit to and use reasonable best efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Merger or the Alternate Mergers and (ii) neither Parent nor any of its Subsidiaries shall be required (pursuant to Section 6.4(a)(ii) or otherwise) to agree (with respect to (x) Parent or its Subsidiaries or (y) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would have or reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

     (d) Except as provided below, nothing in this Section 6.4 or any other part of this Agreement shall require Parent to refrain from entering into any agreement with respect to, or issuing Parent Common Stock or other consideration in connection with, a business combination with, or an acquisition of, a third party after the date of this Agreement and prior to the Effective Time (a "Subsequent Transaction");

provided, however, that Parent has a good faith belief at the time it enters into the definitive agreement calling for any such Subsequent Transaction that such Subsequent Transaction is not reasonably likely to prevent or delay satisfaction of any of the conditions set forth in Article 7. In the event of a Subsequent Transaction which would be permissible under the preceding sentence, Parent shall agree to any divestitures, licenses, hold separate arrangements or similar matters (including covenants affecting business operating practices) necessary in order to obtain prompt approval of the transactions contemplated by this Agreement under applicable competition laws that would not otherwise have been required in order to obtain such approval but for the Subsequent Transaction. For the avoidance of doubt, the parties agree that it was not a breach of this Agreement for Parent to enter into the Pre-Acquisition Agreement, dated as of August 31, 2001, between Parent and Anderson Exploration Ltd.

     SECTION 6.5 Inspection. From the date hereof to the Effective Time, the Company and Parent shall allow all designated officers, attorneys, accountants and other representatives of the other party access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries or Parent and its Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 6.5 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, neither party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which that party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company and Parent agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

     SECTION 6.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     SECTION 6.7  Registration Statement.

     (a) Each of Parent, Alternate Holdco and the Company shall cooperate and promptly prepare and Parent and Alternate Holdco shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement") and any amendments required thereto with respect to the Parent Common Stock issuable in the Merger or the Alternate Holdco common stock issuable in the Alternate Mergers if an Alternate Structure Event occurs. A portion of the Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Parent and of the Company in connection with the Merger or the Alternate Mergers (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent and Alternate Holdco shall use their reasonable best efforts, and the Company will cooperate with Parent and Alternate Holdco, to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent and Alternate Holdco shall use their reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger or the Alternate Holdco common stock issuable in connection with the Alternate Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) Each of Parent and the Company will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the date hereof.

     (c) Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Parent and of the Company, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.8 Listing Applications. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the AMEX prior to the Effective Time, subject to official notice of issuance. Parent shall promptly prepare and submit to the AMEX a supplemental listing application covering the shares of Parent Common Stock issuable in the Merger and shares issuable pursuant to Assumed Options (as defined below). Parent and Alternate Holdco shall use their reasonable best efforts to cause the Alternate Holdco common stock to be issued pursuant to the Alternate Mergers and upon exercise of the Assumed Options (if an Alternate Structure Event occurs) to be approved for listing on the AMEX prior to the Effective Time (as defined in Exhibit B), subject to official notice of issuance.

     SECTION 6.9  Letters of Accountants.

     (a) If requested to do so by Parent, the Company shall use its reasonable best efforts to cause to be delivered to Parent and Alternate Holdco "comfort" letters of Arthur Andersen LLP, the Company's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Parent and Alternate Holdco with regard to certain financial information regarding the Company included in the Registration Statement, in form reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (b) If requested to do so by the Company, Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of KPMG LLP, Parent's independent public accountants, dated the effective date of the Registration Statement and the Closing Date,respectively, and addressed to the Company, with regard to certain financial information regarding Parent included in the Registration Statement, in form reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.10 Agreements of Affiliates. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list identifying all persons who, at the time of the meeting or the meeting of the Company's stockholders pursuant to Section 6.3, the Company believes may be deemed to be "affiliates" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Parent or Alternate Holdco, as the case may be, shall be entitled to place restrictive legends on any shares of Parent Common Stock or Alternate Holdco common stock received by such Rule 145 Affiliates. The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent and Alternate Holdco, at or prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit A.

     SECTION 6.11 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 8.5.

     SECTION 6.12  Indemnification and Insurance.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of the Company (or any Subsidiary or division thereof) and each person who served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an"Action"), (i) Parent shall cause the Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent will, and will cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

     (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the articles of incorporation, bylaws and any indemnification agreement of the Company and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

     (c) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company's existing officers' and directors' liability insurance ("D&O Insurance") policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the amount of which premiums are set forth in the Company Disclosure Letter) (the "Maximum Premium"), but in such case shall purchase as much coverage as reasonably practicable for such amount. Parent shall have the right to cause coverage to be extended under the Company's D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the Company's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.12(c).

     (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Company or any of its

Subsidiaries, under the TBCA, or otherwise. The provisions of this Section 6.12 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     (e) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 6.12.

     SECTION 6.13  Employee Benefits

     (a) Parent hereby agrees to honor, and agrees to cause its Subsidiaries to honor, all employee benefit plans, contracts, agreements and commitments of the Company or any of its Subsidiaries maintained or entered into by the Company or any of its Subsidiaries prior to the date hereof that apply to any current or former employee or current or former director of the Company or any of its Subsidiaries, including, without limitation, the executive change-in-control severance agreements between the Company and certain of its key employees (copies of which executive change-in-control severance agreements have been furnished to Parent); provided, however, that except as provided in Section 6.13(c), Parent reserves the right to modify any such contract, agreement or commitment in accordance with its terms.

     (b) If, within two years after the Effective Time, the benefits applicable to Continuing Employees are materially modified then, for the remainder of the two-year period after the Effective Time, Parent hereby agrees to, and agrees to cause its Subsidiaries to, provide to officers and employees of the Company and its Subsidiaries who become or remain regular (full-time) employees of Parent or any of its Subsidiaries ("Continuing Employees") employee benefits, other than stock options and stock appreciation rights, no less favorable than those provided by Parent and its Subsidiaries to their similarly situated officers and employees. Any employee of the Company or any of its Subsidiaries who becomes a participant in any employee benefit plan, program, policy, or arrangement of Parent or any of its Subsidiaries after the Effective Time shall be given credit under such plan, program, policy, or arrangement for all service with the Company or any of its Subsidiaries, and, if applicable, with Parent or any of its Subsidiaries, prior to becoming such a participant for purposes of eligibility and vesting and benefit determination (other than for determining accrual services under any defined benefit pension plan as defined in Section 3(35) of ERISA).

     (c) Parent hereby agrees to, and agrees to cause its Subsidiaries to, provide the following benefits to Continuing Employees or to former employees of the Company and its Subsidiaries, as described below:

          (i) Parent shall continue retiree medical benefits for each former employee of the Company and its Subsidiaries who was receiving retiree medical benefits at the Effective Time in accordance with the terms of the retiree medical benefit arrangements applicable to that employee.

          (ii) Parent shall provide retiree medical benefits for Continuing Employees who have attained age 55 and have 10 years of service with the Company and its Subsidiaries at the Effective Time, with such retiree medical benefits to be provided when such Continuing Employee terminates employment with Parent or its Subsidiaries and with benefits substantially equivalent to the retiree medical benefits being provided to former employees of the Company and its Subsidiaries at the Effective Time and at the same percentage of contribution rate as in effect at the Effective Time in accordance with the terms of the retiree medical benefit arrangements in effect on the date hereof.

          (iii) Parent shall provide coverage for severance benefits for Continuing Employees for a period of at least one year after the Effective Time, and the eligibility and coverage for, and the amount of, such severance benefits shall be at least as favorable as is provided by the Mitchell Energy & Development Corp. Severance Benefit Plan.

          (iv) For a period of at least one year after the Effective Time, Parent shall continue defined benefit pension benefits for Continuing Employees by continuing the Mitchell Energy & Development Corp. Retirement Plan (the "Company Retirement Plan") and each of the Company's supplemental retirement plans (the "Company's Supplemental Retirement Plans") for such Continuing Employees or by providing benefits under another defined benefit pension plan sponsored by Parent or its Subsidiaries, and for a period of at least 13 months after the Effective Time, Parent shall not permit the form of payment provisions in the Company's Supplemental Retirement Plans to be amended.

          (v) At such time as Parent causes a Continuing Employee to be covered under a group health plan maintained by Parent or one of its Subsidiaries (other than the group health plan maintained by the Company at the Effective Time), Parent shall cause (1) such Continuing Employee and his or her eligible dependents (including, without limitation, all such Continuing Employee's dependents covered immediately prior to such time under the Company's group health plan) to be credited under such Parent group health plan, for the year during which such coverage under such group health plan begins, with any deductibles and copayments already incurred during such year under the Company's group health plan, and (ii) such Parent group health plan to waive any preexisting condition restrictions to the extent necessary to provide immediate coverage. Parent shall cause each other employee welfare benefit plan or program sponsored by Parent or one of its Subsidiaries that is of a similar type to a plan or program Continuing Employees participated in prior to the Effective Time to waive any preexisting condition exclusion with respect to Continuing Employees.

     (d) Parent and the Company shall take such actions, including (with respect to the Company) the amendment of the options ("Stock Options") to purchase Company Shares, and the plans pursuant to which such options have been issued ("Option Plans"), to permit Parent to assume, and Parent shall assume, effective at the Effective Time, each Option Plan and each Stock Option that remains unexercised in whole or in part as of the Effective Time and substitute shares of Parent Common Stock for the Company Shares purchasable under each such assumed option ("Assumed Option"), which assumption and substitution shall be effected as follows:

          (i) the number of shares of Parent Common Stock purchasable under the Assumed Option shall be equal to 1.20 times the number of shares of Company Common Stock underlying the Assumed Option (without regard to any vesting schedule and with any fractional amount rounded to the next lowest share);

          (ii) the per share exercise price of such Assumed Option shall be an amount (with fractional amounts rounded to the next highest cent) equal to the per share exercise price of the Stock Option being assumed divided by 1.20;

          (iii) Parent will provide each holder of each Stock Option being assumed with a statement showing the converted number of shares, the exercise price, and the expiration date for each Assumed Option; and

          (iv) any other provisions of each Assumed Option shall remain in effect, and Parent shall not permit the acceleration of the exercisability or require the mandatory surrender of the Assumed Options in connection with the Merger pursuant to applicable provisions of the Option Plans.

     (e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

     (f) Parent and the Company shall take such actions to permit Parent to assume, and Parent shall assume, effective at the Effective Time, each bonus unit ("Bonus Unit") issued under the Mitchell Energy & Development Corp. 1997 Bonus Unit Plan ("Bonus Unit Plan") that remains unredeemed in whole or in part as of the Effective Time and substitute the value of shares of Parent Common Stock for the value of the shares of Company Common Stock that is used to determine the amount payable to an employee upon redemption of the Bonus Unit ("Assumed Bonus Unit"), which assumption and substitution shall be effected as follows:

          (i) the number of Bonus Units redeemable under the Assumed Bonus Unit shall be equal to 1.20 times the number of Bonus Units being assumed (without regard to any vesting schedule and with any fractional amount rounded to the next lowest share);

          (ii) the value of each Assumed Bonus Unit as of the Redemption Date (as defined in the Bonus Unit Plan) shall be equal to the amount, if any, by which (A) the closing price of a share of Parent Common Stock on such date exceeds (B) the "exercise price" of the Assumed Bonus Unit, which shall be the closing price of Company Common Stock on the Designation Date (as defined in the Bonus Unit Plan) divided by 1.20 (with fractional amounts rounded to the next highest cent);

          (iii) Parent will provide each holder of Bonus Units being assumed with a statement showing the converted number of units, the exercise price of the Assumed Bonus Units, and the expiration date for each Assumed Bonus Unit; and

          (iv) any other provisions of each Assumed Bonus Unit shall remain in effect, and Parent shall not permit the acceleration of the exercisability of the Assumed Bonus Units in connection with the Merger pursuant to
     Section VII of the Bonus Unit Plan.

     (g) Parent agrees that its Board of Directors (or the Compensation Committee thereof) shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, the receipt, pursuant to this Section 6.13, of Assumed Options and Assumed Bonus Units.

     SECTION 6.14 Reorganization. From and after the date hereof and until the Effective Time, none of Parent, the Company or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Following the Effective Time, Parent shall not knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code (and any comparable provisions of applicable state or local law). This Section 6.14 shall become inapplicable if an Alternate Structure Event occurs.

     SECTION 6.15 Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Company Shares so that holders of Company Shares do not receive dividends on both Company Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on Company Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

                                   ARTICLE 7

                                   CONDITIONS

     SECTION 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) (i) The Company Requisite Vote shall have been obtained and (ii) the Parent Requisite Vote shall have been obtained.

          (b) (i) The waiting period applicable to the consummation of the Merger shall have expired or been terminated under the HSR Act and (ii) any mandatory waiting period or required consent under any applicable foreign competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Parent.

          (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

          (d) The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.

          (e) The shares of Parent Common Stock to be issued pursuant to the Merger and shares issuable pursuant to Assumed Options shall have been authorized for listing on the AMEX, subject to official notice of issuance.

     SECTION 7.2  Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Closing Date of the following conditions:

          (a) Parent shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct and
     (ii) to the extent not qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and the Company shall have received a certificate of Parent, executed on its behalf by its President or a Senior Vice President of Parent, dated the Closing Date, certifying to such effect.

          (b) The Company shall have received the opinion of Vinson & Elkins L.L.P., counsel to the Company, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Parent, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company or the stockholders of the Company to the extent they receive Parent Common Stock in exchange for Company Shares pursuant to the Merger. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Merger Sub and Parent as to such matters as such counsel may reasonably request.

     SECTION 7.3 Conditions to Obligation of Parent to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Parent shall have received a certificate of the Company, executed on its behalf by its President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

          (b) Parent shall have received the opinion of Mayer, Brown & Platt, counsel to Parent, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to the Company, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by any corporation which is a party to the reorganization. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company, Merger Sub and Parent as to such matters as such counsel may reasonably request.

                                   ARTICLE 8

                                  TERMINATION

     SECTION 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the Company and Parent.

     SECTION 8.2 Termination by Parent or the Company. This Agreement may be terminated by action of the Board of Directors of the Company or by action of the Board of Directors of Parent (in either case upon payment of the Termination Amount (as defined below) if payable), if:

          (a) the Merger shall not have been consummated by the date that is seven months after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

          (b) after the twentieth day following the date of the meeting (including adjournments and postponements) of the Company's stockholders for the purpose of obtaining the Company Requisite Vote, if such Company Requisite Vote shall not have been obtained; or

          (c) after the twentieth day following the date of the meeting (including adjournments and postponements) of Parent's stockholders for the purpose of obtaining the Parent Requisite Vote, if such Parent Requisite Vote shall not have been obtained; or

          (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 6.4 and with respect to other matters not covered by Section 6.4 shall have used its reasonable best efforts to remove such injunction, order or decree.

     SECTION 8.3 Termination by the Company. This Agreement may be terminated prior to the Effective Time, by action of the Board of Directors of the Company after consultation with its legal advisors, if:

          (a) (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.3(a) shall not be satisfied; or

          (b) the Board of Directors of Parent shall have withdrawn, modified or changed, in a manner adverse to the Company, the Board's approval or recommendation of the Merger, or resolved to do so.

     SECTION 8.4 Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of Parent after consultation with its legal advisors, if:

          (a) there has been a breach by the Company of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2(a) shall not be satisfied; or

          (b) the Board of Directors of the Company shall have withdrawn, modified or changed, in a manner adverse to Parent, the Board's approval or recommendation of the Merger or recommended approval of a Company Acquisition Proposal, or resolved to do so.

     SECTION 8.5  Effect of Termination.

     (a) If this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.2(a) or 8.2(b) (and in either such case (x) prior to, or at the time of the meeting for the purpose of obtaining the approval required by
Section 7.1(a)(i) (including adjournments or postponements), any person shall have made a Company Acquisition Proposal that has become public or shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal, (y) the condition set forth in Section 7.1(a)(i) was not satisfied at the time of such termination and (z) the condition set forth in
Section 7.1(a)(ii) was satisfied at the time of such termination) or (ii) by Parent pursuant to Section 8.4(b); then, the Company shall immediately pay Parent the Termination Amount (as defined below) and, in addition, reimburse Parent for all expenses incurred by Parent in connection with this Agreement up to the Reimbursement Maximum Amount (as defined below) upon termination of this Agreement. All payments shall be made in cash by wire transfer to an account designated by Parent. The term "Termination Amount" shall mean $100 million and the term "Reimbursement Maximum Amount" shall mean $10 million. The Company acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.5(a), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on such amount from the date payment was required to be made until the date such payment is actually made at the annual prime lending rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus one percent (1%) (the "Adjusted Prime Rate").

     (b) If this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.2(a) or 8.2(c) (and in either such case (x) prior to, or at the time of the meeting for the purpose of obtaining the approval required by
Section 7.1(a)(ii), (including adjournments or postponements), any person shall have made a Parent Acquisition Proposal (as defined below) that has become public or shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal, (y) the condition set forth in Section 7.1(a)(ii) was not satisfied at the time of such termination and (z) the condition set forth in Section 7.1(a)(i) was satisfied at the time of such termination) to make a Parent Acquisition Proposal) or (ii) by the Company pursuant to Section 8.3(b); then Parent shall immediately pay the Company the Termination Amount and, in addition, reimburse the Company for all expenses incurred by the Company in connection with this Agreement up to the Reimbursement Maximum Amount upon termination of this Agreement. All payments shall be made in cash by wire transfer to an account designated by the Company. The term "Parent Acquisition Proposal" shall mean any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of Parent, or any acquisition of 10% or more of the capital stock (other than upon exercise of Parent employee stock options that are outstanding as of the date hereof) or 10% or more of the assets of Parent and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing. Parent acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay any amount due pursuant to this
Section 8.5(b) and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the payment set forth in this Section 8.5(b), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on such amount from the date payment was required to be made until the date such payment is actually made at the Adjusted Prime Rate.

     (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
8.5 and Section 6.11 and except for the provisions of Sections 9.3, 9.4, 9.6, 9.8, 9.9, 9.12, 9.13 and 9.14, provided that nothing herein shall relieve any party from any liability for any breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved.

     SECTION 8.6 Extension; Waiver. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     SECTION 9.1  Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; provided, however, that the agreements contained in Article 2, Article 3 and in Sections 6.10, 6.11, 6.12, 6.13, 6.14 and this Article 9 (including, if an Alternate Structure Event occurs, the amendments to certain of such provisions contemplated by Exhibit B) and the agreements delivered pursuant to this Agreement shall survive the Merger, unless otherwise provided herein.

     SECTION 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

        (a) if to Parent, Merger Sub, Alternate Holdco, Devon Merger Sub or Mitchell Merger Sub:

            Devon Energy Corporation
            20 N. Broadway, Suite 1500
            Oklahoma City, Oklahoma 73102
            Attn: J. Larry Nichols
                  Chairman, President and Chief Executive Officer
            Telecopy No.: (405) 552-8171
            and

            Devon Energy Corporation
            20 N. Broadway, Suite 1500
            Oklahoma City, Oklahoma 73102
            Attn: Duke R. Ligon
            Senior Vice President and General Counsel
            Telecopy No.: (405) 552-4550

            with a copy to:

            Mayer, Brown & Platt
            190 South LaSalle Street
            Chicago, Illinois 60603
            Facsimile: (312) 701-7711
            Attn: Scott J. Davis
                  James T. Lidbury

          (b) if to the Company:

              2002 Timberloch Place
              P.O. Box 4000
              The Woodlands, Texas 77387-4000
              Facsimile: (713) 377-7000
              Attn: General Counsel

              with a copy to:

              Vinson & Elkins L.L.P.
              2300 First City Tower
              1001 Fannin
              Houston, Texas 77002
              Facsimile: (713) 615-5306
              Attn: C. Michael Harrington

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     SECTION 9.3  Assignment; Binding Effect; Benefit.  Except as provided in
Section 1.1 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.12 and Section 6.13, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.4 Entire Agreement. This Agreement, the Parent/Company Confidentiality Agreement (other than the sixth and seventh paragraphs thereof, which are hereby terminated and of no further force or effect), the exhibits to this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 9.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company or Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.6 Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH OF THE COMPANY, MERGER SUB AND PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN DALLAS COUNTY, TEXAS (THE "TEXAS COURTS") FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE TEXAS COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY TEXAS COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     SECTION 9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

     SECTION 9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     SECTION 9.9  Interpretation.  In this Agreement:

          (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

          (b) The words "include", "includes" and "including" are not limiting.

          (c) The phrase "to the knowledge of" and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the actual knowledge of its executive officers.

          (d) "Material Adverse Effect" with respect to the Company or Parent shall mean a material adverse effect on or change in (a) the business, assets and liabilities (taken together) or financial condition of a party and its Subsidiaries on a consolidated basis or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing set forth in Article 7; provided, however, that the inability to satisfy the condition in Section 7.2(b) shall not constitute a Company Material Adverse Effect and the inability to satisfy the condition in Section 7.3(b) shall not constitute a Parent Material Adverse Effect. "Company Material Adverse Effect" and "Parent Material Adverse Effect" mean a Material Adverse Effect with respect to the Company and Parent, respectively.

          (e) "Person" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

          (f) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     SECTION 9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     SECTION 9.11 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 9.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.14 Obligation of Merger Sub, Alternate Holdco, Devon Merger Sub and Mitchell Merger Sub. Whenever this Agreement requires Merger Sub, Alternate Holdco, Devon Merger Sub or Mitchell Merger Sub (or any of their respective successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub, Alternate Holdco, Devon Merger Sub or Mitchell Merger Sub, as the case may be, to take such action and a guarantee of the performance thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                            DEVON ENERGY CORPORATION

                                            By:    /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                            Name: J. Larry Nichols
                                            Title:  Chairman, President and
                                                    Chief Executive Officer

                                            DEVON NEWCO CORPORATION

                                            By:    /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                            Name: J. Larry Nichols
                                            Title:  President

                                            DEVON HOLDCO CORPORATION

                                            By:    /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                            Name: J. Larry Nichols
                                            Title:  President

                                            DEVON MERGER CORPORATION

                                            By:    /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                            Name: J. Larry Nichols
                                            Title:  President

                                            MITCHELL MERGER CORPORATION

                                            By:    /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                            Name: J. Larry Nichols
                                            Title:  President

                                            MITCHELL ENERGY & DEVELOPMENT CORP.

                                            By:    /s/ GEORGE P. MITCHELL
                                                --------------------------------
                                            Name: George P. Mitchell
                                            Title:  Chairman of the Board and
                                                    Chief
                                                    Executive Officer

                                   EXHIBIT A

                       FORM OF COMPANY AFFILIATE'S LETTER

     This SHAREHOLDER AGREEMENT, dated as of           , 2001 (this "Agreement")
is among Devon Energy Corporation, a Delaware corporation ("Parent"), Devon Holdco Corporation, a Delaware corporation ("Alternate Holdco"), and the undersigned shareholder ("Shareholder") of Mitchell Energy & Development Corp., a Texas corporation (the "Company"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

                                    RECITALS

     A. Parent, Devon NewCo Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Alternate Holdco, Devon Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Alternate Holdco, Mitchell Merger Corporation, a Texas corporation and a wholly owned subsidiary of Alternate Holdco, and the Company have entered into an Amended and Restated Agreement and Plan of Merger, dated as of August 13, 2001 (the "Merger Agreement"), pursuant to which the Company will merge (the "Merger") with and into Merger Sub, with Merger Sub surviving the Merger (or, if an Alternate Structure Event occurs, the parties will consummate the Alternate Mergers);

     B. Pursuant to the Merger Agreement, at the Effective Time, outstanding Company Shares will be converted into (i) the right to receive cash and (ii) shares of Parent Common Stock (or, if an Alternate Structure Event occurs, at the Mitchell Merger Effective Time, outstanding Company Shares will be converted into (i) the right to receive cash and (ii) shares of Alternate Holdco common stock);

     C. The execution and delivery of this Agreement by Shareholder is a material inducement to Parent and Alternate Holdco to enter into the Merger Agreement; and

     D. Shareholder has been advised that Shareholder may be deemed to be an "affiliate" of the Company, as such term is used (i) for purposes of paragraphs
(c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1. Acknowledgments by Shareholder. Shareholder acknowledges and understands that the representations, warranties and covenants made by Shareholder set forth in this Agreement will be relied upon by Parent, Alternate Holdco, the Company, and their respective affiliates and counsel, and that substantial losses and damages may be incurred by such persons if Shareholder's representations, warranties or covenants are breached. Shareholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Shareholder has deemed appropriate in connection with the execution of this Agreement.

     2. Compliance with Rule 145 and the Act.

     (a) Shareholder has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger (or, if an Alternate Structure Event occurs, the issuance of shares of Alternate Holdco common stock in connection with the Mitchell Merger) is expected to be effected pursuant to a Registration Statement filed by Parent and Alternate Holdco on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Shareholder may be deemed to be an affiliate of the Company. Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to Shareholder in the Merger or shares of Alternate Holdco common stock issued to Shareholder in the Mitchell Merger, as the case may be, unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, or (iii) Shareholder delivers to Parent or Alternate Holdco, as the case may be, a written opinion of counsel, in form and substance reasonably acceptable to Parent or Alternate Holdco, as the case may be, to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

     (b) Parent or Alternate Holdco, as the case may be, will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Shareholder pursuant to the Merger or Alternate Holdco common stock received by Shareholder pursuant to the Mitchell Merger, and there will be placed on the certificates representing such Parent Common Stock or Alternate Holdco common stock, or any substitutions therefor, legends stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Parent or Alternate Holdco, as the case may be, shall so instruct its transfer agent, if a registration statement respecting the sale of the shares has been declared effective under the Act or if Shareholder delivers to Parent or Alternate Holdco, as the case may be, (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably acceptable to Parent or Alternate Holdco, as the case may be, to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145.

     3. Miscellaneous.

     (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

     (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context to permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

     (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Texas. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States of America, in either case located in Dallas County, Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Texas Courts), waive any objection to the laying of venue of any such litigation in the Texas Courts and agree not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

     (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

     (e) Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

     (f) This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

     (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     (h) From and after the Effective Time of the Merger or, if the Alternate Mergers are consummated, the Mitchell Merger Effective Time and as long as is necessary in order to permit Shareholder to sell Parent Common Stock or Alternate Holdco common stock, as the case may be, held by Shareholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent or Alternate Holdco, as the case may be, will file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, and shall otherwise make available adequate public information regarding Parent or Alternate Holdco, as the case may be, in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                            DEVON ENERGY CORPORATION,
                                            a Delaware corporation

                                            By:
                                              ----------------------------------
                                            Name:
                                            Title:

                                            DEVON HOLDCO CORPORATION,
                                            a Delaware corporation

                                            By:
                                              ----------------------------------
                                            Name:
                                            Title:

                                            SHAREHOLDER

                                            ------------------------------------
                                            Name:
                                            Number of Shares Owned:
                                            Number of Shares Issuable upon
                                            Exercise of Stock Options:

                                   EXHIBIT B

                         AMENDMENTS TO BECOME EFFECTIVE
                         UPON ALTERNATE STRUCTURE EVENT

     1. Article 1 (other than Section 1.7, which shall remain in full force and effect) shall be deleted in its entirety and replaced with the following:

                                   ARTICLE 1

                            THE ALTERNATE STRUCTURE

     SECTION 1.1  The Alternate Mergers.

     (a) Alternate Mergers Corporations. As promptly as practicable after occurrence of an Alternate Structure Event, Parent shall cause (1) Alternate Holdco to amend its certificate of incorporation and bylaws to be substantially identical in form and substance to the certificate of incorporation and bylaws of Parent at that time; and (2) Alternate Holdco's board of directors to adopt a shareholder rights plan substantially identical in form and substance to the Parent Rights Agreement, as it existed on October 1, 2001. Prior to the Effective Time (as defined below), Parent shall ensure that Alternate Holdco, Mitchell Merger Sub and Devon Merger Sub take no actions and undertake no operations except as may be necessary in connection with the consummation of the Alternate Mergers. Parent shall cause Alternate Holdco's corporate name, as of the Effective Time, to be changed to "Devon Energy Corporation" or such other name as shall be selected by Parent.

     (b) The Mitchell Merger. Subject to the terms and conditions of this Agreement, at the Mitchell Merger Effective Time (as defined in Section 1.3), Mitchell Merger Sub shall be merged with and into the Company (the "Mitchell Merger") in accordance with this Agreement, and the separate corporate existence of Mitchell Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Mitchell Merger and shall be a wholly owned subsidiary of Alternate Holdco. The Mitchell Merger shall have the effects specified in the Texas Business Corporation Act (the "TBCA").

     (c) The Devon Merger. Subject to the terms and conditions of this Agreement, at the Devon Merger Effective Time (as defined in Section 1.3), Devon Merger Sub shall be merged with and into Parent (the "Devon Merger") in accordance with this Agreement, and the separate existence of Devon Merger Sub shall thereupon cease. Parent shall be the surviving corporation in the Devon Merger and shall be a wholly owned subsidiary of Alternate Holdco. The Devon Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     SECTION 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Alternate Mergers (the "Closing") shall take place
(a) at the offices of Mayer, Brown & Platt, 700 Louisiana Street, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The parties shall cause the Mitchell Merger Effective Time and the Devon Merger Effective Time to occur concurrently or, if not concurrently, as close in time as possible. In any event, the parties shall cause both the Mitchell Merger Effective Time and the Devon Merger Effective Time to occur during the Closing.

     SECTION 1.3 Effective Times. If all the conditions to the Alternate Mergers set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article 8, on the Closing Date, articles of merger (the "Articles of Merger") meeting the requirements of Article 5.04 of the TBCA (with respect to the Mitchell Merger) shall be filed with the Secretary of State of the State of Texas and a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL (with respect to the Devon Merger) shall be properly executed and filed with the Secretary of State of the State of Delaware. The Mitchell Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Texas in accordance with the TBCA, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Mitchell Merger (the "Mitchell Merger Effective Time"). The Devon Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Devon Merger (the "Devon Merger Effective Time"). Except as otherwise provided in the amendments to this Agreement contemplated by Exhibit B, references to the "Effective Time" in this Agreement shall be deemed to be references to the earlier to occur of the Mitchell Merger Effective Time and the Devon Merger Effective Time.

     SECTION 1.4  Charters.

     (a) At the Mitchell Merger Effective Time, the articles of incorporation of the Company in effect immediately prior to the Mitchell Merger Effective Time shall be amended as set forth in Annex A and, as so amended, shall be the articles of incorporation of the surviving corporation of the Mitchell Merger, until duly amended in accordance with applicable law.

     (b) At the Devon Merger Effective Time, the certificate of incorporation of Parent in effect immediately prior to the Devon Merger Effective Time shall be amended as set forth in Annex B and, as so amended, shall be the certificate of incorporation of the surviving corporation of the Devon Merger, until duly amended in accordance with applicable law.

     SECTION 1.5  Bylaws.

     (a) The bylaws of the Company in effect immediately prior to the Mitchell Merger Effective Time shall be the bylaws of the surviving corporation of the Mitchell Merger, until duly amended in accordance with applicable law.

     (b) The bylaws of Parent in effect immediately prior to the Devon Merger Effective Time shall be the bylaws of the surviving corporation of the Devon Merger, until duly amended in accordance with applicable law.

     SECTION 1.6  Boards of Directors.

     (a) The Board of Directors of the surviving corporation of the Mitchell Merger shall consist of the Board of Directors of Mitchell Merger Sub, as it existed immediately prior to the Mitchell Merger Effective Time.

     (b) The Board of Directors of the surviving corporation of the Devon Merger shall consist of the Board of Directors of Devon Merger Sub, as it existed immediately prior to the Devon Merger Effective Time.

     2. Articles 2 and 3 shall be deleted in their entirety and replaced with the following:

                                   ARTICLE 2

                         DIRECTORS OF ALTERNATE HOLDCO

     SECTION 2.1 Directors of Alternate Holdco. Immediately prior to the Effective Time, Parent shall cause the Board of Directors of Alternate Holdco to be identical to the Board of Directors of Parent at that time, except that J. Todd Mitchell (the "Company Designee") shall also be appointed to the Board of Directors of Alternate Holdco. If, prior to the Effective Time, the Company Designee becomes unavailable or unwilling to serve, the Company shall designate a substitute designee acceptable to Parent.

                                   ARTICLE 3

                          CONVERSION OF COMPANY SHARES

     SECTION 3.1  Effect on Capital Stock.

     (a) The Mitchell Merger. At the Mitchell Merger Effective Time, the Mitchell Merger shall have the following effects on the capital stock of the Company and Mitchell Merger Sub, without any action on the part of the holder of any capital stock of the Company or Mitchell Merger Sub:

          (i) Conversion of the Company Common Stock. Subject to the provisions of this Section 3.1 and Section 3.3, each share of Class A common stock, $0.10 par value per share, of the Company (each a "Company Share" and collectively the "Company Shares" issued and outstanding immediately prior to the Mitchell Merger Effective Time (but not including any Dissenting Shares (as defined below) and any Company Shares that are (A) owned (1) by Alternate Holdco, Parent, Mitchell Merger Sub or any other direct or indirect Subsidiary of Alternate Holdco or Parent or (2) by the Company or any direct or indirect Subsidiary of the Company and (B) are not held on behalf of third parties (collectively, the "Excluded Company Shares")) shall, by virtue of the Mitchell Merger and without any action on the part of the holder thereof, be converted into (A) the right to receive $31.00 in cash (the "Cash Consideration") and (B) 0.585 of a share (the "Exchange Ratio") of the common stock of Alternate Holdco (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration").

          (ii) Cancellation of Excluded Company Shares. Each Excluded Company Share issued and outstanding immediately prior to the Mitchell Merger Effective Time shall, by virtue of the Mitchell Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (iii) Mitchell Merger Sub. At the Mitchell Merger Effective Time, each share of common stock of Mitchell Merger Sub issued and outstanding immediately prior to the Mitchell Merger Effective Time shall be converted into one share of common stock of the surviving corporation of the Mitchell Merger, and the surviving corporation of the Mitchell Merger shall thereby become a wholly owned subsidiary of Alternate Holdco.

     (b) The Devon Merger.

     (i) Conversion of the Capital Stock of Parent. At the Devon Merger Effective Time, the Devon Merger shall have the following effects on the capital stock of Parent and Devon Merger Sub, without any action on the part of the holder of any capital stock of Parent or Devon Merger Sub:

          (A) Each share of common stock, par value $0.10 per share, of Parent (each a "Parent Share" and collectively the "Parent Common Stock") issued and outstanding immediately prior to the Devon Merger Effective Time (other than Excluded Parent Shares (as defined below)) shall be converted into one share of Alternate Holdco common stock.

          (B) Each share of 6.49% Cumulative Preferred Stock, Series A, par value $1.00 per share, of Parent (the "Parent 6.49% Preferred Stock") issued and outstanding immediately prior to the Devon Merger Effective Time (other than Excluded Parent Shares and Dissenting Parent Preferred Shares (as defined below)) shall remain outstanding as one share of preferred stock of the surviving corporation of the Devon Merger having the same preferences and rights with respect to the surviving corporation of the Devon Merger as those that the Parent 6.49% Preferred Stock had with respect to Parent.

          (C) The one share of Parent Special Voting Stock issued and outstanding immediately prior to the Devon Merger Effective Time shall be converted into one share of special voting stock of Alternate Holdco having the same preferences and rights with respect to Alternate Holdco as those that the Parent Special Voting Stock had with respect to Parent.

     (ii) Cancellation of Excluded Parent Shares. Shares of Parent Common Stock or Parent 6.49% Preferred Stock that are (A) owned (1) by Alternate Holdco, Parent, Devon Merger Sub or any other direct or indirect Subsidiary of Alternate Holdco or Parent or (2) by the Company or any direct or indirect Subsidiary of the Company and (B) are not held on behalf of third parties (collectively, the "Excluded Parent Shares"), immediately prior to the Devon Merger Effective Time shall, by virtue of the Devon Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of consideration therefor and shall cease to exist.

     (iii) Devon Merger Sub. At the Devon Merger Effective Time, each share of common stock of Devon Merger Sub issued and outstanding immediately prior to the Devon Merger Effective Time shall be converted into one share of common stock of the surviving corporation of the Devon Merger, and the surviving corporation of the Devon Merger shall thereby become a wholly owned subsidiary of Alternate Holdco.

     (iv) Devon Options. Alternate Holdco and Parent shall take such actions, including (with respect to Parent) the amendment of the options ("Devon Stock Options") to purchase Parent Shares issued pursuant to Parent's stock option plans ("Devon Option Plans"), and the Devon Option Plans, to permit Alternate Holdco to assume, and Alternate Holdco shall assume, effective at the Devon Merger Effective Time, each Devon Option Plan and each Devon Stock Option that remains unexercised in whole or in part as of the Devon Merger Effective Time and substitute shares of Alternate Holdco common stock for the Parent Shares purchasable under each such assumed option ("Devon Assumed Option"), which assumption and substitution shall be effected as follows:

          (A) the number of shares of Alternate Holdco common stock purchasable under the Devon Assumed Option shall be equal to the number of shares of Parent Common Stock underlying the Devon Assumed Option (without regard to any vesting schedule);

          (B) the per share exercise price of such Devon Assumed Option shall be equal to the per share exercise price of the Devon Stock Option being assumed; and

          (C) any other provisions of each Devon Assumed Option shall remain in effect.

     (v) Other Actions. Alternate Holdco shall take such action as may be necessary to provide for (A) succession of Alternate Holdco for Parent under the Support Agreement dated as of December 10, 1998 between Parent and Northstar, as amended, and the Voting and Exchange Trust Agreement dated as of December 10, 1998 between Parent and CIBC Mellon Trust Company, as amended; (B) the making of changes to, or in the rights of holders of, the Northstar Exchangeable Shares as are economically equivalent to the changes to, or in the rights of holders of Parent Common Stock, that are a result of the exchange of Alternate Holdco common stock for Parent Common Stock in the Devon Merger and (C) the convertibility of the Zero Coupon Convertible Debentures (as defined below) into Alternate Holdco common stock, subject to the terms of the Indenture (as defined below). "Indenture" means the Indenture, dated as of June 27,2000, between Parent and The Bank of New York, as trustee. "Zero Coupon Convertible Debentures" means Parent's Zero Coupon Convertible Senior Debentures due 2020 issued pursuant to the Indenture.

     (vi) Post-Devon Merger Sale of Alternate Holdco Common Stock to Alternate Holdco. Immediately after the Devon Merger Effective Time, the surviving corporation of the Devon Merger shall sell to Alternate Holdco, and Alternate Holdco shall purchase from such surviving corporation, all of the shares of Alternate Holdco common stock then held by such surviving corporation for an amount in cash equal to the aggregate par value of all such shares of Alternate Holdco common stock.

     SECTION 3.2  Exchange of Certificates for Shares.

     (a) Exchange Procedures. At or prior to the Effective Time, Alternate Holdco shall deposit with an exchange agent (the "Exchange Agent"), selected by Parent with the Company's prior approval, which shall not be unreasonably withheld, in trust for the benefit of the holders of Company Shares and Parent Shares, an amount in cash and certificates representing shares of Alternate Holdco common stock required to effect (i) the conversion of the Company Shares into the Merger Consideration pursuant to Section 3.1(a)(i) and (ii) the conversion of the Parent Shares into shares of Alternate Holdco common stock pursuant to Section 3.1(b)(i)(A). Alternate Holdco shall make sufficient funds available to the Exchange Agent from time to time as needed to pay cash in respect of dividends or other distributions in accordance with Section 3.2(b). To the extent that Alternate Holdco lacks funds sufficient to pay the full amount of the Cash Consideration, Parent shall advance Alternate Holdco such funds. Promptly after the Effective Time, but in no event later than three business days following the Closing Date, Alternate Holdco shall cause the Exchange Agent to mail to each holder of record as of the Mitchell Merger Effective Time of a certificate representing Company Shares and to each holder of record as of the Devon Merger Effective Time of a certificate representing Parent Shares (each a "Certificate") (other than holders of a Certificate in respect of Excluded Company Shares or Excluded Parent Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or, in lieu of such Certificates, affidavits of loss together with either a reasonable undertaking to indemnify Alternate Holdco, Parent or the Company, if Alternate Holdco believes that the person providing the indemnity is sufficiently creditworthy, or, if Alternate Holdco does not so believe, indemnity bonds) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefore pursuant to
Section 3.1(a)(i) or the shares of Alternate Holdco common stock to which such holder shall be entitled therefore pursuant to Section 3.1(b)(i)(A), as the case may be. Subject to Section 3.2(g), upon surrender of a Certificate formerly representing Company Shares for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Alternate Holdco common stock that such holder is entitled to receive pursuant to Section 3.1(a)(i) and (ii) a check in the aggregate amount (after giving effect to any required tax withholdings) of (A) the cash that such holder is entitled to receive pursuant to Section 3.1(a)(i) plus (B) any cash in lieu of fractional shares determined in accordance with
Section 3.2(d) plus (C) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 3.2. Upon surrender of a Certificate formerly representing Parent Shares for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Alternate Holdco common stock that such holder is entitled to receive pursuant to Section 3.1(b)(i)(A) and (ii) a check in the aggregate amount (after giving effect to any required tax withholdings) of any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Section 3.2. Each Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of Company Shares or Parent Shares that occurred prior to the Mitchell Merger Effective Time or the Devon Merger Effective Time, as the case may be, but is not registered in the transfer records of the Company or Parent, the Merger Consideration may be issued and/or paid or the shares of Alternate Holdco common stock may be issued, as the case may be, to such a transferee if the Certificate formerly representing such Company Shares or Parent Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Alternate Holdco common stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Alternate Holdco common stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Alternate Holdco or the Exchange Agent that such tax has been paid or is not applicable.

     (b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Alternate Holdco in respect of Alternate Holdco common stock, the record date for which is at or after the Mitchell Merger Effective Time (with respect to Certificates formerly representing

Company Shares) or after the Devon Merger Effective Time (with respect to Certificates formerly representing Parent Shares), that declaration shall include dividends or other distributions in respect of all shares of Alternate Holdco common stock issuable pursuant to this Agreement. No dividends or other distributions so declared in respect of such Alternate Holdco common stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Section 3.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid, less the amount of any withholding taxes that may be required thereon, to the holder of the certificates representing whole shares of Alternate Holdco common stock issued in exchange for such Certificate, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date that is at or after the Mitchell Merger Effective Time or the Devon Merger Effective Time, as the case may be, and a payment date on or prior to the date of surrender of such whole shares of Alternate Holdco common stock and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Alternate Holdco common stock with a record date at or after the Mitchell Merger Effective Time or the Devon Merger Effective Time, as the case may be, but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of Alternate Holdco common stock, (i) all shares of Alternate Holdco common stock to be issued pursuant to the Mitchell Merger shall be deemed issued and outstanding as of the Mitchell Merger Effective Time and (ii) all shares of Alternate Holdco common stock to be issued pursuant to the Devon Merger shall be deemed issued and outstanding as of the Devon Merger Effective Time.

     (c) Transfers. After the Mitchell Merger Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Mitchell Merger Effective Time. After the Devon Merger Effective Time, there shall be no transfers on the stock transfer books of Parent of the Parent Shares that were outstanding immediately prior to the Devon Merger Effective Time.

     (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Alternate Holdco common stock will be issued and any holder of Company Shares entitled to receive a fractional share of Alternate Holdco common stock (after taking into account the aggregate number of shares of Alternate Holdco common stock to be received in exchange for all shares held by such holder) but for this Section 3.2(d) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing price of a share of Parent Common Stock, as reported in The Wall Street Journal, Southwestern edition, on the five trading days immediately prior to the last business day before the Mitchell Merger Effective Time.

     (e) Termination of Exchange Period; Unclaimed Merger Consideration or Alternate Holdco Common Stock. Any shares of Alternate Holdco common stock and any portion of the cash, dividends or other distributions with respect to the Alternate Holdco common stock deposited by Alternate Holdco with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the stockholders of the Company or Parent 180 days after the Effective Time shall be paid to Alternate Holdco. Any stockholders of the Company or Parent who have not theretofore complied with this Article 3 shall thereafter be entitled to look only to Alternate Holdco for payment of their Merger Consideration, issuance of the shares of Alternate Holdco common stock to which they are entitled and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 3.1, Section 3.2(b) and Section 3.2(d) upon due surrender of their Certificates (or, in lieu of such Certificates, affidavits of loss together with either a reasonable undertaking to indemnify Alternate Holdco , Parent or the Company, if Alternate Holdco believes that the Person providing the indemnity is sufficiently creditworthy, or, if Alternate Holdco does not so believe, indemnity bonds), in each case, without any interest thereon. Notwithstanding the foregoing, none of Alternate Holdco, Parent, the surviving corporations of the Mitchell Merger or the Devon Merger, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares or Parent Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if Alternate Holdco believes that the Person providing the indemnity is sufficiently creditworthy, the making of a reasonable undertaking to indemnify Alternate Holdco, Parent or the Company, or, if Alternate Holdco does not so believe, the posting by such Person of a bond in the form customarily required by Alternate Holdco to indemnify against any claim that may be made against it with respect to such Certificate, Alternate Holdco will issue the shares of Alternate Holdco common stock and the Exchange Agent will distribute such Merger Consideration, shares of Alternate Holdco common stock, dividends and other distributions in respect thereof issuable or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 3.1,
Section 3.2(b) and Section 3.2(d), in each case, without interest.

     (g) Affiliates. Notwithstanding anything in this Agreement to the contrary, Certificates formerly representing Company Shares surrendered for exchange by any Rule 145 Affiliate (as determined pursuant to Section 6.10) of the Company shall not be exchanged until Alternate Holdco has received a written agreement from such Person as provided in Section 6.10. Notwithstanding anything in this Agreement to the contrary, Certificates formerly representing Parent Shares surrendered for exchange by any Person who, at the time of the meeting or meetings of the Parent's stockholders pursuant to Section 6.3, Parent believes may be deemed to be an "affiliate" (as that term is used in paragraphs (c) and (d) of Rule 145 of the Securities Act) of Parent shall not be exchanged until Alternate Holdco has received a written agreement from such Person, in the form attached hereto as Exhibit C.

     SECTION 3.3  Dissenters' Rights.

     (a) Dissenting Company Shares. Company Shares that are outstanding immediately prior to the Mitchell Merger Effective Time and that are held by stockholders who shall have not voted in favor of the approval of the Merger Agreement and who shall have made written demand for payment of the fair value for such shares in accordance with Section 5.12 of the TBCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the fair value of the Company Shares held by them in accordance with the TBCA, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Shares under the TBCA shall thereupon be deemed to have been converted into and to be exchangeable, as of the Mitchell Merger Effective Time, for Merger Consideration in the manner provided in Section 3.1(a)(i).

     (b) Dissenting Parent Preferred Shares. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Parent Common Stock in connection with the Devon Merger. Holders of shares of Parent 6.49% Preferred Stock issued and outstanding immediately prior to the Devon Merger Effective Time who shall have delivered a written demand for appraisal of those shares in accordance with the DGCL and who, as of the Devon Merger Effective Time, shall not have effectively withdrawn or lost this right to appraisal (such shares, "Dissenting Parent Preferred Shares") shall be entitled to those rights (but only those rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Parent Preferred Shares who becomes entitled to payment for those Dissenting Parent Preferred Shares pursuant to Section 262 of the DGCL shall receive payment from the surviving corporation of the Devon Merger in accordance with the DGCL; provided, however, that (A) if any holder of Dissenting Parent Preferred Shares shall have failed to establish the holder's entitlement to appraisal rights as provided in Section 262 of the DGCL, (B) if any holder of Dissenting Parent Preferred Shares shall have effectively withdrawn the holder's demand for appraisal of the holder's shares or lost the holder's right to appraisal and payment for the holder's shares under Section 262 of the DGCL or
(C) if neither any holder of Dissenting Parent Preferred Shares nor the surviving corporation of the Devon Merger shall have filed a petition demanding a determination of the value of all Dissenting Parent Preferred Shares within the time provided in Section 262 of the DGCL, the holder shall forfeit the right to appraisal of those Dissenting Parent Preferred Shares and each Dissenting Parent Preferred Share shall remain outstanding in accordance with Section 3.1(b)(i)(B).

     SECTION 3.4 Adjustments to Prevent Dilution. In the event that, prior to the Mitchell Merger Effective Time or the Devon Merger Effective Time, there shall have been declared or effected a reclassification, stock split (including a reverse split), stock dividend, stock distribution or similar event made with respect to the Company Shares, the Parent Common Stock or the Alternate Holdco common stock, the Merger Consideration shall be equitably adjusted to reflect such event.

     3. All references to "Parent" in Section 6.12 shall be deemed to be references to Alternate Holdco, all references to the "Surviving Corporation" in
Section 6.12 shall be deemed to be references to the surviving corporation of the Mitchell Merger, all references to the "Merger" in Section 6.12 shall be deemed to be references to the Mitchell Merger and all references to the "Effective Time" in Section 6.12 shall be deemed to be references to the Mitchell Merger Effective Time.

     4. All references to "Parent" in Section 6.13 shall be deemed to be references to Alternate Holdco (and, for the avoidance of doubt, all references to "Continuing Employees" in Section 6.13 shall be deemed to be references to officers and employees of the Company and its Subsidiaries who become and remain regular (full-time) employees of Alternate Holdco or any of its Subsidiaries).

     5. Sections 6.13(d), (e), (f) and (g) shall be deleted in their entirety and replaced with the following:

     (d) Alternate Holdco and the Company shall take such actions, including (with respect to the Company) the amendment of the options ("Stock Options") to purchase Company Shares, and the plans pursuant to which such options have been issued ("Option Plans"), to permit Alternate Holdco to assume, and Alternate Holdco shall assume, effective at the Mitchell Merger Effective Time, each Option Plan and each Stock Option that remains unexercised in whole or in part as of the Mitchell Merger Effective Time and substitute shares of Alternate Holdco common stock for the Company Shares purchasable under each such assumed option ("Assumed Option"), which assumption and substitution shall be effected as follows:

          (i) the number of shares of Alternate Holdco common stock purchasable under the Assumed Option shall be equal to 1.20 times the number of shares of Company Common Stock underlying the Assumed Option (without regard to any vesting schedule and with any fractional amount rounded to the next lowest share);

          (ii) the per share exercise price of such Assumed Option shall be an amount (with fractional amounts rounded to the next highest cent) equal to the per share exercise price of the Stock Option being assumed divided by 1.20;

          (iii) Alternate Holdco will provide each holder of each Stock Option being assumed with a statement showing the converted number of shares, the exercise price, and the expiration date for each Assumed Option; and

          (iv) any other provisions of each Assumed Option shall remain in effect, and Alternate Holdco shall not permit the acceleration of the exercisability or require the mandatory surrender of the Assumed Options in connection with the Mitchell Merger pursuant to applicable provisions of the Option Plans.

     (e) Alternate Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Alternate Holdco common stock for delivery upon exercise of the Assumed Options and, as soon as practicable after the Effective Time, Alternate Holdco shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Alternate Holdco common stock subject to the Assumed Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

     (f) Alternate Holdco and the Company shall take such actions to permit Alternate Holdco to assume, and Alternate Holdco shall assume, effective at the Mitchell Merger Effective Time, each bonus unit ("Bonus Unit") issued under the Mitchell Energy & Development Corp. 1997 Bonus Unit Plan ("Bonus Unit Plan")that remains unredeemed in whole or in part as of the Mitchell Merger Effective Time and substitute the value of shares of Alternate Holdco common stock for the value of the shares of

Company Common Stock that is used to determine the amount payable to an employee upon redemption of the Bonus Unit ("Assumed Bonus Unit"), which assumption and substitution shall be effected as follows:

          (i) the number of Bonus Units redeemable under the Assumed Bonus Unit shall be equal to 1.20 times the number of Bonus Units being assumed (without regard to any vesting schedule and with any fractional amount rounded to the next lowest share);

          (ii) the value of each Assumed Bonus Unit as of the Redemption Date (as defined in the Bonus Unit Plan) shall be equal to the amount, if any, by which (A) the closing price of a share of Alternate Holdco common stock on such date exceeds (B) the "exercise price" of the Assumed Bonus Unit, which shall be the closing price of Company Common Stock on the Designation Date (as defined in the Bonus Unit Plan) divided by 1.20 (with fractional amounts rounded to the next highest cent);

          (iii) Alternate Holdco will provide each holder of Bonus Units being assumed with a statement showing the converted number of units, the exercise price of the Assumed Bonus Units, and the expiration date for each Assumed Bonus Unit; and

          (iv) any other provisions of each Assumed Bonus Unit shall remain in effect, and Alternate Holdco shall not permit the acceleration of the exercisability of the Assumed Bonus Units in connection with the Mitchell Merger pursuant to Section VII of the Bonus Unit Plan.

     (g) Alternate Holdco agrees that its Board of Directors (or the Compensation Committee thereof) shall, at or prior to the Mitchell Merger Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, the receipt, pursuant to this
Section 6.13, of Assumed Options and Assumed Bonus Units.

     6. Section 7.1(e) shall be deleted in its entirety and replaced with the following:

     (e) The shares of Alternate Holdco common stock to be issued pursuant to the Alternate Mergers and shares issuable pursuant to Assumed Options shall have been authorized for listing on the AMEX, subject to official notice of issuance.

     7. Section 7.2(b) shall be deleted in its entirety and replaced with the following:

     (b) The Company shall have received the opinion of Vinson & Elkins L.L.P., counsel to the Company, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Parent, to the effect that the receipt by the stockholders of the Company of Alternate Holdco common stock and cash in exchange for Company Shares pursuant to the Mitchell Merger will qualify for federal income tax purposes as a nonrecognition transaction described in section 351 of the Code, except to the extent that the stockholders of the Company receive cash in exchange for their Company Shares in the Mitchell Merger. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Alternate Holdco, the Company, Mitchell Merger Sub and Parent as to such matters as such counsel may reasonably request.

     8. Section 7.3(b) shall be deleted in its entirety and replaced with the following:

     (b) Parent shall have received the opinion of Mayer, Brown & Platt, counsel to Parent, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to the Company, to the effect that the receipt by Parent stockholders of Alternate Holdco common stock in exchange for Parent Shares pursuant to the Devon Merger will qualify for federal income tax purposes as a nonrecognition transaction described in section 351 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Alternate Holdco, the Company, Devon Merger Sub and Parent as to such matters as such counsel may reasonably request.

                                   EXHIBIT C

                       FORM OF PARENT AFFILIATE'S LETTER

     This SHAREHOLDER AGREEMENT, dated as of           , 2001 (this "Agreement")
is between Devon Holdco Corporation, a Delaware corporation ("Alternate Holdco"), and the undersigned shareholder ("Shareholder") of Devon Energy Corporation, a Delaware corporation ("Parent"). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

                                    RECITALS

     A. Parent, Devon NewCo Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Alternate Holdco, Devon Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Alternate Holdco, Mitchell Merger Corporation, a Texas corporation and a wholly owned subsidiary of Alternate Holdco, and Mitchell Energy & Development Corp., a Texas corporation (the "Company"), have entered into an Amended and Restated Agreement and Plan of Merger, dated as of August 13, 2001 (the "Merger Agreement"), pursuant to which the Company will merge (the "Merger") with and into Merger Sub, with Merger Sub surviving the Merger (or, if an Alternate Structure Event occurs, the parties will consummate the Alternate Mergers);

     B. Pursuant to the Merger Agreement, if an Alternate Structure Event occurs, at the Devon Merger Effective Time, outstanding Parent Shares will be converted into shares of Alternate Holdco common stock;

     C. The execution and delivery of this Agreement by Shareholder is a material inducement to Parent and Alternate Holdco to enter into the Merger Agreement; and

     D. Shareholder has been advised that Shareholder may be deemed to be an "affiliate" of Parent, as such term is used (i) for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

     1. Acknowledgments by Shareholder. Shareholder acknowledges and understands that the representations, warranties and covenants made by Shareholder set forth in this Agreement will be relied upon by Parent, Alternate Holdco, the Company, and their respective affiliates and counsel, and that substantial losses and damages may be incurred by such persons if Shareholder's representations, warranties or covenants are breached. Shareholder has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Shareholder has deemed appropriate in connection with the execution of this Agreement.

     2. Compliance with Rule 145 and the Act.

     (a) Shareholder has been advised that (i) the issuance of shares of Alternate Holdco common stock in connection with the Devon Merger is expected to be effected pursuant to a Registration Statement filed by Parent and Alternate Holdco on Form S-4, and the resale of such shares will be subject to the restrictions set forth in Rule 145 under the Act unless such shares are otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration, and (ii) Shareholder may be deemed to be an affiliate of Parent. Shareholder accordingly agrees not to sell, pledge, transfer or otherwise dispose of any shares of Alternate Holdco common stock issued to Shareholder in the Merger, unless (i) such sale, pledge, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act, or (iii) Shareholder delivers to Alternate Holdco a written opinion of counsel, in form and substance reasonably acceptable to Alternate Holdco to the effect that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

     (b) Alternate Holdco will give stop transfer instructions to its transfer agent with respect to any Alternate Holdco common stock received by Shareholder pursuant to the Devon Merger, and there will be placed on the certificates representing such Alternate Holdco common stock, or any substitutions therefor, legends stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Alternate Holdco shall so instruct its transfer agent, if a registration statement respecting the sale of the shares has been declared effective under the Act or if Shareholder delivers to Alternate Holdco (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably acceptable to Alternate Holdco to the effect that sale of the shares by the holder thereof is no longer subject to Rule 145.

     3. Miscellaneous.

     (a) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

     (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used in this Agreement, the term "successors and assigns" means, where the context to permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

     (c) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in either case located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

     (d) If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.

     (e) Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as needed.

     (f) This Agreement shall not be modified or amended, or any right waived or any obligations excused, except by a written agreement signed by both parties.

     (g) Notwithstanding any other provision contained in this Agreement, this Agreement and all obligations under this Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

     (h) From and after the Devon Merger Effective Time and as long as is necessary in order to permit Shareholder to sell Alternate Holdco common stock held by Shareholder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Alternate Holdco will file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, and shall otherwise make available adequate public information regarding Alternate Holdco in such manner as may be required to satisfy the requirements of paragraph (c) of Rule 144 under the Act.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

                                            DEVON HOLDCO CORPORATION,
                                            a Delaware corporation

                                            By:
                                              ----------------------------------
                                            Name:
                                            Title:

                                            SHAREHOLDER

                                            ------------------------------------
                                            Name:
                                            Number of Shares Owned:
                                            Number of Shares Issuable upon
                                            Exercise of Stock Options:

                                                                         ANNEX A

              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

     Article Four shall be deleted in its entirety and replaced with the following:

     "The total authorized capital stock of the corporation shall consist of 1,000 shares of common stock having a par value of $0.10 per share."

                                                                         ANNEX B

              AMENDMENTS TO PARENT'S CERTIFICATE OF INCORPORATION

     1. Article I shall be deleted in its entirety and replaced with the following:

          "The name of this corporation (the "Corporation") is Devon Intermediate Holding Corporation."

     2. Section A of Article IV shall be deleted in its entirety and replaced with the following:

          "A. The Corporation shall be authorized to issue a total of 4,501,001 shares of capital stock divided into classes as follows:

             (1) 1,000 shares of Common Stock, par value $0.10 per share ("Common Stock"),

             (2) 4,500,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and

             (3) 1 share of Special Voting Stock, par value $0.10 per share."

     3. All provisions of Section A of Article VI shall be deleted in their entirety, except for the first sentence thereof, which shall remain unchanged.

     4. Article V (Election of Directors), Article VII (Stockholder Consent) and
Article XI (Amendment of Corporate Documents) shall be deleted in their entirety and the remaining Articles shall be renumbered to be in sequential order.

                                                                         ANNEX B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        PRINCIPAL SHAREHOLDERS AGREEMENT
                       CONTAINING A VOTING AGREEMENT AND
                              AN IRREVOCABLE PROXY
                           (AS AMENDED AND RESTATED)

                                  BY AND AMONG

                            DEVON ENERGY CORPORATION

                               GEORGE P. MITCHELL

                                      AND

                             CYNTHIA WOODS MITCHELL

                          DATED AS OF AUGUST 13, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
ARTICLE I  DEFINITIONS......................................................  B-2
  Section 1.1   Definitions.................................................  B-2
ARTICLE II  VOTING AGREEMENT AND IRREVOCABLE PROXY..........................  B-2
  Section 2.1   Agreement to Vote the Subject Shares........................  B-2
  Section 2.2   Grant of Irrevocable Proxy..................................  B-3
  Section 2.3   Nature of Irrevocable Proxy.................................  B-3
  Section 2.4   Legend......................................................  B-4
ARTICLE III  COVENANTS......................................................  B-4
  Section 3.1   Generally...................................................  B-4
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS..................  B-4
  Section 4.1   Due Authority...............................................  B-4
  Section 4.2   Ownership of Shares.........................................  B-4
  Section 4.3   No Conflicts................................................  B-4
  Section 4.4   Title to Purchased Shares...................................  B-5
  Section 4.5   Reliance by Parent..........................................  B-5
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT.........................  B-5
  Section 5.1   Due Organization, etc. .....................................  B-5
  Section 5.2   Conflicts...................................................  B-5
  Section 5.3   Reliance by Shareholder.....................................  B-5
ARTICLE VI  MISCELLANEOUS...................................................  B-5
  Section 6.1   Shareholder Capacity........................................  B-5
  Section 6.2   Publication.................................................  B-5
  Section 6.3   Further Actions.............................................  B-6
  Section 6.4   Entire Agreement............................................  B-6
  Section 6.5   Binding Effect; Benefit; Assignment.........................  B-6
  Section 6.6   Amendments, Waivers, etc. ..................................  B-6
  Section 6.7   Notices.....................................................  B-6
  Section 6.8   Specific Enforcement........................................  B-7
  Section 6.9   Remedies Cumulative.........................................  B-7
  Section 6.10  No Waiver...................................................  B-7
  Section 6.11  Governing Law; Jurisdiction; Waiver of Jury Trial...........  B-7
  Section 6.12  Headings....................................................  B-7
  Section 6.13  Counterparts; Facsimiles....................................  B-7
  Section 6.14  Termination.................................................  B-7

                        PRINCIPAL SHAREHOLDERS AGREEMENT

                           (AS AMENDED AND RESTATED)

     This PRINCIPAL SHAREHOLDERS AGREEMENT, as amended and restated (this "Agreement"), dated as of August 13, 2001, by and among Devon Energy Corporation, a Delaware corporation ("Parent"), George P. Mitchell and Cynthia Woods Mitchell each being shareholders (each, a "Shareholder") of Mitchell Energy & Development Corp., a Texas corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, this Agreement (entered into as of October 5, 2001) amends and restates in its entirety the Principal Shareholders Agreement, dated as of August 13, 2001 (which shall be deemed to be the date of this Agreement), by and among Parent and the Shareholders;

     WHEREAS, Parent, Devon NewCo Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, and the Company are parties to an Agreement and Plan of Merger dated as of the date hereof and, together with certain other parties, propose to enter into an Amended and Restated Agreement and Plan of Merger, to be dated as of the date hereof (as so amended and restated, the "Merger Agreement");

     WHEREAS, as of the date hereof, each Shareholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and each Shareholder is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A Common Stock, par value $0.10 per share of the Company (the "Common Stock") set forth opposite the Shareholder's name on Annex A hereto, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of the Company affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by the Shareholders during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the Shareholder's "Subject Shares");

     WHEREAS, prior to the execution and delivery of this Agreement by any party hereto, Parent has purchased from George P. Mitchell 100 shares of Common Stock (the "Purchased Shares"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has required that each Shareholder agrees, and each Shareholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

                                   ARTICLE II

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

     SECTION 2.1 Agreement to Vote the Subject Shares. Each Shareholder, in its capacity as such, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of the Company, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of the Company, the Shareholders shall vote (or cause to be voted) their Subject Shares (x) in favor of the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof) at every meeting of the shareholders of the Company (or in connection with any written consent) at which such matters are considered and at every adjournment thereof, (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or of the Shareholders under this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Company Acquisition Proposal; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries (each of the actions in clauses (i) or (ii), a "Business Combination"); and (iii)(A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each of the Shareholders agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement or the Merger Agreement. For the avoidance of doubt, this Agreement is intended to constitute a voting agreement entered into under Section B, Article
2.30 of the TBCA for the duration of the Voting Period.

     SECTION 2.2 Grant of Irrevocable Proxy. Each Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, such Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to each of the Shareholders' Subject Shares in accordance with Section
2.1. This proxy is given to secure the performance of the duties of each of the Shareholders under this Agreement. The Shareholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

     SECTION 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by the Shareholders. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each Shareholder. For the avoidance of doubt, the proxy and power of attorney is granted pursuant to Section C, Article 2.29 of the TBCA, is coupled with an interest and is granted to Parent as a shareholder of the Company and a party to this voting agreement which is created under Section B,
Article 2.30 of the TBCA and is intended to be valid during the Voting Period, which the parties understand and agree may be more than eleven months from the date hereof.

     SECTION 2.4 Legend. Each Shareholder shall promptly cause the following legend to be conspicuously noted on each certificate representing its Subject
Shares:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A PRINCIPAL SHAREHOLDERS AGREEMENT DATED AS OF AUGUST 13, 2001. THE PRINCIPAL SHAREHOLDERS AGREEMENT RESTRICTS THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND INCLUDES A VOTING AGREEMENT AND AN IRREVOCABLE PROXY TO VOTE THE SHARES REPRESENTED BY THIS CERTIFICATE."

                                  ARTICLE III

                                   COVENANTS

     SECTION 3.1 Generally. Except for pledges in existence as of the date hereof, each Shareholder agrees that, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Subject Shares; (ii) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of its Subject Shares into a voting trust or enter into a voting agreement with respect to any of its Subject Shares; and (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its respective obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent the Shareholders from assigning or transferring any Subject Shares beneficially owned by either of them to any trust, estate, family partnership, foundation (whether family, private or public) or other charitable organization (a "Permitted Transferee") if such Permitted Transferee agrees in writing to be bound by all of the provisions of this Agreement as a Shareholder hereunder.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each of the Shareholders hereby represents and warrants to Parent as follows:

     SECTION 4.1 Due Authority. Each Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 4.2 Ownership of Shares. Each Shareholder legally or beneficially owns the number of shares of Common Stock set forth opposite their name on Annex A hereto. The number of shares of Common Stock set forth opposite their name on Annex A hereto are all of the shares of Common Stock legally or beneficially owned by them. Each Shareholder has sole voting power and sole power of disposition, in each case with respect to all of shares of Common Stock set forth opposite his or her name on Annex A hereto, with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and as otherwise noted on Annex A.

     SECTION 4.3 No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Shareholders, the consummation by the Shareholders of the transactions contemplated hereby or compliance by the Shareholders with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which either Shareholder is a party or by which either Shareholder or any of his or her Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect the Shareholder's ability to perform its obligations under this Agreement.

     SECTION 4.4 Title to Purchased Shares. The transfer by George P. Mitchell of the Purchased Shares to Parent has passed to and unconditionally vested in Parent good and valid title to all of the Purchased Shares, free and clear of all claims, Liens, restrictions, limitations and encumbrances whatsoever, other than any such encumbrances created by Parent.

     SECTION 4.5 Reliance by Parent. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to each Shareholder as follows:

     SECTION 5.1 Due Organization, etc. Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary action on the part of Parent and, assuming its due authorization, execution and delivery by each Shareholder constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     SECTION 5.2 Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Parent's ability to perform its obligations under this Agreement.

     SECTION 5.3 Reliance by Shareholder. Parent understands and acknowledges that each Shareholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1 Shareholder Capacity. No Shareholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder executes this Agreement solely in his or her capacity as the record holder or beneficial owner of his or her Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in his or her capacity as an officer or director of the Company.

     SECTION 6.2 Publication. Each Shareholder hereby permits Parent to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements, and understandings pursuant to this Agreement.

     SECTION 6.3 Further Actions. Each of the parties hereto agrees that it will use its best efforts to do all things necessary to effectuate this Agreement.

     SECTION 6.4 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

     SECTION 6.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their Permitted Transferees, heirs, estates and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties, except that Parent may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.

     SECTION 6.6 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.

     SECTION 6.7 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

        (i) If to any Shareholder, to such Shareholder at the address set forth immediately beneath such Shareholder's name on Annex A:

             with a copy (which shall not constitute notice) to:

             Bracewell & Patterson L.L.P.
             711 Louisiana Street, Suite 2900
             Houston, Texas 77002
             Attention: Edgar J. Marston III
             Fax: (713) 221-1188

        (ii) If to Parent, to it at:

             Devon Energy Corporation
             20 North Broadway, Suite 1500
             Oklahoma City, Oklahoma 73102
             Attention: J. Larry Nichols
             Fax: (405) 552-7602
             and
             Duke R. Ligon
             Fax: (405) 552-4648

             with a copy (which shall not constitute notice) to:

             Mayer, Brown & Platt
             190 South LaSalle Street
             Chicago, Illinois 60603
             Attention: Scott J. Davis
                        James T. Lidbury
             Fax: (312) 701-7711

or to such other person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

     SECTION 6.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 6.9 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     SECTION 6.10 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 6.11 Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH OF THE SHAREHOLDERS AND PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN DALLAS COUNTY, TEXAS (THE "TEXAS COURTS") FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE TEXAS COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY TEXAS COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     SECTION 6.12 Headings. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 6.13 Counterparts; Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile shall be treated for all purposes by the parties hereto as an original, shall be binding upon the party transmitting such signature without limitation.

     SECTION 6.14 Termination. This Agreement shall terminate, and none of Parent or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the mutual consent of Parent and the Shareholders, (b) the second anniversary of the date of this Agreement, (c) the Effective Time or (d) the termination of the Merger Agreement (i) by Parent for any reason or (ii) by the Company because of the failure of the conditions contained in Sections 7.1(a)(ii), 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.2 to have been satisfied;
provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 6.4, 6.5, 6.7, 6.9 and 6.11 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, Parent and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                            DEVON ENERGY CORPORATION

                                            By: /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                            Name:   J. Larry Nichols
                                            Title:  Chairman, President and
                                                    Chief
                                                    Executive Officer

                                            THE SHAREHOLDERS

                                                /s/ GEORGE P. MITCHELL
                                              ----------------------------------
                                              George P. Mitchell

                                                /s/ CYNTHIA WOODS MITCHELL
                                              ----------------------------------
                                              Cynthia Woods Mitchell

                                                                         ANNEX A

                       LIST OF SHAREHOLDERS AND OWNERSHIP
                                OF COMMON STOCK

                                                                       NUMBER OF SHARES OF
                                                                          COMMON STOCK
SHAREHOLDER                                          ADDRESS          AS OF AUGUST 10, 2001
-----------                                          -------          ---------------------
George P. Mitchell..........................   c/o J. Todd Mitchell        23,380,811(1)(2)(3)(4)
                                               600 Travis Street
                                               Suite 3600
                                               Houston, Texas 77002
Cynthia Woods Mitchell......................   c/o J. Todd Mitchell         1,022,506(1)
                                               600 Travis Street
                                               Suite 3600
                                               Houston, Texas 77002

---------------

(1) Subject to shared power of spouse under applicable Texas marital property laws.

(2) Includes 404,666 shares of Common Stock which George P. Mitchell has the right to acquire within 60 days on the exercise of stock options.

(3) Includes 1,022,506 shares of Common Stock owned of record by Cynthia Woods Mitchell. George P. Mitchell disclaims beneficial ownership of these shares.

(4) Includes 5,888,998 shares of Common Stock which George P. Mitchell has pledged with lenders to secure existing credit facilities. The certificates representing these shares will not be stamped with the legend referred to in
    Section 2.4.

                                                                         ANNEX C

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                           INVESTOR RIGHTS AGREEMENT

                                    BETWEEN

                           DEVON ENERGY CORPORATION,

                            DEVON HOLDCO CORPORATION

                                      AND

                               GEORGE P. MITCHELL

                                      AND

                             CYNTHIA WOODS MITCHELL

                          DATED AS OF AUGUST 13, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     This Amended and Restated Investor Rights Agreement (this "Agreement") is made as of August 13, 2001 by and between Devon Energy Corporation, a Delaware corporation ("Parent"), Devon Holdco Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Alternate Holdco"), George P. Mitchell and Cynthia Woods Mitchell ("Investors").

                                    RECITALS

     WHEREAS, this Agreement (entered into as of October 5, 2001) amends and restates in its entirety the Investor Rights Agreement, dated as of August 13, 2001 (which shall be deemed to be the date of this Agreement), by and among Parent and Investors;

     WHEREAS, pursuant to the merger contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of August 13, 2001 (the "Merger Agreement"), by and among Parent, Devon NewCo Corporation, Alternate Holdco, Devon Merger Corporation, Mitchell Merger Corporation and Mitchell Energy & Development Corp. (the "Company"), Investors may acquire shares (the "Shares") of Parent's common stock, par value $0.10 per share ("Parent Common Stock"), or, if an Alternate Structure Event (as defined in the Merger Agreement) occurs, of Alternate Holdco common stock, in exchange for their shares of common stock, par value $0.10 per share, of the Company; and

     WHEREAS, Investors are receiving certain demand and piggyback registration rights in connection with Investors' receipt of such shares pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

          1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

             "Affiliate" shall mean, with respect to any person, each of such person's officers, directors, employees and agents, and each other person controlling such person within the meaning of the Securities Act.

             "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

             "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

             "Register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

             "Registrable Securities" shall mean the Shares and any shares of Parent Common Stock issued or issuable in respect of the Shares upon any stock split, stock dividend, recapitalization, or similar event and held by Investors until such time as (i) a registration statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective registration statement, or (ii) such securities cease to be Eligible (as defined below), or (iii) such securities have been transferred and may be sold by the transferee without registration under the Securities Act, after which such securities shall no longer be Registrable Securities. Such securities shall be "Eligible" unless (A) at any time prior to the second anniversary of the Closing Date (as defined in the Merger Agreement) the Investors cease to be the beneficial owners of at least 1 million Shares or (B) at any time on or after the second anniversary of the Closing Date such securities may be sold pursuant to Rule 145 or Rule 144 (or any successor or similar rule) under the Securities Act without regard to the volume of sale restrictions referred to therein and Parent has notified the Investors in writing that it has irrevocably waived the applicability of Section 11 of this Agreement with respect to such securities.

             "Registration Expenses" shall mean all expenses incurred by Parent in complying with Sections 2 and 3 hereof, including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel and of the accountants for Parent, blue sky fees and expenses and the expense of any special audits incident to or required by any such compliance.

             "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

             "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities registered by Investors and all fees and disbursements of counsel for Investors.

     Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

          2. Requested Registration.

             a. Request for Registration. In case Parent shall receive from Investors a written request that Parent effect any registration with respect to any of the Registrable Securities, Parent shall, as soon as practicable, use reasonable best efforts to effect such registration (including appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) on Form S-3 or, if Form S-3 is not available, then on Form S-1 (or any successor forms of registration statements to such Forms S-3 or S-1 or other available registration statements) and as would permit or facilitate the sale and distribution of the Registrable Securities for which registration is requested. The registration statement filed pursuant to the request of Investors under this Section 2(a) may include securities of Parent held by other securityholders of Parent who, by virtue of agreements with Parent, are entitled to include their securities in any such registration, but Parent shall have no absolute right to include securities for its own account in any such registration.

             b. Notwithstanding the foregoing, Parent shall not be obligated to file a registration statement to effect any such registration pursuant to this Section 2:

                i. unless the amount of Registrable Securities for which registration is requested is at least 5,000,000 shares (as adjusted for any stock split, stock dividend, recapitalization or similar event); provided, however, that if the total number of Registrable Securities held by Investors (but not a transferee of Investors) is less than 5,000,000 shares (as adjusted to give effect to any stock split, reverse stock split, stock dividend, recapitalization or any similar event or transaction), then Investors (but not a transferee of Investors) may request registration under this Section 2 as to all but not less than all of such Registrable Securities as may then be held by Investors; and

                ii. after Parent has initiated two such registrations pursuant to this Section 2 (counting for these purposes only registrations that have been declared effective).

             c. Underwriting.  Any offering of securities made under this
        Section 2 shall be pursuant to a "firm commitment" underwriting. Parent (together with Investors) shall enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Investors with the consent of Parent, which consent shall not be unreasonably withheld. Notwithstanding any other provision of this Section 2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in such registration to the extent required by such limitation. If the managing underwriter has not limited the number of Registrable Securities to be included in such registration, Parent may include securities for its own account or for the account of others in such registration if the number of Registrable Securities to be included in such registration will not thereby be limited.

          3. Parent Registration.

             a. Notice of Registration. If Parent shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective registration rights, other than (i) a registration relating solely to employee benefit plans on Form S-8 (or similar successor form), or (ii) a registration on Form S-4 (or similar successor form) relating solely to a Commission Rule 145 transaction, Parent will:

                i. promptly give Investors written notice thereof; and

                ii. use its reasonable best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities specified in a written request to Parent made within 15 business days after receipt of such written notice by Investors.

             b. Underwriting. If the registration of securities pursuant to this Section 3 is underwritten, Parent shall so advise Investors as a part of the written notice given under Section 3(a). In such event, Investors' right to registration pursuant to this Section 3 shall be conditioned upon Investors' participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be subject to the limitations provided herein. Parent (together with Investors) shall enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Parent. Notwithstanding any other provision of this Section 3, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, Parent shall so advise the holders of securities who have requested to include their securities in such registration, and the number of shares to be included in such registration shall be reduced by such minimum number of shares as is necessary to comply with such limitation, as follows:

                i. if the registration was initiated for the account of any security holder or holders other than Investors (the "Initiating Holders"), the number of shares reduced shall be (A) first, any shares sought to be registered by Parent for its own account, (B) second, if further reductions are required, any shares sought to be registered by holders of securities other than the Initiating Holders who have requested to include their securities in such registration, pro rata based on the number of shares requested to be included in such registration, and (C) third, if still further reductions are required, any securities sought to be registered by the Initiating Holders.

                ii. if the registration was initiated by Parent for its own account, the number of shares reduced shall be (A) first, any shares sought to be registered by holders of securities who have requested to include their securities in such registration, pro rata based on the number of shares requested to be included in such registration and (B) second, if further reductions are required, shares sought to be registered by Parent for its own account.

          4. Black Out. In the event Parent determines, after a request for registration has been received from an Investor and prior to the completion of such registered offering, that it may be in possession of material undisclosed information with respect to Parent or its securities, (i) Parent shall notify Investors and request that Investors refrain from selling any Registrable Securities, and Investors shall refrain from selling any Registrable Securities, and (ii) Parent shall not be obligated to file a registration statement or effect any registration, qualification or compliance of Registrable Securities under Section 2 for a period of not more than 120 days from the date of such notice (the "Black Out Period"). A Black Out Period shall end upon the earlier to occur of (i) the full public disclosure of the material information giving rise to such Black Out Period, (ii) Parent notifying Investors in writing that the Black Out Period is terminated and
     (iii) the 120th day after the date of Parent's notice of the commencement of the Black Out Period. Notwithstanding the foregoing, Parent shall not be entitled to declare a Black Out Period prior to twelve months from the end of a previous Black Out Period if more than 180 days of the immediately preceding 365 days have been subject to a Black Out Period, and Parent shall only exercise its rights under this Section 4 in good faith and shall not exercise such rights in an effort to frustrate Investors' ability to offer to sell and sell their Registrable Securities.

          5. Expenses of Registration. All Registration Expenses incurred in connection with a registration pursuant to Sections 2 and 3 shall be borne by Parent. All Selling Expenses relating to the Registrable Securities which are registered shall be borne by Investors.

          6. Registration Procedures. In the case of each registration effected by Parent pursuant to this Agreement, Parent will keep Investors advised in writing, if Investors are participating in such registration, as to the initiation of each registration and as to the completion thereof. At its expense, Parent will:

             a. prepare and file with the Commission a registration statement with respect to such securities and use reasonable best efforts to cause such registration statement to become and remain effective for at least 60 days (not including Black Out Periods) or until the distribution described in the registration statement has been completed, whichever first occurs;

             b. furnish to Investors, if Investors are participating in such registration, such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as Investors may reasonably request, including correspondence with the Commission and any exchanges on which Registrable Securities are listed; and

             c. notify Investors, if Investors are participating in such registration, of any updates or amendments to the prospectus and furnish to Investors any such updated and/or amended prospectuses.

          7. Indemnification.

             a. Parent will indemnify Investors with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of the Securities Act (the "Underwriters"), against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation commenced or threatened arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Parent of the Securities Act or any state securities law, or any rule or regulation promulgated thereunder, applicable to Parent in connection with any such registration, and Parent will reimburse Investors and the Underwriters for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that Parent will not be liable in any such case to the extent that any such expense, claim, loss, damage or liability arises out of or is based on any untrue statement or omission, or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by Investors specifically for use therein.

             b. Investors will, if Registrable Securities are included in a registration being effected, indemnify Parent and each of its Affiliates and the Underwriters, if any, of Parent's securities covered by such a registration against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation commenced or threatened arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Investors of the Securities Act or any state securities law, or any rule or regulation promulgated thereunder, applicable in connection with any such registration, and Investors will reimburse Parent, such Affiliates and the Underwriters for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent that such untrue statement or omission, or alleged untrue statement or omission, is made in such registration statement, prospectus, offering circular or other document incident to any such registration in reliance upon and in conformity with written information furnished to Parent by Investors specifically for use therein. Notwithstanding the foregoing, the liability of Investors under this subsection (b) or subsection (d) shall be limited in an amount equal to the public offering price of the Shares sold by Investors, unless such liability arises out of or is based on willful misconduct by Investors.

             c. Each party entitled to indemnification under this Section 7 (the"Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall have the option to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld); and provided, further, that the Indemnified Party may participate in such defense at such party's own expense. The failure of an Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. The Indemnifying Party shall not assume such defense for matters as to which there is a conflict of interest or separate and different defenses. In the event of a conflict of interest or separate or different defenses, as determined in the reasonable opinion of counsel to the Indemnified Party, the Indemnifying Party will pay the reasonable legal fees and expenses of one counsel to the Indemnified Party. No claim may be settled without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

             d. If the indemnification provided for in Section 7.a. or 7.b. is unavailable to or insufficient to hold harmless an indemnified party under Section 7.a. or 7.b. in respect of any expenses, claims, losses, damages or liabilities (or actions in respect thereof), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions which resulted in such expenses, claims, losses, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.

          8. Information from Investors. Investors shall furnish to Parent such information regarding Registrable Securities being included in any registration and the distribution proposed by Investors as

     Parent may request in writing and as shall be required in connection with any registration referred to in this Agreement.

          9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of Registrable Securities to the public without registration, Parent agrees to use its best efforts to:

             a. make and keep public information available, as those terms are understood and defined in Rule 144 (or any successor or similar rule) promulgated by the Securities and Exchange Commission under the Securities Act;

             b. file with the Commission in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

             c. so long as Investors own any Registrable Securities, promptly furnish to Investors upon request (i) a statement by Parent as to its compliance with the reporting requirements of Rule 144 (or any successor or similar rule), the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Parent, and such other publicly filed reports and documents of Parent, and (iii) such other information in the possession of Parent as Investors may reasonably request in availing themselves of any rule or regulation of the Commission allowing Investors to sell any Shares without registration.

          10. Amendment. Any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in particular instance and either retroactively or prospectively) only with the written consent of each of the parties hereto.

          11. Lockup. Investors agree that they will not, prior to the date which is nine months from the Closing Date (as defined in the Merger Agreement) (the "Lockup Date"), directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Shares other than pursuant to an underwritten registered offering made pursuant hereto or to a Permitted Transferee (as defined in the Principal Shareholders Agreement of even date among the Company and Investors) if such Permitted Transferee agrees in writing to be bound by all of the provisions of this Agreement as an Investor hereunder (in which case such Permitted Transferee shall be entitled to all of the rights and benefits of an Investor hereunder); provided, however, that following the Merger (or, if applicable, the Mitchell Merger) Investors may give or dispose of up to 2 million Shares to foundations (whether family, private or public) or other charitable organizations even if those foundations or other charitable organizations do not agree to be bound by the provisions of this Agreement, and thereafter such Shares shall not be subject to this Agreement. From and after the Lockup Date, Investors shall not dispose of Shares in amounts exceeding 1,000,000 Shares per calendar quarter, except pursuant to a registration statement or to a Permitted Transferee. In addition to all dispositions permitted above, beginning in the first calendar quarter of 2002, Investors may dispose of up to 500,000 Shares per calendar quarter to foundations (whether family, private or public) or other charitable organizations even if those foundations or other charitable organizations do not agree to be bound by this Agreement, and thereafter such Shares shall not be subject to this Agreement.

          12. Termination. This Agreement shall terminate (i) prior to the second anniversary of the Closing Date (as defined in the Merger Agreement) at such time as Investors are the beneficial owners of less than one million Shares and (ii) on or after the second anniversary of the Closing Date at such time as Investors are the beneficial owners of Registrable Securities aggregating less than the greater of (A) one percent of the Parent Common Stock outstanding as shown by the most recent report or statement published by Parent, and (B) the average weekly reported volume of trading in Parent Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four immediately preceding calendar weeks.

          13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. PARENT

     AND INVESTORS EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN DALLAS COUNTY, TEXAS (THE "TEXAS COURTS") FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE TEXAS COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY TEXAS COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     14. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties regarding the subject matter hereof. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors and assigns of the parties hereto.

     15. Notices and Dates. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

       if to Parent or Alternate Holdco, to:

       Devon Energy Corporation
       20 North Broadway
       Suite 1500
       Oklahoma City, OK 73102
       Attention: J. Larry Nichols
       Facsimile: (405) 552-8171

       and

       Duke R. Ligon
       Facsimile: (405) 552-4550

        with a copy to:

        Mayer, Brown & Platt
        190 South LaSalle Street
        Chicago, IL 60603
        Attention: Scott J. Davis

        if to Investors, to:

        George P. Mitchell
        Cynthia Woods Mitchell
        c/o J. Todd Mitchell
        600 Travis Street
        Suite 3600
        Houston, TX 77002
        Facsimile: (713) 221-3406
        with a copy to:

        Bracewell & Patterson LLP
        711 Louisiana, 27th Floor
        South Tower Pennzoil Place
        Houston, TX 77002
        Attention: Edgar J. Marston III
        Facsimile: (713) 221-1188

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered, if delivered personally, by messenger or by courier, or upon confirmation of receipt if sent by facsimile.

          16. Counterparts; Facsimiles. This Agreement may be executed in several counterparts (by facsimile or original signature), each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile shall be treated for all purposes by the parties hereto as an original and shall be binding upon the party transmitting such signature without limitation.

          17. Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated thereby. Neither Parent nor Investors shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

          18. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          19. Interpretation. When a reference is made in this Agreement to Sections, such references shall be to a Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

          20. Mutual Drafting. This Agreement is the joint product of Investors and Parent, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Investors and Parent and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

          21. Alternate Structure Event. If an Alternate Structure Event occurs, (a) all references to the term "Parent" in Sections 1 through 20 of this Agreement shall be deemed references to Alternate Holdco, (b) all references to the term "Parent Common Stock" in Sections 1 through 20 of this Agreement shall be deemed references to shares of common stock of Alternate Holdco, and (c) all references to the term "Shares" in Sections 1 through 20 of this Agreement shall be deemed references to shares of Alternate Holdco common stock received in the Mitchell Merger (as defined in the Merger Agreement).

     IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the date set forth above.

                                            DEVON ENERGY CORPORATION

                                            By:
                                                   /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                                       J. Larry Nichols
                                                Chairman, President and Chief
                                                      Executive Officer

                                            DEVON ENERGY CORPORATION

                                            By:
                                                   /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                                       J. Larry Nichols
                                                          President

                                                 /s/ GEORGE P. MITCHELL
                                            ------------------------------------
                                                     George P. Mitchell

                                               /s/ CYNTHIA WOODS MITCHELL
                                            ------------------------------------
                                                   Cynthia Woods Mitchell

                                                                         ANNEX D

                             [GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

                                                                 August 13, 2001

Board of Directors
Mitchell Energy & Development Corp.
2001 Timberloch Place
The Woodlands, Texas 77380

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.10 per share (the "Shares"), of Mitchell Energy & Development Corp., a Texas corporation (the "Company"), of the Merger Consideration (as defined below) to be received for the Shares pursuant to the Agreement and Plan of Merger, dated as of August 13, 2001 ("the Agreement"), by and among Devon Energy Corporation, a Delaware corporation ("Parent"), Devon NewCo Corporation, a wholly owned subsidiary of Parent ("Merger Sub"), and the Company. Pursuant to the Agreement, Merger Sub will be merged with the Company ("Merger") and each Share (other than Excluded Company Shares, as defined in the Agreement) will be converted into the right to receive $31.00 in cash (the "Cash Consideration") and 0.585 of a share of Common Stock, par value $0.10 per share ("Parent Common Stock"), of Parent (the "Common Stock Consideration"; together with the Cash Consideration, the "Merger Consideration").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as a co-managing underwriter with respect to a public offering of 5,175,000 Shares in May 2001 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided from time to time (and may provide in the future) investment banking services to Parent. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the normal course of its trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the year ended December 31, 2000 and for the four fiscal years ended January 31, 2000 and of Parent for the five years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent, including a draft Report on Form 10-Q of Parent for the six-month period ended June 30, 2001; certain other communications from the Company and Parent to their respective stockholders; certain reports of the Company with respect to the estimated oil and gas reserves of the Company (the "Company Appraisals"); certain reports of Parent with respect to the estimated oil and gas reserves of Parent (the "Parent Appraisals"; together with the Company Appraisals, the "Appraisals"); and certain internal financial analyses and forecasts for the Company and Parent prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of the Company and Parent to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas industry specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by management of the Company and Parent have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Parent. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Parent or any of their subsidiaries and, except for the Appraisals referred to in the third paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

                                            Very truly yours,

                                            /s/ GOLDMAN, SACHS & CO.
                                            ------------------------------------

                                                                         ANNEX E

                   [J.P. MORGAN SECURITIES, INC. LETTERHEAD]

September 7, 2001

The Board of Directors
Mitchell Energy & Development Corp.
2001 Timberloch Place
The Woodlands, Texas 77387-4000

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.10 per share (the "Company Common Stock"), of Mitchell Energy & Development Corp. (the "Company") of the consideration to be received by such holders in the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary ("Merger Subsidiary") of Devon Energy Corporation (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger dated August 13, 2001 (the "Agreement") among the Company, the Merger Partner and Merger Subsidiary, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company, the Merger Partner or any of their respective direct or indirect subsidiaries, and other than dissenting shares, will be converted into the right to receive consideration equal to $31.00 per share in cash and 0.585 shares of the Merger Partner's common stock, par value $0.10 per share (the "Merger Partner Common Stock").

In arriving at our opinion, we have (i) reviewed the Agreement, the Principal Shareholders Agreement Containing a Voting Agreement and an Irrevocable Proxy by and among the Merger Partner, George P. Mitchell and Cynthia Woods Mitchell dated August 13, 2001 (the "Principal Shareholders Agreement"), (ii) reviewed the Pre-Acquisition Agreement between the Merger Partner and Anderson Exploration Ltd. ("Anderson") dated as of August 31, 2001 (the "Acquisition Agreement"); (iii) reviewed certain publicly available business and financial information concerning the Company, the Merger Partner, and Anderson and the industries in which they operate; (iv) compared the proposed financial terms of the Merger and Devon's acquisition of Anderson (the "Acquisition") with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Company, the Merger Partner, and Anderson with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock, the Merger Partner Common Stock, and Anderson's common stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, and certain financial analyses and forecasts prepared and provided by the management of the Merger Partner relating to Anderson's business; (vii) reviewed certain internal financial analyses and forecasts prepared by each of LaRoche Petroleum Consultants, Ryder Scott Company Petroleum Consultants and Paddock Lindstrom & Associates (collectively, the "Engineering Consultants") relating to the oil, gas and natural gas liquids reserves of the Merger Partner as of December 31, 2000 (the "Reserve Reports") and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

                   [J.P. MORGAN SECURITIES, INC. LETTERHEAD]

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry. We also held discussions with certain members of the management of the Merger Partner with respect to certain aspects of the Acquisition, and the past and current business operations of Anderson, the financial condition and future prospects and operations of Anderson, the effects of the Acquisition on the financial condition and future prospects of the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry. As you know, we have relied solely upon these discussions and other materials, including financial forecasts, furnished to us by the Merger Partner in connection with our review of Anderson, and we did not receive any financial forecasts or other non-public information from Anderson.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company, the Engineering Consultants and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals (other than the Reserve Reports) been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company, the Merger Partner, and Anderson to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement and the parties to the Principal Shareholders Agreement shall perform their obligations thereunder necessary for the Merger to be so effected. We have also assumed that the Acquisition and the other transactions contemplated by the Acquisition Agreement will be consummated as described in the Acquisition Agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger and the Acquisition will be obtained without any adverse effect on the Company, the Merger Partner, or Anderson or on the contemplated benefits of the Merger or the Acquisition.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock will trade at any future time.

We note that although we worked for the Company from August 1999 through April 2000, that engagement did not result in the consummation of a transaction. Since that time, we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company's shareholders in an amount in excess of that contemplated in the Merger.

                   [J.P. MORGAN SECURITIES, INC. LETTERHEAD]

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we and our affiliates have, from time to time, provided various investment banking and commercial banking services to each of the Company, George P. Mitchell and the Merger Partner, for which we have received customary compensation. In May 2001, we acted as lead manager for a secondary offering of shares of Company Common Stock of George P. Mitchell. In addition, one of our affiliates has a commitment under the Company's revolving credit facility, and a commitment under the Merger Partner's revolving credit facility that currently has not been drawn upon; that affiliate is also the documentation agent with regard to this facility and was selected to be one of the Merger Partner's commercial paper dealers. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, the Merger Partner or Anderson for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,


J.P. MORGAN SECURITIES INC.

                                                                         ANNEX F


UBS WARBURG LOGO                 UBS WARBURG LETTERHEAD

                                                                 August 13, 2001

The Board of Directors
Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260

Dear Members of the Board:

     We understand that Devon Energy Corporation, a Delaware corporation ("Devon" or the "Company"), is considering a transaction whereby a wholly owned subsidiary of the Company will merge (the "Transaction") with Mitchell Energy & Development Corp., a Texas corporation ("Mitchell" or the "Target"). Pursuant to the terms of a draft Agreement and Plan of Merger (the "Merger Agreement"), each issued and outstanding share of Class A Common Stock ("Mitchell Common Stock"), par value $.10 per share, of Mitchell, other than Excluded Company Shares (as defined in the Merger Agreement), will be converted through a merger into the right to receive $31.00 in cash and 0.585 shares of Common Stock, par value $.01 per share, of Devon ("Devon Common Stock") (the "Merger Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness to the Company from a financial point of view of the Merger Consideration to be paid by the Company in the Transaction.

     UBS Warburg LLC ("UBS Warburg") will receive fees upon the issuance of this opinion. UBS Warburg and its predecessors have provided, and may in the future provide, investment banking services to the Company, and received, and may in the future receive, compensation for the rendering of such services. In the ordinary course of business, UBS Warburg, its successors and affiliates may trade securities of the Company or Mitchell for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. We express no opinion as to what the value of Mitchell Common Stock or Devon Common Stock will be at the time of the merger or the prices at which either will trade at any time in the future. In rendering this opinion, we have assumed, with your consent, that the final form of the Merger Agreement will not differ in any material respect from the draft that we have examined, and that the Company and the Target will comply with all the material terms of the Merger Agreement.

     In arriving at our opinion, we have, among other things (i) reviewed the August 13, 2001 draft of the Merger Agreement, (ii) reviewed certain publicly available business and historical financial information relating to Devon and Mitchell, (iii) reviewed certain information and other data provided to us by Devon that is not publicly available relating to the business and prospects of Devon that was prepared by the management of the Company, including operating estimates and financial forecasts, (iv) reviewed certain information and other data provided to us by Devon and Mitchell that is not publicly available relating to the business and prospects of Mitchell that was prepared by the management of Devon and Mitchell,

UBS WARBURG LETTERHEAD
including operating estimates and financial forecasts, (v) considered estimates, prepared by the management of the Company and not publicly available, of the amounts and timing of the synergies expected to result from the Transaction,
(vi) considered the pro forma financial effects of the Transaction on the Company, (vii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Devon and Mitchell, (viii) compared the financial terms of the Transaction with the financial terms of certain other selected transactions that we deemed to be relevant, (ix) reviewed the historical market prices and trading volumes of both Devon and Mitchell Common Stock, (x) conducted discussions regarding Devon and Mitchell with selected members of the senior management of the Company, (xi) conducted discussions regarding Mitchell with selected members of the senior management of Mitchell, and (xii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, and at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mitchell, nor have we been furnished with any such evaluation or appraisal. With respect to the projected operating and financial information, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Moreover, we have assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Target. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Merger Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company.

                                            Very truly yours,


                                            /s/ UBS WARBURG LLC

                                                                         ANNEX G

                          ARTICLES 5.11, 5.12 AND 5.13
                                     OF THE
                         TEXAS BUSINESS CORPORATION ACT

                       (DISSENTERS' RIGHTS OF APPRAISAL)

     ARTICLE 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

     ARTICLE 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty

     (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporation action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ARTICLE 5.13. Provisions Affecting Remedies of Dissenting Shareholders

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefore shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                           [DEVON ENERGY CORPORATION]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except to the extent indicated below, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of Devon or Devon Holdco is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such.

  Devon Energy Corporation

     Article VIII of Devon's restated certificate of incorporation, as amended, contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, limiting the personal monetary liability of directors for breach of fiduciary duty as a director. This provision and Delaware law provide that the provision does not eliminate or limit liability:

     - for any breach of the director's duty of loyalty to Devon or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper benefit.

     Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of Devon's restated certificate of incorporation, as amended, provides for such indemnification.

     Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections. Devon has purchased such insurance.

     Section 145 of the Delaware General Corporation Law further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Article XIII of Devon's bylaws contains provisions regarding indemnification that parallel those described above.

     The amended and restated merger agreement, dated as of May 19, 1999, between Devon and PennzEnergy Company provides that for seven years after the effective time of the merger contemplated by that agreement, Devon will indemnify and hold harmless each person who was a director or officer of Devon or PennzEnergy prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of that merger to the fullest extent permitted by applicable law.

     The merger agreement, dated as of May 25, 2000, as amended, between Devon and Santa Fe Snyder Corporation provides that for six years after the effective time of the merger contemplated by that agreement, Devon will indemnify and hold harmless each person who was a director or officer of Santa Fe Snyder prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of that merger to the fullest extent permitted by applicable law.

     The amended and restated agreement and plan of merger, dated as of August 13, 2001, by and among Devon, Devon NewCo Corporation, Devon Holdco, Devon Merger Corporation, Mitchell Merger Corporation and Mitchell Energy & Development Corp. provides that for six years after the effective time of the merger contemplated by that agreement, Devon will cause the surviving corporation of the merger to indemnify and hold harmless to the fullest extent permitted under applicable law each person who was a director or officer of Mitchell prior to the effective time of that merger.

  Devon Holdco Corporation

     If the alternate structure described in this registration statement must be used to complete the transaction, Devon Holdco's certificate of incorporation and bylaws will be amended to be substantially identical in form and substance to the certificate of incorporation and bylaws of Devon, except that Devon Holdco would not have a series of preferred stock designated as 6.49% cumulative preferred stock, Series A, because that series of preferred stock would be converted into preferred stock of the surviving corporation of the merger involving Devon under the alternate structure. Accordingly, Devon Holdco's certificate of incorporation and bylaws will include the same provisions regarding indemnification as those contained in Devon's restated certificate of incorporation, as amended, and bylaws.

     As a Delaware corporation, Devon Holdco is subject to the Delaware General Corporation Law, including the same provisions regarding indemnification as those discussed above with respect to Devon.

     The amended and restated agreement and plan of merger, dated as of August 13, 2001, by and among Devon, Devon NewCo Corporation, Devon Holdco, Devon Merger Corporation, Mitchell Merger Corporation and Mitchell Energy & Development Corp. provides that, for six years after the effective time of the merger involving Mitchell under the alternate structure, if effected, Devon Holdco will cause the surviving corporation of that merger to indemnify and hold harmless to the fullest extent permitted under applicable law each person who was a director or officer of Mitchell prior to the effective time of that merger.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     See Index to Exhibits, which is incorporated by reference in this item.

     (b) Financial Statement Schedule

     Not applicable.

ITEM 22. UNDERTAKINGS

     Each of the undersigned registrants hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Devon pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of Devon's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, state of Oklahoma, on December 14, 2001.


                                            DEVON ENERGY CORPORATION

                                            By: /s/ J. LARRY NICHOLS
                                              ----------------------------------
                                                J. Larry Nichols
                                                Chairman, President and
                                                Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                /s/ J. LARRY NICHOLS                     Chairman, President and     December 14, 2001
-----------------------------------------------------      Chief Executive
                  J. Larry Nichols                         Officer

                          *                              Senior Vice President --    December 14, 2001
-----------------------------------------------------      Finance
                  William T. Vaughn

                 /s/ DANNY J. HEATLY                     Vice President --           December 14, 2001
-----------------------------------------------------      Accounting
                   Danny J. Heatly

                          *                              Director                    December 14, 2001
-----------------------------------------------------
                 Thomas F. Ferguson

                          *                              Director                    December 14, 2001
-----------------------------------------------------
                   David M. Gavrin

                          *                              Director                    December 14, 2001
-----------------------------------------------------
                 Michael E. Gellert

                          *                              Director                    December 14, 2001
-----------------------------------------------------
                    John A. Hill

                          *                              Director                    December 14, 2001
-----------------------------------------------------
                 William J. Johnson

                          *                              Director                    December 14, 2001
-----------------------------------------------------
                 Michael M. Kanovsky

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----


*                                                        Director                    December 14, 2001
-----------------------------------------------------
Robert A. Mosbacher, Jr.

*                                                        Director                    December 14, 2001
-----------------------------------------------------
Robert B. Weaver


---------------

* An asterisk denotes execution by J. Larry Nichols or Danny J. Heatly, as attorney-in-fact.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, state of Oklahoma, on December 14, 2001.


                                          DEVON HOLDCO CORPORATION

                                          By: /s/ J. LARRY NICHOLS
                                            ------------------------------------
                                              J. Larry Nichols
                                              President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ J. LARRY NICHOLS                   President (Principal          December 14, 2001
-----------------------------------------------------    Executive Officer)
                  J. Larry Nichols

                          *                            Director and Senior Vice      December 14, 2001
-----------------------------------------------------    President (Principal
                  William T. Vaughn                      Financial Officer)

                 /s/ DANNY J. HEATLY                   Vice President (Principal     December 14, 2001
-----------------------------------------------------    Accounting Officer)
                   Danny J. Heatly

                          *                            Director                      December 14, 2001
-----------------------------------------------------
                     J. M. Lacey

                          *                            Director                      December 14, 2001
-----------------------------------------------------
                  Darryl G. Smette


---------------

* An asterisk denotes execution by J. Larry Nichols or Danny J. Heatly, as attorney-in-fact.

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
            2.1          -- Amended and Restated Agreement and Plan of Merger, dated as of August 13, 2001, by and among Devon Energy
                            Corporation, Devon NewCo Corporation, Devon Holdco
                            Corporation, Devon Merger Corporation, Mitchell Merger
                            Corporation and Mitchell Energy & Development Corp.
                            (attached as Annex A to the Joint Proxy
                            Statement/Prospectus contained in this Registration
                            Statement)
          **2.2          -- Pre-Acquisition Agreement, dated as of August 31, 2001, between Devon Energy Corporation and Anderson Exploration
                            Ltd.
            3.1          -- Restated Certificate of Incorporation of Devon Energy
                            Corporation (incorporated by reference to Exhibit 3 to
                            Devon Energy Corporation's Form 8-K filed on August 18,
                            1999)
            3.2          -- Amended and Restated By-laws of Devon Energy Corporation
                            (incorporated by reference to Exhibit 3.2 to Devon Energy
                            Corporation's definitive proxy statement for a special
                            meeting of shareholders filed on July 21, 2000)
         ***3.3          -- Certificate of Incorporation of Devon Holdco Corporation
         ***3.4          -- Bylaws of Devon Holdco Corporation
            4.1          -- Form of Common Stock certificate of Devon Energy
                            Corporation (incorporated by reference to the description
                            of Devon Energy Corporation capital stock set forth in
                            the registration statement on Form S-3 filed on December
                            15, 2000)
         ***4.2          -- Form of Common Stock certificate of Devon Holdco
                            Corporation
            4.3          -- Rights Agreement, dated as of August 17, 1999, by and
                            between Devon Energy Corporation and BankBoston, N.A.
                            (incorporated by reference to Exhibit 4.2 to Devon Energy
                            Corporation's Form 8-K filed on August 18, 1999)
            4.4          -- Amendment to Rights Agreement, dated as of May 25, 2000, by and between Devon Energy Corporation and Fleet
                            National Bank (f/k/a BankBoston, N.A.) (incorporated by
                            reference to Exhibit 4.2 to Devon Energy Corporation's
                            definitive proxy statement for a special meeting of
                            shareholders filed on July 21, 2000)
            4.5          -- Amendment to Rights Agreement, dated as of October 4,
                            2001, by and between Devon Energy Corporation and Fleet
                            National Bank (f/k/a Bank Boston, N.A.) (incorporated by
                            reference to Exhibit 99.1 to Devon Energy Corporation's
                            Form 8-K filed on October 11, 2001)
            4.6          -- Description of Capital Stock of Devon Energy Corporation
                            (incorporated by reference to Exhibit 4.9 to Devon Energy
                            Corporation's Form 8-K filed on August 18, 1999)
         ***4.7          -- Indenture, dated as of October 3, 2001, by and among
                            Devon Financing Corporation, U.L.C. (as issuer), Devon
                            Energy Corporation (as guarantor) and The Chase Manhattan
                            Bank (as trustee)
         ***4.8          -- Registration Rights Agreement, dated as of October 3,
                            2001, by and among Devon Financing Corporation, U.L.C.,
                            as Issuer, Devon Energy Corporation, as Guarantor, and
                            UBS Warburg LLC, Banc of America Securities LLC, ABN AMRO
                            Incorporated, BMO Nesbitt Burns Corp., Credit Suisse
                            First Boston Corporation, Deutsche Banc Alex. Brown Inc.,
                            First Union Securities, Inc., J.P. Morgan Securities
                            Inc., RBC Dominion Securities Corporation, Salomon Smith
                            Barney Inc., as Initial Purchasers (6.875% Notes due
                            2011, 7.875% Debentures due 2031)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         ***5.1          -- Opinion of Mayer, Brown & Platt regarding the legality of the shares of Devon Energy Corporation common stock and
                            Devon Holdco Corporation common stock to be registered
                            under this Registration Statement
         ***8.1          -- Opinion of Mayer, Brown & Platt regarding the United
                            States federal income tax consequences of the merger and
                            the alternate mergers to Devon stockholders
         ***8.2          -- Opinion of Vinson & Elkins L.L.P. regarding the United
                            States federal income tax consequences of the merger and
                            the alternate mergers to Mitchell stockholders
           10.1          -- Amended and Restated Principal Shareholders Agreement
                            Containing a Voting Agreement and an Irrevocable Proxy,
                            dated as of August 13, 2001, by and among Devon Energy
                            Corporation, George P. Mitchell and Cynthia Woods
                            Mitchell (attached as Annex B to the Joint Proxy
                            Statement/Prospectus contained in this Registration
                            Statement)
           10.2          -- Amended and Restated Investor Rights Agreement, dated as of August 13, 2001, by and among Devon Energy
                            Corporation, Devon Holdco Corporation, George P. Mitchell
                            and Cynthia Woods Mitchell (attached as Annex C to the
                            Joint Proxy Statement/Prospectus contained in this
                            Registration Statement)
        ***10.3          -- Credit Agreement, dated as of October 12, 2001, by and
                            among Devon Energy Corporation, Devon Financing
                            Corporation, U.L.C., UBS AG, Stamford Branch (as
                            Administrative Agent), and the lenders signatory thereto
        ***10.4          -- Third Amendment to U.S. Credit Agreement dated as of July
                            31, 2001, among Registrant, Bank of America, N.A.,
                            individually and as administrative agent, and the U.S.
                            Lenders party to the Original Agreement
        ***10.5          -- Fourth Amendment to U.S. Credit Agreement dated as of
                            August 13, 2001, among Registrant, Bank of America, N.A.,
                            individually and as administrative agent, and the U.S.
                            Lenders party to the Original Agreement
        ***10.6          -- Fifth Amendment to U.S. Credit Agreement dated as of
                            September 21, 2001, among Registrant, Bank of America,
                            N.A., individually and as administrative agent, and the
                            U.S. Lenders party to the Original Agreement
        ***10.7          -- Sixth Amendment to U.S. Credit Agreement dated as of
                            October 5, 2001, among Registrant, Bank of America, N.A.,
                            individually and as administrative agent, and the U.S.
                            Lenders party to the Original Agreement
        ***10.8          -- Third Amendment to Canadian Credit Agreement dated as of
                            July 31, 2001, among Northstar Energy Corporation, Bank
                            of America Canada, individually and as administrative
                            agent, and the Canadian Lenders party to the Original
                            Agreement
        ***10.9          -- Fourth Amendment to Canadian Credit Agreement dated as of
                            August 13, 2001, among Northstar Energy Corporation, Bank
                            of America Canada, individually and as administrative
                            agent, and the Canadian Lenders party to the Original
                            Agreement
        ***10.10         -- Fifth Amendment to Canadian Credit Agreement dated as of
                            September 21, 2001, among Northstar Energy Corporation,
                            Bank of America Canada, individually and as
                            administrative agent, and the Canadian Lenders party to
                            the Original Agreement
        ***10.11         -- Sixth Amendment to Canadian Credit Agreement dated as of
                            October 5, 2001, among Northstar Energy Corporation, Bank
                            of America Canada, individually and as administrative
                            agent, and the Canadian Lenders party to the Original
                            Agreement
        ***21.1          -- List of Significant Subsidiaries of Devon Energy
                            Corporation

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           23.1          -- Consent of Mayer, Brown & Platt (contained in its
                            opinions in Exhibits 5.1 and 8.1)
           23.2          -- Consent of Vinson & Elkins L.L.P. (contained in its
                            opinion in Exhibit 8.2)
           23.3          -- Consent of Arthur Andersen LLP
           23.4          -- Consent of Deloitte & Touche LLP
           23.5          -- Consent of KPMG LLP (as to its report on the consolidated financial statements of Devon Holdco Corporation)
           23.6          -- Consent of PricewaterhouseCoopers LLP
           23.7          -- Consent of KPMG LLP (as to its report on the consolidated financial statements of Anderson Exploration Ltd.)
       ****23.8          -- Consent of AMH Group, Ltd.
       ****23.9          -- Consent of LaRoche Petroleum Consultants, Ltd.
       ****23.10         -- Consent of Paddock Lindstrom & Associates, Ltd.
       ****23.11         -- Consent of Ryder Scott Company, L.P.
       ****23.12         -- Consent of Gilbert Laustsen Jung Associates Ltd.
       ****23.13         -- Consent of Goldman, Sachs & Co.
       ****23.14         -- Consent of J.P. Morgan Securities Inc.
       ****23.15         -- Consent of UBS Warburg LLC
           23.16         -- Consent of KPMG LLP (as to its report on the consolidated financial statements of Devon Energy Corporation)
          *24.1          -- Powers of Attorney of Devon Energy Corporation's
                            directors
        ***24.2          -- Powers of Attorney of Devon Holdco Corporation's
                            directors
       ****99.1          -- Form of Proxy Card for holders of Devon Energy
                            Corporation's common stock
       ****99.2          -- Form of Proxy Card for holders of Northstar Energy
                            Corporation's exchangeable shares
       ****99.3          -- Form of Proxy Card for holders of Mitchell Energy &
                            Development Corp.'s common stock
        ***99.4          -- Consent of Nominee (J. Todd Mitchell)


---------------

   * Included with the original filing of Devon Energy Corporation's registration statement (Registration No. 333-68694) on August 30, 2001.

  ** Included with the filing of Amendment No. 1 to Devon Energy Corporation's registration statement (Registration No. 333-68694) on September 14, 2001.

 *** Included with the filing of Amendment No. 2 to Devon Energy Corporation's registration statement (Registration No. 333-68694) and the original filing of Devon Holdco Corporation's registration statement (Registration No. 333-68694-01), each filed on October 31, 2001.


****Included with the filing of Amendment No. 3 to Devon Energy Corporation's registration statement (Registration No. 333-68694) and Amendment No. 1 to Devon Holdco Corporation's registration statement (Registration No. 333-68694-01), each filed on November 28, 2001.